  As filed with the Securities and Exchange Commission on September 12, 2000
                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                      APPLIED MICRO CIRCUITS CORPORATION
            (Exact name of registrant as specified in its charter)

                                ---------------

             Delaware                               3674                            94-2586591
      (State or jurisdiction            (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)          Identification Number)

                      APPLIED MICRO CIRCUITS CORPORATION
                              6290 Sequence Drive
                          San Diego, California 92121
                           Telephone: (858) 450-9333
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                              WILLIAM E. BENDUSH
                Vice President, Finance and Administration, and
                            Chief Financial Officer

                      APPLIED MICRO CIRCUITS CORPORATION
                              6290 Sequence Drive
                          San Diego, California 92121
                           Telephone: (858) 450-9333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

             D. BRADLEY PECK, ESQ.                             AARON J. ALTER, ESQ.
               COOLEY GODWARD llp                             JOHN L. DONAHUE, ESQ.
        4365 Executive Drive, Suite 1100                      ADAM R. DOLINKO, ESQ.
          San Diego, California 92121                   WILSON SONSINI GOODRICH & ROSATI,
           Telephone: (858) 550-6000                         PROFESSIONAL CORPORATION
                                                                650 Page Mill Road
                                                           Palo Alto, California 94304
                                                            Telephone: (650) 493-9300

                                ---------------
   Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.
   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                      CALCULATION OF REGISTRATION FEE(1)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                               Proposed          Proposed
 Title of each class of       Amount            maximum           maximum
    securities to be           to be        offering price       aggregate         Amount of
       registered          registered(2)       per unit       offering price   registration fee
-----------------------------------------------------------------------------------------------
Common stock, $0.01 par
 value.................     25,035,752            (3)               (3)           $1,177,874

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) This Registration Statement relates to common stock, par value $0.01 per share, of the Registrant issuable to security holders of common stock of MMC Networks, Inc. in connection with the merger described herein.
(2) Represents the maximum number of shares of common stock of the Registrant which may be issued to former security holders of MMC Networks, Inc. pursuant to the merger.
(3) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the average of the high and low prices of MMC Networks' common stock on September 6,
    2000, as reported on The Nasdaq National Market, being transferred to the Registrant pursuant to the merger described herein.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               MMC NETWORKS, INC.
                             1144 E. Arques Avenue
                          Sunnyvale, California 94085

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                October   , 2000

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of MMC Networks, Inc., a Delaware corporation, will be held at 10:00 a.m. Pacific time
on October   , 2000, at the principal executive offices of MMC Networks at 1144
E. Arques Avenue, Sunnyvale, California 94085 for the following purposes:

   The special meeting is called for the purpose of considering and voting upon:

     1. A proposal to adopt and approve the Agreement and Plan of Merger and Reorganization dated as of August 28, 2000, among Applied Micro Circuits Corporation (AMCC), Mercury Acquisition Corp., a newly formed wholly owned subsidiary of AMCC ("Merger Sub"), and MMC Networks, Inc., pursuant to which Merger Sub will merge with and into MMC Networks, and Merger Sub will cease to exist and MMC Networks will become a wholly owned subsidiary of AMCC (the "Merger"), and approve the Merger; and

     2. Such other business as may properly come before the special meeting or any adjournments or postponements thereof.

   The proposed merger and other related matters are more fully described in the attached prospectus/proxy statement and the appendices thereto.

   The Board of Directors has fixed the close of business on September , 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of record of common stock on the record date are entitled to vote at the special meeting.

   If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You also must bring a form of personal identification. In order to vote your shares at the special meeting, you must obtain from the nominee a proxy issued in your name.

   You can ensure that your shares are voted at the special meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of MMC Networks at its principal executive offices, 1144 E. Arques Avenue, Sunnyvale, California 94085, by signing and returning a later dated proxy or by voting in person at the special meeting.

   WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          Richard C. Yonker
                                          Vice President, Finance,
                                          Chief Financial Officer and
                                           Secretary

Sunnyvale, California
September   , 2000

                SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2000

                              [MMC Networks Logo]

                    Merger Proposed--Your Vote Is Important

   The boards of directors of Applied Micro Circuits Corporation (AMCC) and MMC Networks, Inc. have agreed on a merger. If the merger is approved by the MMC Networks stockholders and completed, the common stockholders of MMC Networks would become stockholders of AMCC.

   AMCC common stock is listed on The Nasdaq National Market under the symbol "AMCC." MMC Networks common stock is listed on The Nasdaq National Market under the symbol "MMCN."

   If the merger is completed, each outstanding share of MMC Networks common stock would become 0.619 of a share of AMCC common stock, and each share of MMC Networks common stock subject to an outstanding stock option would become 0.619 of a share of AMCC common stock. As a result, based on the number of shares of MMC Networks common stock and options to purchase MMC Networks common stock outstanding on August 24, 2000, holders of MMC Networks common stock and options exercisable for MMC Networks common stock will have the right to receive an aggregate of approximately 24,631,751 shares of AMCC common stock. However, the maximum number of shares of AMCC common stock which AMCC is obligated to issue will be no more than 20% of the number of shares of AMCC common stock outstanding as of the effective time of the Merger. This means that if MMC Networks issues shares of MMC common stock other than for the exercise of options currently outstanding, or grants additional options, which in the aggregate increases the number of total shares of AMCC common stock to be issued in the merger above the 20% threshold, the number of shares of AMCC common stock you will receive will be adjusted downward. The AMCC common stock to be issued in exchange for the MMC Networks stock options will only be issued when such options are exercised.

   This prospectus/proxy statement provides you with detailed information about the proposed merger. In addition, you may obtain information about AMCC and MMC Networks from documents that have been filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

   Please see "Risk Factors" beginning on page 24 of this prospectus/proxy statement for a description of certain risks associated with the merger and the businesses of AMCC and MMC Networks.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and mailing it as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted by the proxy agents as recommended by your board of directors.

   This prospectus/proxy statement is being mailed to the stockholders of
record of MMC Networks on September   , 2000.


 Neither the SEC nor any state securities regulators have approved the securities to be issued in the merger or determined if this prospectus/proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.


              Prospectus/proxy statement dated September   , 2000.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS................................................   1
WHERE YOU CAN FIND MORE INFORMATION.......................................   1
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   2
SUMMARY...................................................................   4
PRICE RANGE OF COMMON STOCK...............................................   8
AMCC SUMMARY FINANCIAL INFORMATION........................................  10
AMCC QUARTERLY FINANCIAL INFORMATION (UNAUDITED) .........................  12
MMC NETWORKS SUMMARY FINANCIAL INFORMATION................................  13
MMC NETWORKS QUARTERLY FINANCIAL INFORMATION (UNAUDITED)..................  14
COMPARATIVE PER SHARE DATA (UNAUDITED)....................................  16
AMCC AND MMC NETWORKS UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
 STATEMENTS...............................................................  17
AMCC AND MMC NETWORKS UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE
 SHEET....................................................................  18
AMCC AND MMC NETWORKS UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
 OPERATIONS...............................................................  19
AMCC AND MMC NETWORKS NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
 FINANCIAL STATEMENTS.....................................................  21
RISK FACTORS..............................................................  24
  Risks Relating to the Merger............................................  24
  Risks Relating to AMCC's and MMC Networks' Businesses...................  25
THE MMC NETWORKS SPECIAL MEETING..........................................  39
  Date, Time and Place....................................................  39
  Matters to be Considered at the Special Meeting.........................  39
  Board of Directors Recommendation.......................................  39
  Record Date.............................................................  39
  Quorum..................................................................  39
  Stockholders Entitled to Vote...........................................  39
  Vote Required...........................................................  40
  Voting Agreement........................................................  40
  Proxies.................................................................  40
  Revocability of Proxies.................................................  40
  Solicitation of Proxies and Expenses....................................  41
THE MERGER................................................................  42
  Background of the Merger................................................  42
  AMCC's Reasons for the Merger...........................................  44
  MMC Networks' Reasons for the Merger....................................  45
  Consideration to be Received in the Merger..............................  46
  Procedures for Exchange of MMC Networks Stock Certificates..............  46
  Treatment of Options to Purchase MMC Networks Common Stock..............  47
  Stock Ownership Following the Merger....................................  47
CERTAIN TERMS OF THE MERGER AGREEMENT.....................................  48
  General.................................................................  48
  Representations and Warranties..........................................  48
  Certain Covenants of the Parties........................................  49
  Conditions to the Merger................................................  51
  Termination.............................................................  52
  Termination Fee.........................................................  53
  Expenses Relating to the Merger.........................................  53
  Opinion of MMC Networks' Financial Advisor.............................. 53

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED AGREEMENTS.........  60
  Interests of Certain Persons in the Merger..............................  60
  Voting Agreement........................................................  61
OTHER MATTERS RELATED TO THE MERGER.......................................  62
  Material Federal Income Tax Consequences................................  62
  Restrictions on Resales of AMCC Common Stock by Affiliates of MMC
   Networks...............................................................  63
  Accounting Treatment....................................................  63
  Appraisal Rights........................................................  63
AMCC BUSINESS.............................................................  64
  Industry Background.....................................................  64
  AMCC Strategy...........................................................  66
  Product and Customers...................................................  66
  Technology..............................................................  69
  Research and Development................................................  70
  Manufacturing...........................................................  70
  Sales and Marketing.....................................................  71
  Backlog.................................................................  72
  Competition.............................................................  72
  Proprietary Rights......................................................  73
  Environmental Matters...................................................  73
  Employees...............................................................  74
  Properties..............................................................  74
  Legal Proceedings.......................................................  74
AMCC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  75
  Results of Operations...................................................  75
  Liquidity and Capital Resources.........................................  79
  Quantitative and Qualitative Disclosure About Market Risk...............  80
AMCC MANAGEMENT AFTER THE MERGER..........................................  81
  Executive Officers and Directors........................................  81
  Director Compensation...................................................  84
  Executive Compensation..................................................  85
  Employment, Severance and Change of Control Agreements..................  86
  Transactions with Management............................................  88
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 AMCC.....................................................................  90
MMC NETWORKS BUSINESS ....................................................  92
  Industry Background.....................................................  92
  Market Opportunity for Network Processors...............................  93
  MMC Networks' Strategy..................................................  93
  Technology..............................................................  94
  Target Markets and Products.............................................  96
  Network Processors (Np Family)..........................................  96
  Switch Fabric Products (NPX, ATMS, and PS Families).....................  96
  Products Under Development .............................................  97
  Customers...............................................................  97
  Sales, Marketing and Technical Support..................................  98
  Research and Development................................................  98
  Manufacturing...........................................................  99
  Competition.............................................................  99

  Intellectual Property................................................... 100
  Employees............................................................... 100
MMC NETWORKS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................ 101
Results of Operations..................................................... 101
Liquidity and Capital Resources........................................... 105
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MMC
 NETWORKS................................................................. 106
DESCRIPTION OF AMCC CAPITAL STOCK......................................... 108
  Voting Rights........................................................... 108
  Dividends............................................................... 108
  Notice of Stockholders' Meetings........................................ 108
  Transfer Agent and Registrar............................................ 108
COMPARISON OF STOCKHOLDER RIGHTS.......................................... 108
  General................................................................. 108
  Size of the Board of Directors.......................................... 109
  Classification of the Board of Directors................................ 109
  Cumulative Voting....................................................... 109
  Removal of Directors.................................................... 109
  Filling Vacancies on the Board of Directors............................. 109
  Right to Call Special Meetings of Stockholders.......................... 110
  Indemnification......................................................... 110
EXPERTS................................................................... 111
LEGAL MATTERS............................................................. 111

The following appendices also constitute part of this prospectus/proxy statement:

   Appendix A--Agreement and Plan of Merger and Reorganization

   Appendix B--Form of Voting Agreement

   Appendix C--Opinion of Credit Suisse First Boston Corporation

                           FORWARD-LOOKING STATEMENTS

   AMCC and MMC Networks have each made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of AMCC, MMC Networks or the combined company. When used in this prospectus/proxy statement, the words "may", "intend", "will", "should", "could", "potential", "expect", "anticipate", "believe", "estimate", "plan", "predict", or "continue" and similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. You should note that the merger and an investment in AMCC common stock involve risks and uncertainties that could affect the future financial results of AMCC. Some of these risks include:

  . risks associated with integrating the businesses and technologies of AMCC and MMC Networks;

  . risks relating to the respective businesses of AMCC and MMC Networks; and

  . other risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus/proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

   AMCC is a Delaware corporation. AMCC's principal executive offices are located at 6290 Sequence Drive, San Diego, California 92121, and its telephone number is (858) 450-9333.

   MMC Networks is a Delaware corporation. MMC Networks' principal executive offices are located at 1144 E. Arques Avenue, Sunnyvale, California 94085, and its telephone number is (408) 731-1600.

   AMCC has filed a registration statement on Form S-4 with the SEC, of which this prospectus/proxy statement is a part. AMCC and MMC Networks each file proxy statements and annual, quarterly and other reports and information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information AMCC and MMC Networks have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. AMCC and MMC Networks also are required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec.gov.

   AMCC and MMC Networks are not incorporating any documents by reference in this prospectus/proxy statement.

   You should rely only on the information provided in this prospectus/proxy statement (including the appendices) in considering how to vote your shares on the proposal discussed herein. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus/proxy statement is accurate as of any date other than the date on the front of this document.

                               ----------------

   This prospectus/proxy statement contains trademarks and registered trademarks of AMCC, MMC Networks and other companies.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

   Q: As an MMC Networks stockholder, what will I receive in the merger?

   A: You will receive 0.619 of a share of AMCC common stock in exchange for each share of common stock of MMC Networks that you own. No fractional shares will be issued. You will receive cash for any fractional share you would otherwise receive. For example, if you own 100 shares of common stock of MMC Networks, you will receive 61 shares of AMCC common stock and cash equal to
0.9 times the closing sales price of a share of AMCC common stock on the date the merger becomes effective in exchange for your shares of common stock of MMC Networks. However, the maximum number of shares of AMCC common stock which AMCC is obligated to issue (including shares issuable upon exercise of assumed options) will be no more than 20% of the number of shares of AMCC common stock outstanding as of the effective time of the merger. This means that if MMC Networks issues shares of MMC common stock other than for the exercise of options currently outstanding, or grants additional options, which in the aggregate increases the number of total shares of AMCC common stock to be issued in the merger above the 20% threshold, the number of shares of AMCC common stock you will receive will be decreased.

   Q: What will happen to the outstanding options to purchase shares of MMC Networks common stock as a result of the merger?

   A: Each outstanding option to purchase shares of MMC Networks common stock will be assumed by AMCC. The number of shares of AMCC common stock issuable upon the exercise of an assumed option will be equal to the number of shares of MMC Networks common stock subject to the option multiplied by 0.619. The per share exercise price of an assumed option will be determined by dividing the exercise price of the option in effect immediately prior to the merger by
0.619. The resulting exercise price will then be rounded up to the nearest whole cent. For example, an option to purchase 100 shares of MMC Networks common stock at an exercise price of $50.00 per share will become after the merger an option to purchase 61 shares of AMCC common stock at an exercise price of $80.78 per share.

   Q: What are the tax consequences to me of the merger?

   A: AMCC and MMC Networks have structured the merger so that for federal income tax purposes, MMC Networks' stockholders will generally not recognize a gain or a loss upon the receipt of the AMCC common stock in the merger, except with respect to cash received in lieu of fractional shares. Please read carefully the discussion in "Other Matters Related to the Merger--Material Federal Income Tax Consequences" beginning on page 62 below. AMCC and MMC Networks have conditioned the completion of the merger on receipt of legal opinions regarding the tax consequences of the merger.

   Q: What do I need to do now?

   A: After carefully reading and considering the information contained in this document, please fill out, date and sign your proxy card. Then mail your signed proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares may be represented at the special meeting.

   Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A: Your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

   Q: Can I change my vote after I have mailed my signed proxy card?

   A: You can change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the attention of the secretary of MMC Networks at 1144 East Arques Avenue, Sunnyvale, California 94085. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

   Q: Should I send in my stock certificates now?

   A: No. AMCC will send you written instructions on how to exchange your stock certificates after the merger is completed.

   Q: If I hold MMC Networks stock options, do I have to do anything with my options?

   A: No. Options will be assumed as noted above and in accordance with the terms of MMC Networks' equity incentive plans.

   Q: When do you expect the merger to be completed?

   A: Assuming that AMCC and MMC Networks satisfy or waive all of the other conditions to closing contained in the merger agreement, the merger will occur as soon as practicable after receiving the required vote of the stockholders of MMC Networks to approve the merger.

                                    SUMMARY

   This summary highlights selected information found in greater detail elsewhere in this prospectus/proxy statement. This summary does not contain all of the information that is important to you. We urge you to read the entire document (including the appendices) before you decide whether to vote in favor of the merger. The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement which is the legal document governing the terms of the merger. We have included page references parenthetically to direct you to a more complete description in this prospectus/proxy statement of the topics presented in this summary.

The Companies (pages 64 and 92)

 Applied Micro Circuits Corporation
 6290 Sequence Drive
 San Diego, California 92121
 (858) 450-9333

   AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions for the world's optical networks. AMCC offers integrated circuit, or IC, products that enable the transport of voice and data over fiber optic networks by utilizing a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies. AMCC's customers include leading communications equipment manufacturers such as Alcatel, Ciena, Cisco, Lucent, Marconi Communications and Nortel as well as emerging communications systems providers such as Juniper Networks and Sycamore Networks.

 MMC Networks, Inc.
 1144 E. Arques Avenue
 Sunnyvale, California 94085
 (408) 731-1600

   MMC Networks designs, develops and markets network processing platforms that enable network and communications equipment vendors to rapidly develop scalable, high-performance, feature-rich, cost-effective products. MMC Networks' platforms include fully programmable, policy-enabled network processors, an open, extensible software architecture, high-capacity switching fabrics, and integrated traffic management capabilities, complemented by system design and consulting services. MMC platforms form the silicon "engines" of many Layer 2 through Layer 7 WAN and LAN switches and routers, broadband, optical, web switching, subscriber management, and other communications platforms.

Reasons for the Merger (page 44)

   AMCC. AMCC's board of directors approved the merger based upon a number of factors, including the following:

  . the ability of MMC Networks to develop and sell high-end network processors and traffic management products and low-end network processor products with advanced technology, and the current and projected demand for these network processor products upon the standardization of these products;

  . the combination of the complementary products and technologies that will allow AMCC to provide more complete solutions than AMCC can provide now and may provide AMCC's customers an opportunity to reduce the time to market for their products;

  . MMC Networks' strong technical employee force, which includes over 220 design engineers, quality and test engineers and sales and marketing personnel;

  . the maturity, scalability, wire-speed performance and market acceptance of MMC Networks' current network processor products over network processor products currently on the market as well as the likelihood of market acceptance of MMC Networks' future products;

  . MMC Networks' focus on designing products compatible with the wide area network, or WAN, market segment; and

  . MMC Networks' significant design wins with leading communications equipment manufacturers.

   MMC Networks. MMC Networks' board of directors approved the merger based upon a number of factors, including the following:

  . the merger will offer the stockholders of the combined company the potential benefits described above under the heading "AMCC's Reasons for the Merger;"

  . the merger will result in a combined company with greater financial, technological and human resources to develop new products or acquire new technologies, and greater sales and marketing resources to help promote and sell MMC Networks' products;

  . MMC Networks will have access to the customer base of AMCC and may benefit from increased distribution of MMC Networks' products;

  . the broad expertise of the AMCC management team and the significant marketing resources of AMCC will contribute to stronger product planning and operational execution;

  . the value of the shares of AMCC common stock that the MMC Networks stockholders will receive in the merger represents a significant premium to market for the MMC Networks stockholders; and

  . the opinion of Credit Suisse First Boston regarding the fairness, from a financial point of view, of the exchange ratio, as more fully described below under "Opinion of MMC Networks' Financial Advisor."

Recommendation of the Board of MMC Networks (page 39)

   The board of directors of MMC Networks believes that the merger is fair to, and in the best interests of, MMC Networks and its stockholders, and unanimously recommends that the stockholders of MMC Networks vote in favor of the merger.

Opinion of MMC Networks' Financial Advisor (page 53)

   In connection with the merger, Credit Suisse First Boston Corporation, MMC Networks' financial advisor, delivered a written opinion to the MMC Networks board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger to the holders of MMC Networks common stock. The full text of Credit Suisse First Boston's written opinion, dated August 28, 2000, is attached to this document as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston's opinion is addressed to the MMC Networks board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

What You Will Receive in the Merger (page 46)

   In connection with the merger, as a holder of MMC Networks common stock, you will receive 0.619 of a share of AMCC common stock for each share of common stock of MMC Networks they hold. No fractional shares will be issued. Instead you will be paid in cash the dollar amount, without interest, determined by multiplying any fractional share by the closing sales price of AMCC common stock as quoted on The Nasdaq National Market on the date the merger becomes effective. Thus, if you hold 100 shares of common stock of MMC Networks, you will receive 61 shares of AMCC common stock and cash equal to 0.9 times the closing sales price of AMCC common stock on the date the merger becomes effective.

Ownership of AMCC Following the Merger (page 47)

   Assuming that no additional shares of MMC Networks common stock are issued and none of the currently outstanding options to purchase MMC Networks common stock are exercised prior to the merger, AMCC will issue approximately 20,494,997 shares of AMCC common stock for the outstanding shares of MMC Networks stock and will assume options to purchase approximately
4,136,754 shares of AMCC common stock. Based upon 125,768,295 shares of AMCC common stock issued and outstanding as of August 24, 2000, and assuming no exercise of outstanding options, warrants or other rights to purchase AMCC common stock, the former holders of MMC Networks common stock would hold and have voting power with respect to approximately 14%, and the stockholders of AMCC prior to the closing of the merger would hold and have voting power with respect to approximately 86%, of AMCC's total issued and outstanding shares of common stock after completion of the merger.

Date, Time and Place of Meeting of Stockholders (page 39)

   The MMC Networks special meeting will be held on October   , 2000 at 10:00
a.m., Pacific time, at MMC Networks' principal executive offices located at 1144 E. Arques Avenue, Sunnyvale, California 94085.

Purpose of the Meeting (page 39)

   At the MMC Networks special meeting, the stockholders of MMC Networks will be asked to vote upon and approve the proposed merger and adopt the related agreement and plan of merger and reorganization.

Record Date; Shares Entitled to Vote (page 39)

   Only holders of record of MMC Networks common stock at the close of business on September , 2000 are entitled to notice of and to vote at the MMC Networks special meeting. At the close of business on September , 2000, there were
outstanding and entitled to vote           shares of MMC Networks common stock,
each of which will be entitled to one vote on each matter to be acted upon at the MMC Networks special meeting.

Required Vote (page 40)

   The affirmative vote of a majority of the outstanding shares of MMC Networks common stock is required to adopt the merger agreement and approve the merger. Failure to vote, broker non-votes and abstentions will have the same affect as a vote "AGAINST" the merger.

Voting Agreement (page 40)

   Stockholders of MMC Networks, who beneficially own approximately 12% of the total MMC Networks common stock outstanding as of the record date, have agreed to vote their shares in favor of the merger.

Conditions to the Merger (page 51)

   AMCC and MMC Networks will complete the merger only if a number of conditions either are satisfied or waived, some of which include:

  . AMCC's registration statement allowing AMCC to issue shares of its common stock in the merger being declared effective by the SEC;

  . there being no restraining orders, injunctions or other orders preventing the completion of the merger or other legal requirements that make the completion of the merger illegal; and

  . the holders of a majority of shares of MMC Networks common stock approving the merger.

Termination Fee (page 53)

   If the merger agreement is terminated under certain circumstances, MMC Networks will have to pay AMCC a termination fee of $135,000,000.

Tax Matters (page 62)

   It is expected that the merger will constitute a tax-free reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized for federal income tax purposes by the MMC Networks' stockholders upon exchange of their MMC Networks common stock in the merger (except with respect to any cash received in the merger in lieu of any fractional share). The obligations of AMCC and MMC Networks to complete the merger are conditioned on the receipt by AMCC of an opinion from Cooley Godward llp, and the receipt by MMC Networks of an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, that the merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986.

   Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you.

Government Approvals

   The completion of the merger is subject to the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. AMCC and MMC Networks are currently preparing notification and report forms required under the Hart-Scott-Rodino Act.

Accounting Treatment (page 63)

   The merger will be accounted for as a "purchase" for financial reporting purposes.

                          PRICE RANGE OF COMMON STOCK

   AMCC common stock is listed on The Nasdaq National Market under the symbol "AMCC." The following table shows, for the periods indicated, the high and low reported sales prices per share of AMCC common stock on The Nasdaq National Market. Share prices have been restated to reflect two-for-one stock splits effected on each of September 9, 1999 and March 23, 2000.

                                                                  High    Low
                                                                 ------- ------
   Fiscal year ended March 31, 1999
     First Quarter.............................................. $  7.50 $ 4.41
     Second Quarter............................................. $  7.50 $ 3.22
     Third Quarter.............................................. $ 10.16 $ 3.06
     Fourth Quarter............................................. $ 11.69 $ 8.22

                                                                  High    Low
                                                                 ------- ------
   Fiscal year ended March 31, 2000
     First Quarter.............................................. $ 21.25 $10.28
     Second Quarter............................................. $ 33.50 $19.06
     Third Quarter.............................................. $ 64.19 $27.19
     Fourth Quarter............................................. $158.87 $50.53

                                                                  High    Low
                                                                 ------- ------
   Fiscal year ending March 31, 2001
     First Quarter.............................................. $149.25 $65.50
     Second Quarter (through September 4, 2000)................. $210.19 $95.50

   At August 29, 2000, there were approximately 724 holders of record of AMCC common stock.

   MMC Networks common stock is listed on The Nasdaq National Market under the symbol "MMCN." The following table shows, for the periods indicated, the high and low reported sales prices per share of MMC Networks common stock on The Nasdaq National Market.

                                                                  High    Low
                                                                 ------- ------
   Fiscal year ended December 31, 1998
     First Quarter.............................................. $ 23.38 $14.00
     Second Quarter............................................. $ 34.25 $19.38
     Third Quarter.............................................. $ 33.88 $10.00
     Fourth Quarter............................................. $ 16.38 $ 7.75

                                                                  High    Low
                                                                 ------- ------
   Fiscal year ended December 31, 1999
     First Quarter.............................................. $ 22.13 $11.75
     Second Quarter............................................. $ 45.25 $16.00
     Third Quarter.............................................. $ 57.00 $21.25
     Fourth Quarter............................................. $ 35.00 $16.38

                                                                  High    Low
                                                                 ------- ------
   Fiscal year ending December 31, 2000
     First Quarter.............................................. $ 60.75 $27.50
     Second Quarter............................................. $ 55.00 $21.25
     Third Quarter (through September 4, 2000).................. $126.57 $41.25

   At August 29, 2000, there were approximately 122 holders of record of MMC Networks common stock.

   On August 25, 2000, the last full trading day prior to the execution and delivery of the merger agreement, the closing sales price reported on The Nasdaq National Market was $188.56 per share for AMCC's common stock and $78.25 per share for MMC Networks common stock. Holders of MMC Networks common stock are encouraged to obtain a current market quotation for AMCC common stock.

   Neither AMCC nor MMC Networks has paid any cash dividends in the past, and each currently intends to retain future earnings, if any, to fund the development and growth of its business and not to pay any cash dividends in the foreseeable future.

                       AMCC SUMMARY FINANCIAL INFORMATION

   The following consolidated financial information is derived from the AMCC consolidated financial statements included elsewhere in this prospectus/proxy statement and should be read together with "AMCC Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      Three Months
                                   Year Ended March 31,              Ended June 30,
                         ------------------------------------------- ---------------
                          1996     1997     1998     1999     2000    1999    2000
                         -------  -------  ------- -------- -------- ------- -------
                                                                       (Unaudited)
                                   (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Net revenues............ $50,264  $57,468  $76,618 $105,000 $172,354 $31,643 $74,188
Cost of revenues........  34,169   30,057   34,321   37,937   50,218  10,283  19,314
                         -------  -------  ------- -------- -------- ------- -------
Gross profit............  16,095   27,411   42,297   67,063  122,134  21,360  54,874
Operating expenses:
  Research and
   development..........   8,283    7,870   13,268   22,472   32,815   6,354  14,837
  Selling, general and
   administrative.......  11,232   12,537   14,278   18,325   28,199   5,569  10,611
  Amortization of
   goodwill and
   purchased
   intangibles..........     --       --       --       --       --      --    2,284
  Acquired in process
   research and
   development..........     --       --       --       --       --      --   21,800
  Merger-related costs..     --       --       --     2,350      --      --      --
                         -------  -------  ------- -------- -------- ------- -------
    Total operating
     expenses...........  19,515   20,407   27,546   43,147   61,014  11,923  49,532
                         -------  -------  ------- -------- -------- ------- -------
Operating income
 (loss).................  (3,420)   7,004   14,751   23,916   61,120   9,437   5,342
Interest income
 (expense), net.........    (242)     (29)     871    3,450   12,872     884  12,277
                         -------  -------  ------- -------- -------- ------- -------
Income (loss) before
 income taxes...........  (3,662)   6,975   15,622   27,366   73,992  10,321  17,619
Provision for income
 taxes..................      32      659      406   10,233   25,367   3,535  14,224
                         -------  -------  ------- -------- -------- ------- -------
Net income (loss)....... $(3,694) $ 6,316  $15,216 $ 17,133 $ 48,625 $ 6,786 $ 3,395
                         -------  -------  ------- -------- -------- ------- -------
Basic earnings (loss)
 per share(1):
  Earnings (loss) per
   share................ $ (0.20) $  0.32  $  0.36 $   0.17 $   0.45 $  0.07 $  0.03
                         =======  =======  ======= ======== ======== ======= =======
  Shares used in
   calculating basic
   earnings (loss) per
   share................  18,264   20,024   42,376   98,056  107,820 102,860 121,352
                         =======  =======  ======= ======== ======== ======= =======
Diluted earnings (loss)
 per share(1):
  Earnings (loss) per
   share................ $ (0.05) $  0.09  $  0.19 $   0.16 $   0.41 $  0.06 $  0.03
                         =======  =======  ======= ======== ======== ======= =======
  Shares used in
   calculating diluted
   earnings (loss) per
   share................  69,576   71,628   81,176  109,720  119,152 114,112 132,581
                         =======  =======  ======= ======== ======== ======= =======

--------
(1) All share and per share information has been restated to reflect two-for-one stock splits effected on each of September 9, 1999 and March 23, 2000.

                                          March 31,                        June 30,
                         -------------------------------------------- -------------------
                          1996    1997     1998     1999      2000      1999      2000
                         ------- ------- -------- -------- ---------- -------- ----------
                                                                          (Unaudited)
Consolidated Balance                              (in thousands)
 Sheet Data:
Working capital......... $13,977 $19,364 $ 77,417 $103,617 $  977,621 $109,343 $  998,220
Total assets............  37,836  41,814  112,834  150,655  1,046,882  157,772  1,282,107
Long-term debt and
 capital lease
 obligations, less
 current portion........   4,447   3,192    4,091    7,558      5,294    7,030      4,768
Total stockholders'
 equity.................  21,512  27,743   91,634  121,694  1,013,805  130,693  1,235,592

                AMCC QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
                     (in thousands, except per share data)

                                                            Quarter Ended
                          ----------------------------------------------------------------------------------
                                              Dec.                                 Dec.
                          June 30, Sept. 30,   31,   March 31, June 30, Sept. 30,   31,   March 31, June 30,
                            1998     1998     1998     1999      1999     1999     1999     2000      2000
                          -------- --------- ------- --------- -------- --------- ------- --------- --------
Net revenues............  $23,814   $25,472  $26,972  $28,742  $31,643   $37,898  $45,762  $57,094  $74,188
Cost of revenues........    9,399     9,347    9,669    9,522   10,283    11,326   13,209   15,400   19,314
                          -------   -------  -------  -------  -------   -------  -------  -------  -------
Gross profit............   14,415    16,125   17,303   19,220   21,360    26,572   32,553   41,649   54,874
Operating expenses:
  Research and
   development..........    4,893     5,454    5,847    6,278    6,354     7,194    8,281   10,986   14,837
  Selling, general and
   administrative.......    4,164     4,296    4,573    5,292    5,569     6,548    7,061    9,021   10,611
  Amortization of
   goodwill and
   purchased
   intangibles..........      --        --       --       --       --        --       --       --     2,284
  Acquired in process
   research and
   development..........      --        --       --       --       --        --       --       --    21,800
  Merger-related costs..      --        --       --     2,350      --        --       --       --       --
                          -------   -------  -------  -------  -------   -------  -------  -------  -------
   Total operating
    expenses............    9,057     9,750   10,420   13,920   11,923    13,742   15,342   20,007   49,532
                          -------   -------  -------  -------  -------   -------  -------  -------  -------
Operating income........    5,358     6,375    6,883    5,300    9,437    12,830   17,211   21,642    5,342
Interest income, net....      853       877      883      837      884     1,005    1,225    9,758   12,277
                          -------   -------  -------  -------  -------   -------  -------  -------  -------
Income before income
 taxes..................    6,211     7,252    7,766    6,137   10,321    13,835   18,436   31,400   17,619
Provision for income
 taxes..................    2,227     2,584    2,646    2,776    3,535     4,738    6,324   10,770   14,224
                          -------   -------  -------  -------  -------   -------  -------  -------  -------
Net income..............  $ 3,984   $ 4,668  $ 5,120  $ 3,361  $ 6,786   $ 9,097  $12,112  $20,630  $ 3,395
                          =======   =======  =======  =======  =======   =======  =======  =======  =======
Earnings per share
 (diluted)(1)...........  $  0.04   $  0.04  $  0.05  $  0.03  $  0.06   $  0.08  $  0.10  $  0.16  $  0.03
                          =======   =======  =======  =======  =======   =======  =======  =======  =======
Shares used in
 calculating diluted
 earnings per share(1)..  106,660   109,184  110,476  112,560  114,112   115,864  117,608  129,024  132,581
                          =======   =======  =======  =======  =======   =======  =======  =======  =======

-------
(1) All share and per share information has been restated to reflect two-for-one stock splits effected on each of September 9, 1999 and March 23, 2000.

                   MMC NETWORKS SUMMARY FINANCIAL INFORMATION

   The following summary financial data are derived from MMC Networks' consolidated financial statements included elsewhere in this prospectus/proxy statement and should be read in conjunction with "MMC Networks Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  Six Months Ended
                                 Year Ended December 31,              June 30,
                         ---------------------------------------- -----------------
                          1995     1996    1997    1998    1999     1999     2000
                         -------  ------- ------- ------- ------- -------- --------
                          (in thousands, except per share data)      (Unaudited)
Consolidated Statements
 of Operations Data:
Revenues................ $   577  $10,515 $21,930 $49,279 $70,149 $ 35,433 $ 29,669
Cost of revenues........     304    3,576   6,542  14,353  21,524   10,468    8,860
                         -------  ------- ------- ------- ------- -------- --------
Gross profit............     273    6,939  15,388  34,926  48,625   24,965   20,809
Operating expenses:
  Research and
   development, net.....   1,802    3,312   8,318  14,552  22,645    9,710   15,082
  Selling, general and
   administrative.......   1,151    3,225   6,240   9,162  11,182    5,075    6,949
  Litigation
   settlement...........     --       --      --    1,250     --       --       --
                         -------  ------- ------- ------- ------- -------- --------
    Total operating
     expenses...........   2,953    6,537  14,558  24,964  33,827   14,785   22,031
                         -------  ------- ------- ------- ------- -------- --------
Operating income
 (loss).................  (2,680)     402     830   9,962  14,798   10,180   (1,222)
Other income, net.......     104      317     504   2,179   3,138    1,345    2,050
                         -------  ------- ------- ------- ------- -------- --------
Income (loss) before
 income taxes...........  (2,576)     719   1,334  12,141  17,936   11,525      828
Provision for income
 taxes..................     --        17     138   3,730   6,099    4,145      264
                         -------  ------- ------- ------- ------- -------- --------
Net income (loss)....... $(2,576) $   702 $ 1,196 $ 8,411 $11,837 $  7,380 $    564
                         =======  ======= ======= ======= ======= ======== ========
Basic earnings (loss)
 per share:
  Earnings (loss) per
   share................ $ (0.38) $  0.07 $  0.08 $  0.28 $  0.38 $   0.24 $   0.02
                         =======  ======= ======= ======= ======= ======== ========
  Shares used in
   calculating basic
   earnings (loss) per
   share................   6,808   10,652  14,432  29,693  31,065   30,523   32,472
                         =======  ======= ======= ======= ======= ======== ========
Diluted earnings (loss)
 per share:
  Earnings (loss) per
   share................ $ (0.38) $  0.03 $  0.04 $  0.25 $  0.35 $   0.22 $   0.02
                         =======  ======= ======= ======= ======= ======== ========
  Shares used in
   calculating diluted
   earnings (loss) per
   share................   6,808   25,745  29,113  33,611  33,791   34,043   35,386
                         =======  ======= ======= ======= ======= ======== ========

                                      December 31,                  June 30,
                         -------------------------------------- ----------------
                          1995   1996    1997    1998    1999    1999     2000
                         ------ ------- ------- ------- ------- ------- --------
                                     (in thousands)               (Unaudited)
Consolidated Balance
 Sheet Data:
Working capital......... $7,177 $ 7,113 $46,159 $57,323 $79,508 $66,413 $ 82,538
Total assets............  9,527  10,676  54,723  73,384  96,395  83,318  105,275
Long-term obligations...    301     636     286     --      --      --       --
Total stockholders'
 equity.................  7,446   8,177  49,717  62,945  87,960  72,500   94,159

            MMC NETWORKS QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
                     (in thousands, except per share data)

                                                    Quarter Ended
                         -------------------------------------------------------------------
                                    June    Sept.   Dec.              June    Sept.   Dec.
                         March 31,   30,     30,     31,   March 31,   30,     30,     31,
                           1998     1998    1998    1998     1999     1999    1999    1999
                         --------- ------- ------- ------- --------- ------- ------- -------
Net revenues............  $9,623   $12,017 $14,015 $13,624  $16,110  $19,323 $23,149 $11,567
Cost of revenues........   2,936     3,490   4,036   3,891    4,801    5,667   6,868   4,188
                          ------   ------- ------- -------  -------  ------- ------- -------
Gross profit............   6,687     8,527   9,979   9,733   11,309   13,656  16,281   7,379
Operating expenses:
  Research and
   development, net.....   3,144     3,654   3,872   3,882    4,454    5,256   6,360   6,575
  Selling, general and
   administrative.......   2,097     2,255   2,406   2,404    2,392    2,683   3,136   2,971
  Litigation
   settlement...........     --      1,250     --      --       --       --      --      --
                          ------   ------- ------- -------  -------  ------- ------- -------
    Total operating
     expenses...........   5,241     7,159   6,278   6,286    6,846    7,939   9,496   9,546
                          ------   ------- ------- -------  -------  ------- ------- -------
Operating income
 (loss).................   1,446     1,368   3,701   3,447    4,463    5,717   6,785  (2,167)
Interest income, net....     510       479     556     634      654      691     844     949
                          ------   ------- ------- -------  -------  ------- ------- -------
Income (loss) before
 income taxes...........   1,956     1,847   4,257   4,081    5,117    6,408   7,629  (1,218)
Provision for (benefit
 from) income taxes.....     700       555   1,275   1,200    1,840    2,305   2,745    (791)
                          ------   ------- ------- -------  -------  ------- ------- -------
Net income (loss).......  $1,256   $ 1,292 $ 2,982 $ 2,881  $ 3,277  $ 4,103 $ 4,884 $  (427)
                          ======   ======= ======= =======  =======  ======= ======= =======
Earnings (loss) per
 share (diluted)........  $ 0.04   $  0.04 $  0.09 $  0.09  $  0.10  $  0.12 $  0.14 $ (0.01)
                          ======   ======= ======= =======  =======  ======= ======= =======
Shares used in
 calculating diluted
 earnings (loss) per
 share..................  33,717    33,794  33,723  33,611   33,499   34,587  35,283  33,791
                          ======   ======= ======= =======  =======  ======= ======= =======

                     (in thousands, except per share data)

                                                              Quarters Ended
                                                             -----------------
                                                                        June
                                                             March 31,   30,
                                                               2000     2000
                                                             --------- -------
Net revenues................................................  $12,639  $17,030
Cost of revenues............................................    3,847    5,013
                                                              -------  -------
Gross profit................................................    8,792   12,017
Operating expenses:
  Research and development, net.............................    7,169    7,913
  Selling, general and administrative.......................    3,212    3,737
                                                              -------  -------
    Total operating expenses................................   10,381   11,650
                                                              -------  -------
Operating income (loss).....................................   (1,589)     367
Other income, net...........................................    1,000    1,050
                                                              -------  -------
Income (loss) before income taxes...........................     (589)   1,417
Provision for (benefit from) income taxes...................     (189)     453
                                                              -------  -------
Net income (loss)...........................................  $  (400) $   964
                                                              =======  =======
Earnings (loss) per share (diluted).........................  $ (0.01) $  0.03
                                                              =======  =======
Shares used in calculating diluted earnings (loss) per
 share......................................................   32,207   35,310
                                                              =======  =======

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

   The following table sets forth certain audited and unaudited historical per share data of AMCC and MMC Networks and unaudited pro forma combined per share data. You should read the information below with the selected historical financial information and the unaudited pro forma combined condensed financial statements included elsewhere in this prospectus/proxy statement. The pro forma combined condensed financial information is not necessarily indicative of the operating results of future operations or the actual results that would have occurred at the beginning of the period presented.

                                                         Three months
                                                        ended June 30,   Year
                                                             2000      ended(1)
                                                        -------------- -------
AMCC--Historical
  Net income per share (diluted).......................     $ 0.03     $ 0.41
  Book value per share(2)..............................     $ 9.91        --
AMCC--Pro forma(3)
  Net income (loss) per share..........................     $(0.04)    $ 0.26
  Book value per share.................................     $ 9.91        --
MMC Networks--Historical
  Net income per share (diluted).......................     $ 0.03     $ 0.35
  Book value per share(4)..............................     $ 2.87        --
Pro forma combined net loss per share (diluted)
  Pro forma net loss per share(5)......................     $(1.44)    $(6.01)
  Equivalent pro forma net loss per MMC Networks
   share(6)............................................     $(0.89)    $(3.72)
Pro forma combined net book value per share
  Pro forma net book value per share(7)................     $35.68        --
  Equivalent pro forma net book value per MMC Networks
   share(6)............................................     $22.09        --

--------
(1) The periods for which the net income per share data has been presented are the year ended March 31, 2000 for AMCC, and the year ended December 31, 1999 for MMC Networks.

(2) The AMCC historical book value per share is calculated by dividing its stockholders' equity at June 30, 2000, by the total number of outstanding shares of common stock at June 30, 2000.

(3) The AMCC pro forma net income per share and book value per share data is derived from the historical combined financial statements of AMCC and YuniNetworks, Inc. after giving effect to the merger completed on June 8, 2000 under the purchase method of accounting and the assumption and adjustments related to the YuniNetworks acquisition described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

(4) The MMC Networks historical book value per share is calculated by dividing its stockholders' equity at June 30, 2000 by the total number of outstanding shares of its common stock at June 30, 2000.

(5) The pro forma combined net loss per share is calculated by dividing the pro forma net loss by the pro forma number of diluted shares outstanding.

(6) The equivalent pro forma combined amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.619 per share of AMCC common stock for each share of MMC Networks common stock equivalent share.

(7) The pro forma combined net book value per share is calculated by dividing the pro forma stockholders' equity by the pro forma number of shares outstanding.

                             AMCC AND MMC NETWORKS

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial information gives effect to the merger of AMCC and MMC Networks using the purchase method of accounting. Effective June 8, 2000 AMCC acquired YuniNetworks in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of AMCC as of June 30, 2000 includes the accounts of YuniNetworks as of that date, but the historical income statements of AMCC for the year ended March 31, 2000 and the three months ended June 30, 2000 do not include the results of operations of YuniNetworks prior to June 8, 2000.

   The unaudited pro forma combined condensed balance sheet is based on the individual historical balance sheets of AMCC and MMC Networks and has been prepared to reflect the acquisition by AMCC of MMC Networks as if the acquisition had occurred as of June 30, 2000.

   The unaudited pro forma combined condensed statement of operations for the year ended March 31, 2000 is based on the individual historical statements of operations of AMCC, YuniNetworks and MMC Networks and combines the results of operations of AMCC for the year ended March 31, 2000 with the results of operations for YuniNetworks for the period from October 8, 1999 (inception) through March 31, 2000 and the results of operations for MMC Networks for the year ended December 31, 1999 as if the YuniNetworks acquisition had occurred as of October 8, 1999 (the date of inception) and the acquisition of MMC Networks had occurred as of April 1, 1999. The unaudited pro forma combined condensed statement of operations for the three months ended June 30, 2000 is based on the individual historical statements of operations of AMCC, YuniNetworks and MMC Networks and combines the results of operations for AMCC for the three months ended June 30, 2000 with the results of operations for YuniNetworks for the period from April 1, 2000 through June 8, 2000 (the acquisition date) and the results of operations for MMC Networks for the three months ended June 30, 2000, as if both acquisitions had occurred as of the beginning of the period. The fiscal year ends of AMCC and YuniNetworks are March 31, and MMC Networks is December 31. The results of operations of MMC Networks for the three months ended March 31, 2000 are not reflected in the above pro forma results of operations.

   The pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisitions had been completed as of the beginning of the periods presented, nor are they necessarily indicative of the future financial position or operating results of AMCC. The pro forma combined condensed financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of AMCC's, YuniNetworks' and MMC Networks' operations. The costs related to restructuring and integration have not yet been determined, and AMCC expects to charge these costs to operations during the quarter incurred.

   The unaudited pro forma combined condensed financial information should be read in conjunction with the audited and unaudited financial statements and accompanying notes of AMCC, YuniNetworks and MMC Networks included elsewhere in this prospectus/proxy statement.

                             AMCC AND MMC NETWORKS

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                At June 30, 2000
                                 (in thousands)

                                       MMC      Pro Forma          Pro Forma
                            AMCC     Networks  Adjustments  Notes   Combined
                         ----------  --------  -----------  ------ ----------
         ASSETS
         ------

Current assets:
  Cash and cash
   equivalents.......... $  189,812  $ 40,744  $      --           $  230,556
  Short-term
   investments--
   available-for-sale...    784,255    33,412         --              817,667
  Accounts receivable,
   net of allowance.....     38,271    10,189         --               48,460
  Inventories...........     11,092     4,722         --               15,814
  Deferred income
   taxes................      4,462       --          --                4,462
  Notes receivable from
   officers and
   employees............         82       --          --                   82
  Other current assets..     11,993     4,587         --               16,580
                         ----------  --------  ----------          ----------
    Total current
     assets.............  1,039,967    93,654         --            1,133,621
Property and equipment,
 net....................     44,913    10,100         --               55,013
Intangible assets.......    193,601       --    3,949,278    (A)    4,142,879
Other assets............      3,626     1,521          --               5,147
                         ----------  --------  ----------          ----------
    Total assets........ $1,282,107  $105,275  $3,949,278          $5,336,660
                         ==========  ========  ==========          ==========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------

Current liabilities:
  Accounts payable...... $   12,291  $  6,591  $   47,000    (B)   $   65,882
  Accrued payroll and
   related expenses.....      7,934       --          --                7,934
  Other accrued
   liabilities..........     15,848     4,525         --               20,373
  Deferred tax
   liability............        --        --       60,000    (M)       60,000
  Deferred revenue......      3,552       --          --                3,552
  Current portion of
   long-term debt.......      1,418       --          --                1,418
  Current portion of
   capital lease
   obligations..........        704       --          --                  704
                         ----------  --------  ----------          ----------
    Total current
     liabilities........     41,747    11,116     107,000             159,863
Long-term debt, less
 current portion........      3,235                   --                3,235
Long-term capital lease
 obligations, less
 current portion........      1,533                   --                1,533
Stockholders' equity:
  Preferred stock.......        --        --          --                  --
  Common stock..........      1,246        29         176   (D)(C)      1,451
  Additional paid-in
   capital..............  1,164,878    74,372   4,428,407   (D)(C)  5,667,657
  Deferred compensation,
   net..................     (3,762)      --     (466,500)   (E)     (470,262)
  Accumulated other
   comprehensive loss...       (304)     (102)        102    (C)         (304)
  Retained earnings
   (deficit)............     73,534    19,907    (119,907)  (C)(F)    (26,466)
  Notes receivable from
   stockholders.........        --        (47)        --                  (47)
                         ----------  --------  ----------          ----------
    Total stockholders'
     equity.............  1,235,592    94,159   3,842,278           5,172,029
                         ----------  --------  ----------          ----------
    Total liabilities
     and stockholders'
     equity............. $1,282,107  $105,275  $3,949,278          $5,336,660
                         ==========  ========  ==========          ==========

 See accompanying notes to the unaudited pro forma combined condensed financial information.

                             AMCC AND MMC NETWORKS

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                           Year Ended March 31, 2000
                     (in thousands, except per share data)

                           AMCC    YuniNetworks, MMC Networks
                         12 months     Inc.       12 months
                           ended   Inception to     ended
                         March 31,   March 31,   December 31,  Pro Forma         Pro Forma
                           2000        2000          1999     Adjustments Notes  Combined
                         --------- ------------- ------------ ----------- ------ ---------
Net revenues............ $172,352     $   --       $70,149     $     --          $ 242,501
Cost of revenues........   50,218         --        21,524        53,050  (I)(L)   124,792
                         --------     -------      -------     ---------         ---------
Gross profit............  122,134         --        48,625       (53,050)          117,709
Operating expenses:
  Research and
   development..........   32,815         758       22,645        69,975    (L)    126,193
  Selling, general and
   administrative.......   28,199         252       11,182        69,975    (L)    109,608
  Amortization of
   intangible assets....      --          --           --        649,343  (G)(H)   649,343
                         --------     -------      -------     ---------         ---------
    Total operating
     expenses...........   61,014       1,010       33,827       789,293           885,144
                         --------     -------      -------     ---------         ---------
Operating income
 (loss).................   61,120      (1,010)      14,798      (842,343)         (767,435)
Interest income, net....   12,872          71        3,138        (3,087)   (J)     12,994
                         --------     -------      -------     ---------         ---------
Income before income
 taxes..................   73,992        (939)      17,936      (845,430)         (754,441)
Provision for income
 taxes..................   25,367         --         6,099       (16,381)   (K)     15,085
                         --------     -------      -------     ---------         ---------
Net income (loss)....... $ 48,625     $  (939)     $11,837     $(829,049)        $(769,526)
                         ========     =======      =======     =========         =========
Basic earnings (loss)
 per share:
  Earnings (loss) per
   share................ $   0.45     $ (0.10)     $  0.38                       $   (6.01)
                         ========     =======      =======                       =========
  Shares used in
   calculating basic
   earnings (loss) per
   share................  107,820       9,526       31,065                         128,061
                         ========     =======      =======                       =========
Diluted earnings (loss)
 per share:
  Earnings (loss) per
   share................ $   0.41     $ (0.10)     $  0.35                       $   (6.01)
                         ========     =======      =======                       =========
  Shares used in
   calculating diluted
   earnings (loss) per
   share................  119,152       9,526       33,791                         128,061
                         ========     =======      =======                       =========

   The above pro forma combined condensed statement of operations does not include an estimated $100 million in-process research and development charge to be recorded by AMCC in conjunction with the acquisition of MMC Networks for the estimated fair value of the in-process research and development of MMC Networks or $21.8 million of acquired in-process research and development which was recorded by AMCC at the closing of the YuniNetworks acquisition.

 See accompanying notes to the unaudited pro forma combined condensed financial information.

                             AMCC AND MMC NETWORKS

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                        Three Months Ended June 30, 2000
                     (in thousands, except per share data)

                                         AMCC       YuniNetworks   MMC Networks
                                    3 months ended April 1, 2000- 3 months ended  Pro Forma         Pro Forma
                                    June 30, 2000   June 8, 2000  June 30, 2000  Adjustments Notes  Combined
                                    -------------- -------------- -------------- ----------- ------ ---------
Net revenues......................     $74,188        $   --         $17,030      $     --          $  91,218
Cost of revenues..................      19,314            --           5,013         13,262  (I)(L)    37,589
                                       -------        -------        -------      ---------         ---------
Gross profit......................      54,874            --          12,017        (13,262)           53,629
Operating expenses:
  Research and development........      14,837          1,880          7,913         17,494    (L)     42,124
  Selling, general and
   administrative.................      10,611            627          3,737         17,494    (L)     32,469
  Amortization of intangible
   assets.........................       2,284            --             --         164,397  (G)(H)   166,681
  Acquired in-process research and
   development....................      21,800            --             --             --             21,800
                                       -------        -------        -------      ---------         ---------
    Total operating expenses......      49,532          2,507         11,650        199,385           263,074
                                       -------        -------        -------      ---------         ---------
Operating income (loss)...........       5,342         (2,507)           367       (212,647)         (209,445)
Interest income, net..............      12,277             35          1,050           (806)   (J)     12,556
                                       -------        -------        -------      ---------         ---------
Income before income taxes........      17,619         (2,472)         1,417       (213,453)         (196,889)
Provision for income taxes........      14,224            --             453         (4,906)   (K)      9,771
                                       -------        -------        -------      ---------         ---------
Net income (loss).................     $ 3,395        $(2,472)       $   964      $(208,547)        $(206,660)
                                       =======        =======        =======      =========         =========
Basic earnings (loss) per share:
  Earnings (loss) per share.......     $  0.03           *           $  0.03                        $   (1.44)
                                       =======        =======        =======                        =========
  Shares used in calculating basic
   earnings (loss) per share......     121,352           *            32,738                          143,129
                                       =======        =======        =======                        =========
Diluted earnings (loss) per share:
  Earnings (loss) per share.......     $  0.03           *           $  0.03                        $   (1.44)
                                       =======        =======        =======                        =========
  Shares used in calculating
   diluted earnings (loss)
   per share......................     132,581           *            35,310                          143,129
                                       =======        =======        =======                        =========

--------
*  Not meaningful

   The above pro forma combined condensed statement of operations does not include an estimated $100 million in-process research and development charge to be recorded by AMCC in conjunction with the acquisition of MMC Networks for the estimated fair value of the in-process research and development of MMC Networks.

 See accompanying notes to the unaudited pro forma combined condensed financial information.

                             AMCC AND MMC NETWORKS

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

1. Pro Forma Basis of Presentation and Adjustments

   The unaudited pro forma combined condensed financial information assumes the acquisition by AMCC of MMC Networks in a transaction to be accounted for as a purchase. The unaudited pro forma combined condensed balance sheet is based on the individual balance sheets of AMCC and MMC Networks and has been prepared to reflect the acquisition by AMCC of MMC Networks as if the acquisition had occurred as of June 30, 2000. Effective June 8, 2000 AMCC acquired YuniNetworks in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of AMCC as of June 30, 2000 includes the accounts of YuniNetworks as of that date, but the historical income statements of AMCC for the year ended March 31, 2000 and the three months ended June 30, 2000 do not include the results of operations for YuniNetworks for the period prior to June 8, 2000.

   The unaudited pro forma combined condensed statement of operations for the year ended March 31, 2000 is based on the individual historical statements of operations of AMCC, YuniNetworks and MMC Networks and combines the results of operations of AMCC for the year ended March 31, 2000 with the results of operations for YuniNetworks for the period from October 8, 1999 (inception) through March 31, 2000 and the results of operations for MMC Networks for the year ended December 31, 1999 as if the YuniNetworks acquisition had occurred as of October 8, 1999 (the date of inception) and the acquisition of MMC Networks had occurred as of April 1, 1999. The unaudited pro forma combined condensed statements of operations for the three months ended June 30, 2000 is based on the individual historical statements of operations of AMCC, YuniNetworks and MMC Networks and combines the results of operations for AMCC for the three months ended June 30, 2000 with the results of operations for YuniNetworks for the period from April 1, 2000 through June 8, 2000 (the acquisition date) and the results of operations for MMC Networks for the three months ended June 30, 2000, as if both acquisitions had occurred as of the beginning of the period.

   Under the terms of the merger agreement, AMCC will issue 0.619 shares of AMCC common stock for each outstanding common share of MMC Networks common stock. Based on the exchange ratio, AMCC would issue approximately 20,494,997 shares of AMCC common stock and assume options to purchase approximately 4,136,754 shares of AMCC common stock.

   AMCC estimates the purchase price to be approximately $4.5 billion. For purposes of determining this estimated purchase price, AMCC assumed that the value of the AMCC common stock issued in the merger is $189.36 per share based on the average closing price of AMCC common stock for the three days before and two days after the terms of the acquisition had been agreed to and announced. The value of the options to be assumed is based on their estimated intrinsic value.

                             AMCC AND MMC NETWORKS

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                         FINANCIAL STATEMENTS--(Cont.)


   AMCC is in the process of conducting an evaluation of the intangible assets to be acquired in order to allocate the purchase price in accordance with Accounting Principle Bulletin Opinion No. 16. Subject to adjustments when the evaluation is updated, the purchase price was allocated as follows based upon management's best estimate of the tangible and intangible assets, including acquired technology and in-process research and development (in thousands):

   Current assets acquired.......................................... $   93,654
   Property and equipment...........................................     10,100
   Other assets.....................................................      1,521
   In-process research and development..............................    100,000
   Developed core technology........................................    150,000
   Goodwill.........................................................  3,799,278
   Liabilities assumed..............................................    (11,116)
   Deferred tax liability...........................................    (60,000)
   Liabilities for merger-related costs.............................    (47,000)
   Deferred compensation............................................    466,500
                                                                     ----------
                                                                     $4,502,937
                                                                     ==========

   Adjustments will include changes in the value of the assets, liabilities and deferred compensation between July 1, 2000 and the date the merger is completed.

2. Pro Forma Adjustments to Pro Forma Combined Condensed Financial Information

(A) The residual amount of the purchase price over the net book value of the assets and liabilities assumed and in-process research and development charges has been allocated to intangible assets. The intangible assets are expected to consist of developed core technology, intellectual property, assembled workforce and goodwill.

(B) To increase the accrued expenses by $47 million for acquisition-related expenses such as investment banking, legal, accounting, registration and miscellaneous fees.

(C) To eliminate the MMC Networks equity accounts.

(D) To reflect the value of the shares of AMCC common stock to be issued in connection with the merger.

(E) To record deferred compensation related to the unvested stock options of MMC Networks employees that will be assumed by AMCC in accordance with recently issued FASB Interpretation No. 44 (FIN No. 44) of APB Opinion No.
    25. Prior to the issuance of FIN No. 44 this would have been accounted for as additional purchase price and amortized over the life of the goodwill.

(F) To reflect the charge for the MMC Networks in-process research and development of approximately $100 million.

(G) To record amortization expense of the acquired intangibles related to the purchase of YuniNetworks based on a useful life of six years.

(H) To record amortization expense of the acquired intangibles related to the purchase of MMC Networks based on a useful life of six years.

                             AMCC AND MMC NETWORKS

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                         FINANCIAL STATEMENTS--(Cont.)


(I) To record amortization expense of developed core technology acquired in the purchase of MMC Networks based on a useful life of four years.

(J) To eliminate interest income which would not have been earned on the cash expended for the transactions.

(K) To record tax benefits for the YuniNetworks' net loss which would have been absorbed by AMCC's taxable income, the reduction of interest income related to the cash paid in the transaction and to amortize a portion of the deferred tax liability set up in connection with the non-goodwill intangibles.

(L) To record the amortization of deferred compensation for the unvested MMC employee stock options assumed by AMCC.

(M) To record the estimated deferred tax liability on the non-goodwill intangible assets.

                                  RISK FACTORS

   You should carefully read the following risk factors and other information contained in this prospectus/proxy statement prior to deciding whether to vote to adopt to the merger agreement. Keep in mind that the risks described below are not the only risks facing AMCC, MMC Networks or the combined company.

Risks Relating to the Merger

The 0.619 exchange ratio does not protect you from fluctuations in the market price of AMCC common stock.

   Upon completion of the merger, each share of MMC Networks common stock will be exchanged for 0.619 of a share of AMCC common stock. There will be no adjustment for changes in the market price of AMCC common stock. AMCC and MMC Networks are not permitted to abandon the merger and MMC Networks is not permitted to resolicit the vote of its stockholders solely because of changes in the market price of AMCC common stock. The specific dollar value of AMCC common stock to be received by you upon completion of the merger will depend on the market value of AMCC common stock at that time. The share price of AMCC common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. No prediction can be made as to the market price of AMCC common stock after completion of the merger.

The total number of shares of AMCC common stock issuable in connection with the merger is subject to a predefined limit.

   The maximum number of shares of AMCC common stock which AMCC will be obligated to issue in connection with the merger is no more than 20% of the number of shares of AMCC common stock outstanding as of the effective time of the merger. This means that if MMC Networks issues shares of MMC common stock other than for the exercise of options currently outstanding, or grants additional options, which in the aggregate increases the number of total shares of AMCC common stock to be issued in the merger above the 20% threshold, the number of shares of AMCC common stock you will receive will be reduced.

The anticipated benefits of the merger to the combined company may not be realized.

   AMCC and MMC Networks entered into the merger agreement with the expectation that the merger will result in benefits, including:

  . combining complementary technologies permitting AMCC and MMC Networks to provide products with more complete solutions than either company can now provide;

  . a combined company with greater financial, technology and human resources for developing new products and providing greater sales and marketing resources to help promote and sell the products of AMCC and MMC Networks; and

  . providing each company with access to the other company's customer base and thus increasing distribution of AMCC's and MMC Networks' products.

   However, achieving the benefits of the merger will depend in part on the integration of the technology, operations and personnel of the two companies in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of key employees or the continued diversion of the attention of management.

   In addition, synergies from the merger may not materialize. Integrating sales of MMC Networks' products into AMCC's business model will involve risks that may jeopardize the success of the combined company. MMC Networks' technology and products address a new market for AMCC, namely the network processor market, and MMC Networks' network processor products will be new products for AMCC.

   The costs associated with the integration may be substantial. These costs will negatively affect the combined company's operating results and may result in a decrease in the market price of AMCC common stock.

   AMCC cannot assure you that AMCC and MMC Networks will be successfully integrated or that any of the anticipated benefits will be realized, and failure to do so could have a material adverse effect on AMCC's business, financial condition and operating results. Nor can AMCC assure you that the stockholders of the combined company will achieve greater value through share ownership of the combined entity than they would have achieved as stockholders of MMC Networks as a separate entity.

Certain officers and a director of MMC Networks have conflicts of interest that may have influenced them to support or approve the merger.

   Douglas Spreng, a director and President and Chief Executive Officer of MMC Networks, has entered into an employment and non-competition agreement with AMCC that will become effective upon completion of the merger. In addition, after the merger, Mr. Spreng will serve as a member of the AMCC board of directors. You should consider whether these interests and benefits may have influenced Mr. Spreng to support or approve the merger as a director or recommend that the merger be approved by the MMC Networks stockholders. In addition, other executive officers of MMC Networks have entered into employment and non-competition agreements with AMCC that will become effective upon completion of the merger. You should consider whether these interests and benefits may have influenced these officers' presentations to the MMC Networks board of directors regarding the merger.

Risks Relating to AMCC's and MMC Networks' Businesses

The combined company's operating results may fluctuate because of a number of factors, many of which will be beyond its control.

   If the combined company's operating results are below the expectations of public market analysts or investors, then the market price of the AMCC common stock could decline. MMC Networks' revenues and expenses have fluctuated significantly in the past and may continue to do so in the future. In the fourth quarter of 1999 MCC Networks' revenues fell to $11.6 million from $23.1 million in the previous quarter, primarily as a result of two events. IBM, which accounted for 19% of MMC Network's revenues in 1999, ceased the manufacture and sale of its network equipment products that use MMC Networks' products. In addition, Cisco, which accounted for 52% of MMC Networks' revenues in 1999, terminated one program and reduced production of two other programs, all three of which used MMC Networks' products.

   Some of the factors that have historically affected AMCC's and MMC Networks' quarterly and annual results, but which are difficult to control or predict are:

  . the reduction, rescheduling or cancellation of orders by customers, whether as a result of stockpiling of AMCC's or MMC Networks' products or otherwise;

  . fluctuations in the timing and amount of customer requests for product shipments;

  . the availability of external foundry capacity, purchased parts and raw materials;

  . fluctuations in manufacturing output, yields and inventory levels or other potential problems or delays in the fabrication, assembly, testing or delivery of AMCC's and MMC Networks' products;

  . increases in the costs of products from suppliers;

  . discontinuance of products by suppliers;

  . fluctuations in product life cycles;

  . changes in the mix of products that AMCC's and MMC Networks' customers buy;

  . ability to introduce new products and technologies on a timely basis;

  . the announcement or introduction of products and technologies by competitors;

  . competitive pressures on selling prices;

  . market acceptance of AMCC's and MMC Networks' products and of their customers' products;

  . the amount and timing of costs associated with warranty and product returns;

  . the amount and timing of investments in research and development;

  . the amount and timing of the costs associated with payroll taxes related to stock option exercises;

  . the timing of depreciation and other expenses that AMCC expects to incur in connection with any expansion of its manufacturing capacity;

  . costs associated with acquisitions and the integration of acquired operations;

  . costs associated with compliance with applicable environmental regulations or remediation;

  . costs associated with litigation, including without limitation, litigation or settlements relating to the use or ownership of intellectual property;

  . the ability of AMCC's and MMC Networks' customers to obtain components from their other suppliers;

  . general communications systems industry and semiconductor industry conditions; and

  . general economic conditions.

   AMCC's and MMC Networks' expense levels are based, in part, on their expectations of future revenues. AMCC and MMC Networks are continuing to increase their operating expenses for additional manufacturing capacity, personnel and new product development. However, AMCC and MMC Networks have limited ability to reduce expenses quickly in response to any revenue shortfalls. Consequently, the combined company's business, financial condition and operating results would be harmed if it does not achieve anticipated revenues. AMCC and MMC Networks can have revenue shortfalls for a variety of reasons, including:

  . significant pricing pressures that occur because of declines in average selling prices over the life of a product;

  . sudden shortages of raw materials or production capacity constraints that lead AMCC's and MMC Networks' suppliers to allocate available supplies or capacity to customers with resources greater than AMCC and MMC Networks and, in turn, interrupt AMCC's and MMC Networks' ability to meet their production obligations;

  . fabrication, test or assembly capacity constraints for internally manufactured devices which interrupt AMCC's and MMC Networks' ability to meet production obligations; and

  . the reduction, rescheduling or cancellation of customer orders.

   In addition, AMCC's and MMC Networks' businesses are characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to the customer. Because AMCC and MMC Networks do not have substantial noncancellable backlog, AMCC and MMC Networks typically plan their production and inventory levels based on internal forecasts of customer demand which are highly unpredictable and can fluctuate substantially. From time to time, in response to anticipated long lead times to obtain inventory and materials from AMCC's and MMC Networks' outside suppliers and foundries, AMCC and MMC Networks may order materials in advance of anticipated customer demand. This advance ordering might result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize, or other factors render the customers' products less marketable. Further, AMCC currently anticipates that an increasing portion of its revenues in future periods will be derived from sales of application-specific standard products, or ASSPs, instead of application-specific integrated circuits, or ASICs. Customer orders for ASSPs typically have shorter lead times than orders for ASICs, which may make it increasingly difficult for AMCC to predict revenues and inventory levels and adjust production appropriately. If the combined company is unable to plan inventory and production levels effectively, its business, financial condition and operating results could be materially harmed.

A disruption in the manufacturing capabilities of the combined company's outside foundries would negatively impact the production of certain of its products.

   AMCC and MMC Networks rely on outside foundries for the manufacture of products, including all of MMC Networks' products and all of AMCC's products designed on CMOS processes and silicon germanium processes. AMCC and MMC Networks generally do not have long-term wafer supply agreements with outside foundries that guarantee wafer or product quantities, prices or delivery lead times. The outside foundries manufacture AMCC's and MMC Networks' products on a purchase order basis. AMCC expects that, for the foreseeable future, a single foundry will manufacture certain of its products. None of MMC Networks' products are currently manufactured by more than one supplier. Since AMCC and MMC Networks place orders on a purchase order basis, these suppliers can allocate, and in the past have allocated, capacity to the production of other companies' products while reducing deliveries to AMCC and MMC Networks on short notice. Because establishing relationships and ramping production with new outside foundries takes several months to over a year, there is no readily available alternative source of supply for these products. A manufacturing disruption experienced by one or more of the combined company's outside foundries or a disruption of the relationship between the combined company and an outside foundry would negatively impact the production of some of the combined company's products for a substantial period of time. Furthermore, the transition to the next generation of manufacturing technologies at one or more of the outside foundries could be unsuccessful or delayed.

If the combined company does not successfully expand its manufacturing capacity on time, it may face serious capacity constraints.

   AMCC currently manufactures a significant portion of its IC products at its wafer fabrication facility located in San Diego, California, and it is currently expanding this facility. AMCC believes that when the expansion is completed, the combined company will be able to satisfy its production needs of the products built in the San Diego facility through the end of fiscal 2001, although this date may vary depending on, among other things, the combined company's rate of growth. The combined company will be required to hire, train and manage additional production personnel in order to increase production capacity as scheduled. In addition, to further expand AMCC's capacity to fabricate wafers using a bipolar process, AMCC entered into a foundry agreement with a third party wafer fabrication facility. The combined company will have to install its fabrication processes at this foundry, qualify its processes at this foundry and then ramp production volumes at this foundry. If the combined company cannot expand its internal capacity on a timely basis, it could experience significant capacity constraints that could render the combined company unable to meet customer demand or force it to spend more to meet demand. In addition, the depreciation and other expenses that the combined company will incur in connection with the expansion of its manufacturing capacity may harm the combined company's gross margin in any future fiscal period.

   AMCC and MMC Networks are exploring alternatives for the further expansion of their manufacturing capacity including:

  . entering into strategic relationships to obtain additional capacity;

  . building a new wafer fabrication facility; or

  . purchasing a wafer fabrication facility.

   Any of these alternatives could require a significant investment by the combined company. There can be no assurance that any of the alternatives for expansion of AMCC's or MMC Networks' manufacturing capacity will be available on a timely basis or that the combined company will be able to manage its growth and effectively integrate its expansion into its current operations.

   The cost of any investment the combined company may have to make to expand its manufacturing capacity is expected to be funded through a combination of available cash, cash equivalents and short-term investments, cash from operations and additional debt, lease or equity financing. The combined company may not be able to obtain the additional financing necessary to fund the construction and completion of the expanded manufacturing facility.

   Expanding current wafer fabrication facilities, building new wafer fabrication facilities or purchasing wafer fabrication facilities entails significant risks, including:

  . shortages of materials and skilled labor;

  . unforeseen environmental or engineering problems;

  . work stoppages;

  . weather interference; and

  . unanticipated cost increases.

   Any one of these risks could have a material adverse effect on the building, equipping and production start-up of new facilities or the expansion of existing facilities. In addition, unexpected changes or concessions required by local, state or federal regulatory agencies with respect to necessary licenses, land use permits, site approvals and building permits could involve significant additional costs and delay the scheduled opening of the expansion or new facility and could reduce the combined company's anticipated revenues. Also, the timing of commencement of operation of an expanded or new facility will depend upon the availability, timely delivery, successful installation and testing of the necessary process equipment. As a result of the foregoing and other factors, the combined company's expanded or new facility may not be completed and in volume production within the current budget or within the period currently scheduled. The combined company may be unable to achieve adequate manufacturing yields in an expanded or new facility in a timely manner, and the combined company's revenues may not increase commensurate with the anticipated increase in manufacturing capacity associated with an expanded or new facility. In addition, in the future, the combined company may be required for competitive reasons to make additional capital investments in its existing wafer fabrication facilities or to accelerate the timing of the construction of a new wafer fabrication facility in order to expedite the manufacture of products based on more advanced manufacturing processes.

The combined company's operating results will substantially depend on manufacturing output and yields, which may not meet expectations.

   AMCC and MMC Networks manufacture their products at external foundries such as IBM, Taiwan Semiconductor Manufacturing Corporation, United Microelectronics Corporation, Kawasaki Steel LSI Japan, AMI Semiconductor, Oki Electronics Corporation and Matsushita Electronics (Panasonic) Corporation. In addition, AMCC manufactures a significant portion of its semiconductors at its San Diego fabrication facility. Manufacturing semiconductors requires manufacturing tools which are unique to each product being produced. If one of these unique manufacturing tools was damaged or destroyed, then the combined company's ability to manufacture the related product would be impaired and the combined company's business would suffer until the tool was repaired or replaced.

   Product yields decline whenever a substantial percentage of wafers must be rejected or a significant number of die on each wafer are nonfunctional. Such declines can be caused by many factors, including minute levels of contaminants in the manufacturing environment, design issues, defects in masks used to print circuits on a wafer and difficulties in the fabrication process. The ongoing expansion of the manufacturing capacity of AMCC's existing wafer fabrication facility could increase the risk of contaminants in the facility. In addition, design iterations and process changes by AMCC's or MMC Networks' suppliers can cause a risk of contamination. Many of these problems also are difficult to diagnose, and are time consuming and expensive to remedy and can result in shipment delays.

   AMCC and MMC Networks estimate yields per wafer in order to estimate the value of inventory. If yields are materially different than projected, work-in-process inventory may need to be revalued. AMCC and MMC Networks have in the past, and the combined company may in the future from time to time, take inventory write-downs as a result of decreases in manufacturing yields. The combined company may suffer periodic yield problems in connection with new or existing products or in connection with the commencement of production in a new or expanded manufacturing facility.

   In addition, the combined company's manufacturing output or yields may decline as a result of power outages, accidents, natural disasters or other disruptions to the manufacturing process.

   Because of the nature of manufacturing semiconductor products, the majority of the combined company's costs of manufacturing are relatively fixed, yield decreases can result in substantially higher unit costs and may result in reduced gross profit and net income. In addition, yield decreases could force the combined company to allocate available product supply among customers, which could potentially harm customer relationships.

The combined company's dependence on third-party manufacturing and supply relationships increases the risk that it will not have an adequate supply of products to meet demand or that its cost of materials will be higher than expected.

   The risks associated with the combined company's dependence upon third parties which manufacture, assemble or package certain of its products, include:

  . the potential lack of adequate capacity during periods of excess demand;

  . reduced control over delivery schedules and quality;

  . risks of inadequate manufacturing yields and excessive costs;

  . difficulties selecting and integrating new subcontractors;

  . limited warranties on wafers or products supplied to the combined company;

  . potential increases in prices; and

  . potential misappropriation of the combined company's intellectual property.

   Difficulties associated with adapting the combined company's technology and product design to the proprietary process technology and design rules of outside foundries also can lead to reduced yields. The process technology of an outside foundry is typically proprietary to the manufacturer. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems may require cooperation between the combined company and its manufacturers. In some cases this risk could be compounded by the offshore location of certain of the combined company's manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. In addition, manufacturing defects which are not discovered by the combined company during the manufacturing or testing process may lead to costly product recalls. These risks may lead to increased costs or delay product delivery, which would harm the combined company's profitability and customer relationships.


If the outside foundries which the combined company will use to manufacture wafers or products discontinue the manufacturing processes needed to meet its demands or fail to upgrade their technologies needed to manufacture its products, the combined company may face production delays.

   AMCC's and MMC Networks' wafer and product requirements typically represent a very small portion of the total production of the third-party foundries. As a result, the combined company will be subject to the risk that a producer will cease production on an older or lower-volume process that it uses to produce the combined company's products. Additionally, the combined company will not be certain its external foundries will continue to devote resources to the production of its products or continue to advance the process design technologies on which the manufacturing of its products are based. Each of these events could increase the combined company's costs and harm its ability to deliver products on time.

   Due to an industry transition to six-inch, eight-inch and twelve-inch wafer fabrication facilities, there is a limited number of suppliers of the four-inch wafers that AMCC uses to build products in its existing manufacturing facility, and relies on a single supplier for these wafers. Although AMCC believes that it will have sufficient access to four-inch wafers to support production in the existing fabrication facility for the foreseeable future, AMCC cannot be certain that its current supplier will continue to supply it with four-inch wafers on a long-term basis. Additionally, the availability of manufacturing equipment needed for a four-inch process is limited, and certain new equipment required for more advanced processes may not be available for a four-inch process.

The combined company must develop or otherwise gain access to improved process technologies.

   The combined company's future success will depend, in large part, upon its ability to improve existing process technologies, to develop or acquire new process technologies, including silicon germanium processes, and to adapt its process technologies to emerging industry standards. In the future, the combined company may be required to transition one or more of its products to process technologies with smaller geometries, other materials or higher speeds in order to reduce costs and/or improve product performance. The combined company may not be able to improve its process technologies and develop or otherwise gain access to new process technologies, including, but not limited to silicon germanium process technologies, in a timely or affordable manner. In addition, products based on these technologies may not achieve market acceptance.

The combined company's customers will be concentrated, so the loss of one or more key customers could significantly reduce its revenues and profits.

   Historically, a relatively small number of customers has accounted for a significant portion of AMCC's and MMC Networks' revenues in any particular period. For example, AMCC's five largest customers accounted for approximately 71% and 69% of AMCC's revenues for the fiscal year ended March 31, 2000 and the quarter ended June 30, 2000, respectively. Sales to Nortel and its contract manufacturers accounted for approximately 37% and 39% of AMCC's revenues for the fiscal year ended March 31, 2000 and the quarter ended June 30, 2000, respectively. Sales to Cisco and IBM accounted for 52% and 19%, respectively, of MMC Networks' revenues for the fiscal year ended December 31, 1999. Sales to Cisco, Arrowpoint Communications (recently acquired by Cisco) and Nortel accounted for 25%, 20% and 23%, respectively, of MMC Networks' revenues for the quarter ended June 30, 2000. However, AMCC and MMC Networks have no long-term volume purchase commitments from any of their major customers. AMCC anticipates that sales of products to relatively few customers will continue to account for a significant portion of the combined company's revenues. If Nortel, Cisco or another significant customer overstocked the combined company's products, additional orders for its products could be harmed. A reduction, delay or cancellation of orders from one or more significant customers or the loss of one or more key customers could significantly reduce the combined company's revenues and profits. AMCC cannot assure you that AMCC's and MMC Networks' current customers will continue to place orders with the combined company, that orders by existing customers will continue at current or historical levels or that the combined company will be able to obtain orders from new customers. The combined company's ability to maintain or increase sales to key customers and/or attract new significant customers is subject to a variety of factors, including:

  . customers may stop incorporating the combined company's products into their own products with limited notice to the combined company and suffer little or no penalty;

  . design wins with customers may not result in significant sales to such customers;

  . the introduction of a customer's significant new products may be late or less successful in the market than planned;

  . a significant customer's product line using the combined company's products may rapidly decline or be phased out;

  . significant customers may not incorporate the combined company's products in their future product designs;

  . agreements with customers typically do not require them to purchase a minimum amount of AMCC's or MMC Networks' products;

  . many of AMCC's and MMC Networks' customers have pre-existing relationships with current or potential competitors that may cause them to switch from the combined company's products to competing products;

  . the combined company may not be able to successfully develop relationships with additional significant network equipment vendors; and

  . AMCC's and MMC Networks' relationship with some of their larger customers may deter other potential customers (who compete with these customers) from buying the combined company's products.

   Any one of the factors above could have a material adverse effect on the combined company's business, financial condition and results of operation.

The combined company's future success depends in part on the continued service of its key design engineering, sales, marketing and executive personnel and its ability to identify, hire and retain additional personnel.

   The combined company's success depends in part upon its ability to attract and retain highly qualified technical and management personnel. There is intense competition for qualified personnel in the semiconductor industry, in particular, design engineers, and the combined company may not be able to attract and train engineers or other qualified personnel necessary for the development of its businesses or to replace engineers or other qualified personnel who may leave its employ in the future. The combined company's anticipated growth is expected to place increased demands on its resources and will likely require the addition of new management personnel and the development of additional expertise by existing management personnel. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to the combined company's products and process development programs.

Periods of rapid growth and expansion could continue to place a significant strain on the combined company's limited personnel and other resources.

   To manage expanded operations effectively, the combined company will be required to continue to improve its operational, financial and management systems and to successfully hire, train, motivate and manage its employees. In addition, the integration of past and future potential acquisitions and the expansion of AMCC's manufacturing capacity will require significant additional management, technical and administrative resources. AMCC cannot be certain that the combined company will be able to manage its growth, and AMCC cannot be certain that the combined company will be able to effectively integrate a new or expanded wafer fabrication facility into current operations.

An important part of the combined company's strategy will be to focus on the market for high-speed communications ICs. If the combined company is unable to expand its share of this market further, the combined company's revenues could stop growing and may decline.

   AMCC's and MMC Networks' markets frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. If the combined company's products are unable to support the new features or performance levels required by OEMs in these markets, the combined company would be likely to lose business from an existing or potential customer and, moreover, would not have the opportunity to compete for new design wins until the next product transition occurs. The combined company's revenues could be significantly reduced for a substantial period if the combined company:

  . fails to develop products with required features or performance standards;

  . experiences a delay as short as a few months in bringing a new product to market; or

  . customers fail to achieve market acceptance of its products.

   A significant portion of the combined company's revenues is expected to be derived from sales of products based on SONET, SDH and ATM transmission standards. If the communications market evolves to new standards, the combined company may not be able to successfully design and manufacture new products that address the needs of the combined company's customers or gain substantial market acceptance. Although AMCC has developed products for the Gigabit Ethernet and Fibre Channel communications standards, volume sales of these products are modest, and the combined company may not be successful in addressing the market opportunities for products based on these standards.

The success of the combined company's business depends in part upon development of the market for network processors.

   Many of MMC Networks' current and potential customers have substantial technological capabilities and financial resources. They traditionally use these resources to internally develop the ASIC components and develop programs for the general-purpose processors utilized in MMC Networks' products.

   The combined company's future prospects are dependent upon its customers' acceptance of network processors as an alternative to ASIC components and general-purpose processors. Future prospects also are dependent upon acceptance of third-party sourcing for network processors as an alternative to in-house development. Network equipment vendors may in the future continue to use internally-developed ASIC components and general-purpose processors. They also may decide to develop or acquire components, technologies or network processors that are similar to, or that may be substituted for, the combined company's products.

   The combined company must anticipate market trends and the price, performance and functionality requirements of its customers. It also must successfully develop and manufacture products that meet these requirements. The products must be available to customers on a timely basis and at competitive prices.

   If the combined company's network equipment vendor customers fail to accept network processors as an alternative, if they develop or acquire the technology to develop such components internally rather than purchase the combined company's products, or if the combined company is otherwise unable to develop strong relationships with network equipment vendors, the combined company's business, financial condition and results of operations would be materially and adversely affected.

The markets of the combined company will be subject to rapid technological change, so its success will depend heavily on its ability to develop and introduce new products.

   The markets for AMCC's and MMC Networks' products are characterized by:

  . rapidly changing technologies;

  . evolving and competing industry standards;

  . short product life cycles;

  . changing customer needs;

  . emerging competition;

  . frequent new product introductions and enhancements;

  . increased integration with other functions; and

  . rapid product obsolescence.

   To develop new products for the communications markets, the combined company must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to develop technical and design expertise. In addition, the combined company must have its products designed into its customers' future products and maintain close working relationships with key customers in order to develop new products that meet customers' changing needs. The combined company also must respond to changing industry standards, trends towards increased integration and other technological changes on a timely and cost-effective basis. Further, if the combined company fails to achieve design wins with key customers, its business will significantly suffer because once a customer has designed a supplier's product into its system, the customer typically is extremely reluctant to change its supply source due to significant costs associated with qualifying a new supplier.

   Products for communications applications as well as for high-speed computing applications are based on industry standards that are continually evolving. The combined company's ability to compete in the future will depend on its ability to identify and ensure compliance with these evolving industry standards. The emergence of new industry standards could render the combined company's products incompatible with products developed by major systems manufacturers. As a result, the combined company could be required to invest significant time and effort and incur significant expense to redesign its products to ensure compliance with relevant standards. If the combined company's products are not in compliance with prevailing industry standards for a significant period of time, the combined company could miss opportunities to achieve crucial design wins. In addition, the combined company may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. The combined company's pursuit of necessary technological advances may require substantial time and expense.

The markets in which the combined company will compete are highly competitive and subject to price erosion and heightened international competition.

   The markets in which AMCC and MMC Networks operate are highly competitive, and AMCC expects that competition will increase in these markets. The ability of the combined company to compete successfully in its markets depends on a number of factors, including:

  . success in designing and subcontracting the manufacture of new products that implement new technologies;

  . product quality, reliability and performance;

  . customer support;

  . time-to-market;

  . price;

  . the efficiency of production;

  . design wins;

  . expansion of production of the combined company's products for particular systems manufacturers;

  . end-user acceptance of the systems manufacturers' products;

  . market acceptance of competitors' products; and

  . general economic conditions.

   In addition, the combined company's competitors or customers may offer enhancements to their existing products or offer new products based on new technologies, industry standards or customer requirements and which are available to customers on a more timely basis than comparable products from the combined company or that have the potential to replace or provide lower-cost or higher performance alternatives to the combined company's products. The introduction of enhancements or new products by competitors could render existing and future products of the combined company obsolete or unmarketable. In addition, AMCC expects that certain of the combined company's competitors and other semiconductor companies may seek to develop and introduce products that integrate the functions performed by the combined company's IC products on a single chip, thus eliminating the need for its products.

   In the communications markets, the combined company will compete primarily against Agilent, Conexant, Lucent and PMC-Sierra. The combined company's products also will compete with those of Broadcom, Galileo Technology, Giga, Infineon, Intel, Maxim, Motorola, Philips, SiTera, TriQuint and Vitesse. Some of these companies have significantly greater financial and other resources than the combined company, and some of these companies use other process technology such as gallium arsenide which may have certain advantages over technology AMCC or MMC Networks currently uses. In addition, in certain circumstances, most notably with respect to ASICs supplied to Nortel, the combined company's customers or potential customers have or may develop internal IC manufacturing capabilities with which the combined company may compete.

The combined company must develop or otherwise gain access to improved process technologies.

   The combined company's future success will depend, in large part, upon its ability to improve existing process technologies, to develop or acquire new process technologies, including silicon germanium processes, and to adapt its process technologies to emerging industry standards. In the future, the combined company may be required to transition one or more of its products to process technologies with smaller geometries, other materials or higher speeds in order to reduce costs and/or improve product performance. The combined company may not be able to improve its process technologies and develop or otherwise gain access to new process technologies, including, but not limited to silicon germanium process technologies, in a timely or affordable manner. In addition, products based on these technologies may not achieve market acceptance.

AMCC expects revenues that are currently derived from non-communications markets to decline in future periods.

   AMCC historically has derived significant revenues from product sales to customers in the automated test equipment, or ATE, high-speed computing and military markets and currently anticipates that it will continue to derive revenues from sales to customers in these markets in the near term. However, AMCC is not currently funding product development efforts in these markets and as a result AMCC expects that revenues for the combined company from products in these markets will decline in future periods. In addition, the market for ATE and high-speed computing IC products is subject to extreme price competition, and the combined company may not be able to reduce the costs of manufacturing high-speed computing IC products in response to declining average selling prices.

   Further, AMCC expects that certain competitors will seek to develop and introduce products that integrate the functions performed by the combined company's ATE and high-speed computing IC products on single chips. In addition, one or more of the combined company's customers may choose to utilize discrete components to perform the functions served by its high-speed computing IC products or may use their own design and fabrication facilities to create a similar product. In either case, the need for ATE and high-speed computing customers to purchase the combined company's IC products could be eliminated.

The combined company may in the future make acquisitions which will involve numerous risks. There is no assurance that the combined company will be able to address these risks successfully without substantial expense, delay or other operational or financial problems.

   The risks involved with acquisitions include:

  . diversion of management's attention;

  . failure to retain key personnel;

  . amortization of acquired intangible assets;

  . client dissatisfaction or performance problems with an acquired firm;

  . the cost associated with acquisitions and the integration of acquired operations; and

  . assumption of unknown liabilities, or other unanticipated events or circumstances.

   A future acquisition could adversely affect operating results. In particular, if the combined company were to acquire a company or assets and record the acquisition as a purchase, the combined company may capitalize a significant goodwill asset. This asset would be amortized over its expected period of benefit. The resulting amortization expense could seriously impact operating results for many years.

   In addition, acquisitions accounted for using the pooling of interest methods of accounting are subject to rules established by the Financial Accounting Standards Board and the Securities and Exchange Commission. These rules are complex and the interpretation of them is subject to change. Additionally, the availability of pooling of interests accounting treatment for a business combination depends in part upon circumstances and events occurring after the effective time. The failure of a past business combination or a future potential business combination that has been accounted for under the pooling of interests accounting method to qualify for this accounting treatment would materially harm the combined company's reported and future earnings and likely, the price of the AMCC common stock.

   Any of these risks could materially harm the combined company's business, financial condition and results of operations. There can be no assurance that any business that the combined company acquires will achieve anticipated revenues and operating results.

The complexity of MMC Networks' products frequently leads to errors, defects and bugs when they are first introduced, which could negatively impact the combined company's reputation with its customers.

   Products as complex as those offered by MMC Networks frequently contain errors, defects and bugs when first introduced or as new versions are released. MMC Networks has in the past experienced such errors, defects and bugs. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of the combined company's products. This, in turn, could damage the combined company's reputation and adversely affect the combined company's ability to retain its existing customers and to attract new customers. Errors, defects or bugs could cause problems, interruptions, delays or a cessation of sales to the combined company's customers.

   Resolving such problems may require significant expenditures of capital and resources by the combined company. There can be no assurance that problems will not be found in new products after commencement of commercial production, despite testing by the combined company, its suppliers or its customers. This could result in:

  . additional development costs;

  . loss of, or delays in, market acceptance;

  . diversion of technical and other resources from the combined company's other development efforts;

  . claims by the combined company's customers or others against it; and

  . loss of credibility with the combined company's current and prospective customers.

   Any such event could have a material adverse effect on the combined company's business, financial condition and results of operations.

The combined company may not be able to protect its intellectual property adequately.

   AMCC and MMC Networks rely in part on patents to protect their intellectual property. There can be no assurance that the pending patent applications or any future applications by the combined company will be approved, or that any issued patents will provide the combined company with competitive advantages or will not be challenged by third parties, or that if challenged, will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on the combined company's ability to do business. Furthermore, others may independently develop similar products or processes, duplicate the products or processes or design around any patents that may be issued to the combined company.

   To protect their intellectual property, AMCC and MMC Networks also rely on the combination of mask work protection under the Federal Semiconductor Chip Protection Act of 1984, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements. Despite these efforts, the combined company cannot be certain that others will not independently develop substantially equivalent intellectual property or otherwise gain access to the combined company's trade secrets or intellectual property, or disclose such intellectual property or trade secrets, or that the combined company can meaningfully protect its intellectual property.

The combined company could be harmed by litigation involving patents and proprietary rights.

   Litigation may be necessary to enforce the combined company's intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or misappropriation. As a general matter, the semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. Such litigation could result in substantial costs and diversion of resources, including the attention of the combined company's management and technical personnel and could have a material adverse effect on the combined company's business, financial condition and results of operations. The combined company may be accused of infringing the intellectual property rights of third parties. The combined company will have certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by its products. AMCC cannot be certain that infringement claims by third parties or claims for indemnification by customers or end users resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not harm the combined company's business.

   Any litigation relating to the intellectual property rights of third parties, whether or not determined in the combined company's favor or settled by the combined company, would at a minimum be costly and could divert the efforts and attention of its management and technical personnel. In the event of any adverse ruling in any such litigation, the combined company could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. A license might not be available on reasonable terms.

The combined company's operating results will be subject to fluctuations because of international sales.

   International sales (including sales to Canada) accounted for approximately 49% and 37% of AMCC's revenues for the fiscal year ended March 31, 2000 and quarter ended June 30, 2000, respectively. International sales may increase in future periods and may account for an increasing portion of the combined company's revenues. As a result, an increasing portion of the combined company's revenues may be subject to certain risks, including:

  . changes in regulatory requirements;

  . tariffs and other barriers;

  . timing and availability of export licenses;

  . political and economic instability;

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

  . difficulties in accounts receivable collections;

  . natural disasters;

  . difficulties in staffing and managing foreign subsidiary and branch operations;

  . difficulties in managing distributors;

  . difficulties in obtaining governmental approvals for communications and other products;

  . foreign currency exchange fluctuations;

  . the burden of complying with a wide variety of complex foreign laws and treaties; and

  . potentially adverse tax consequences.

   The combined company will be subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. AMCC cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the combined company's products will be implemented by the United States or other countries. Because sales of AMCC's and MMC Networks' products have been denominated to date primarily in United States dollars, increases in the value of the United States dollar could increase the price of the combined company's products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in the combined company's results of operations. Some of AMCC's and MMC Networks' customer purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, the combined company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded.

The combined company could incur substantial fines or litigation costs associated with its storage, use and disposal of hazardous materials.

   AMCC is subject to a variety of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in AMCC'S manufacturing process. Any failure to comply with present or future regulations could result in the imposition of fines, the suspension of production or a cessation of operations. In addition, these regulations could restrict the combined company's ability to expand its facilities at the present location or construct or operate a new wafer fabrication facility or could require the combined company to acquire costly equipment or incur other significant expenses to comply with environmental regulations or clean up prior discharges. Since 1993, AMCC has been named as a potentially responsible party, along with a large number of other companies that used Omega Chemical Corporation in Whittier, California to handle and dispose of certain hazardous waste material. AMCC is a member of a large group of potentially responsible parties that has agreed to fund certain remediation efforts at the Omega site, which efforts are ongoing. To date, AMCC's payment obligations with respect to these funding efforts have not been material, and AMCC believes that the combined company's future obligations to fund these efforts will not have a material adverse effect on its business, financial condition or operating results. Although AMCC believes that it is currently in material compliance with applicable environmental laws and regulations, AMCC cannot assure you that the combined company will be in material compliance with these laws or regulations or that its future obligations to fund any remediation efforts, including those at the Omega site, will not have a material adverse effect on its business.

The combined company's ability to manufacture sufficient wafers to meet demand could be severely hampered by a shortage of water or natural disasters.

   AMCC uses significant amounts of water throughout its manufacturing processes. Previous droughts in California have resulted in restrictions being placed on water use by manufacturers and residents in California. In the event of future drought, reductions in water use may be mandated generally, and it is unclear how such reductions will be allocated among California's different users. AMCC cannot be certain that near term reductions in water allocations to manufacturers will not occur. AMCC's existing wafer fabrication facility is, and a potential new wafer fabrication facility may be, located in Southern California and these facilities may be subject to natural disasters such as earthquakes or floods. AMCC does not have earthquake insurance for these facilities, because adequate coverage is not offered at economically justifiable rates. A significant natural disaster, such as an earthquake or flood, could have a material adverse impact on the combined company's business, financial condition or operating results.

The AMCC common stock price is volatile.

   The market price of AMCC common stock has fluctuated significantly to date. In the future, the market price of AMCC common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

  . the combined company's anticipated or actual operating results;

  . announcements or introductions of new products;

  . technological innovations or setbacks by the combined company or its competitors;

  . conditions in the semiconductor, telecommunications, data communications, or high-speed computing markets;

  . the commencement of litigation;

  . changes in estimates of the combined company's performance by securities analysts;

  . announcements of merger or acquisition transactions;

  . other events or factors; and

  . general economic and market conditions.

   In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, particularly semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may harm the market price of AMCC common stock.

The anti-takeover provisions of AMCC's certificate of incorporation and of the Delaware General Corporation Law may delay, defer or prevent a change of control.

   AMCC's board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by AMCC's stockholders. The rights of the holders of AMCC common stock will be subject to, and may harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, as the terms of the preferred stock that might be issued could potentially prohibit AMCC's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of preferred stock. In addition, the issuance of preferred stock could have a dilutive effect on AMCC's stockholders.

If AMCC issues additional shares of stock in the future, it may have a dilutive effect on existing AMCC stockholders.

   AMCC's board of directors and stockholders have recently approved an amendment to AMCC's certificate of incorporation that increases the number of authorized shares of AMCC common stock by 450,000,000, to a total of 630,000,000 shares. This increase in authorized shares will provide AMCC with the flexibility to issue AMCC common stock for proper corporate purposes, which may include making acquisitions through the use of stock, adopting additional equity incentive plans and raising equity capital. Any subsequent issuance of AMCC common stock may result in immediate dilution of then current AMCC stockholders.

                        THE MMC NETWORKS SPECIAL MEETING

   AMCC is furnishing this prospectus/proxy statement to MMC Networks stockholders in connection with the solicitation of proxies from MMC Networks stockholders for use at the MMC Networks special meeting to be held on October
  , 2000. AMCC also is furnishing this prospectus/proxy statement to MMC Networks stockholders as a prospectus in connection with the issuance by AMCC of shares of AMCC common stock in the merger.

Date, Time and Place

   The special meeting will be held on October   , 2000, at 10:00 a.m. Pacific
time, at the offices of MMC Networks located at 1144 East Arques Avenue, Sunnyvale, California 94085.

Matters to be Considered at the Special Meeting

   At the special meeting, and any adjournment of the special meeting, MMC Networks stockholders will be asked:

  . to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger and Reorganization by and among AMCC, Mercury Acquisition Corp. and MMC Networks, dated as of August 28, 2000, and approve the merger under which MMC Networks will become a wholly owned subsidiary of AMCC; and

  . to consider and transact such other matters which may properly come before the Special Meeting.

Board of Directors Recommendation

   The MMC Networks board of directors has unanimously approved the merger agreement and the merger and recommends a vote "FOR" approval of the merger agreement and the merger.

Record Date

   The MMC Networks board of directors fixed the close of business on September , 2000 as the record date for the special meeting. Accordingly, only stockholders of record of MMC Networks common stock at the close of business on
September   , 2000 are entitled to notice of and to vote at the special meeting.

Quorum

   The presence at the special meeting, either in person or by proxy, of a majority of the issued and outstanding shares of MMC Networks common stock on the record date is necessary to constitute a quorum to transact business at the meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies. Shares of MMC Networks common stock represented at the special meeting but not voting, including shares of MMC Networks common stock for which proxy cards have been received but for which the holders have abstained and broker non-votes, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Stockholders Entitled to Vote

   At the close of business on the record date, September  , 2000, there were shares of MMC Networks common stock outstanding and entitled to
vote held by approximately     stockholders of record.

   The holders of MMC Networks common stock are entitled to cast one vote for each share they hold on each matter submitted to the MMC Networks stockholders for a vote at the special meeting.

Vote Required

   Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of MMC Networks common stock outstanding on the record date.

   Failure to vote, broker non-votes and abstentions will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement and the merger. However, because approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of MMC Networks common stock, the failure to vote, broker non-votes and abstentions will have the same effect as a vote "AGAINST" the merger agreement and the merger.

Voting Agreement

   As of August 28, 2000, certain MMC Networks stockholders, including certain officers and directors of MMC Networks, entered into voting agreements, pursuant to which, among other things, they agreed to vote their shares of MMC Networks stock "FOR" approval of the merger agreement and the merger. A copy of the voting agreement is attached as Appendix B to this prospectus/proxy statement. Each of these MMC Networks stockholders has also granted an irrevocable proxy and a power of attorney to AMCC representatives to vote his, her or its shares of MMC Networks common stock "FOR" approval of the merger agreement and the merger. On the record date, the MMC Networks stockholders that are parties to the voting agreements collectively owned and were entitled to vote approximately 12% of the outstanding shares of MMC Networks common stock.

Proxies

   All shares represented by properly executed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxy cards that do not contain voting instructions with respect to approval of the merger agreement and the merger will be voted "FOR" approval of the merger agreement and the merger.

   Only shares affirmatively voted for approval of the merger agreement, including properly executed proxy cards that do not contain voting instructions, will be counted as votes in favor of the merger agreement and the merger proposal.

   The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement and the merger will be voted in favor of any adjournment or postponement.

Revocability of Proxies

   You may revoke your proxy at any time prior to its use:

  . by delivering to the secretary of MMC Networks at the address set forth below a signed notice of revocation or a later-dated, signed proxy card; or

  . by attending the special meeting and voting in person.

   Attendance at the special meeting is not in itself sufficient to revoke a proxy.

   All written notices of revocation and other communications with respect to revocation of proxies should be addressed to MMC Networks, Inc., 1144 East Arques Avenue, Sunnyvale, California 94085, Attention: Secretary. A proxy appointment will not be revoked by death or incapacity of the MMC Networks stockholder executing the proxy card unless, before the shares are voted, notice of such death or incapacity is filed with MMC Networks' secretary or other person responsible for tabulating votes on MMC Networks' behalf.

Solicitation of Proxies and Expenses

   MMC Networks and AMCC will share equally the fees and costs, except attorneys' and accountants' fees, of filing and printing this prospectus/proxy statement. MMC Networks will bear all attorneys' and accountants' fees incurred by it in connection with filing and printing this prospectus/proxy statement and will pay the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, MMC Networks' directors, officers and employees may solicit proxies by telephone, fax, e-mail, telegram or in person.

   Please do not send stock certificates with your proxy card. A transmittal form with instructions concerning the surrender of MMC Networks stock certificates will be mailed to you by AMCC's exchange agent promptly after completion of the merger.

                                   THE MERGER

   This section of the prospectus/proxy statement describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document including the appendices for a more complete understanding of the merger.

Background of the Merger

   Commencing in October 1999, AMCC's executive management held numerous discussions regarding strategic acquisitions which would enable AMCC to continue increasing its revenues and presence in the networking market. During these discussions, AMCC's executive management reviewed presentations and analyses regarding potential high-growth sectors in the networking market. As a result of these discussions, AMCC's executive management decided to enter into discussions with companies which design high-speed network processor products, which are devices that process data before it is routed through a telecommunications network to its destination.

   On October 15, 1999, at a regularly scheduled meeting, the MMC Networks board of directors discussed industry consolidation. As part of this discussion, the MMC Networks board considered which companies in the telecommunications integrated circuit industry might be candidates for a potential strategic relationship. AMCC was one of the companies that the MMC Networks board discussed.

   On October 21, 1999, David Rickey, President and Chief Executive Officer of AMCC, met with Doug Spreng, President and Chief Executive Officer of MMC Networks and other key management employees of MMC Networks to discuss a potential strategic relationship between the two companies. At this meeting, each of the companies exchanged certain information about their respective technologies, business operations, financial conditions and other related matters.

   During the period from the end of October 1999 through February 2000, AMCC held discussions with several other companies that produce network processor products.

   On February 9, 2000, at a regularly scheduled meeting of the board of directors of MMC Networks, the board again discussed potential strategic relationships in light of then current industry consolidation. After extensive discussion, the MMC Networks board of directors directed management to explore potential strategic transactions with several companies, one of which was AMCC.

   On or about February 29, 2000, Stephen Smith, AMCC's Vice President, Business Development, contacted Mr. Spreng to continue discussions regarding AMCC's interest in a potential strategic transaction between AMCC and MMC Networks.

   Between February 29, 2000 and March 13, 2000, Mr. Smith and Mr. Spreng had several conversations regarding a potential strategic transaction between the two companies, and both agreed that further discussions between representatives of MMC Networks and AMCC should ensue.

   On March 16, 2000, Alexander Joffe, Chief Technology Officer of MMC Networks, Andrew Gottlieb, Vice President of Marketing of MMC Networks, and Mr. Spreng met with AMCC executives and managers. At the meeting, the parties entered into an agreement that each party would not disclose or misuse confidential information provided by the other party during discussions regarding the merger. The parties then discussed the strategic direction and current results of AMCC and the features and development schedule of MMC Networks' network processor products and switch fabric product design. The parties also discussed in general terms possible synergies between MMC Networks' network processors, traffic management chips and switch fabrics and AMCC's IC products.

   During the period from March 16, 2000 through May 15, 2000, Mr. Smith, Mr. Rickey and Mr. Spreng continued to have telephone discussions to explore the benefits and challenges of combining the two companies.

   On May 11, 2000, a meeting was held among Mr. Spreng, Mr. Gottlieb, Mr. Rickey, Mr. Smith and Candace Kilburn, Vice President, Human Resources of AMCC to review the status of discussions between the companies regarding a potential strategic transaction.

   After reviewing the results of these meetings, and similar meetings with other companies that design network processor products, AMCC's executive management concluded that the potential strategic transaction with MMC Networks presented certain compelling benefits including MMC Networks' proven technology, significant revenue potential and broad customer base.

   On May 31, 2000, Mr. Spreng received a telephone call from Mr. Smith. During the call, Mr. Smith suggested a valuation of MMC Networks at which AMCC would be interested in pursuing an acquisition. Mr. Spreng advised Mr. Smith on the call that he believed that the valuation was insufficient, but that he would poll the other members of the MMC Networks' board of directors on the proposal.

   On June 1, 2000, Mr. Spreng contacted each member of the MMC Networks board of directors to discuss the valuation that had been communicated by Mr. Smith.

   On June 2, 2000, Mr. Spreng met with representatives of MMC Networks' financial advisor, Credit Suisse First Boston Corporation, to discuss the valuation proposed by Mr. Smith and the reaction to the valuation by the MMC Networks board of directors. Mr. Spreng then contacted Mr. Smith by telephone and told him that while he believed that a transaction between the two companies would be considered seriously by the MMC board of directors, the previously suggested valuation was inadequate. However, Mr. Spreng indicated that he would like to continue discussions on the terms of the proposed transaction.

   By June 15, 2000, the negotiations between AMCC and MMC Networks reached a temporary impasse due to, among other reasons, the parties' failure to agree on valuation.

   On August 4, 2000, Mr. Spreng received a telephone call from Brent Little, Vice President, Marketing for AMCC, and Mr. Smith, at which time Mr. Little and Mr. Smith indicated that AMCC wished to discuss a revised valuation proposal, and that a letter to that effect would be forthcoming. Mr. Spreng received the letter on August 7, 2000.

   On August 11, 2000, Mr. Spreng, Mr. Gottlieb, Richard C. Yonker, Vice President and Chief Financial Officer of MMC Networks, and MMC Networks' legal advisor, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and its financial advisor met to discuss the proposal contained in AMCC's August 7, 2000 letter. After a lengthy discussion of the terms of the proposal, Mr. Spreng, with the advice of MMC Networks' advisors, concluded that an MMC Networks board of directors meeting should be convened to discuss the proposal.

   On August 14, 2000, the AMCC board of directors held a telephonic meeting and discussed fully the terms of the proposed transaction and the status of negotiations.

   On August 16, 2000, a special meeting of the MMC Networks' board of directors was held to discuss the AMCC proposal with representatives of MMC Networks' legal and financial advisors. After a lengthy discussion of the likely material terms of an acquisition transaction, the MMC Networks board of directors authorized management of MMC Networks to proceed with negotiations with AMCC, subject to board review and approval of the terms of the definitive agreements relating to a merger transaction.

   Between August 14, 2000 and August 18, 2000, AMCC and MMC Networks negotiated the terms of an exclusivity agreement, which AMCC made a condition to entering into negotiations of the definitive merger agreement.

   On August 18, 2000, the parties entered into the exclusivity agreement whereby MMC Networks agreed to give AMCC a nine-day period during which MMC Networks would negotiate exclusively with AMCC. During the period from August 18, 2000, through August 24, 2000, representatives of each of AMCC and MMC Networks, including AMCC's legal advisor, Cooley Godward LLP, and financial advisor,

Salomon Smith Barney, and MMC Networks' legal and financial advisors, conducted numerous telephone conferences to negotiate the terms and conditions of the merger agreement and various other legal, financial and regulatory matters related to the merger. During this period and continuing through August 27, 2000, AMCC's and MMC Networks' management and legal and financial advisors conducted due diligence investigations.

   On August 24, 2000, the MMC Networks board of directors held a telephonic meeting and received a full report on the status of negotiations from MMC Networks' management and legal and financial advisors, and discussed the significant open issues separating the parties before the merger agreement could be finalized.

   On August 25, 2000, the AMCC board of directors held a telephonic neeting, at which the management of AMCC presented to the board a summary of terms of the proposed merger with MMC Networks. Frederick Muto of Cooley Godward llp, AMCC's legal advisor reviewed with the board the terms of the merger agreement and various other legal matters regarding the proposed transaction. Chris Varelas of Salomon Smith Barney, AMCC's financial advisor, gave a presentation to the board regarding the fairness of the merger to AMCC. After discussion, the AMCC board of directors approved the merger and authorized the management of AMCC to enter into the merger agreement and execute all documents relating to the transaction.

   On August 27, 2000, the MMC Networks board of directors held a meeting, together with MMC Networks' management and legal and financial advisors, to review the principal terms of the proposed merger, including the status and timing of the transaction. At the meeting, MMC Networks' financial advisor reviewed with the MMC Networks board of directors its financial analysis of the exchange ratio and delivered to the MMC Networks board of directors an oral opinion, confirmed by delivery of a written opinion dated August 28, 2000, the effective date of the merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial viewpoint, to the holders of MMC Networks common stock. Management of MMC Networks made a detailed presentation on the product and technology synergies that were presented by combining the two companies. Representatives of MMC Networks' legal advisor then advised the members of the board of their fiduciary duties in considering whether to approve the transaction. After full discussion, the MMC Networks board of directors unanimously concluded that the merger was in the best interests of MMC Networks stockholders, declared the merger advisable, and unanimously approved the terms of the merger and the merger agreement and resolved to recommend that MMC Networks stockholders vote to adopt the merger agreement and approve the merger.

   On August 28, 2000, AMCC and MMC Networks executed the merger agreement and related agreements and issued a joint press release announcing the merger.

AMCC's Reasons for the Merger

   In the course of reaching its decision to approve the merger, the AMCC board of directors consulted with AMCC's legal and financial advisors as well as with AMCC's senior management. The board considered a number of strategic factors associated with MMC Networks' business and opportunities presented by combining the two companies, including:

  . the ability of MMC Networks to develop and sell high-end network processors and traffic management products and low-end network processor products with advanced technology, and the current and projected demand for these network processor products upon the standardization of these products;

  . the combination of the complementary products and technologies that will allow AMCC to provide more complete solutions than AMCC can provide now and may provide AMCC's customers an opportunity to reduce the time to market for their products;

  . MMC Networks' strong technical employee force, which includes over 220 design engineers, quality and test engineers and sales and marketing personnel;

  . the maturity, scalability, wire-speed performance and market acceptance of MMC Networks' current network processor products over network processor products currently on the market as well as the likelihood of market acceptance of MMC Networks' future products;

  . MMC Networks' focus on designing products compatible with the WAN market segment; and

  . MMC Networks' significant design wins with leading communications equipment manufacturers.

   The AMCC board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the merger, including the risk factors included in this prospectus/proxy statement and in particular:

  . the challenge of integrating the businesses and operations of the two companies;

  . the goodwill that would be incurred and the adverse effect the amortization of this goodwill would have on future operating results; and

  . the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time.

   In analyzing the proposed merger, none of the factors listed above was viewed by the AMCC board of directors as determinative, and the board did not quantify or weight any of the factors. Rather, the board made its determination based upon the total mix of information available to it. Moreover, individual members of the board may have assigned different values to different factors.

   After considering the foregoing factors, the AMCC board of directors unanimously determined that the potential benefits of the merger outweighed any benefits of seeking an alternative acquisition or trying to develop its own network processor and traffic management products.

MMC Networks' Reasons for the Merger

   The decision of the MMC Networks board of directors to enter into the merger agreement with AMCC and to recommend that the MMC Networks stockholders approve the merger agreement, the merger and the transactions associated with it was the result of careful consideration by the MMC Networks board of directors of a range of strategic alternatives, including potential business combinations with companies other than AMCC, and the pursuit of a long-term independent business strategy for MMC Networks. The MMC Networks board of directors also consulted with MMC Networks' management and legal and financial advisors throughout the period it was considering the merger.

   During the course of its deliberations, the MMC Networks board of directors considered a number of factors that the board believes make the merger attractive to the MMC Networks stockholders and could contribute to the success of the combined company, including the following:

  . the merger will offer the stockholders of the combined company the potential benefits described above under the heading "AMCC's Reasons for the Merger;"

  . the merger will result in a combined company with greater financial, technological and human resources to develop new products or acquire new technologies, and greater sales and marketing resources to help promote and sell MMC Networks' products;

  . MMC Networks will have access to the customer base of AMCC and may benefit from increased distribution of MMC Networks' products;

  . the broad expertise of the AMCC management team and the significant marketing resources of AMCC will contribute to stronger product planning and operational execution;

  . the value of the shares of AMCC common stock that the MMC Networks stockholders will receive in the merger represents a significant premium to market for the MMC Networks stockholders; and

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

  . the opinion of Credit Suisse First Boston regarding the fairness, from a financial point of view, of the exchange ratio, as more fully described below under "Opinion of MMC Networks' Financial Advisor."

   In addition, the MMC Networks board of directors considered a number of potentially negative factors relating to the merger, including the following:

  . the risk that AMCC's stock price will fall, thereby diminishing the value of the consideration being paid to the MMC stockholders;

  . the risk that expected benefits of the merger may not be realized;

  . the risk that MMC Networks may find it more difficult to attract and hire skilled employees as part of a much larger enterprise; and

  . the other risks described in this prospectus/proxy statement under "Risk
    Factors."

   After considering the potential advantages and disadvantages of the merger, the MMC Networks board of directors unanimously determined that the potential benefits of the merger outweighed the potentially negative effects of the merger.

   In analyzing the proposed merger, the MMC Networks board of directors did not view any single factor as determinative and did not quantify or weight any of the factors. Rather, the board made its determination based upon the total mix of information available to it. In addition, individual members of the board may have assigned different values to different factors.

   Based on the above, the MMC Networks board of directors concluded that the merger is fair to, and in the best interests of, MMC Networks and its stockholders and unanimously recommends that the MMC Networks stockholders vote for the merger. The affirmative vote of the stockholders holding a majority of the MMC Networks common stock outstanding on the record date is required to approve and adopt the merger agreement and approve the merger.

Consideration to be Received in the Merger

   AMCC Common Stock. Upon completion of the merger, each share of MMC Networks common stock then outstanding will be converted into the right to receive 0.619 of a share of AMCC common stock (the exchange ratio). The number of shares of AMCC common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend, reverse stock split, reclassification, recapitalization or similar transaction undertaken by AMCC prior to the effective time of the merger. In addition, the total number of shares AMCC would be required to issue will not be more than 20% of the AMCC common stock outstanding as of the effective time of the merger.

   No fractional shares. No fractional shares of AMCC common stock will be issued in connection with the merger. Instead of a fraction of a share, a holder of MMC Networks common stock will receive payment in cash, without interest, determined by multiplying the fraction that would have been received by the closing sales price per share of AMCC common stock, as quoted on The Nasdaq National Market, on the date the merger becomes effective.

Procedures for Exchange of MMC Networks Stock Certificates

   After the merger is completed, AMCC will mail you a letter of transmittal and instructions for surrendering MMC Networks stock certificates in exchange for AMCC stock certificates. When you deliver your MMC Networks stock certificates to AMCC, along with a properly executed letter of transmittal and any other required documents, your MMC Networks stock certificates will be canceled and you will receive AMCC stock certificates representing the number of whole shares of AMCC common stock to which you are entitled under the merger agreement. You will receive cash for any fractional share of AMCC common stock to which you would have otherwise been entitled.

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

   If your MMC Networks stock certificate has been lost, stolen or destroyed, AMCC may require you to provide an appropriate affidavit and deliver a bond as indemnity against any claim that may be made against AMCC or MMC Networks with respect to your lost, stolen or destroyed stock certificate.

   You should not surrender your MMC Networks stock certificates for exchange until you receive a letter of transmittal from AMCC.

Treatment of Options to Purchase MMC Networks Common Stock

   When the merger is completed, all outstanding options to purchase MMC Networks common stock will be assumed by AMCC in accordance with the merger agreement. Upon the merger:

  . each option to purchase shares of MMC Networks common stock automatically will become an option to purchase that number of shares of AMCC common stock equal to the number of shares of MMC Networks common stock subject to the MMC Networks option immediately prior to the effective time of the merger multiplied by 0.619, rounding down to the nearest whole share of AMCC common stock; and

  . the exercise price for each share of AMCC common stock issuable upon the exercise of the assumed MMC Networks option will be determined by dividing the per share exercise price in effect immediately prior to the effective time of the merger by 0.619, rounding up to the nearest whole cent.

   Any restriction on the exercise of an MMC Networks option will continue in full force and effect, and no additional restrictions on such options will be imposed by AMCC.

Stock Ownership Following the Merger

   Assuming that no additional shares of MMC Networks common stock are issued and none of the currently outstanding options to purchase MMC Networks common stock are exercised prior to the merger, AMCC will issue approximately 20,494,997 shares of AMCC common stock for the outstanding shares of MMC Networks stock and will assume options to purchase approximately
4,136,754 shares of AMCC common stock. Based upon 125,768,295 shares of AMCC common stock issued and outstanding as of August 24, 2000 and assuming no exercise of options, warrants or other rights to purchase AMCC common stock, the former holders of MMC Networks common stock would hold and have voting power with respect to approximately 14%, and the stockholders of AMCC prior to the closing of the merger would hold and have voting power with respect to approximately 86%, of AMCC's total issued and outstanding shares of common stock after consummation of the merger.

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

                     CERTAIN TERMS OF THE MERGER AGREEMENT

   The following is a summary of the material provisions of the merger agreement. However, the following is not a complete statement of all provisions of the merger agreement. AMCC and MMC Networks urge you to read the entire merger agreement, which is attached as Appendix A to this prospectus/proxy statement. This summary is qualified in its entirety by reference to the full text of the merger agreement.

General

   The merger agreement provides for the merger of MMC Networks with Mercury Acquisition Corp., a wholly owned subsidiary of AMCC. As a result of the merger, MMC Networks will be the surviving entity in the merger and will become a wholly owned subsidiary of AMCC. The former stockholders of MMC Networks will become stockholders of AMCC. The merger will be completed upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Representations and Warranties

   The merger agreement contains customary representations and warranties of MMC Networks, AMCC and Mercury Acquisition Corp. relating to the respective businesses of the parties. The representations and warranties of MMC Networks, AMCC and Mercury Acquisition Corp. expire upon the completion of the merger. The representations made by MMC Networks include, among others, representations relating to:

  . its due organization, good standing and subsidiaries;

  . its authority to own its assets and carry on its business;

  . its capital structure;

  . the accuracy of all its filings with the SEC since December 31, 1999;

  . the completeness, preparation and compliance of its financial statements in accordance with generally accepted accounting principles;

  . the absence of changes in its business since June 30, 2000 that would materially adversely affect it;

  . its intellectual property and other assets;

  . tax, insurance, employee and environmental matters;

  . the enforceability of its material contracts;

  . the receipt of an opinion from MMC Networks' financial advisor;

  . absence of material litigation; and

  . the authority to enter into the merger agreement and to consummate the merger.

   The representations made by AMCC include, among others, representations relating to:

  . its due organization, good standing and subsidiaries;

  . its authority to own its assets and carry on its business;

  . its capital structure;

  . the accuracy of all its filings with the SEC since December 31, 1999;

  . the completeness, preparation and compliance of its financial statements in accordance with generally accepted accounting principles;

  . the absence of changes in its business since December 31, 1999 that would materially adversely affect it;


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

  . the valid issuance of the shares of AMCC common stock to be issued as consideration for the merger; and

  . the authority to enter into the merger agreement and to consummate the merger.

Certain Covenants of the Parties

 Conduct of the Parties Prior to the Closing of the Merger

   The merger agreement obligates MMC Networks to conduct its business in the ordinary course before the merger becomes effective and imposes some limitations on the operations of MMC Networks during that time. These limitations include agreements by MMC Networks not to take any of the following actions without the prior written consent of AMCC:

  . declare or pay dividends or make any other distribution in respect of any shares of capital stock or other securities;

  . repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

  . sell, issue or authorize the issuance of, with certain exceptions related to MMC Network's equity incentive plans, any equity or other securities;

  . amend or waive any of its rights under, or permit the acceleration of vesting of, outstanding options;

  . amend its organizational documents;

  . become a party to an acquisition transaction, recapitalization or reclassification of shares of capital stock or other securities or ownership interests in MMC Networks;

  . conduct a stock split, reverse stock split or similar transaction with respect to the shares of its capital stock;

  . form a subsidiary or acquire an interest in any other entity;

  . make any significant capital expenditure prior to completion of the merger;

  . amend, prematurely terminate or waive any material right or remedy under, any material contract;

  . enter into or become bound by a material contract;

  . with certain exceptions, acquire, sell, lease or license any right or other material asset from or to any other entity;

  . lend money to any entity, or incur or guarantee any indebtedness for borrowed money;

  . establish or adopt any employee benefit plan, pay bonuses, or increase salaries payable to any directors or officers;

  . change any of its methods of accounting or accounting practices in any material respect;

  . make a material tax election;

  . hire any new employee having an annual salary in excess of certain limits; or

  . commence or settle any material legal proceeding.

   In addition, AMCC has agreed not to take any of the following actions without the prior written consent of MMC Networks:

  . declare, pay or make any extraordinary dividends on or distributions in respect of any shares of capital stock or other securities;

  . amend its certificate of incorporation in a manner adverse to the MMC
    Networks stockholders, other than an amendment to increase the number of authorized shares of AMCC common stock; and

  . commence or complete any acquisition transaction which would result in the issuance of more than 25,000,000 shares of AMCC common stock or which would reasonably be expected to delay the consummation of the merger.

 Limitations on Discussing and Encouraging Other Transaction Proposals

   MMC Networks has agreed to terminate all inquiries, contacts, discussions or negotiations with any third party with respect to any disposition of a material portion of its assets, certain issuances or disposition of its securities, or any merger, consolidation or similar transaction. In addition, MMC Networks has agreed not to solicit, encourage or otherwise facilitate any discussions or negotiations that may lead to an acquisition proposal; provided, however that, prior to receiving the required vote in favor of the merger of the MMC Networks stockholders, MMC Networks may enter into discussion with any third party in response to a written offer that satisfies all of the following conditions:

  . the offer is an unsolicited, bona fide, written offer to purchase at least a majority of the outstanding MMC Networks common stock;

  . the MMC Networks board of directors determines in good faith and after consultation with MMC Networks' financial advisors that such offer is more favorable to the MMC Networks stockholders than the terms of the proposed merger;

  . the MMC Networks board of directors determines in good faith, after consulting MMC Networks' legal counsel, that such discussions are necessary for the board to comply with its fiduciary obligations to the MMC Networks stockholders;

  . MMC Networks notifies AMCC in writing at least 48 hours prior to entering into discussions with such third party of the identity of such third party and of MMC Networks' intent to enter into discussions with such third party; and

  . no financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by the offering party on a timely basis.

 MMC Networks' Right to Terminate the Merger Agreement or Withdraw its Recommendation in Favor of the Proposed Merger

   Under the merger agreement, MMC Networks may terminate the merger agreement or may withdraw or adversely modify its board recommendation in favor of the proposed merger if all of the following conditions are met:

  . the MMC Networks stockholders have not yet adopted the merger agreement;

  . MMC Networks receives an unsolicited, bona fide, written offer to purchase all of the outstanding shares of MMC Networks common stock (which offer is not withdrawn);

  . MMC Networks provides AMCC with at least two business days prior notice of any meeting of the MMC Networks board of directors at which the board will determine whether to support such an offer;

  . the MMC Networks board of directors determines in good faith, after consulting MMC Networks' financial advisors, that such offer is more favorable to the MMC Networks stockholders than the proposed merger;

  . the MMC Networks board of directors determines in good faith, after consulting MMC Networks' legal counsel, that the withdrawal or modification of its board recommendation to adopt the merger agreement or the termination of the merger agreement is necessary for the board to comply with its fiduciary obligations to the MMC Networks stockholders;

  . MMC Networks has not terminated the merger agreement or withdrawn or adversely modified its recommendation to adopt the merger agreement at any time within one business day after AMCC has received a written notice from MMC Networks confirming that the MMC Networks board of directors has determined that the other offer is more favorable to the MMC Networks stockholders than the proposed merger;

  . MMC Networks has released AMCC from any standstill or similar agreement restricting AMCC from acquiring the securities of MMC Networks; and

  . MMC Networks has not violated its covenant not to solicit or initiate or otherwise knowingly induce or encourage any discussions or negotiations that may lead to an acquisition proposal.

MMC Networks' right to terminate the merger agreement or withdraw or adversely modify its recommendation in favor of the merger agreement is referred to in this prospectus as "MMC Networks' right of withdrawal."

 Director and Officer Indemnification

   After the merger is completed, AMCC is required to indemnify and hold harmless the directors and officers of MMC Networks with respect to matters existing or occurring at or prior to the time the merger was completed, whether asserted or claimed prior to, at, or after the merger was completed, as provided in its certificate of incorporation, bylaws and indemnification agreements, and as permitted by applicable law. AMCC is required to provide liability insurance for each individual who served as a director or officer of MMC Networks at any time prior to the completion of the merger for a period of six years after the completion of the merger no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the completion of the merger. However, AMCC will only be obligated to obtain and provide such coverage which is available at a cost of up to 175% of the cost of such coverage immediately prior to completion of the merger.

Conditions to the Merger

   The obligations of MMC Networks and AMCC to complete the merger are subject to certain conditions, including the following:

  . no law, regulation, injunction or other order may be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contained in the merger agreement;

  . AMCC's registration statement must have become effective, and no stop order issued by the SEC shall be pending;

  . the holders of a majority of shares of MMC Networks common stock shall have approved the merger;

  . the representations and warranties made by either AMCC or MMC Networks in the merger agreement must be accurate in all material respects, and an officer of each company will have delivered a certificate to the other company certifying that such condition has been satisfied;

  . all of the covenants and obligations of each of AMCC or MMC Networks will have been complied with in all material respects;

  . the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated;

  . each of Cooley Godward llp and Wilson Sonsini Goodrich & Rosati,
    Professional Corporation will have delivered the legal opinions required to be delivered by them under the terms of the merger agreement; and

  . no lawsuit, action or proceeding shall be pending by any governmental entity, other entity or person challenging the merger.


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

Termination

   The merger agreement provides MMC Networks and AMCC with rights to terminate the agreement in certain circumstances prior to the closing of the merger. AMCC and MMC Networks may mutually agree in writing to terminate the merger agreement. In addition, either party may terminate the merger agreement if the merger agreement shall not have been approved by the MMC Networks stockholders or a governmental body shall have issued a final order having the effect of permanently enjoining or restraining the merger.

   AMCC may terminate the merger agreement prior to closing for the following reasons:

  . if any of MMC Networks' representations or warranties were materially inaccurate or have become materially inaccurate, or MMC Networks has breached any covenant contained in the merger agreement, provided that AMCC may not terminate the merger agreement if MMC Networks cures such inaccuracy or breach;

  . if the closing has not taken place prior to February 28, 2001 (other than due to AMCC's failure to perform any covenant under the merger agreement); or

  . if prior to the approval of the merger agreement by the MMC Networks stockholders if any of the following events occurs:

   - the MMC Networks board of directors shall have failed to recommend, or shall have withdrawn its recommendation in favor of adopting the merger agreement;

   - the MMC Networks board of directors shall have failed to include in this prospectus/proxy statement the recommendation of the board in favor of adopting the merger agreement;

   - MMC Networks shall have approved, endorsed or recommended any proposal relating to the acquisition of MMC Networks by an entity other than AMCC;

   - MMC Networks shall have entered into a letter of intent or contract relating to the acquisition of MMC Networks by an entity other than AMCC;

   - a tender or exchange offer relating to securities of MMC Networks shall have been commenced and MMC Networks shall not have sent to its securityholders, a statement disclosing that MMC Networks does not recommend acceptance of such tender or exchange offer;

   - a proposal relating to the acquisition of MMC Networks by an entity other than AMCC is publicly announced, and MMC Networks fails to issue a press release announcing its opposition to such proposal or fails to reaffirm the MMC Networks board of directors' recommendation in favor of the acquisition by AMCC; or

   - MMC Networks shall have breached its covenant not to solicit proposals related to the acquisition of MMC Networks by an entity other than AMCC and such breach results in the making of such a proposal by a third party.

   These events are referred to in this prospectus/proxy statement as "triggering events."

   MMC Networks may terminate the merger agreement prior to closing for the following reasons:

  . if any of AMCC's representations or warranties were materially inaccurate or have become materially inaccurate, or AMCC has breached any covenant contained in the merger agreement, provided that MMC Networks may not terminate the merger agreement if AMCC cures such inaccuracy or breach within 30 days after the date of such inaccuracy or breach; or

  . if the closing has not taken place prior to February 28, 2001 (other than due to MMC Networks' failure to perform any covenant under the merger agreement); or

  . if MMC Networks is entitled to exercise the MMC Networks' right of withdrawal discussed under the section entitled "MMC Networks' Right to Terminate the Merger Agreement or Withdraw its Recommendation in Favor of the Proposed Merger."

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

   All of these rights will expire upon the closing of the merger.

Termination Fee

   AMCC is entitled to a cash termination fee if the merger agreement is terminated under the following scenarios:

  . by AMCC or MMC Networks because the MMC special meeting of stockholders was properly held and the requisite number of MMC stockholders did not approve the merger and (i) at or prior to the time the merger agreement was terminated, a proposal to acquire more than 50% of the common stock or assets of MMC Networks was publicly disclosed or commenced, (ii) such proposal was not unconditionally and publicly withdrawn five business days prior to the MMC Networks special meeting of stockholders and (iii) within nine months after the termination of the merger agreement, MMC Networks consummates a transaction involving the acquisition of more than 50% of the common stock or assets of MMC Networks;

  . by AMCC or MMC Networks because the merger was not consummated prior to February 28, 2001 and (i) at or prior to the time the merger agreement was terminated, a proposal to acquire more than 50% of the common stock or assets of MMC Networks was disclosed or commenced, (ii) such proposal was not unconditionally and publicly withdrawn five business days prior to February 28, 2001, (iii) within nine months after the termination of the merger agreement, MMC Networks consummates a transaction involving the acquisition of more than 50% of the common stock or assets of MMC Networks, (iv) AMCC Networks shall not have, and MMC Networks shall have, taken any action or omission which constitutes a breach of the covenants of the merger agreement that can be shown to be a significant contributing factor to the merger not being consummated by February 28, 2001;

  . by AMCC because a triggering event has occurred; or

  . by MMC Networks under MMC Networks' right of withdrawal.

   Under all of the foregoing circumstances, AMCC is entitled to a cash termination fee of $135,000,000.

Expenses Relating to the Merger

   Generally, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is consummated. However, AMCC and MMC Networks shall share equally the fees and expense, other than attorneys' and accountants' fees, related to the filing, printing and mailing of the registration statement and the prospectus/proxy statement and the filing of notices and applications under the relevant antitrust laws.

Opinion of MMC Networks' Financial Advisor

   Credit Suisse First Boston has acted as MMC Networks' exclusive financial advisor in connection with the merger. MMC Networks selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, MMC Networks requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of MMC Networks common stock of the exchange ratio provided for in the merger. On August 27, 2000, at a meeting of the MMC Networks board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the MMC Networks board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 28, 2000, the date of the merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of MMC Networks common stock.

   The full text of Credit Suisse First Boston's written opinion dated August 28, 2000 to the MMC Networks board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C and is incorporated into this document by reference. Holders of MMC Networks common stock are urged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion is addressed to the MMC Networks board of directors and relates only to the fairness of the exchange ratio from a financial point of view, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matters relating to the merger. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents, as well as publicly available business and financial information relating to MMC Networks and AMCC. Credit Suisse First Boston also reviewed other information relating to MMC Networks and AMCC, including publicly available financial forecasts, which MMC Networks and AMCC provided to or discussed with Credit Suisse First Boston, and discussed with MMC Networks' and AMCC's managements the businesses and prospects of MMC Networks and AMCC.

   Credit Suisse First Boston also considered financial and stock market data of MMC Networks and AMCC and compared those data with similar data for other publicly held companies in businesses similar to MMC Networks and AMCC and considered, to the extent publicly available, the financial terms of other business combinations and transactions recently effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to publicly available financial forecasts relating to MMC Networks and AMCC which Credit Suisse First Boston reviewed and discussed with MMC Networks' and AMCC's managements, Credit Suisse First Boston assumed, at the direction of MMC Networks' and AMCC's managements, that the forecasts represented reasonable estimates and judgments as to the future financial performance of MMC Networks and AMCC. In addition, Credit Suisse First Boston relied, without independent verification, on the assessments of MMC Networks' and AMCC's managements as to MMC Networks' and AMCC's existing and future technology and products and the risks associated with their technology and products, their ability to integrate MMC Networks' and AMCC's businesses and their ability to retain key employees of MMC Networks and AMCC. Credit Suisse First Boston also assumed, with
MMC Networks' consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

   Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of MMC Networks' or AMCC's assets or liabilities, contingent or otherwise, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to what the value of AMCC common stock actually would be when issued in the merger or the prices at which AMCC common stock would trade after the merger.

   In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of MMC Networks. Although

Credit Suisse First Boston evaluated the exchange ratio from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between MMC Networks and AMCC. MMC Networks imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

   In preparing its opinion to the MMC Networks board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MMC Networks and AMCC. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to MMC Networks or AMCC or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the MMC Networks board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the MMC Networks board of directors or management with respect to the merger or the exchange ratio.

   The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated August 28, 2000 delivered to the MMC Networks board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

   Peer Group Comparison. Credit Suisse First Boston compared financial, operating and stock market data of MMC Networks, AMCC and the following publicly traded companies in the WAN/LAN access, diversified and wireless business categories of the semiconductor industry:

          WAN/LAN Access                       Diversified                       Wireless
      Semiconductor Companies            Semiconductor Companies         Semiconductor Companies
      -----------------------            -----------------------         -----------------------
 . Broadcom Corporation               . Intel Corporation              . QUALCOMM Incorporated
 . PMC-Sierra, Inc.                   . Texas Instruments Incorporated . RF Micro Devices, Inc.
 . AMCC                               . LSI Logic Corporation          . TriQuint Semiconductor, Inc.
 . Vitesse Semiconductor Corporation  . Conexant Systems, Inc.         . Sawtek Inc.
 . MMC Networks                                                        . Alpha Industries, Inc.
 . GlobeSpan, Inc.                                                     . ANADIGICS, Inc.
 . Virata Corporation
 . TranSwitch Corporation
 . Centillium Communications, Inc.
 . Galileo Technology Ltd.

Credit Suisse First Boston compared stock prices as a multiple of latest 12 months and estimated calendar years 2000 and 2001 earnings per share and fully diluted aggregate values, calculated as fully diluted equity market value plus net debt, as a multiple of latest 12 months and estimated calendar years 2000 and 2001 revenues. All multiples were based on closing stock prices on August 25, 2000. Estimated financial data for the selected companies, MMC Networks and AMCC were based on research analysts' estimates. This analysis indicated the following median implied multiples for the selected groups of companies, as compared to the implied multiples for MMC Networks and AMCC:

                                             Aggregate Value/Revenue
                                                    Multiples             Price/Earnings Multiples
                                          ----------------------------- -----------------------------
                                           Latest   Estimated Estimated  Latest   Estimated Estimated
                                          12 months   2000      2001    12 months   2000      2001
                                          --------- --------- --------- --------- --------- ---------
WAN/LAN Access Semiconductor Companies..    74.6x     35.6x     21.7x    334.8x    235.2x    110.9x
Diversified Semiconductor Companies.....     8.1x      7.1x      5.6x     53.7x     41.9x     35.4x
Wireless Semiconductor Companies........    12.8x     11.5x      8.5x     52.1x     51.4x     39.3x
AMCC....................................   118.4x     78.9x     47.4x    334.8x    221.6x    151.8x
MMC Networks............................    44.7x     37.3x     20.4x    531.8x    440.9x    110.9x

   Exchange Ratio Analysis. Credit Suisse First Boston reviewed the ratio of the closing price of MMC Networks common stock divided by the closing price of AMCC common stock on August 25, 2000, referred to as the current market, and the average of this ratio computed over various periods ended August 25, 2000. Credit Suisse First Boston then computed the fully diluted ownership of MMC Networks' stockholders in the combined company implied by the current market and by the average of the ratios over these various periods. This analysis indicated the following:

                                                                      Implied
                                                                   MMC Networks'
                                                                   Stockholders
                                                       Average     Fully Diluted
                                                    Exchange Ratio   Ownership
     Period Prior to August 25, 2000                 Over Period    Percentage
     -------------------------------                -------------- -------------
     Current market................................    0.4150x         10.0%
     10 trading days average.......................    0.4367x         10.5%
     30 trading days average.......................    0.3773x          9.2%
     60 trading days average.......................    0.4231x         10.2%
     90 trading days average.......................    0.3730x          9.1%
     180 trading days average......................    0.3751x          9.1%
     Average since November 1, 1999................    0.3938x          9.6%

   Credit Suisse First Boston noted that the pro forma fully diluted ownership of MMC Networks' stockholders in the combined company implied by the exchange ratio in the merger was 14.5%.

   Premiums Paid Analysis. Credit Suisse First Boston analyzed the purchase prices and implied premiums paid in the following five publicly announced transactions involving companies in the semiconductor industry:

                 Acquiror                                  Target
                 --------                                  ------
     . PMC-Sierra, Inc.                       . Quantum Effect Devices, Inc.
     . Conexant Systems, Inc.                 . Maker Communications, Inc.
     . Texas Instruments Incorporated         . Burr-Brown Corporation
     . Texas Instruments Incorporated         . Unitrode Corporation
     . Intel Corporation                      . Level One Communications, Inc.

   Credit Suisse First Boston focused in particular on the transaction involving PMC-Sierra, Inc. and Quantum Effect Devices, Inc., or QED, and on the transaction involving Conexant Systems, Inc. and Maker Communications, Inc. Credit Suisse First Boston also reviewed the purchase prices and implied premiums paid in 199 stock-for-stock transactions effected since April 30, 1987 and 88 stock-for-stock transactions with a transaction value in excess of $500 million effected since July 5, 1994. Credit Suisse First Boston then compared the median implied premiums paid in the selected transactions with the premium implied in the merger based on the exchange ratio.

   For each transaction or group of transactions, the following table presents the premium implied by the exchange ratio provided for in each transaction to the ratio of the stock prices for the acquirors and targets in the transactions one trading day prior to public announcement of the transaction and the average ratio of the stock prices for the acquirors and targets in the transactions over various periods prior to public announcement of the transaction:

                                                                                              Premium
                                                                                           Represented by
                                              Exchange Ratio Premium                       Exchange Ratio
                         ----------------------------------------------------------------- in the Merger
                                                                     199                    Over Average
                                                                  Precedent   88 Precedent    Ratio of
                                                       Other      Stock-for-   Stock-for-   MMC Networks
    Period Prior to                                   Selected      Stock        Stock      Common Stock
  Public Announcement    PMC-Sierra/                Transactions Transactions Transactions to AMCC Common
     of Transaction          QED     Conexant/Maker    - Mean      - Median     - Median       Stock
  -------------------    ----------- -------------- ------------ ------------ ------------ --------------
1 trading day prior.....    25.0%         84.2%         60.0%        27.7%        28.4%         49.2%
10 trading days
 average................    14.1%         76.5%         53.9%        32.7%        35.5%         41.7%
30 trading days
 average................    30.1%         59.3%         50.7%        34.6%        38.7%         64.1%
60 trading days
 average................    17.6%         31.9%         51.6%        33.2%        37.8%         46.3%
90 trading days
 average................     8.8%         11.1%         59.4%        28.3%        31.1%         66.0%
Average of periods......    15.5%         52.6%         55.1%        26.1%        34.3%         52.8%

   Contribution Analysis. Credit Suisse First Boston computed the relative contributions of MMC Networks and AMCC to the estimated revenue, gross profit, operating income and net income of the combined company for calendar years 2000 and 2001, excluding goodwill, potential synergies and potential one-time charges, based on research analysts' estimates. Credit Suisse First Boston then computed the fully diluted ownership of

MMC Networks' stockholders in the combined company implied by MMC Networks' relative contribution as well as the resulting implied exchange ratio. This analysis indicated the following:

                                                             Implied
                                                          MMC Networks'
                                                          Stockholders
                                                          Fully Diluted Implied
                                                            Ownership   Exchange
     Operational Metric                                    Percentage    Ratio
     ------------------                                   ------------- --------
     Revenue
     Estimated Calendar Year 2000........................     18.9%     0.8432x
     Estimated Calendar Year 2001........................     20.3%     0.9231x

     Gross Profit
     Estimated Calendar Year 2000........................     18.1%     0.8052x
     Estimated Calendar Year 2001........................     19.3%     0.8671x

     Operating Income
     Estimated Calendar Year 2000........................      4.4%     0.1807x
     Estimated Calendar Year 2001........................     13.5%     0.5740x

     Net Income
     Estimated Calendar Year 2000........................      5.6%     0.2286x
     Estimated Calendar Year 2001........................     13.5%     0.5712x

   Credit Suisse First Boston noted that the pro forma fully diluted ownership of MMC Networks' stockholders in the combined company implied by the exchange ratio in the merger was 14.5%.

   Precedent Transactions Analysis. Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples in the following 13 publicly announced transactions involving companies in the communications semiconductor industry:

   Acquiror                                  Target
   --------                                  ------
   . PMC Sierra, Inc.                        .Quantum Effect Devices, Inc.
   . Conexant Systems, Inc.                  .Maker Communications, Inc.
   . Texas Instruments Incorporated          .Burr-Brown Corporation
   . Intel Corporation                       .DSP Communications, Inc.
   . Texas Instruments Incorporated          .Unitrode Corporation
   . Koninklijke Phillips Electronics NV     .VLSI Technology, Inc.
   . Intel Corporation                       .Level One Communications, Inc.
   . LSI Logic Corporation                   .SEEQ Technology Incorporated
   . Bain Capital Inc.                       .Integrated Circuit Systems, Inc.
   . Texas Instruments Incorporated          .Amati Communications Corporation
   . National Semiconductor Corporation      .Cyrix Corporation
   . Intel Corporation                       .Chips and Technologies, Inc.
   . TPG Partners II, L.P.                   .Zilog, Inc.

Credit Suisse First Boston focused in particular on the transaction involving PMC-Sierra, Inc. and Quantum Effect Devices, Inc., or QED, and on the transaction involving Conexant Systems, Inc. and Maker Communications, Inc. Credit Suisse First Boston reviewed fully diluted aggregate values in the selected transactions as a multiple of next 12 months revenue and fully diluted equity values in the selected transactions as a multiple of next 12 months net income. All multiples were based on financial information available at the time of the relevant transaction. Estimated financial data for MMC Networks, AMCC and the selected transactions were based on research analysts' estimates. Credit Suisse First Boston then compared the results of this analysis to corresponding data for MMC Networks based on the exchange ratio in the merger and the closing price of AMCC common stock on August 25, 2000. This analysis indicated the following:

                                        Aggregate Value as   Equity Value as
                                         Multiple of Next    Multiple of Next
                                        12 Months Revenue  12 Months Net Income
                                        ------------------ --------------------
   MMC Networks--Merger................       39.8x               257.1x
   PMC-Sierra/QED......................       25.4x               294.8x
   Conexant/Maker .....................       43.2x               261.7x
   Other Selected Transactions--Mean...        5.9x                36.2x

   Illustrative Share Price Impact. Credit Suisse First Boston computed the implied value per share of MMC Networks common stock on both a stand-alone basis and pro forma for the merger. In this analysis, Credit Suisse First Boston utilized estimated calendar year 2001 earnings per share for MMC Networks on a stand-alone basis and for the combined company on a pro forma basis and applied a range of estimated calendar year 2001 earnings multiples, with particular focus on the earnings multiples implied by the closing price per share of MMC Networks common stock and AMCC common stock on August 25, 2000. This analysis was performed based on research analysts' estimates. This analysis indicated the following:

                                                         Implied Value Per Share
                                                             of MMC Networks
                                                             Common Stock
                                                         -----------------------
       MMC Networks--Stand-Alone........................     $78.25-$107.16
       MMC Networks--Pro Forma..........................     $84.22-$115.33

   Pro Forma Earnings Impact Analysis. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on AMCC's estimated earnings per share for calendar year 2001, excluding goodwill, potential synergies and potential one-time charges, based on research analysts' estimates. This analysis indicated that the merger could be $0.01 per share dilutive to, or result in a 1.2% decrease in, AMCC's estimated earnings per share in calendar year 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Other Factors. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

  . the historical stock prices and trading characteristics of MMC Networks common stock and AMCC common stock; and

  . the percentage increases in the market prices of MMC Networks common stock and AMCC common stock, the common stock of two selected companies in the communications semiconductor industry and the Philadelphia Stock Exchange Semiconductor Index and NASDAQ Composite Index over various periods.

   Miscellaneous. MMC Networks has agreed to pay Credit Suisse First Boston upon completion of the merger a fee based on the value of the merger. MMC Networks also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Credit Suisse First Boston and its affiliates have in the past provided, and are currently providing, financial services to AMCC unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received and will receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of MMC Networks and AMCC for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

       INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED AGREEMENTS

Interests of Certain Persons in the Merger

   In consideration of the recommendation of the MMC Networks board of directors with respect to the merger, you should be aware that certain members of the MMC Networks board of directors and certain MMC Networks executive officers have interests in the merger that may be deemed to be in addition to those of the MMC Networks stockholders generally.

   Effective upon the consummation of the merger, Douglas C. Spreng, the current President and Chief Executive Officer of MMC Networks, will become President and Chief Executive Officer of the surviving MMC Networks. Under the terms of his employment agreement, Mr. Spreng will receive an annual base salary of $350,000 and will be eligible to receive annual cash bonuses of up to $122,500, with the actual amount of such bonus being determined based upon the surviving MMC Networks' performance and Mr. Spreng's performance, as assessed and approved by the Compensation Committee of the AMCC board of directors. In addition to his annual salary and bonus, Mr. Spreng will receive options to purchase up to 500,000 shares of AMCC common stock, of which options to purchase 125,000 shares will vest on the one-year anniversary of Mr. Spreng's employment with the surviving MMC Networks and the remaining options to purchase 375,000 shares will vest ratably on a monthly basis over the following 36 months. Mr. Spreng's employment with the surviving MMC Networks will initially be for a one-year term. If Mr. Spreng's employment is terminated without cause or constructively terminated, depending on the date of termination, he will be entitled to receive his then current base salary for up to two years.

   Effective upon the consummation of the merger, Alexander Joffe, the current Vice President and Chief Technology Officer of MMC Networks, will become Senior Vice President and Chief Technical Officer of the surviving MMC Networks. Under the terms of this employment agreement, Mr. Joffe will receive an annual base salary of $200,000 and will be eligible to receive annual cash bonuses of up to $60,000, with the actual amount of such bonus being determined based upon the surviving MMC Networks' performance and Mr. Joffe's performance, as assessed and approved by the Compensation Committee of the AMCC board of directors. In addition to his annual salary, Mr. Joffe will receive options to purchase up to 200,000 shares of AMCC common stock, of which options to purchase 50,000 shares will vest on the one-year anniversary of Mr. Joffe's employment with the surviving MMC Networks and the remaining options to purchase 150,000 shares will vest ratably on a monthly basis over the following 36 months. Mr. Joffe's employment with the surviving MMC Networks will initially be for a one-year term. If Mr. Joffe's employment is terminated without cause or constructively terminated, depending on the date of termination, he will be entitled to receive his then current base salary for up to one year.

   Effective upon the consummation of the merger, Frederick J. Berkowitz, the current Vice President, Engineering of MMC Networks, will become Senior Vice President, Engineering of the surviving MMC Networks. Under the terms of this employment agreement, Mr. Berkowitz will receive an annual base salary of $200,000 and will be eligible to receive annual cash bonuses of up to $60,000, with the actual amount of such bonus being determined based upon the surviving MMC Networks' performance and Mr. Berkowitz's performance, as assessed and approved by the Compensation Committee of the AMCC board of directors. In addition to his annual salary, Mr. Berkowitz will receive options to purchase up to 50,000 shares of AMCC common stock, of which options to purchase 12,500 shares will vest on the one-year anniversary of Mr. Berkowitz's employment with the surviving MMC Networks and the remaining options to purchase 37,500 shares will vest ratably on a monthly basis over the following 36 months. Mr. Berkowitz's employment with the surviving MMC Networks will initially be for a one-year term. If Mr. Berkowitz's employment is terminated without cause or constructively terminated, depending on the date of termination, he will be entitled to receive his then current base salary for up to one year.

   In addition, as a result of the merger, the vesting of the options held by the members of the MMC Networks board of directors and Richard C. Yonker will be accelerated by 12 months.

   The MMC Networks board of directors was aware of these interests and considered them in approving the merger agreement, the merger and the related transactions.

Voting Agreement

   Amos Wilnai, Alexander Joffe, Douglas C. Spreng, John G. Adler, Irwin Federman, Andrew S. Rappaport, Geoffrey Y. Yang, Richard C. Yonker and Institutional Venture Partners VI, L.P., each an MMC Networks
stockholder, beneficially own in the aggregate             shares of MMC
Networks common stock, representing approximately 12% of the outstanding MMC Networks common stock as of the date of this prospectus/proxy statement, and in connection with the merger each has entered into a voting agreement with AMCC. Under the terms of the voting agreement, each of these MMC Networks stockholders has agreed to vote all of his or its shares of MMC Networks common stock to adopt the merger agreement and in favor of the merger. The voting agreement terminates upon the earlier to occur of the consummation of the merger or the termination of the merger agreement.

                      OTHER MATTERS RELATED TO THE MERGER

Material Federal Income Tax Consequences

   The following discussion summarizes the material U.S. federal income tax consequences of the merger that are expected to apply generally to MMC Networks stockholders upon an exchange of their MMC Networks common stock for AMCC common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to AMCC, MMC Networks or the MMC Networks stockholders as described in this summary. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders:

  . who do not hold their shares as capital assets;

  . who are subject to special tax rules such as financial institutions, dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

  . who are subject to the alternative minimum tax provisions of the Internal
    Revenue Code;

  . who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  . who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

  . whose shares are qualified small business stock for purposes of Sections
    1202 and 1045 of the Internal Revenue Code.

   In addition, the following discussion does not address the tax consequences of the merger under state, local or foreign tax laws. Furthermore, the following discussion does not address (i) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which shares of MMC Networks common stock are acquired or shares of AMCC common stock are disposed of, (ii) the tax consequences to holders of options issued by MMC Networks which are assumed, exercised or converted, as the case may be, in connection with the merger or (iii) the tax consequences of the receipt of shares of AMCC common stock other than in exchange for shares of MMC Networks common stock.

   Accordingly, holders of MMC Networks common stock are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

   As a condition to the consummation of the merger, Cooley Godward llp and Wilson Sonsini Goodrich & Rosati, Professional Corporation must render tax opinions that the merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code (a "Reorganization"). The tax opinions are subject to certain assumptions and qualifications and are based in part on the truth and accuracy of certain representations of AMCC, Mercury Acquisition Corp. and MMC Networks. No ruling from the Internal Revenue Service has been or will be requested in connection with the merger, and MMC Networks stockholders should be aware that the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position, and a contrary position could be sustained by a court.

   Subject to the assumptions and limitations discussed above, it is the opinion of Cooley Godward llp, tax counsel to AMCC, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, tax counsel to MMC Networks, that:

  . the merger will be treated for federal income tax purposes as a Reorganization;

  . AMCC, Mercury Acquisition Corp. and MMC Networks will not recognize any gain or loss solely as a result of the merger;

  . MMC Networks stockholders will not recognize any gain or loss upon the receipt of solely AMCC common stock for their MMC Networks common stock, other than with respect to cash received in lieu of fractional shares of AMCC common stock;

  . the aggregate basis of the shares of AMCC common stock received by an MMC
    Networks stockholder in the merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of MMC Networks common stock surrendered in exchange therefor;

  . the holding period of the shares of AMCC common stock received by an MMC
    Networks stockholder in the merger will include the holding period of the shares of MMC Networks common stock surrendered in exchange therefor; and

  . an MMC Networks stockholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss.

   Backup Withholding. With respect to a cash payment received by an MMC Networks stockholder in lieu of a fractional share of AMCC common stock, a noncorporate MMC Networks stockholder may be subject to backup withholding at a rate of 31%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (ii) otherwise proves to AMCC and its exchange agent that the stockholder is exempt from backup withholding.

   Reporting Requirements. Each MMC Networks stockholder that receives AMCC common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the MMC Networks common stock surrendered and the fair market value of the AMCC common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

   Consequences of IRS Challenge. A successful challenge by the IRS to the Reorganization status of the merger would result in the MMC Networks stockholders recognizing taxable gain or loss with respect to each share of MMC Networks common stock surrendered equal to the difference between each stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the AMCC common stock received in exchange therefor. In such event, an MMC Networks stockholder's aggregate basis in the AMCC common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date the merger becomes effective.

Restrictions on Resales of AMCC Common Stock by Affiliates of MMC Networks

   The shares of AMCC common stock to be received by the MMC Networks stockholders in connection with the merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of AMCC common stock to be issued in connection with the merger and received by persons who may be deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of MMC Networks prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act or pursuant to existing registration rights.

Accounting Treatment

   AMCC will account for the merger using the purchase method of accounting, which means that the assets and liabilities of MMC Networks, including intangible assets, will be recorded at their fair value and the results of operations of MMC Networks, will be included in AMCC's results from the date of acquisition.

Appraisal Rights

   The holders of MMC Networks common stock will not be entitled to appraisal rights in the merger under Delaware law.

                                 AMCC BUSINESS

   AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions for the world's optical networks. AMCC offers integrated circuit ("IC") products that enable the transport of voice and data over fiber optic networks by utilizing a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies. AMCC's customers include leading communications equipment manufacturers such as Alcatel, Ciena, Cisco, JDS Uniphase, Lucent, Marconi Communications and Nortel as well as emerging communications systems providers such as Juniper Networks and Sycamore Networks.

   AMCC's objective is to be the premier supplier of high-bandwidth silicon ICs for the world's optical networks. AMCC's strategies for achieving this objective include:

  . Focusing on high-growth, fiber optic-based network markets;

  . Providing complete IC solutions to its customers and aggressively integrating product functionality; and

  . Leveraging its expertise in multiple silicon-process technologies to provide cost-effective, optimized solutions.

   AMCC's products target the Synchronous Optical Network ( "SONET")/Synchronous Digital Hierarchy ("SDH"), Asynchronous Transfer Mode ("ATM"), Gigabit Ethernet and Fibre Channel semiconductor markets. In addition, AMCC recently introduced silicon ICs targeted for Dense Wave Division Mutliplexing ("DWDM") systems. AMCC provides its customers with complete silicon IC solutions ranging from physical media dependent devices such as laser drivers and physical layer products such as transceivers to overhead processor products such as framers and mappers. AMCC's products span data rates from OC-3, or 155 megabits per second, to OC-192, or 10 gigabits per second. AMCC also supplies silicon ICs for the automated test equipment ("ATE") high-speed computing and military markets.

   AMCC manufactures a significant portion of its products at its silicon wafer fabrication facility in San Diego, California. AMCC also uses outside semiconductor wafer fabrication facilities for the production of products designed on CMOS and silicon germanium ("SiGe") BiCMOS processes.

Industry Background

 The Communications Industry

   Communications technology has evolved from simple analog voice signals transmitted over networks of copper telephone lines to complex analog and digital voice and data transmitted over hybrid networks of media such as copper, coaxial and fiber optic cables, as well as wireless. This evolution has been driven by enormous increases in the number of users and the complexity of the data types transmitted over networks. In addition, the substantial growth in the Internet, the World Wide Web, cellular and facsimile communications; the emergence of new applications such as video conferencing; and the increase in demand for remote network access and higher speed, higher bandwidth communication between local area networks and local and wide area networks have increased network bandwidth requirements. This increase has made many systems architectures inadequate.

   In the wide area network ("WAN") market, service providers and equipment suppliers in particular were impacted by the inadequacy of systems architectures caused by the legacy public network infrastructure. This infrastructure was designed to optimize voice communications and is not well suited for the high-throughput requirements of data transmission that is transmitted in "packet bursts." The volume and complexity of this data led to the increasing deployment of fiber optic technology for use in WANs. This technology provides substantially greater transmission capacity and is less error prone and easier to maintain than copper networks. The SONET standard in North America and Japan, and the SDH standard in the rest of the world, became the standards for the transmission of signals over optical fiber. The SONET/SDH standards facilitate high data

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

integrity and improved network reliability, while reducing maintenance and other operation costs by standardizing interoperability among equipment from different vendors. With data and video traffic being added in abundance to voice traffic, a transmission protocol complementary to SONET/SDH, ATM, emerged to optimize bandwidth utilization. Today's carriers and service providers are seeing exponential increases in data traffic and only very modest increases in voice traffic making data the dominant traffic over fiber optic networks today. The explosive bandwidth growth in today's data centric networks has demanded the adoption of more advanced optical networking technologies such as DWDM. DWDM is the optical multiplexing of different wavelengths of light down a single fiber. Each wavelength is the equivalent of an independent optical channel. DWDM greatly increases the capacity of installed fiber. Complementing DWDM transmission capabilities are emerging optical add drop multiplexers and cross connects which can more efficiently switch large optical datapaths through the network. In addition, new protocols such as multi-protocol level switching ("MPLS") have emerged which are better suited for data centric traffic while providing for the low latency and quality of service needs of voice and video traffic. SONET/SDH has also evolved to handle these new protocols with packet over SONET ("POS") capabilities.

   In the local area network ("LAN") market, similar bandwidth issues have arisen as the greater computational power of PCs have enabled powerful network applications such as video conferencing and Web communications. However, these new applications and the increasing number of computers on networks have significantly increased the volume of data traffic and, as a result, the network has now become the bottleneck in the delivery of integrated video, audio and data. Ethernet is currently the most widespread LAN standard, operating at 10 to 100 megabits per second. However, LAN backbones are rapidly being upgraded to Gigabit Ethernet and ATM standards in order to increase available bandwidth. These network protocols, which enable expanded bandwidth in excess of one gigabit per second, are emerging as the new standards for LAN backbones. Future LAN backbones will have yet more bandwidth capability as 10 Gigabit Ethernet is deployed. In addition, the Fibre Channel standard, which also facilitates data transmission at rates exceeding one gigabit per second, has emerged as a practical, cost-effective and highly reliable method for achieving high-speed, high-volume data transfer among workstations, mainframes, data storage devices and other peripherals. Fibre Channel and Gigabit Ethernet are complementary and compatible transmission standards, and the emergence of Gigabit Ethernet has accelerated the growth of the Fibre Channel standard.

 The Communications IC Opportunity

   In order to address the growing requirements of communications networks, equipment suppliers are developing and introducing increasingly sophisticated systems at a rapid rate. To achieve the performance and functionality required by such systems, these OEMs must utilize increasingly complex ICs, which now account for a larger portion of the value-added proprietary content of such systems. As a result of the rapid pace of new product introductions, the proliferation of standards to be accommodated and the difficulty of designing and producing requisite ICs, equipment suppliers increasingly outsource these ICs to semiconductor firms with specialized expertise. These trends have created a significant opportunity for IC suppliers that can design cost-effective solutions for the transmission of high-frequency data. IC suppliers must utilize a variety of skills and technologies to satisfy the requirements of communications equipment OEMs. These OEMs require IC suppliers that possess system-level expertise and can quickly bring to market high-performance, highly reliable, power-efficient ICs. Additionally, these OEMs seek suppliers with both analog and digital expertise to provide a more complete solution that enables faster integration into the system design and higher performance. In particular, WAN OEMs require IC suppliers to provide solutions that minimize jitter (a measure of the stability and noisiness of a signal), which degrades transmission quality over distance. LAN products typically have substantially shorter life cycles than WAN products, increased cost pressures, and higher volumes.

   In the high-performance communication IC market, a number of process technologies are used to produce ICs. Traditionally, designers have relied on silicon-based manufacturing process technologies for the development of high-speed, mixed-signal analog and digital circuits with precision timing. In some cases, OEMs utilize discrete components or IC solutions based on non-silicon processes such as gallium arsenide

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

("GaAs") to meet the high-frequency requirements of certain communications products. However, non-silicon processes tend to be more expensive and less predictable with respect to yields and are less able to ramp to high-volume production than silicon processes.

AMCC Strategy

   AMCC's objective is to be the leading supplier of high-performance, high-bandwidth silicon IC solutions for the world's optical communications infrastructure. To achieve this objective, AMCC employs the following strategies:

 Focus on High-Growth Wide Area Network Markets

   AMCC targets key high-growth WAN markets, including those for SONET/SDH, ATM, POS, DWDM and optical modules. AMCC has built substantial competencies focused on the specific requirements of these markets in the areas of process technology and mixed-signal design and substantial expertise in systems architecture and applications support. AMCC believes that the integration of these capabilities enables it to optimize solutions addressing the high-bandwidth connectivity requirements of WAN systems OEMs.

 Provide Complete System Level IC Solutions to the Customer and Aggressively Integrate Products Functionality

   AMCC's strategy in the WAN market is two-fold; 1) provide fiber-through-switch silicon solutions; and 2) continue to optimize these solutions through integration. To this end, in June 2000, AMCC acquired YuniNetworks, Inc. providing it with expertise in the development of terabit switching solutions. AMCC believes the YuniNetworks acquisition, together with its established competence in the high-speed mixed-signal and high-integration digital development, will allow it to offer comprehensive solutions for communications equipment OEMs from the fiber through the switch. These integrated solutions provide AMCC's customers with guaranteed interoperability, pre-designed subsystems, better-cost economics, and system-level expertise. The result is faster time-to-market, better performance and lower cost. To continue these customer benefits in future generations of products, AMCC is pursuing an aggressive integration strategy to provide greater functionality in fewer ICs.

 Leverage AMCC's Expertise in Multiple Silicon Process Technologies to Provide Cost Effective Optimized Solutions

   AMCC is dedicated to utilizing the best silicon process technology available to offer solutions optimized for specific applications and customer requirements. AMCC believes its current bipolar and BiCMOS processes, complemented by advanced CMOS and SiGe BiCMOS processes from external foundries, provide it with the flexibility to design and manufacture products that are tailored to an application's individual needs. Through this flexible approach, AMCC is better able to transition products over time to new manufacturing processes as product performance requirements and process technologies evolve.

Products and Customers

   AMCC's current IC products primarily address the needs of the fiber optic based WAN and LAN markets. AMCC's products for these markets are designed to respond to the growing demand for high-speed networking applications for established and emerging WAN standards such as SONET/SDH, POS, ATM, and MPLS, and LAN standards, such as Gigabit Ethernet, ATM and Fibre Channel. AMCC also markets and sell IC products that address the needs of the ATE, broadcast HDTV, high-speed computing and military markets. AMCC utilizes its high-performance, high-density design expertise and systems knowledge, together with its internal bipolar and BiCMOS processes and CMOS and SiGe processes from outside foundries, to design and manufacture products that are tailored to its customers' needs.


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

 Transition from ASICs to ASSPs

   Application specific integrated circuits ("ASICs") are custom products that are designed by or for only one customer, and can be sold only to that one customer. Application specific standard products ("ASSPs"), on the other hand, are standardized products, that are designed for, and can be used by, several customers. ASSPs generally can be designed and brought to market in less time. Accordingly, companies that manufacture networking systems have been using fewer ASICs and more ASSPs. Most of AMCC's products are ASSPs, and management believes that the trend towards greater usage of ASSPs in communication network systems will continue.

 AMCC has several types of communications IC products categorized by the type of signals they utilize. These categories are:

   Analog Layer: AMCC's analog layer ICs typically work in conjunction with the lasers or photo diodes that provide the electrical-to-optical and optical-to-electrical signal conversions. These ICs include various amplifiers that take very weak electrical signals (e.g. a few millivolts) and increase them for use at the higher digital signal level (e.g. hundreds of millivolts). AMCC's analog layer products transmit signals at rates ranging from 1 to 10 Gbps.

   Mixed Signal Layer: AMCC's mixed signal ICs transmit and receive data to and from the analog layer in a very high-speed serial format (up to 10 Gbps) and reduce overall system "noise." This low noise capability permits the transmission of data over greater distances with fewer errors. AMCC's mixed signal ICs also convert data from the analog layer to the digital layer and vice versa.

   Digital Layer: AMCC's digital layer ICs transmit and receive data to and from the mixed signal layer in a parallel format and are used predominately in systems such as very high-speed transmission equipment, add-drop multiplexers, digital and optical cross-connects, edge and core routers and DWDM. After transmitting and receiving the data, these ICs then perform a number of additional functions, including framing, terminating the overhead, performance monitoring, forward error correction and mapping the data payload to/from the transmission format. These ICs then send the data either directly to a switch fabric product which routes the data to its destination, or to a network processor, which further processes the data prior to forwarding it to a switch fabric product.

   AMCC uses its design methodologies to develop a platform product and leverage that product into multiple derivative products that are highly optimized for specific applications. For example, AMCC recently developed the S3057, a SONET/SDH OC-48 transceiver, as a platform for three products in its S3000 family. By reusing significant portions of the platform design, AMCC can reduce development time, risk and costs. This is especially important in analog intensive circuitry such as very low jitter phase locked loops ("PLLs").

   The following table summarizes the product categories that AMCC offers in the communication markets:

                                                             Product Category
                                                           ---------------------
                                                                   Mixed
                                                           Digital Signal Analog
                                                           ------- ------ ------
   Market:
     WAN-SONET/SDH/ATM:
       OC-3 (155 megabits per second).....................    X      X
       OC-12 (622 megabits per second)....................    X      X
       OC-48 (2.5 gigabits per second)....................    X      X      X
       OC-192 (10 gigabits per second)....................    X      X      X
     LAN:
       Fibre Channel......................................           X      X
       Gigabit Ethernet...................................           X      X

--------
X = AMCC currently produces or has sampled products in this market.

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

 WAN Products

   WAN Analog Products: During fiscal year 2000, AMCC introduced its first generation of analog PMD products for the OC-192 market. The S3090 transimpedence amplifier and S3096 post amplifier were developed in a SiGe process.

   WAN Mixed Signal Products: AMCC introduced its first generation of SONET OC-12 products in 1993. AMCC has since developed four additional generations of these products, each integrating greater functionality on each chip while improving jitter performance. During fiscal year 2000, AMCC has introduced several OC-48 integrated physical layer transceiver devices and OC-192 transmitter and receiver chipsets. The S3067 operating off a single +3.3V supply offered the industry's first multi-rate forward error correction capable device with Clock Synthesis Unit, mux and demux functions. Additionally, AMCC introduced the Yukon device, the first OC-48 framer/mapper chip with a fully integrated physical layer including clock and data recovery.

   WAN Digital Layer Products: During fiscal year 2000, AMCC introduced many digital layer products for the OC-12, OC-48, and OC-192 markets. The Missouri device is the first commercially available OC-48 pointer processor. The Rhine device supports 16 physical OC-3 channels, 4 OC-12 channels or a single OC-48 channel. The Indus device performs SONET framing and muxing at OC-192. All of these devices can be utilized with AMCC's mixed signal and analog layer products to provide a comprehensive solution set.

   Current customers for AMCC's WAN products include Alcatel, Cisco, Ciena, ECI, Hitachi, JDS Uniphase, Juniper, Lucent, Marconi, Nortel, Sycamore and Tellabs.

 LAN Products

   LAN Analog Products: Over the past fiscal year, AMCC has focused on producing 2.5Gbps laser drivers and amplifiers for Verticle Cavity Surface Emitting Lasar based modules. These modules will be deployed in very short reach applications (less than 300 meters) which include optical backplanes for next-generation core switches, routers and DWDM systems.

   LAN Mixed Signal Products: AMCC introduced its first physical layer products in the gigabit ethernet and fibre channel markets in 1995. Today the S2060 is AMCC's most popular low-cost, low-power, gigabit ethernet transceiver.

   Current customers for AMCC's products in the LAN market include 3Com, Agilent, Bay Networks (acquired by Nortel), Cabletron Systems, Cisco, Compaq, FORE Systems (acquired by Marconi), Lucent, Newbridge Networks (acquired by Alcatel) and Sun Microsystems.

 ATE

   AMCC is not currently developing new products for the ATE market. AMCC continues to manufacture and sell ASIC products to customers such as Hewlett-Packard, LTX, Schlumberger, Teradyne and Texas Instruments.

 High-Speed Computing Products

   AMCC offers a PCI product line that addresses the high-speed computing market. However, AMCC is not currently developing new products for this market. The S5933 is a standard master/slave PCI controller chip. The S5920 is a standard target-only PCI controller chip. These devices are supported with comprehensive development kits and third-party driver software. AMCC sells these products to a very large and diverse customer base. Current customers of AMCC's PCI products include Cisco Systems, Ericsson, IBM, Nortel, Sagem.


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

 Military

   AMCC is not currently developing new products for military applications. AMCC continues to manufacture and sell ASIC products for military applications to customers such as Northrop Grumman and Raytheon Systems.

Technology

   AMCC utilizes its technological and design expertise to solve the problems of high-speed analog, digital and mixed-signal circuit designs for the world's optical networks. AMCC's competencies include the design and manufacture of high-performance analog, digital and mixed signal ICs, in-depth knowledge of the architecture and functioning of high-bandwidth fiber optic communications systems, proven ASIC design methodologies and libraries, and high-performance semiconductor manufacturing and packaging expertise.

 Design of High-Performance Analog, Digital and Mixed-Signal ICs

   AMCC has developed multiple generations of products that integrate both analog and digital elements on the same chip, while balancing the difficult trade-offs of speed, power and timing inherent in high-speed applications. AMCC was one of the first companies to embed analog PLLs in bipolar chips with digital logic for high-speed data transmission and receiver applications. Since the introduction of its first on-chip clock recovery and clock synthesis products in 1993 (the S3005/S3006 chip set), AMCC has refined these key circuits and have successfully integrated multiple analog functions and multiple channels on the same chip. The mixing of digital and analog signals poses difficult challenges for IC designers, particularly at high frequencies. AMCC has acquired significant expertise in mixed-signal IC designs through the development of multiple generations of products. Through the acquisition of Cimaron Communications, AMCC added VLSI digital design and systems expertise. AMCC will continue to apply these competencies in the development of increasingly complex digital layer products.

 Systems and Architecture Expertise

   AMCC believes that its systems architects, design engineers and technical marketing and applications engineers have a thorough understanding of the fiber optic communications systems for which AMCC designs and builds ASSPs. AMCC substantially expanded this expertise into higher layers of the communication system with the acquisition of Cimaron. Using this systems expertise, AMCC developed semiconductor devices to meet OEMs' high-bandwidth systems requirements. By understanding the systems into which its products are designed, AMCC believes that it is better able to anticipate and develop optimal solutions for the various cost, power and performance trade-offs faced by its customers. AMCC believes that its systems knowledge also enables it to develop more comprehensive, interoperable solutions. This allows AMCC to develop boards with multiple products that are a more substantial part of the customers' system, enabling faster integration into their products.

 Process Technology

   AMCC utilizes its own internal wafer fabrication facility and have developed and produced multiple generations of cost-effective, high-performance bipolar and BiCMOS processes. The proven internal silicon-based process technologies AMCC uses has not required the highly capital-intensive facilities needed by certain advanced microprocessor, memory or CMOS ASIC suppliers. In addition, AMCC has obtained access to advanced CMOS and SiGe BiCMOS processes through foundry relationships. AMCC believes that through the use of its internal and external process technologies AMCC is able to provide an optimal mix of cost and performance for the targeted application.

 Packaging

   AMCC has substantial experience in the development and use of plastic and ceramic packages for high-performance applications. The selection of the optimal package solution is a vital element of the delivery of high-performance products and involves balancing cost, size, thermal management and technical performance. AMCC's products are designed to reduce power dissipation and die size to enable the use of industry standard packages. AMCC employs a wide variety of package types and is currently designing products using ball grid arrays, tape ball grid arrays and multi-chip modules. AMCC's experience with a variety of packages is one of the factors that enables it to provide optimal high-performance IC solutions to its customers.

Research and Development

   AMCC's research and development expertise and efforts are focused on the development of high-performance analog, digital and mixed-signal ASSPs for fiber optic communications applications. AMCC also develops high-performance libraries and design methodologies that are optimized for these applications.

 Product Development

   AMCC's product development is focused on building high-performance high-gate-count digital design expertise and analog-intensive design expertise that is incorporated into well-documented blocks that can be reused for multiple products. AMCC has made, and will continue to make significant investments in advanced CAD tools to leverage its design engineering staff, reduce design cycle time and increase first-time design correctness. AMCC's product development is driven by the imperatives of reducing design cycle time, increasing first-time design correctness, adhering to disciplined, well documented design processes and continuing to be responsive to customer needs. AMCC is also developing high-performance packages for its products in collaboration with its packaging suppliers and its customers.

 Process Development

   AMCC's process development is focused on enhancing its current bipolar processes and acquiring or developing new processes optimized for high-performance digital and mixed-signal communications applications. AMCC's process engineers are also involved with the selection and management of its relationships with outside foundries to provide the advanced CMOS and SiGe BiCMOS processes required for certain of its products. If AMCC fails to improve its existing process technologies or to obtain access to new process technologies from external foundries in a timely or affordable manner its business, financial condition and operating results could be adversely affected.

   AMCC's research and development expenses in fiscal years 1998, 1999 and 2000 were $13.3 million, $22.5 million and $32.8 million, respectively, which were 17.3%, 21.4% and 19.0%, respectively, of revenues for such periods. For the quarter ended June 30, 2000 research and development expenses were $14.8 million or 20.0% of revenue.

Manufacturing

 Wafer Fabrication

   AMCC currently manufactures a significant portion of its IC products at its wafer fabrication facility located in San Diego, California, and it is currently expanding this facility. AMCC believes that when the expansion is completed it will be able to satisfy its production needs from this fabrication facility through the end of fiscal 2001. AMCC is currently running several different bipolar and BiCMOS processes in this facility and it believes that the wafer fabrication facility has competitive yields, cycle times and costs, produces large die at acceptable yields and operates on a flexible basis of multiple products and variable lot sizes. In addition, to further expand AMCC's capacity to fabricate wafers using a bipolar process, AMCC entered into a foundry agreement with a third party wafer fabrication facility.

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

   AMCC is exploring alternatives for the further expansion of its manufacturing capacity that would likely occur after fiscal year 2001, including:

  . entering into strategic relationships to obtain additional capacity;

  . building a new wafer fabrication facility; or

  . purchasing a wafer fabrication facility.

   In addition, AMCC currently utilizes seven outside foundries, AMI Semiconductor, IBM, Kawasaki Steel LSI Japan, Taiwan Semiconductor Manufacturing Corporation, United Microelectronics Corporation, Oki Electronics Corporation and Matsushita Electronics (Panasonic) Corporation for the production of products designed on CMOS processes, and AMCC is utilizing IBM for SiGe BiCMOS processes. AMCC does not plan to fabricate its own CMOS wafers. There are certain risks associated with AMCC's dependence on external foundries for certain of its products, including reduced control over delivery schedules, quality assurance, manufacturing yields and costs, the potential lack of adequate capacity during periods of excess demand, limited warranties on wafers or products supplied to it, increases in prices and potential misappropriation of AMCC's intellectual property.

 Components and Raw Materials

   AMCC purchases all of its "raw" silicon wafers from Wacker Siltronic Corporation. While most silicon wafers now being supplied to the semiconductor industry are larger than four inches, AMCC believes that Wacker Siltronic will continue to supply its needs for the foreseeable future. AMCC also carries a significant inventory of raw wafers to cushion any interruption in supply. AMCC purchases its ceramic packages from Kyocera America and NTK Ceramics and its plastic packaging from Amkor and ASAT.

 Assembly and Test

   AMCC assembles prototypes and modest production volumes of specific products in its internal assembly facility in San Diego, California. Most of its production assembly, however, is performed by multiple assembly subcontractors located in the Far East, Europe and the United States. Following assembly, the packaged units are returned to AMCC for burn-in (in some cases), final testing and marking prior to shipment to customers. From time to time, some testing is performed by subcontractors.

Sales and Marketing

   AMCC sells its products principally through a network of independent manufacturers' representatives and distributors in specified territories, under the direction of its direct sales force.

   The direct sales force is technically trained and is supported by applications engineers in the field as well as applications and design engineers at AMCC's design centers. AMCC believes that this "engineering-intensive" relationship with its customers results in strong, long-term customer relationships beneficial to both AMCC and its customers. AMCC augments this strategic account sales approach with domestic and foreign distributors that service primarily smaller accounts purchasing ASSPs.

   In North America, AMCC's direct sales effort is supported by 18 independent manufacturers' representatives and one distributor. Internationally, AMCC sells its products through 11 distributors in Europe and 8 distributors throughout the rest of the world. During fiscal years 1998, 1999 and 2000, 21%, 20% and 38%, respectively, of net revenues were from Nortel and its contract manufacturers. During the quarter ended June 30, 2000, 37% of net revenues were from Nortel and its contract manufacturers. In fiscal years 1998, 1999 and 2000, purchases through Insight Electronics, AMCC's domestic distributor, accounted for 11%, 13% and 17% of net revenues, respectively. During the quarter ended June 30, 2000 19% of net revenue were from Insight Electronics. Additionally, in fiscal year 1999, Raytheon Systems accounted for 16% of net revenues. No other customer accounted for more than 10% of revenues in any period. In fiscal years 1998, 1999 and 2000,

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

approximately 23%, 24% and 23% of AMCC's revenues were derived from sales to customers located outside of North America. In the quarter ended June 30, 2000 19% of net revenue were derived from sales to customers located outside North America.

   AMCC's sales headquarters is located in San Diego, California. AMCC maintains sales offices in Andover, Massachusetts; Raleigh, North Carolina; Plano, Texas; San Jose, California; Signal Hill, California; Naperville, Illinois; Manchester, United Kingdom; Munich, Germany; Milan, Italy; Paris, France; and Tokyo, Japan.

Backlog

   AMCC's sales are made primarily pursuant to standard purchase orders for the delivery of products. Quantities of AMCC's products to be delivered and delivery schedules are frequently revised to reflect changes in customers' needs, and customer orders generally can be canceled or rescheduled without significant penalty to the customer. For these reasons, AMCC's backlog as of any particular date is not representative of actual sales for any succeeding period, and it therefore believes that backlog is not a good indicator of future revenue. AMCC's backlog for products requested to be shipped and non-recurring engineering services to be completed in the next six months was $100.0 million on June 30, 2000, compared to $42.0 million on June 30, 1999.

Competition

   The semiconductor market, particularly the high-performance semiconductor market, is highly competitive and subject to rapid technological change, price erosion and heightened international competition. The communications industry is becoming intensely competitive due in part to deregulation and heightened international competition. AMCC's ability to successfully compete in these markets depends on a number of factors, including: product performance, success in designing and subcontracting the manufacture of new products that implement new technologies, product quality, reliability, price, the efficiency of production, design wins for its IC products, ramp up of production of its products for particular system manufacturers, end-user acceptance of the system manufacturers' products, market acceptance of competitors' products and general economic conditions. In addition, AMCC's competitors may offer enhancements to existing products, or offer new products based on new technologies, industry standards or customer requirements, that are available to customers on a more timely basis than comparable products from AMCC or that have the potential to replace or provide lower cost alternatives to its products. The introduction of such enhancements or new products by AMCC's competitors could render its existing and future products obsolete or unmarketable. Furthermore, once a customer has designed a supplier's product into its system, the customer is extremely reluctant to change its supply source due to the significant costs associated with qualifying a new supplier. Finally, AMCC expects that certain of its competitors and other semiconductor companies may seek to develop and introduce products that integrate the functions performed by AMCC's IC products on a single chip, thus eliminating the need for its products. Each of these factors could have a material adverse effect on AMCC's business, financial condition and results of operations.

   In the communications markets, AMCC competes primarily against companies such as Agilent, Conexant, Giga (recently acquired by Intel), Infineon, Lucent, Maxim, Newport, Philips, PMC-Sierra, TriQuint and Vitesse. In certain circumstances, most notably with respect to ASICs supplied to Nortel, AMCC's customers or potential customers have internal IC manufacturing capability, and this internal source is an alternative available to the customer. In the ATE market, AMCC competes primarily against Vitesse and Silicon ECL and BiCMOS products offered principally by semiconductor manufacturers such as Analog Devices, Lucent and Maxim. Many of these companies and potential new competitors have greater financial, technical, manufacturing and marketing resources than AMCC. In addition, in lower-frequency applications, AMCC faces increasing competition from other CMOS-based products, particularly as the performance of such products continues to improve. There can be no assurance that AMCC will be able to develop new products to compete with new technologies on a timely basis or in a cost-effective manner. Any failure by AMCC to compete

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

successfully in these target markets, particularly in the communications markets, would have a material adverse effect on AMCC's business, financial condition and results of operations.

Proprietary Rights

   AMCC relies in part on patents to protect its intellectual property. AMCC has been issued 23 patents in the United States and one patent in Canada, which patents principally cover certain aspects of the design and architecture of AMCC's IC products. In addition, AMCC had 37 patent applications pending in the U.S. Patent and Trademark Office. There can be no assurance that AMCC's pending patent applications or any future applications will be approved, or that any issued patents will provide it with competitive advantages or will not be challenged by third parties or that if challenged, will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on AMCC's ability to do business. There can be no assurance that others will not independently develop similar products or processes, duplicate AMCC's products or processes or design around any patents that may be issued to AMCC.

   To protect AMCC's intellectual property, AMCC also relies on a combination of mask work protection under the Federal Semiconductor Chip Protection Act of 1984, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements. A mask work refers to the intangible information content of the set of masks or mask databases used to make a semiconductor product. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent intellectual property or otherwise gain access to AMCC's trade secrets or intellectual property, or disclose such intellectual property or trade secrets, or that AMCC can meaningfully protect its intellectual property. A failure by AMCC to meaningfully protect its intellectual property could have a material adverse effect on its business, financial condition and operating results.

   As a general matter, the semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. In the past AMCC has been, and in the future may be, notified that it may be infringing the intellectual property rights of third parties. AMCC has certain indemnification obligations to customers with respect to the infringement of third party intellectual property rights by its products. There can be no assurance that infringement claims by third parties or claims for indemnification by customers or end users of AMCC's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect its business, financial condition or operating results. In the event of any adverse ruling in any such matter, AMCC could be required to pay substantial damages, which could include treble damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third-party claiming infringement. There can be no assurance that a license would be available on reasonable terms or at all. Any limitations on AMCC's ability to market its products, any delays and costs associated with redesigning its products or payments of license fees to third parties or any failure by it to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on AMCC's business, financial condition and operating results.

Environmental Matters

   AMCC is subject to a variety of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. Any failure to comply with present or future regulations could result in the imposition of fines, the suspension of production or a cessation of operations. In addition, such regulations could restrict AMCC's ability to expand AMCC's facility at its present location or construct or operate AMCC's planned wafer fabrication facility or could require AMCC to acquire costly equipment or incur other significant expenses to comply with environmental regulations or clean up prior discharges. In this regard, since 1993, AMCC has been named as a potentially responsible party ("PRP") along with a large number of other companies that used Omega Chemical Corporation ("Omega") in Whittier, California to handle and dispose of certain hazardous waste material. AMCC is a member of a large group of PRPs that has agreed to fund certain remediation efforts at the Omega site, which efforts are ongoing. To date, AMCC's payment obligations with respect to such funding efforts have not been material, and AMCC believes that its future obligations to fund such efforts will not have a material adverse effect on its business, financial condition or operating results. Although AMCC believes that it is currently in material compliance with applicable environmental laws and regulations, there can be no assurance that AMCC is or will be in material compliance with such laws or regulations or that AMCC's future obligations to fund any remediation efforts, including those at the Omega site, will not have a material adverse effect on its business, financial condition or operating results.

Employees

   As of August 31, 2000, AMCC had 600 full-time employees: 51 in administration, 230 in engineering and product development, 211 in operations and 108 in marketing and sales. AMCC's ability to attract and retain qualified personnel is essential to its continued success. None of AMCC's employees is represented by a collective bargaining agreement, nor has AMCC ever experienced any work stoppage. AMCC believes its employee relations are good. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to its product and process development programs or otherwise have a material adverse effect on its business, financial condition, and operating results.

Properties

   AMCC's executive offices, marketing and sales headquarters are located in San Diego, California in a 90,000 square foot building that is leased under a lease that expires in 2007. AMCC's principal engineering facilities are located in a 60,000 square foot building in San Diego, California that is leased through August 2010. AMCC's manufacturing facilities are located in a 21,000 square foot building in San Diego. AMCC leases the facility under a lease that expires in 2003, but provides it with an option to extend the lease for one additional five year period. In May 1999, AMCC acquired a parcel of land as a site for a potential new wafer fabrication facility. This parcel of land is located approximately one-quarter mile from AMCC's headquarters in San Diego, California. The land currently does not have any improvements, and there are no current plans to commence building on the land.

   AMCC leased additional space for sales offices and design centers in Andover, Massachusetts; Irvine, California; Raleigh, North Carolina; Plano, Texas; San Jose, California; Edina, Minnesota; Kanata, Canada; Munich, Germany; Milan, Italy; Tokyo, Japan and Paris, France.

Legal Proceedings

   From time to time, AMCC may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this prospectus/proxy statement, AMCC is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on AMCC's business, financial condition or operating results.

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

                  AMCC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with AMCC's consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus/consent solicitation statement. This discussion contains forward-looking statements that involve risks and uncertainties. AMCC's actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus/consent solicitation statement, particularly under the heading "Risk Factors."

Results of Operations

Comparison of the Three Months Ended June 30, 2000 to the Three Months Ended June 30, 1999.

   On September 9, 1999 and again on March 23, 2000, AMCC effected a two-for-one stock split (in the form of a 100% stock dividend); accordingly, all share and per share amounts in this discussion of the results of operations have been restated to reflect the stock splits.

   Net Revenues. Net revenues for the three months ended June 30, 2000 were $74.2 million, an increase of 134% over net revenues of $31.6 million for the three months ended June 30, 1999. Revenues from sales of communications products increased to 83% of net revenues for the three months ended June 30, 2000 from 70% of net revenues for the three months ended June 30, 1999, reflecting unit growth in shipments of existing products, as well as the introduction of new products. Sales to Nortel, and their contract manufacturers, accounted for 37% of net revenues for the three months ended June 30, 2000 compared to 31% for the three months ended June 30, 1999. Sales to Insight Electronics, Inc., AMCC's domestic distributor, accounted for 19% of net revenues in the three months ended June 30, 2000, compared to 14% for the three months ended June 30, 1999. Sales outside of North America accounted for 19% of net revenues for the three months ended June 30, 2000, compared to 25% for the three months ended June 30, 1999.

   Gross Margin. Gross margin was 74% for the three months ended June 30, 2000, compared to 68% for the three months ended June 30, 1999. The increase in gross margin resulted from increased utilization of AMCC's wafer fabrication facility. AMCC's gross margin is primarily impacted by factory utilization, wafer yields, product mix and the timing of depreciation expense and other costs associated with expanding manufacturing capacity. AMCC's strategy is to maximize factory utilization whenever possible, maintain or improve its manufacturing yields, and focus on the development and sales of high-performance products that allow for higher gross margins. There can be no assurance, however, that it will be successful in achieving these objectives. In addition, these factors can vary significantly from quarter to quarter, which would likely result in fluctuations in quarterly gross margin and net income.

   Research and Development. Research and development ("R&D") expenses increased 134% to approximately $14.8 million, or 20% of net revenues, for the three months ended June 30, 2000, from approximately $6.4 million, or 20% of net revenues, for the three months ended June 30, 1999. The increase in R&D expenses in absolute dollars is a reflection of AMCC's aggressive product development efforts. Factors contributing to the increase in R&D expenses are a $1.9 million increase in compensation related costs, as a result of both increased headcount and increased average compensation costs, a $666,000 increase in the cost of design tools and software and a $3.5 million increase in prototyping and outside contractor costs. AMCC believes that a continued commitment to R&D is vital to maintain a leadership position with innovative communications products. Accordingly, AMCC expects R&D expenses to increase in absolute dollars and as a percentage of net revenues in the future. Currently, R&D expenses are focused on the development of products and processes for the communications markets, and AMCC expects to continue this focus.

   Selling, General and Administrative. Selling, general and administrative (SG&A) expenses were approximately $10.6 million, or 14% of net revenues, for the three months ended June 30, 2000, as compared

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

to approximately $5.6 million, or 18% of net revenues, for the three months ended June 30, 1999. The increase in SG&A expenses for the three months ended June 30, 2000 was primarily due to a $2.3 million increase in personnel and travel costs, and a $1.0 million increase in commissions earned by sales representatives, as well as increases in professional fees for legal and accounting services.

   Amortization of Purchased Intangibles. For the three months ended June 30, 2000, amortization of purchased intangibles ("API") expense was $2.3 million or 3% of net revenues. The API expense is due to the amortization of intangible assets recorded in connection with AMCC's acquisitions, which were accounted for as purchases. At June 30, 2000, AMCC expects amortization expense to be $27.5 million, $33.1 million, $33.0 million, $32.6 million and $31.9 million for the years ended March 31, 2001, 2002, 2003, 2004 and 2005, respectively.

   Acquired In-process Research and Development. For the three months ended June 30, 2000, the Company recorded $21.8 million of acquired in-process research and development resulting from the acquisition of YuniNetworks. This amount was expensed on the acquisition date because the acquired technology had not yet reached technological feasibility and had no future alternative uses. There can be no assurance that acquisitions of businesses, products or technologies by AMCC in the future will not result in substantial charges for acquired in-process research and development that may cause fluctuations in AMCC's quarterly or annual operating results.

   Net Interest Income. Net interest income increased to $12.3 million for the three months ended June 30, 2000 from $884,000 for the three months ended June 30, 1999. This increase was due principally to higher interest income from larger cash and short-term investment balances as a result of AMCC's public stock offering in January 2000.

   Provision for Income Taxes. The effective tax rate for the three months ended June 30, 2000 was 81%. This amount differed from statutory rates primarily due to the nondeductibility of purchased in-process R&D and the amortization of purchased intangibles.

   Deferred Compensation. During the three months ended June 30, 2000, deferred compensation of $2.5 million was recorded related to restricted stock and options granted to founders and employees of acquired companies. AMCC currently expects to record amortization of deferred compensation with respect to these option grants of approximately $1.1 million, $1.1 million, $1.0 million, and $0.8 million during the fiscal years ended March 31, 2001, 2002, 2003, and 2004, respectively.

   Backlog. AMCC's sales are made primarily pursuant to standard purchase orders for delivery of products. Quantities of AMCC's products to be delivered and delivery schedules are frequently revised to reflect changes in customer needs, and in some cases customer orders can be canceled or rescheduled without significant penalty to the customer. For these reasons, AMCC's backlog as of any particular date is not representative of actual sales for any succeeding period, and AMCC therefore believes that backlog is not a good indicator of future revenue. AMCC's backlog for products requested to be shipped and nonrecurring engineering services to be completed in the next six months was $100.0 million on June 30, 2000, compared to $42.0 million on June 30, 1999.

Comparison of the Year Ended March 31, 2000 to the Year Ended March 31, 1999

   Net Revenues. Net revenues for the year ended March 31, 2000 were approximately $172.4 million, representing an increase of 64% over net revenues of approximately $105.0 million for the year ended March 31, 1999. Revenues from sales of communications products increased 141% to $138.1 million or 80% of net revenues for the year ended March 31, 2000 from $57.3 million or 55% of net revenues for the year ended March 31, 1999. This increase reflects both unit growth in shipments of existing products, as well as the introduction of new products for these markets. Revenues from sales of non-communications products, consisting of the ATE, high-speed computing and military markets, decreased from 45% of net revenues for the

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

year ended March 31, 1999, to 20% of net revenues for the year ended March 31, 2000. Sales to Nortel, including their contract manufacturers, accounted for 38% and 20% of net revenues for the years ended March 31, 2000 and 1999, respectively. In the years ended March 31, 2000 and 1999, Insight Electronics, Inc., AMCC's domestic distributor, accounted for 17% and 13% of net revenues, respectively. Sales outside of North America accounted for 23% and 24% of net revenues for the years ended March 31, 2000 and 1999, respectively.

   Gross Margin. Gross margin was 70.9% for the year ended March 31, 2000, as compared to 63.9% for the year ended March 31, 1999. The increase in gross margin resulted primarily from increased utilization of AMCC's wafer fabrication facility. AMCC's gross margin is primarily impacted by factory utilization, manufacturing yields, product mix and the timing of depreciation expense and other costs associated with expanding AMCC's manufacturing capacity.

   Research and Development. Research and development ("R&D") expenses increased 46% to approximately $32.8 million, or 19% of revenues, for the year ended March 31, 2000, from approximately $22.5 million, or 21.4% of net revenues, for the year ended March 31, 1999. The increase in R&D expenses in absolute dollars is a reflection of AMCC's aggressive product development efforts. Factors contributing to the increase in R&D expenses are a $4.2 million increase in compensation related costs, as a result of both increased headcount and increased average compensation costs, a $2.8 million increase in the cost of design tools and software, and a $3.0 million increase in prototyping and outside contractor costs.

   Selling, General and Administrative. Selling, general and administrative ("SG&A") expenses were approximately $28.2 million, or 16.4% of revenues, for the year ended March 31, 2000, as compared to approximately $18.3 million, or 17.5% of net revenues, for the year ended March 31, 1999. The increase in SG&A expenses for the year ended March 31, 2000 was primarily due to a $4.4 million increase in personnel and travel costs, a $1.0 million increase in commissions earned by sales representatives, a $500,000 increase in product promotion expenses, and a $1.1 million increase in professional fees related to legal, accounting and strategic developments.

   Operating Margin. AMCC's operating margin increased to 35.5% of net revenues for the year ended March 31, 2000, compared to 22.8% for the year ended March 31, 1999, principally as a result of the increase in gross margin and the decrease in R&D and SG&A expenses as a percentage of net revenues.

   Net Interest Income. Net interest income increased to $12.9 million for the year ended March 31, 2000 compared to $3.5 million for the year ended March 31, 1999. This increase was due principally to higher interest income from larger cash and short-term investment balances generated from operations and the net proceeds of approximately $815 million from AMCC's public offering completed in January 2000.

   Income Taxes. AMCC's annual effective tax rate for the year ended March 31, 2000 was 34.3%, compared to an effective tax rate of 37.4% for the year ended March 31, 1999. The effective tax rate for the year ended March 31, 2000 was decreased from statutory rates due to the utilization of certain federal and state tax credits. The rate for fiscal 2000 was lower than the prior year due to the non-deductibility of certain merger-related costs incurred in fiscal 1999.

   Diluted Earnings per share. Diluted earnings per share increased 156% to $0.41 in the year ended March 31, 2000, compared to $0.16 for the year ended March 31, 1999.

   Deferred Compensation. In connection with the grant of certain stock options to employees during the six months ended September 30, 1997, AMCC recorded aggregate deferred compensation of $599,000, representing the difference between the deemed fair value of the common stock at the date of grant for accounting purposes and the option exercise price of such options. Additionally, during the year ended March 31, 1999, AMCC recorded deferred compensation of $2.5 million related to restricted stock and options granted to founders and employees of Cimaron Communications Corporation ("Cimaron"). Such amounts are

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

presented as a reduction of stockholders' equity and amortized ratably over the vesting period of the applicable options. Amortization of deferred compensation recorded for the years ended March 31, 2000 and 1999 was $611,000 and $860,000, respectively.

   Backlog. AMCC's sales are made primarily pursuant to standard purchase orders for delivery of products. Quantities of AMCC's products to be delivered and delivery schedules are frequently revised to reflect changes in customer needs, and customer orders can be canceled or rescheduled without significant penalty to the customer. For these reasons, AMCC's backlog as of any particular date is not representative of actual sales for any succeeding period, and therefore it believes that backlog is not a good indicator of future revenue. AMCC's backlog for products requested to be shipped in the next six months was $86.1 million on March 31, 2000 compared to $38.2 million on March 31, 1999.

Comparison of the Year Ended March 31, 1999 to the Year Ended March 31, 1998

   Net Revenues. Net revenues for the year ended March 31, 1999 were approximately $105.0 million, representing an increase of 37% over net revenues of approximately $76.6 million for the year ended March 31, 1998. Revenues from sales of communications products increased 56% to $57.3 million or 55% of net revenues for the year ended March 31, 1999 from $36.6 million or 48% of net revenues for the year ended March 31, 1998. This increase reflects both unit growth in shipments of existing products, as well as the introduction of new products for these markets. Revenues from sales of products to other markets, consisting of the ATE, high-speed computing and military markets, decreased from 52% of net revenues for the year ended March 31, 1998, to 45% of net revenues for the year ended March 31, 1999, although revenues from sales to these other markets increased in absolute dollars. The increase in absolute dollars in revenues attributed to these other markets was primarily due to $10.0 million of shipments in the year ended March 31, 1999, relating to the partial fulfillment of an end-of-life order from Raytheon Systems Co. Total sales to Raytheon Systems Co. accounted for 16% of net revenues in the year ended March 31, 1999 and were less than 10% of net revenues in the year ended March 31, 1998. Sales to Nortel accounted for 20% and 21% of net revenues for the years ended March 31, 1999 and 1998, respectively. In the years ended March 31, 1999 and 1998, Insight Electronics, Inc. accounted for 13% and 11% of net revenues, respectively. Sales outside of North America accounted for 24% and 23% of net revenues for the years ended March 31, 1999 and 1998, respectively.

   Gross Margin. Gross margin was 63.9% for the year ended March 31, 1999, as compared to 55.2% for the year ended March 31, 1998. The increase in gross margin resulted from increased utilization of AMCC's wafer fabrication facility.

   Research and Development. R&D expenses increased 69% to approximately $22.5 million, or 21.4% of revenues, for the year ended March 31, 1999, from approximately $13.3 million, or 17.3% of net revenues, for the year ended March 31, 1998. The substantial increase in R&D expenses was due to AMCC's acquisition of Cimaron, which incurred approximately $2.5 million of R&D expenses during its fiscal year, and accelerated new product and process development efforts, including a $3.2 million increase in compensation costs, and a $3.9 million increase in prototyping and outside contractor costs.

   Selling, General and Administrative. SG&A expenses were approximately $18.3 million, or 17.5% of revenues, for the year ended March 31, 1999, as compared to approximately $14.3 million, or 18.6% of net revenues, for the year ended March 31, 1998. The increase in SG&A expenses for the year ended March 31, 1999 was primarily due to a $2.1 million increase in personnel costs, a $500,000 increase in commissions earned by third-party sales representatives, a $500,000 increase in product promotion expenses and a $400,000 increase in legal and accounting costs. A portion of such increases was also due to AMCC's acquisition of Cimaron. The decrease in SG&A expenses as a percentage of net revenues for the year ended March 31, 1999 was a result of net revenues increasing more rapidly than SG&A expenses.

   Merger-related Costs. In March 1999, AMCC acquired all of the outstanding common stock and common stock equivalents of Cimaron in exchange for approximately 12 million shares of AMCC's common

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

stock. The acquisition has been accounted for using the pooling-of-interests method of accounting. Costs associated with this merger of $2.3 million, or $0.02 per diluted share, were expensed in the quarter ended March 31, 1999.

   Operating Margin. AMCC's operating margin increased to 22.8% of net revenues for the year ended March 31, 1999, compared to 19.3% for the year ended March 31, 1998, principally as a result of the increase in gross margin and decrease in SG&A expenses as a percentage of net revenues, partially offset by the increase in R&D expenses as a percentage of net revenues.

   Net Interest Income. Net interest income increased to $3.5 million for the year ended March 31, 1999 compared to $871,000 for the year ended March 31, 1998. This increase was due principally to higher interest income from larger cash and short-term investment balances generated from operations and the proceeds from AMCC's public offerings completed during the second half of the year ended March 31, 1998.

   Income Taxes. AMCC's annual effective tax rate for the year ended March 31, 1999, which approximated statutory rates, was 37.4%, compared to an effective tax rate of 2.6% for the year ended March 31, 1998. The effective tax rate for the year ended March 31, 1998 was decreased from statutory rates due to the reduction of a valuation allowance recorded against deferred tax assets for net operating loss carryforwards and credits.

   Diluted Earnings per share. Diluted earnings per share decreased 16% to $0.16 in the year ended March 31, 1999, compared to $0.19 for the year ended March 31, 1998. The decrease reflects the merger related costs of $2.3 million, the increase in the effective tax rate, and the greater number of shares outstanding due in part to the Cimaron acquisition, offset in part by the increase in operating income in fiscal 1999.

   Deferred Compensation. Amortization of deferred compensation recorded for the years ended March 31, 1998 and 1999 was $127,000 and $860,000, respectively.

   Backlog. AMCC's backlog for products requested to be shipped and nonrecurring engineering services to be completed in the next six months at March 31, 1999 was $38.2 million, compared to $30.1 million on March 31, 1998. Included in backlog at March 31, 1999 was the $9.3 million balance of an order received from Raytheon Systems Co. related to an end-of-life buy for integrated circuits used in its high speed radar systems.

Liquidity and Capital Resources

   AMCC's principal source of liquidity as of June 30, 2000 consists of $974.1 million in cash, cash equivalents and short-term investments. Working capital as of June 30, 2000 was $998.2 million, compared to $977.6 million as of March 31, 2000. This increase in working capital was primarily due to net cash provided by operating activities, offset by payments for acquired businesses and the purchase of property and equipment.

   For the three months ended June 30, 2000 and 1999, net cash provided by operating activities was $33.3 million and $7.1 million, respectively. Net cash provided by operating activities for the three months ended June 30, 2000 and 1999 primarily reflected net income before depreciation, amortization and other non-cash charges plus increased accounts payable and accrued liabilities offset by increases in accounts receivable.

   Capital expenditures totaled $8.9 million for the three months ended June 30, 2000 which included approximately $3.7 million for engineering hardware and design software and $4.7 million for test and manufacturing equipment, compared to capital expenditures of $5.1 million for the three months ended June 30, 1999. AMCC intends to increase capital expenditures for manufacturing equipment, test equipment and computer hardware and software.

   AMCC is exploring alternatives for the expansion of its manufacturing capacity, which would likely occur after fiscal year 2001, including further expansion of its current wafer fabrication facility, building a new wafer fabrication facility, purchasing a wafer fabrication facility, and/or entering into strategic relationships to obtain additional capacity. Any of these alternatives could require a significant investment by AMCC, and there can be no assurance that any of the alternatives for expansion of its manufacturing capacity will be available on a timely basis.

   In January 2000, AMCC completed the public offering of approximately 12 million shares of common stock raising net proceeds of approximately $815 million. AMCC intends to use the proceeds of the offering for working capital and general corporate purposes. In addition, AMCC may use a portion of the net proceeds to acquire businesses or technologies.

   AMCC believes that its available cash, cash equivalents and short-term investments, and cash generated from operations will be sufficient to meet its capital requirements for the next 12 months, although AMCC could elect or could be required to raise additional capital during such period. There can be no assurance that such additional debt or equity financing will be available on commercially reasonable terms or at all.

Quantitative and Qualitative Disclosure About Market Risk

   At June 30, 2000, AMCC's investment portfolio included fixed-income securities of $784.3 million. These securities are subject to interest rate risk and will decline in value if interest rates increase. Because the average maturity date of the investment portfolio is relatively short, an immediate 100 basis point increase in interest rates would have no material impact on AMCC's financial condition or results of operations.

   AMCC generally conducts business, including sales to foreign customers, in U.S. dollars and as a result, have limited foreign currency exchange rate risk. The effect of an immediate 10 percent change in foreign exchange rates would not have a material impact on AMCC's financial condition or results of operations.

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

                        AMCC MANAGEMENT AFTER THE MERGER

Executive Officers and Directors

   The following table sets forth the names of the members of the board of directors and executive officers of AMCC, their ages and the positions held by them with AMCC as of August 29, 2000. Upon the completion of the merger, Mr. Douglas Spreng will be added to AMCC's board of directors.

               Name              Age                  Position
               ----              ---                  --------
   David M. Rickey..............  44 Chairman of the Board of Directors,
                                      President, and Chief Executive Officer

   William E. Bendush...........  51 Vice President, Finance and
                                      Administration, and Chief Financial
                                      Officer and Secretary

   Kenneth L. Clark.............  52 Vice President, Operations

   Candace H. Kilburn...........  46 Vice President, Human Resources

   Brent E. Little..............  37 Vice President, Marketing

   Gary D. Martin...............  48 Chief Technical Officer, Digital Products

   Stephen M. Smith.............  42 Vice President, Business Development

   Ramakrishna R. Sudireddy.....  33 Vice President, Digital Products

   Thomas L. Tullie.............  35 Vice President, Sales

   Gregory A. Winner............  44 Vice President, Engineering

   Roger A. Smullen, Sr.........  64 Vice-Chairman of the Board of Directors

   William K. Bowes, Jr.(1).....  74 Director

   R. Clive Ghest(1)............  63 Director

   Franklin P. Johnson, Jr.(1)..  72 Director

   S. Atiq Raza(2)..............  51 Director

   Douglas C. Spreng............  56 Director

   Arthur B. Stabenow(2)........  62 Director

   Harvey P. White(2)...........  66 Director

--------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

   There are no family relationships among any of the directors or executive officers of AMCC.

   David M. Rickey has served as President, Chief Executive Officer and a director since February 1996 and as Chairman since August 2000. From August 1993 to May 1995, Mr. Rickey served as AMCC's Vice President of Operations. From May 1995 to February 1996, Mr. Rickey served as Vice President of Operations at NexGen, a semiconductor company. Previously, Mr. Rickey spent more than eight years with Nortel, a telecommunications manufacturer, where he led the wafer fabrication engineering and manufacturing operations in both Ottawa, Canada and San Diego, California. Mr. Rickey has earned B.S. degrees from both Marietta College (summa cum laude) and Columbia University. In addition, Mr. Rickey received an M.S. in Materials Science and Engineering from Stanford University.

   William E. Bendush has served as the Vice President, Finance and Administration, Chief Financial Officer and Secretary of AMCC since April 1999, and upon completion of the merger, Mr. Bendush will become the Director, Chief Executive Officer, Chief Financial Officer and Secretary of MMC Networks. Mr. Bendush came to AMCC from Silicon Systems Inc., where he served as Senior Vice President and Chief Financial Officer from September 1986 to April 1999. Prior to joining Silicon Systems Inc., Mr. Bendush held various financial management positions at AM International, Gulf + Western Industries and Gould Inc. Mr. Bendush received a B.A. from Northern Illinois University.

   Kenneth L. Clark joined AMCC in November 1997 as Vice President, Operations. Prior to joining AMCC, Mr. Clark worked at Integrated Device Technology, Inc., a semiconductor company, from February 1995 to October 1997, where he served as Director, Fab Operations. From 1990 to 1995, Mr. Clark served in various senior management positions including Director, Fab Operations at Silicon Systems, Inc., a semiconductor company. From 1987 to 1990, Mr. Clark served as Director, Fab Operations at National Semiconductor Corp. Mr. Clark has also held manufacturing and engineering management positions at Cypress Semiconductor Corp., Zymos, Inc., Micron Technology and American Microsystems, Inc. Mr. Clark holds a B.S. in Physics from the University of Washington.

   Candace H. Kilburn joined AMCC in 1996 with over 19 years human resources management experience. Prior to joining AMCC, Ms. Kilburn served as Director of Human Resources with Buck Knives Inc. from 1990 to 1996 where she was responsible for international human resources. She has also held positions at Handyman Corporation and Rohr Industries. Ms. Kilburn earned a B.S. in Business Administration from the United States International University, and an M.B.A. from Chapman University. She is designated as a Senior Professional in Human Resources, a Certified Employee Benefits Specialist, and has two certificates in Human Resources Management.

   Brent E. Little joined AMCC in 1991. Prior to his current position as Vice President of Marketing, he held several marketing management positions with AMCC as the Director of Strategic Marketing, and Director of Marketing for ASIC products. Prior to joining AMCC, he worked as the Business Development Manager for Analysis and Technology, Inc., and worked with the U.S. Navy as a Project Engineer. Mr. Little earned a B.S. in Electrical Engineering from the University of California, Santa Barbara.

   Gary D. Martin joined AMCC in March 1999 when AMCC acquired Cimaron Communications. Before co-founding Cimaron in January 1998, Dr. Martin was a design consultant, performing ASIC design services for Lucent Technologies, ATI and Siltek. From 1995 to 1997, he was Vice President of Engineering and Chief Technical Officer at ATI. Dr. Martin was employed by AT&T Bell Laboratories from 1978 to 1995. During that time, he contributed to more than 20 ASIC designs in SONET, ATM, PDH and error correction. Between 1987 and 1995, he was Technical Manager for the SONET/ATM ASIC design group, and for the high-speed modem design group. Dr. Martin contributed to the architecture and design of AT&T's original SONET chip set, which was eventually used successfully in a number of AT&T SONET products. From 1978 to 1987, as a Member of Technical Staff, Dr. Martin was a system engineer and a digital design engineer. Dr. Martin holds a master's degree and a doctorate in Electrical Engineering from Stanford University, and bachelor's and master's degrees in Mechanical Engineering from Oklahoma State University.

   Stephen M. Smith joined AMCC as Vice President, Business Development in October 1999. From May 1998 to October 1999 Mr. Smith worked at ST Microelectronics, a semiconductor company, as the Director of the Micro-Fluidics Business Unit located in San Diego, California. Additionally, Mr. Smith worked for STM from January 1993 until May 1997 as the Director of Finance, Region Americas located in Carrollton, Texas. From May 1997 to May 1998 Mr. Smith served as Vice President Finance for Vixel Corporation, a Fibre Channel company. Previously, Mr. Smith spent 8 years with Nortel where he led the finance teams in both Ottawa, Canada and San Diego, California. Mr. Smith also worked in various finance positions with Motorola from 1982 to 1985. Mr. Smith holds a B.S. degree from Arizona State University.

   Ramakrishna R. Sudireddy joined AMCC in March 1999 when AMCC acquired Cimaron Communications. Before co-founding Cimaron in January 1998, Mr. Sudireddy founded Siltek Corporation in 1996, and served as its Vice President of Research and Development until 1997. Siltek provided ATM and SONET design services for such companies as Lucent Technologies, SGS Thomson, and Sun Microsystems. From 1991 to 1996, Mr. Sudireddy was a Member of Technical Staff at AT&T Bell Laboratories. While at Bell

Labs, he was the chief architect and lead designer for a number of highly complex ASICs. These ASICs generally had hundreds of thousands of gates, and operated at speeds as high as 622 MHz. Mr. Sudireddy gained prominence for developing these ASICs more efficiently (with as many as 30% fewer gates) and more quickly than conventional methods within Bell Labs. Mr. Sudireddy has a master's degree in Computer Engineering from the University of Massachusetts at Lowell, and a bachelor's degree in Electrical Engineering from Nagarjuna University in Guntur, India.

   Thomas L. Tullie joined AMCC as Vice President, Sales in August 1996. Prior to joining AMCC, from 1989 to 1996 Mr. Tullie held several strategic sales management positions, most recently as Director of East Coast Sales, at S-MOS Systems, a semiconductor company. Prior to joining S-MOS Systems, Mr. Tullie was a designer in the workstations group of Digital Equipment Corporation. Mr. Tullie earned a B.S. from the University of Massachusetts and an M.B.A. from Clark University.

   Gregory A. Winner joined AMCC in November 1999. Mr. Winner came to AMCC from Silicon Systems, Inc., where he was responsible for the advanced development of integrated circuit products as their vice president of Product Development from September 1982 to November 1999. Prior to that, he held various engineering positions at Memorex, IBM and General Dynamics. Mr. Winner holds an M.S.E.E. from Stanford University and a B.S.E.E degree from the University of California, Los Angeles.

   Roger A. Smullen, Sr. has served as the Vice-Chairman of AMCC's Board of Directors since August 2000 and served as Chairman from October 1982 until August 2000. Mr. Smullen has served as Acting Vice President, Operations of the Company from August 1997 through October 1997. From April 1983 until April 1987, Mr. Smullen served as the Company's Chief Executive Officer. Previously, he was senior vice president of operations of Intersil, Inc.'s semiconductor division. In 1967, Mr. Smullen co-founded National Semiconductor. Prior to that, he was director of integrated circuits at Fairchild Semiconductor. Mr. Smullen is currently a director of Micro Linear Corporation, a manufacturer of integrated circuits. He holds a B.S. in Mechanical Engineering from the University of Minnesota.

   William K. Bowes, Jr. has served as a director of AMCC since April 1980. He has been a general partner of U.S. Venture Partners, a venture capital investment entity, since July 1981. Mr. Bowes serves as a director of Amgen, Inc., XOMA Corporation, Lynx Therapeutics, Inc. and one privately-held U.S. Venture Partners portfolio company. Mr. Bowes holds a B.A. from Stanford University and an M.B.A. from Harvard Business School.

   R. Clive Ghest has served as a director of AMCC since July 1997. Since January 1997, Mr. Ghest has been a principal of Ghest Associates Consulting. Mr. Ghest was the Vice President of Business Development at Advanced Micro Devices Inc. from February 1986 to December 1996. He has more than 35 years of experience in various capacities in the computer, communications and semiconductor industries. Mr. Ghest holds an M.S.E.E. from the University of Santa Clara and an Hons. B.Sc. from the University of London.

   Franklin P. Johnson, Jr. has served as a director of AMCC since April 1980. He is the general partner of Asset Management Partners, a venture capital limited partnership. Mr. Johnson has been a private venture capital investor for more than five years. Mr. Johnson is a director of Amgen, Inc. and IDEC Pharmaceuticals Corporation. Mr. Johnson holds a B.S. from Stanford University and an M.B.A. from Harvard Business School.

   S. Atiq Raza has served as a Director of AMCC since September 1999. Mr. Raza is President and CEO of Raza Foundries, Inc., a company that builds and operates broadband networking and communications companies which he founded in October 1999. Mr. Raza was the President and Chief Operating Officer of Advanced Micro Devices from January 1996 to March 1999. From October 1988 to January 1996 he was with NexGen, Inc. where he held the positions of Chairman, Chief Executive Officer and President. Prior to joining NexGen, Mr. Raza spent 15 years in various engineering and management positions including Vice President Technology Centers at VLSI Technology Inc. Mr. Raza holds a bachelor's degree from the University of

London, and a master's degree from Stanford University. He also serves on the board of directors of Procket Networks, Inc., Nishan Systems and Mellanox Technologies, Ltd.

   Douglas C. Spreng will, after completion of the merger, serve as a director of AMCC. Douglas C. Spreng has served as MMC Network's President and Chief Executive Officer since April 1999. Mr. Spreng was prior to that, the Executive Vice President of the Client Access Business Unit of 3Com Corporation, a networking company, from 1992 to 1999. Mr. Spreng holds a B.S.E.E. from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

   Arthur B. Stabenow has served as a director of AMCC since July 1988. Mr. Stabenow was Chairman, President and Chief Executive Officer of Micro Linear Corporation, a manufacturer of integrated circuits, from April 1986 until his retirement in January 1999. Mr. Stabenow has over 35 years of experience in the semiconductor industry. From January 1979 to March 1986, he was employed as a vice president and general manager at National Semiconductor Corporation. Mr. Stabenow is currently a director of Zoran, Inc. and Micro Linear Corporation. Mr. Stabenow holds an M.B.A. from the University of New Haven.

   Harvey P. White has served as a director of AMCC since April 1999. Since January 1999, Mr. White has been the President and CEO of Leap Wireless International. Mr. White was one of the founders of Qualcomm and served as President from May 1992 through June 1998. Prior to May 1992, he served as Executive Vice President and Chief Operating Officer and was a Director of Qualcomm since it began operations in July 1985 until September 1998. Mr. White holds a bachelor's degree in economics from Marshall University.

Director Compensation

   Nonemployee directors of AMCC receive a $12,000 annual fee and fees of $500 per meeting attended. Directors are also reimbursed for customary and usual travel expenses incurred in connection with attendance at meetings of AMCC's Board of Directors.

   AMCC's 1997 Directors' Stock Option Plan (Directors Plan) provides that each person who becomes a nonemployee director of AMCC will be granted (on the date on which the optionee first becomes a nonemployee director of AMCC) a nonstatutory stock option to purchase 50,000 shares of AMCC common stock. Thereafter, on April 1 of each year (starting in 2000) for nonemployee directors who were serving as of the date of the closing of the initial public offering, which was declared effective on November 24, 1997, each nonemployee director will be granted an option to purchase 50,000 shares of AMCC common stock if on such date, he or she has served on the AMCC's Board of Directors for at least six months.

   In fiscal 2000, without taking into account the stock splits effected in September 1999 and March 2000, Mr. White received an automatic grant of 12,500 shares at an exercise price of $49.1252 upon his appointment as a director in April 1999. As adjusted for the stock split in September 1999, Mr. Raza received an automatic grant of 25,000 shares at an exercise price of $54.375 upon his appointment as a Director in September 1999. These options vest over a twelve-month period.

   AMCC has agreed to indemnify each director and officer against certain claims and expenses for which the director might be held liable in connection with past or future services to AMCC and its subsidiaries. In addition, AMCC maintains an insurance policy insuring it officers and directors against such liabilities.

Executive Compensation

                           Summary Compensation Table

   The following table shows the compensation earned by (a) the individual who served as AMCC's Chief Executive Officer during the fiscal year ended March 31, 2000, (b) the four other most highly compensated individuals who served as an executive officer of AMCC during the fiscal year ended March 31, 2000; and
(c) the compensation received by each such individual for AMCC's two preceding fiscal years (collectively, the "Named Executive Officers").

                                                                     Securities
                                                       Other Annual  Underlying  All Other
   Name and Principal    Fiscal Salary       Bonus     Compensation   Options   Compensation
        Position          Year  ($)(1)        ($)         ($)(2)       (#)(3)       ($)
   ------------------    ------ -------     -------    ------------  ---------- ------------
David M. Rickey.........  2000  348,550     350,000(4)       --      2,640,000     3,120(5)
 President and Chief      1999  315,453     110,000(6)       --            --      3,120(5)
 Executive Officer        1998  300,014     212,900(7)       --        586,664     3,120(5)

Thomas L. Tullie........  2000  268,473(8)   35,000(4)       --        270,000       --
 Vice President, Sales    1999  249,199(9)   25,000(6)       --            --        --
                          1998  219,556(10)  52,000(7)       --        293,332       --

William E. Bendush......  2000  199,288(11) 100,000(4)       --        650,000       --
 Vice President and       1999      --          --           --            --        --
 Chief Financial Officer  1998      --          --           --            --        --

Kenneth L. Clark........  2000  188,070     100,000(4)       --        270,000       --
 Vice President,
  Operations              1999  181,770      35,000(6)    31,385(12)       --        --
                          1998   64,211(13)  26,000(7)       --        520,000       --

Brent E. Little.........  2000  163,231     100,000(4)       --        400,000       --
 Vice President,
  Marketing               1999  126,933      30,000(6)       --        300,000       --
                          1998  125,465      37,000(7)       --         89,328       --

--------
 (1) Includes pre-tax contributions to the AMCC 401(k) Plan.

 (2) Excludes annual compensation which, for any named executive officer, did not in aggregate exceed the lesser of $50,000 or ten percent of such named executive officer's total annual salary and bonus for that year.

 (3) Options granted in a given fiscal year may include grants based on the officer's performance in the prior fiscal year and have been adjusted to reflect the September 1999 and March 2000 two-for-one stock splits.

 (4)  Includes fiscal 2000 bonus paid in May 2000 (fiscal 2001).

 (5) Includes annual premiums in the amount of $3,120 paid by AMCC on a term life insurance policy.

 (6)  Includes fiscal 1999 bonus paid in April 1999 (fiscal 2000).

 (7)  Includes fiscal 1998 bonus paid in April 1998 (fiscal 1999).

 (8)  Includes commissions earned by Mr. Tullie in the amount of $107,521.

 (9) Includes commissions earned by Mr. Tullie in the amount of $91,714, of which $66,630 was paid to Mr. Tullie in fiscal 1999 and $25,084 was paid to Mr. Tullie in fiscal 2000.

(10) Includes commissions earned by Mr. Tullie in the amount of $71,639, of which $63,914 was paid to Mr. Tullie in fiscal 1998 and $7,725 was paid to Mr. Tullie is fiscal 1999. Also includes a referral bonus in the amount of $2,000.

(11)  Includes a sign-on bonus in the amount of $25,000.

(12) Includes $27,985 paid to Mr. Clark in the form of relocation expenses and a matching contribution in the amount of $3,390 that AMCC made on Mr. Clark's behalf to the AMCC 401(k) Plan.

(13) Mr. Clark joined AMCC in November 1997, and his annualized base salary for the fiscal year ended March 31, 1998 was $175,000.

Employment, Severance and Change of Control Agreements

   In January 1996, AMCC entered into a letter agreement with David M. Rickey, AMCC's President and Chief Executive Officer, in connection with the commencement of his employment. This agreement entitles Mr. Rickey to a salary of $275,000 per year and term life insurance purchased by AMCC for the benefit of Mr. Rickey's estate. Pursuant to the terms of the agreement, if AMCC enters into certain change-of-control transactions, the vesting of the options to purchase shares of AMCC's common stock granted in connection with the commencement of Mr. Rickey's employment will accelerate and become exercisable in full. In addition, the agreement provides that if AMCC is acquired and the per share value of AMCC's common stock is less than $.75 per share, AMCC will compensate Mr. Rickey for the difference between $.75 per share and the per share merger or sale price determined by AMCC's Board of Directors. The letter agreement provides that Mr. Rickey's employment is at will and terminable by AMCC or Mr. Rickey for any reason, with or without cause, and with or without notice.

   In August 1996, AMCC entered into a letter agreement with Thomas L. Tullie, AMCC's Vice President, Sales, in connection with the commencement of his employment. Pursuant to the terms of the agreement, if AMCC enters into certain change-of-control transactions, the vesting of the options to purchase shares of AMCC's common stock granted in connection with the commencement of Mr. Tullie's employment will accelerate and become exercisable in full.

   In accordance with the terms of its 1992 Stock Option Plan (1992 Plan), unless otherwise provided for a particular optionee pursuant to a separate agreement, if AMCC enters into certain change-of-control transactions, any option granted under its 1992 Plan to purchase shares of AMCC's common stock shall vest and become immediately exercisable for the number of shares that would otherwise be vested and exercisable under the terms of the option one year after the date of the change-of-control transaction. This would apply to options granted under the Plan to any of the Named Executive Officers.

                       Option Grants In Last Fiscal Year

                                       Individual Grants(1)
                         --------------------------------------------------
                                                                             Potential Realizable
                                        Percent of                             Value at Assumed
                          Number of    Total Options                        Annual Rates of Stock
                         Securities     Granted to                          Price Appreciation for
                         Underlying    Employees in  Exercise or                Option Term(2)
                           Options      Fiscal Year  Base Price  Expiration ----------------------
Name                     Granted (#)      (%)(3)      ($/sh)(4)     Date      5% ($)     10% ($)
----                     -----------   ------------- ----------- ---------- ---------- -----------
David M. Rickey.........    640,000(5)      4.67        12.969    04/23/09   5,219,846  13,228,113
                          2,000,000        14.60        71.969    01/19/10  90,521,835 229,400,102

Thomas L. Tullie........    120,000(5)      0.88        12.969    04/23/09     978,721   2,480,271
                            150,000         1.10       140.875    03/08/10  13,289,330  33,677,770

William E. Bendush......     33,148         0.24        12.063    04/20/09     251,462     637,254
                            466,852         3.41        12.063    04/20/09   3,541,559   8,975,005
                            150,000         1.10       140.875    03/08/10  13,289,330  33,677,770

Kenneth L. Clark........    120,000(5)      0.88        12.969    04/23/09     978,721   2,480,271
                            150,000         1.10       140.875    03/08/10  13,289,330  33,677,770

Brent E. Little.........     40,000(5)      0.29        12.969    04/23/09     326,240     826,757
                            160,000         1.17        20.375    08/06/09   2,048,067   5,188,979
                            200,000         1.46       140.875    03/08/10  17,719,106  44,903,694

--------
(1) Consists of options granted pursuant to AMCC's 1992 Plan. Options granted under the 1992 Plan to new hires generally become exercisable over four years from the date of grant with one-fourth of the shares becoming exercisable one year from the date of grant and the remaining shares becoming exercisable on a monthly basis thereafter for the remaining 36 months. Options granted under the 1992 Plan to current employees generally become exercisable on a monthly basis over a period of forty-eight months from the date of grant. All figures have been adjusted to reflect AMCC's September 1999 and March 2000 two-for-one stock splits.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(3) An aggregate of 13,797,938 options to purchase shares of AMCC common stock were granted during fiscal year ended March 31, 2000, of which 13,697,938 shares were granted to employees.

(4) The exercise price and tax withholding obligations related to exercise may be paid by delivery of shares that are already owned or by offset of the underlying shares, subject to certain conditions.

(5) Options granted in April 1999 in connection with the Named Executive Officer's performance in fiscal year ended March 31, 1999.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

   The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended March 31, 2000. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended March 31, 2000, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended March 31, 2000.

                                                                                    Value of Unexercised
                           Shares                Number of Unexercised Options    In-the-Money Options at
                         Acquired on   Value        at Fiscal year End (#)          Fiscal Year End ($)
                          Exercise    Realized  ------------------------------- ----------------------------
          Name               (#)       ($)(1)   Exercisable/Unexercisable(2)(3) Exercisable/Unexercisable(4)
          ----           ----------- ---------- ------------------------------- ----------------------------
David M. Rickey.........   130,000   12,897,742        315,000/2,515,000           36,939,648/235,296,538
Thomas L. Tullie........    23,978      541,752           86,022/320,000           12,188,773/ 25,249,214
William E. Bendush......       --             0          125,004/524,996           17,250,615/ 53,127,836
Kenneth L. Clark........   165,834    5,290,176           26,666/450,000            3,873,872/ 44,575,530
Brent E. Little.........    37,000      834,163          204,362/613,970           28,960,363/ 58,454,369

--------
(1) This value has been calculated based on the fair market value of AMCC's common stock as of the date of exercise as determined by the closing price of AMCC's stock on The Nasdaq National Market as of the date of exercise minus the applicable per share exercise price or, in the case of a same-day-sale of the option, by the actual sale price of the stock minus the applicable per share exercise price.

(2) No stock appreciation rights (SARs) were outstanding during fiscal 2000.

(3) Options granted prior to March 27, 1998 under the 1992 Stock Option Plan are generally exercisable, but subject to a right of repurchase pursuant to the vesting schedule of each grant. Options granted on or after March 27, 1998 are exercisable only as to those shares that are vested. Accordingly, the table reflects those options that are exercisable, not those options that are vested.

(4) Based on the $150.063 per share closing price of AMCC's common stock on The Nasdaq National Market on March 31, 2000, less the exercise price of the options.

Transactions with Management

   In January 1996, AMCC entered into a letter agreement with David M. Rickey, AMCC's President and Chief Executive Officer, relating to Mr. Rickey's employment and benefits in connection with certain change-of-control transactions. See "Employment, Severance and Change of Control Agreements."

   In August 1996, AMCC entered into a letter agreement with Thomas L. Tullie, Vice President, Sales, relating to Mr. Tullie's employment and benefits in connection with certain change-of-control transactions. See "Employment, Severance and Change of Control Agreements."

   In February 1996, AMCC entered into a loan arrangement with Mr. Rickey, pursuant to which AMCC loaned to Mr. Rickey $150,000 (Note No. 1) and $53,000 (Note No. 2) at an annual interest rate of 5.32%. Note No. 1 was a full recourse, unsecured real estate bridge loan with accrued interest and principal payable upon the earlier of February 12, 1999 or the sale of the house in which Mr. Rickey lived prior to relocating to San Diego to accept employment as AMCC's President and Chief Executive Officer. Note No. 2 was the reinstatement of a loan which had been made previously to Mr. Rickey in connection with the exercise of incentive stock options while serving as Vice President, Manufacturing for AMCC. Note No. 2 was a full recourse, unsecured promissory note with accrued interest and principal payable no later than February 12, 1999. Note No. 1 and Note No. 2 may be declared payable in full by AMCC in the event that Mr. Rickey ceases to be employed by AMCC. In May 1996, AMCC entered into a loan agreement with Mr. Rickey pursuant to which AMCC loaned $750,000 (Note No. 3) to Mr. Rickey at an interest rate of 5.76% per annum compounded annually. The proceeds of the loan were used to exercise options granted by Mr. Rickey's former employer, which were expiring as a result of Mr. Rickey's termination of employment with the former employer in order to join AMCC. The loan is evidenced by a non-recourse promissory note, which is secured by 46,500 shares of common stock of Advanced Micro Devices, Inc. The principal and accrued interest on Note No. 3 were due and payable in full on May 1, 1999, unless accelerated in whole or in part in the event of (i) a default under the loan agreement or pledge agreement for Note No. 3, (ii) a default in payment under Note No. 3 or any other promissory note issued to AMCC by Mr. Rickey, (iii) the voluntary or involuntary termination of Mr. Rickey's employment with AMCC or
(iv) the sale of any portion of the common stock securing Note No. 3. Each of Note No. 1, Note No. 2 and Note No. 3 were approved by the Board of Directors of AMCC pursuant to the approval of Mr. Rickey's offer of employment with AMCC. In September 1996, Mr. Rickey repaid approximately $142,000 of the principal on Note No. 1, and in April 1997, Mr. Rickey delivered a full recourse, unsecured promissory note with a principal amount of $12,392 and an interest rate of 5.91% per annum in payment of the balance of the amount owing under Note No. 1. In January 1999 and April 2000, the Board of Directors extended the due dates on the notes by one year, as these notes became due. In August 1999, Mr. Rickey repaid the $750,000 principal balance of Note No. 3 plus accrued interest of approximately $150,000 in full. The current aggregate principal balance outstanding under each note is as follows:

                             Principal    Date of      Extended       Current
                              Amount   Original Note Maturity Date Interest Rate
                             --------- ------------- ------------- -------------
   Note No. 1...............  $12,392    4/1/1997      3/31/2002       6.42%
   Note No. 2...............  $53,000    2/12/1996     2/12/2002       6.42%

   In July 1997, Mr. Rickey exercised stock options granted under the 1992 Plan. In payment of the purchase price for the exercised shares, Mr. Rickey delivered full recourse promissory notes in principal amounts of approximately $400,000, $20,000 and $35,000 bearing interest at rates of 5.98%, 5.98% and
6.54%, respectively. The notes and accrued interest thereon were payable in full in February 2000, February 2000 and April 2001, respectively. In January 2000 the Board of Directors extended the maturity dates of the first two notes to February 2002 and the maturity date of the third note to April 2003. In May 2000, Mr. Rickey repaid the $400,000, $20,000 and $35,000 balances of each of these notes, respectively, plus aggregate accrued interest of approximately $85,000.

   AMCC has entered into indemnification agreements with its officers and directors containing provisions that may require AMCC, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   AMCC believes that all of the transactions set forth above were made on terms no less favorable to AMCC than could have been obtained from unaffiliated third parties. All future transactions, including loans, between AMCC and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to AMCC than could be obtained from unaffiliated third parties.

            COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                               MANAGEMENT OF AMCC

   Except as otherwise noted, the following table sets forth information that has been provided to AMCC with respect to the beneficial ownership of shares of AMCC's common stock as of August 29, 2000 for (i) each person who is known by AMCC to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director of AMCC, (iii) each of the executive officers named in the Summary Compensation Table of this proxy/consent solicitation (Named Executive Officers), and (iv) all directors and executive officers of AMCC as a group.

                                                           Percentage of
                                                               Shares
                                              Number of    Outstanding(3)
                                                Shares    ------------------
                                             Beneficially Before      After
          Name and Address (1) (2)              Owned     Merger     Merger
          ------------------------           ------------ -------    -------
Putnam Investment Management................  6,640,901        5.4%       4.6%
 One Post Office Square
 Boston, MA 02110
Roger A. Smullen, Sr.(4)....................  1,320,605          *          *
David M. Rickey(5)..........................    508,833          *          *
Franklin P. Johnson, Jr.(6).................    873,992          *          *
Thomas L. Tullie(7).........................    392,213          *          *
Brent E. Little(8)..........................    325,166          *          *
William K. Bowes, Jr.(9)....................    128,368          *          *
William E. Bendush(10)......................     86,253          *          *
Arthur B. Stabenow(11)......................    151,652          *          *
R. Clive Ghest(12)..........................     59,000          *          *
Kenneth L. Clark(13)........................     52,993          *          *
Harvey P. White(14).........................     83,000          *          *
S. Atiq Raza(15)............................     34,270          *          *
All directors and executive officers as a
 group (7 persons)(16)......................  5,076,487        4.1%       3.6%

--------
  * Less than 1%.

 (1) The address for AMCC's executive officers and directors is: c/o AMCC, 6290 Sequence Drive, San Diego, California 92121.

 (2) The persons named in this table have sole voting and investment power with respect to all shares of AMCC common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (3) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of AMCC common stock subject to options or warrants held by that person that are exercisable within 60 days after August 29, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 121,844,760 shares of AMCC common stock outstanding on August 29, 2000 together with applicable options for such stockholders.


 (4) Includes 16,666 shares of AMCC common stock that are subject to repurchase by AMCC and 5,835 shares issuable upon the exercise of vested options that are exercisable within 60 days of August 29, 2000. Also includes 1,298,104 shares of AMCC common stock held in trust for the benefit of Mr. Smullen's family.

 (5) Includes 38,888 shares of AMCC common stock that are subject to repurchase by AMCC and 376,113 shares issuable upon the exercise of vested options that are exercisable within 60 days of August 29, 2000. Also includes 17,429 shares of AMCC common stock held in trust for the benefit of Mr. Rickey's family.

 (6) Includes 278,328 shares of AMCC common stock issuable upon the exercise of vested options that are exercisable within 60 days of August 29, 2000. Also includes 285,664 shares held by Mr. Johnson's wife. Mr. Johnson disclaims beneficial ownership with respect to the shares held by his wife.

 (7) Includes 19,444 shares of AMCC common stock that are subject to repurchase by AMCC and 120,329 shares issuable upon the exercise of vested options that are exercisable within 60 days of August 29, 2000.

 (8) Includes 307,582 shares of AMCC common stock issuable upon the exercise of options that are exercisable within 60 days of August 29, 2000, of which 10,554 are subject to repurchase rights in favor of AMCC. Also includes 7,286 shares of AMCC common stock held in trust for the benefit of Mr. Little's family.

(9) Includes 22,800 shares of AMCC common stock owned by the William K. Bowes, Jr. Foundation. Includes 78,328 shares of common stock issuable upon the exercise of vested options that are exercisable within 60 days of August 29, 2000.

(10) Includes 86,253 shares of AMCC common stock issuable upon the exercise of options that are exercisable within 60 days of August 29, 2000.

(11) Includes 25,000 shares of AMCC common stock issuable upon the exercise of options that are exercisable within 60 days of August 29, 2000.

(12) Includes 47,888 shares of AMCC common stock issuable upon the exercise of options that are exercisable within 60 days of August 29, 2000, of which 11,111 are subject to repurchase rights in favor of the Company.

(13) Includes 45,417 shares of AMCC common stock issuable upon the exercise of vested options that are exercisable within 60 days of August 29, 2000.

(14) Includes 75,000 shares of AMCC common stock issuable upon the exercise of vested options that are exercisable within 60 days of August 29, 2000.

(15) Includes 29,167 shares of AMCC common stock issuable upon the exercise of vested options that are exercisable within 60 days of August 29, 2000.

(16) Includes 74,988 shares of AMCC common stock that are subject to repurchase by AMCC. Includes 1,805,657 shares issuable upon the exercise of options that are exercisable within 60 days of August 29, 2000, of which 10,554 are subject to repurchase rights in favor of AMCC.

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

                             MMC NETWORKS BUSINESS

   MMC Networks, Inc. is a leading developer and supplier of Network Processing Platforms, including both Network Processors and Switch Fabrics, that allow network equipment vendors to more rapidly develop high-performance, feature-rich, cost-effective products supporting a broad range of networking functions.

   Network Processors are high-performance, software-programmable processors optimized for networking and communications applications, while Switch Fabrics are high-capacity, software-configurable devices that provide central, high-speed interconnections amongst multiple processors or other devices. MMC Networks Network Processors and Switch Fabrics form the core silicon "engines" of LAN and WAN products for both Service Provider and Enterprise networks.

   MMC Networks' AnyFlow(TM) family of products includes the MMC nP(TM) family of Network Processors, the nPX(TM) family of Switch Fabrics, and the nPC family of Coprocessors and Connectivity Components. MMC Networks also offers and markets nP Design Services(TM), which include hardware and software design consulting in addition to training and traditional support services. MMC Networks believes that network equipment vendors are able to reduce design and development costs and accelerate product development cycles for high-performance routers and switches by using the MMC Networks' products and services.

   MMC Networks' products employ its proprietary nPcore(TM)network-optimized RISC processor core and its ViX(TM) interconnect architecture. These enable network equipment vendors to implement high-performance, value-added features in their switch and router products. MMC Networks' customers use its Network Processor Platforms to develop and market multi-gigabit, wire-speed, policy-enabled, Layer 2-7 WAN and LAN switches and routers; wireless, cable, and dial-up access and aggregation platforms; Web switching; optical switching; security and firewall devices; Virtual Private Network (VPN) systems; Voice Over IP
(VoIP) switching; ATM switches; and other communications platforms.

   MMC Networks was incorporated in California in September 1992 and reincorporated in Delaware in October 1997. MMC Networks' principal executive offices are located at 1144 East Arques Avenue, Sunnyvale, California 94085, and its telephone number is (408) 731-1600.

Industry Background

   The volume of traffic sent over data networks has increased dramatically over the past decade, and nearly all observers of the networking industry agree that the next several years will see continued substantial growth. The proliferation of high-performance personal computers, workstations and servers, a growing reliance on increasingly data-intensive networked applications, and a dramatic increase in the number of users connected to both corporate networks and the Internet have all contributed to this growth. In addition, as organizations increasingly rely on corporate intranets, the Internet, eCommerce, and business-to-business electronic commerce, networks have been extended to connect branch offices, home offices, mobile users and, more recently, customers and suppliers. These trends continue to drive demand for high-performance networking equipment that supports internetworking among a variety of types of LANs and WANs, supporting a wide variety of network protocols.

   As the size and performance requirements of networks have grown, network equipment vendors have increasingly focused on advanced switching and routing devices to meet the increasing demand for both performance and features. In addition to improved performance and multiprotocol connectivity, both network service providers and enterprises are more frequently demanding networking equipment that supports a broad variety of advanced features, without compromising performance. For example, as the reach of enterprise data networks has spread to WANs, the Internet, and business-to-business extranets, network administrators need security at multiple points in the network. As businesses become more dependent on intranets and the Internet, they are increasingly demanding the ability to give different levels of priority, or quality of service (QoS), to their multiple applications and users to make more efficient use of networking resources. Similarly, new

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

applications such as video conferencing, multimedia training and Internet telephony (Voice Over IP) require end-to-end quality of service guaranteed across entire networks. Finally, in order to implement such advanced features across complex, high-speed networks, network administrators also need better network management capabilities to help them analyze the traffic flowing through the network, to anticipate traffic growth and to quickly isolate and solve network problems.

   While attempting to respond to customer demands for more performance, new capabilities, greater security and better management, network equipment vendors face growing competition, evolving networking standards and increasing market segmentation. Rapid growth in the data networking industry has attracted a multitude of new entrants who are competing with or, in many instances, are being acquired by major network equipment vendors. To compete effectively, network equipment vendors must improve their time-to-market and lower their costs while continuing to increase performance and add advanced features and differentiated functionality.

   To stay competitive in this environment, network equipment vendors must address the needs of their increasingly diverse customer base and provide support for a broad array of networking protocols and features without degrading performance. To accomplish these purposes, these vendors have employed increasingly capable semiconductor devices in their networking equipment, the most important being those used as the switching or routing "engines." Network equipment vendors have traditionally relied on one of two approaches for these semiconductor engines: general-purpose processors or custom-developed Application-Specific Integrated Circuits (ASICs). Each of these approaches has both advantages and disadvantages. Switches and routers utilizing off-the-shelf, general-purpose processors can be brought to market relatively quickly and can be programmed in software to add new features or adapt to changes in industry protocols and standards, but these processors cannot generally offer sufficient performance for today's high-speed networks and usually bring unacceptably high unit costs. Alternatively, switches and routers based on ASICs can be designed to achieve high performance and produced at relatively low unit cost, but the ASIC development cycle is usually too time consuming to permit the development of high-performance ASICs with advanced feature sets while meeting network equipment vendors' time-to-market constraints. In addition, ASICs involve the risk of additional delays associated with multiple iterations that may be required in the ASIC development cycle, provide little flexibility to conform to rapidly evolving standards and protocols and lack the full feature support that would allow them to address multiple segments of the networking market. Consequently, neither approach achieves network equipment vendors' requirements for high performance and advanced features without imposing an unacceptable time-to-market and/or cost burden.

Market Opportunity for Network Processors

   These market trends have created a significant opportunity for Network Processors and Switch Fabrics. Combining the lower costs of ASICs with the flexibility and adaptability offered by general-purpose processors, Network Processors are software-programmable processors optimized for networking and communications applications. In combination with high-capacity interconnections provided by Switch Fabrics, off-the-shelf Network Processors enable the rapid design and development of switching and routing solutions that incorporate advanced features, operate without significant performance degradation, and address evolving standards and multiple market segments through software programmability. They further allow vendors to develop systems that can be produced in a cost-efficient manner and within the time-to-market constraints of the competitive networking equipment market. Network Processors and Switch Fabrics offer network equipment vendors the ability to reduce the time and expense involved in developing customized chip sets for individual network switching products, while allowing vendors to focus on developing networking systems which are powerful, cost-effective, differentiated and feature-rich to satisfy the needs of their increasingly diverse customer bases.

MMC Networks' Strategy

   MMC Networks' strategy is to enable network equipment vendors to rapidly develop and introduce differentiated products by leveraging MMC Networks' high-performance, feature-rich, software-programmable,

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cost-effective Network Processors and high-capacity, software-configurable
Switching Fabrics. Key elements of the MMC Networks' strategy include the following:

   Provide a Complete Solution. Most high-performance WAN and LAN switches and routers require both switching and packet processing components and may require additional traffic management components. By offering a complete Network Processing Platform, including both Switching Fabric and Network Processor chipsets, and by further embedding rich traffic management functionality in its fabrics and processors, MMC Networks seeks to accelerate network equipment vendors' time to market by reducing the need to source, integrate, and test multiple chipsets from multiple vendors.

   Target High-Growth Markets. MMC Networks' Network Processors and Switching Fabrics target the rapidly growing enterprise and service provider markets. These markets also experience rapid growth in performance needs and rapid changes in features required, all of which make the MMC Networks' adaptable, software-programmable products ideal for equipment targeted at these sectors. MMC Networks focuses on the design and development of Network Processing Platforms that enable network equipment vendors to rapidly design and bring to market a broad variety of differentiated networking solutions meeting the performance and feature requirements of this evolving market.

   Facilitate Customer Success. Increasing competition and evolving networking standards will continue to exert pressure on network equipment vendors to introduce new products rapidly and cost-effectively. MMC Networks works closely with its customers to design products that enable rapid time-to-market, provide performance and functionality compatible with such customers' current and future needs, and complement network equipment vendors' own product development efforts.

   Extend Technology Leadership. MMC Networks has made substantial investments in the technologies that underlie its Network Processors, with the goal of setting new price/performance benchmarks and enabling the widespread use of sophisticated networking functionality. For example, MMC Networks' ViX architecture, which forms the basis of all of its products, is designed to enable network equipment vendors to implement value-added features without significant performance degradation. MMC Networks is continually developing new technologies for its Network Processors, such as the Policy Engine, introduced in 1999 and embedded in the MMC Networks' nP7120 Gigabit Network Processor (formerly known as the GPIF-207), which is designed to allow more features at wire-speed.

   Leverage Fabless Semiconductor Model. MMC Networks seeks to leverage the flexibility of its fabless semiconductor business model to lower technology and production risks, increase profitability and reduce time-to-market. MMC Networks' fabless model allows it to focus on its core Network Processing Platform design competencies, while minimizing the capital and operating infrastructure requirements.

Technology

   MMC Networks' Network Processing Platforms include high-capacity, flexible switching fabrics and multi-gigabit, open-architecture, software-programmable processors with instruction sets that have been optimized for processing and switching networking data, voice and video packets and cells. MMC Networks believes that the key underlying technologies employed in its Network Processors and Switching Fabrics give it a substantial competitive advantage. The core technologies employed in current products include the MMC Networks' nPcore network-optimized RISC processor core, Policy Engine, ViX architecture, Per-Flow and Per-Stream Queuing technology, Direct Replication Engine technology, and Virtual SAR technology.

   nPcore: Programmable BitStream Processor Technology. MMC Networks' nPcore is a network-optimized instruction set processor core embedded in each of the MMC Networks' Network Processors. Employing MMC Network's Programmable BitStream Processor technology, the nPcore performs the processing of packet and cell headers, including such functions as real-time parsing, matching and table look-up, as well as bit stream manipulations such as adding, deleting, substituting, appending and pre-pending. This

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

functionality enables network equipment vendors to build high-performance switches and routers with additional services that address network security, class of service and quality of service and improve management throughout the network.

   Policy Engine. MMC Networks' latest Network Processors include embedded, programmable Policy Engines that provide intelligent packet classification for enabling Policy-based network services. Since they are programmable, they can support both the fluid service requirements of network providers and evolving policy-based network management standards.

   ViX Architecture. The ViX architecture is a switch fabric architecture that uses a patented point-to-point connection matrix that permits the use of a wide, centralized, shared-memory structure, while separating control information from user data. The ViX architecture's use of "point-to-point connections" is designed to enable network equipment vendors to easily scale the number of ports in their switches and routers, unlike shared-bus architectures that run into clock frequency, bus capacitance and pin count limitations. The use of a "wide, centralized shared-memory structure" enables network equipment vendors to scale the bandwidth and amount of buffer memory, unlike crossbar architectures which become increasingly expensive as bandwidth and buffer requirements increase. The "separation of control information from user data" enables network equipment vendors to more easily implement high-performance processing, queuing, replication and switching functions for networking applications, unlike shared-bus and crossbar architectures, which may require complex processors to coordinate multiple functions across multiple ports and the replication of user data within their buffers. In addition, the ViX architecture is designed as an open architecture, providing external access to the appropriate timing and control signals, which enables network equipment vendors to more easily implement differentiated features and functionality.

   Per-Flow and Per-Stream Queuing (PFQ and PSQ) Technology. All networking switches and routers must buffer data when networks become congested. Networks that use conventional switches and routers usually buffer data on a linear, first-in-first-out ("FIFO") basis. As data accumulates in the buffer, new data sits "behind" all of the information that previously arrived at the switch/router. High-priority information sent to that switch or router is not distinguished from other data and is therefore "stuck" in the back of the buffer until such other data is sent. MMC Networks' PFQ and PSQ technology is designed to alleviate the limitations of FIFO queuing by assigning each piece of data to its own unique queue and then scheduling the sending of the data according to software-programmable algorithms developed by the network equipment vendor, thus allowing the switch or router to implement class of service or quality of service functionality. Switches and routers incorporating PFQ technology can be designed to support up to 500,000 queues, providing enough queues for large-scale networks.

   Direct Replication Engine Technology. When data must be broadcast to all ports on a switch or router or "multicast" to select ports, routers and switches must replicate data packets for each port connection. This process may significantly degrade performance. MMC Networks' Direct Replication Engine technology is designed to provide wire-speed multicast and broadcast capability by leveraging the separation of control information from user data enabled by the ViX architecture. This capability allows the switch or router to store a single copy of the data to be transmitted and replicate it to multiple ports in a single instruction cycle.

   Virtual SAR Technology. Conventional switches and routers use expensive segmentation and reassembly ("SAR") chips to convert frames to cells and vice versa, thus enabling the internetworking of ATM with Ethernet, frame relay and other packet-based protocols. MMC Networks' Virtual SAR technology provides the ability to convert frames to cells and vice versa, thus eliminating the need for expensive external SAR chips.

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Target Markets and Products

   MMC Networks' products serve two primary markets: enterprise networks and service providers. MMC Networks' products are designed into networking equipment intended for both of these markets. The following table summarizes selected product and service applications within each of these markets:

              Enterprise Network                Service Provider Services
              ------------------                -------------------------
   Layer 2/3/4/7 Switching  Wiring Closet    ATM                     Voice
   10/100 Ethernet          Power Workgroup  Packet Over Sonet (POS) Cable
   Gigabit Ethernet         Campus Backbone  Optical (MAN) Edge      Dial
   ATM                      Remote Access    xDSL                    Wireless
   Firewalls                Internet Routers Web Switch              VPN
   VPN                                       Frame Relay

   MMC Networks' nP Network Processors and nPX Switching Fabrics provide the core functionality for a wide array of switches and routers developed by network equipment vendors targeting both the enterprise network and service provider markets. MMC Networks' also offers development hardware kits, which assist customers in their technical evaluation of MMC Networks' products.

Network Processors (Np Family)

   nP7120 Gigabit Network Processor. Also known as the GPIF-207 Gigabit Packet Processor, the nP7120 Gigabit Network Processor is MMC Networks' first multi-gigabit packet processor. nP7120 offers two gigabit-rate ports for Gigabit Ethernet or OC-12 rate Packet Over Sonet (POS)/HDLC connections, and these can be further bonded together to support up to an OC-48 rate connection. With two software-programmable, network-optimized nPcore processor cores, it enables wire-speed Layer 2-7 packet processing, and the embedded Policy Engine allows wire-speed intelligent packet classification for Policy-based network services without degrading packet processing performance. With support for MMC Network's ViX interconnect architecture, nP7120 can be connected to nPX5400 or nPX5500 switches, other fabrics, or custom logic so that it can function as a standalone packet processor. MMC Networks announced the nP7120 in 1999 and expects to bring it into production in 2000. The development and introduction of new product classes like the nP7120 is subject to numerous risks and uncertainties including delays in the design and engineering process, uncertain manufacturing and assembly lead times, yield uncertainties and product defects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Future Results--New Product Development and Technological Change", "--Dependence on Independent Manufacturers" and "-- Product Complexity."

   nP7110 Gigabit Network Processor. Also known as the XPIF Gigabit Packet Processor, the nP7110 Gigabit Network Processor was MMC Networks' first gigabit-rate packet processor. nP7110 includes a software-programmable, network-optimized nPcore processor core for wire-speed packet processing of a Gigabit Ethernet or Packet Over Sonet (POS)/HDLC connection. nP7110 can be connected to MMC Networks nPX5400 or nPX5500 switches or other fabrics. nP7110 began shipping in volume in 1999.

   nP7000 Ethernet Network Processor Family. Also known as the EPIF Ethernet Packet Processor family, the members of the nP7000 family each support multiple 10/100 Ethernet interfaces, including embedded, on-chip 10/100 Ethernet Media Access Control (MAC) functions. nP7100 family Network Processors all support Layer 2-7 packet processing, enabling a wide variety of feature-rich enterprise and service provider products.

Switch Fabric Products (NPX, ATMS, and PS FAMILIES)

   nPX5400 Switch Fabric. Also known as the AnyFlow 5400, the single-chip nPX5400 can be cascaded to provide up to 22 Gbps full-duplex (44 Gbps aggregate) high-throughput switching capacity, while simultaneously providing wire-speed IP multicast operations and Per-Stream Queuing (PSQ). The nPX5400

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first sampled in 1998 and began shipping in volume in 1999 for 10/100/1000
Ethernet, PoS, and other packet-network applications.

   nPX5500 Switch Fabric. Also known as the AnyFlow 5500, MMC Networks' nPX5500 Switch Fabric chip set was the first member of the nPX (AnyFlow) family and implements MMC Networks' Virtual SAR and Per Flow Queuing (PFQ) technologies. The nPX5500 employs a modular design which enables deployment in a wide range of networking equipment, including ATM, 10/100/1000 Ethernet, HDLC, Packet Over Sonet (PoS), and various WAN and MAN switches, routers, and other communications platforms. The nPX5500 provides wire-speed switching and routing with quality of service and packet/cell internetworking at a bandwidth of 20 Gbps full-duplex (40 Gbps aggregate), with throughput of up to 20 million packets-per-second (pps). The nPX5500 sampled in 1997 and began volume shipments in 1998.

   ATMS2000 Family. The ATMS2000 ATM Switch chip set provides the core functionality of a high-performance ATM switch, providing a cost-effective solution for 2.5- or 5-Gbps switches and routers with port densities of up to 32 OC-3 ports or eight OC-12 ports.

   PS1000 Family. The PS1000 Ethernet Switch chip set implements the core functionality of a high-performance Fast Ethernet switch, enabling low-cost solutions supporting scalable port densities from eight to 128 10-Mbps Ethernet ports and up to 32 100-Mbps Fast Ethernet ports with the option of one or two ATM uplinks.

Products Under Development

   MMC Networks expects to continue to enhance and refine its Network Processors and Switch Fabrics, while adding additional operational features designed to make the MMC Networks' products more attractive to a wide range of network equipment vendors.

Customers

   MMC Networks sells its products to a variety of network equipment vendors. As of June 30, 2000, MMC Networks had achieved 72 design wins among more than 40 network equipment vendors for its newer nP Network Processor and nPX Switch Fabric families, all formerly known as AnyFlow products. This total does not include working designs employing MMC Networks' older ATMS2000 and PS1000 product families. Each design win is a customer platform, usually containing multiple units of MMC Networks' chips. To qualify as a design win, a network equipment vendor must have (i) purchased network processor prototypes, a reference design kit or software drivers from MMC Networks and (ii) commenced development of a product incorporating MMC Networks' network processors. During the design-in process, MMC Networks works closely with each customer to assist in resolving technical questions and to help the customer achieve volume production of its products. Achieving a design win with a network equipment vendor provides no assurance that such network equipment vendor will ultimately ship products incorporating MMC Networks' network processors.

   None of MMC Networks' customer purchase agreements contain a minimum purchase requirement. Customers typically purchase MMC Networks' products pursuant to short-term purchase orders that may be canceled without charge if notice is given within an agreed-upon period.

   MMC Networks' major customers for the last three years, from whom revenues exceeded 10% of total revenues, are listed below.

                                                                 Year Ended
                                                                December 31
                                                               ----------------
                                                               1999  1998  1997
                                                               ----  ----  ----
   Cisco Systems, Inc.........................................  52%   50%   28%
   International Business Machines Corporation ("IBM")........  19%    *     *

                                                               Year Ended
                                                              December 31
                                                             ---------------
                                                             1999 1998  1997
                                                             ---- ----  ----
   Mitsui Comtek Corp., a non-stocking sales representative
    for Japan...............................................   *   12%   28%
   Hitachi..................................................   *    *    12%

--------
* Less than 10% during year

   In the third quarter of 1999, IBM accounted for 22% of total revenues. During that quarter, IBM announced it was closing down most of its network equipment business. IBM informed MMC that it will cease the manufacture and sale of its network equipment products that use MMC products, and it will cease future purchases of those MMC products. Revenues from IBM decreased to 6% during the fourth quarter of 1999, and MMC Networks does not expect to realize any revenue from IBM in 2000.

Sales, Marketing and Technical Support

   MMC Networks targets customers based on industry leadership, technology leadership and target applications. MMC Networks works with large and small, public and privately held network and communications equipment vendors. MMC Networks maintains close working relationships with its customers in order to design and develop solutions which specifically address their needs. MMC Networks markets its products through a direct sales and marketing organization, headquartered in Sunnyvale, California, direct sales offices in Massachusetts and North Carolina, and through sales representatives in the United States, the United Kingdom and several Pacific Rim countries. Sales representatives are selected for their understanding of the networking marketplace and their ability to provide effective field sales support for MMC Networks' products.

   MMC Networks has a number of marketing programs designed to inform network equipment vendors about the capabilities and benefits of MMC Networks' products. MMC Networks' marketing efforts include participation in industry trade shows, technical conferences and technology seminars, preparation of competitive analyses, sales training, publication of technical and educational articles in industry journals, maintenance of MMC Networks' World Wide Web site, advertising and direct mail distribution of MMC Networks literature.

   MMC Networks provides both technical support and design consulting to customers via its nP Design Services programs, delivered through factory system engineers and, if necessary, product designers and architects. Local field support is provided in person or by telephone. MMC Networks plans to hire additional support and design consulting staff for remote offices, as the need arises. MMC Networks believes that providing network equipment vendors with comprehensive product service and support is critical to maintaining a competitive position in the networking market and is critical to shortening customers' design-in cycles. MMC Networks works closely with its customers to monitor the performance of its product designs and to provide support at each stage of customer product development.

Research and Development

   MMC Networks' success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion new products and enhancements to its existing products that meet changing customer requirements and emerging industry standards. MMC Networks has made and plans to continue to make substantial investments in research and development and to participate in the development of industry standards.

   MMC Networks focuses its development efforts on network processor product development. Before a new product is developed, the MMC Networks' research and development engineers work with marketing managers and customers to develop a comprehensive requirements specification. After the product is designed and commercially released, MMC Networks' engineers continue to work with customers on early design-in efforts to understand requirements for future generations and upgrades. MMC Networks employs engineers working

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

on many stages of chip architecture, design, verification and test. In addition, MMC Networks also employs hardware and software engineers to develop its reference design kits and related software.

   MMC Networks' research and development expenditures, net of non-recurring engineering funding received from customers, totaled $22.6 million, $14.6 million and $8.3 million in the years ended December 31, 1999, 1998 and 1997, respectively, representing 32%, 30% and 38% of revenues for such periods, respectively. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and subcontracting costs. Non-recurring engineering fees paid by MMC Networks' customers to facilitate product development projects reduce these expenses.

Manufacturing

   Currently, MMC Networks outsources all of its semiconductor manufacturing, including wafer fabrication, unit assembly and test. This "fabless" semiconductor-manufacturing model allows MMC Networks to focus substantially all of its resources on the design, development and marketing of products. "Fabless" manufacturing also significantly reduces the capital requirements of MMC Networks.

   MMC Networks purchases certain of its products fully assembled and tested, on a "turnkey" basis. MMC Networks obtains other products by purchasing processed wafers and then subcontracting the assembly and test of finished units.

   During 1999, MMC Networks purchased turnkey products from Oki Semiconductor and NEC in Japan, and it purchased wafers from Taiwan Semiconductor Manufacturing Corporation (TSMC), United Microelectronics Corporation (UMC) in Taiwan, and Panasonic in Japan. MMC Networks anticipates that the portion of its production purchased as wafers rather than turnkey units will increase in future periods. MMC Networks chose these three manufacturers in large part due to their conformance with international standards of technology, their capacity, their quality and their support for the state-of-the-art design tools used by MMC Networks.

   MMC Networks uses mainstream Complementary Metal Oxide Silicon (CMOS) processes for the manufacturing of its products. MMC Networks' main products currently are fabricated in .25, .35, .5 and .8 micron CMOS. MMC Networks plans to build certain new products on .18 micron CMOS. MMC Networks continuously evaluates the benefits, on a product-by-product basis, of migrating to a smaller geometry process in order to reduce costs and has commenced migration of certain products to smaller geometries. MMC Networks believes that transitioning its products to increasingly smaller geometries will be important for it to remain competitive. No assurance can be given that future process migration will be achieved without difficulty.

   MMC Networks must place orders approximately 10 to 13 weeks in advance of expected delivery. As a result, it has only a limited ability to react to fluctuations in demand for its products, which could cause MMC Networks to have an excess or a shortage of inventory of a particular product. If capacity becomes less available in the future, MMC Networks may be required to place orders earlier than 10 to 13 weeks in advance of expected delivery.

Competition

   The data networking and semiconductor industries are intensely competitive and are characterized by constant technological change, rapid rates of product obsolescence and price erosion. MMC Networks' Network Processors and Switch Fabrics compete now or are expected to compete in the future with current or future products from companies such as Broadcom, Conexant, Galileo Technology, IBM, Intel, Lucent Technologies, Motorola, PMC-Sierra, SiTera, and Texas Instruments, as well as additional and potential future smaller start-up companies. Additional existing domestic and international semiconductor suppliers could also enter the market in the future. MMC Networks could also face competition from suppliers of products based on new or emerging technologies. In addition, many of MMC Networks' existing and potential customers, including Cisco, internally develop ASICs, general purpose processors, Network Processors, or other devices which attempt to perform some or all of the functions performed by MMC Networks' products.

Intellectual Property

   MMC Networks' future success and ability to compete are dependent, in part, upon its proprietary technology. MMC Networks has been granted ten patents and has filed nine other patent applications in the United States. Internationally MMC Networks has been granted four patents and has filed 21 other patent applications. None of MMC Networks' patent applications relate to specific products of MMC Networks, as it believes that it may be more effective to seek patent protection with respect to its key underlying technologies, such as aspects of its ViX Architecture.

   In addition, MMC Networks claims copyright protection for certain proprietary software and documentation. MMC Networks also attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although MMC Networks intends to protect its rights vigorously, there can be no assurance that these measures will be successful. In addition, the laws of certain countries in which MMC Networks' products are or may be manufactured or sold, including Japan and Taiwan, may not protect MMC Networks' products and intellectual property rights to the same extent as the laws of the United States.

   MMC Networks believes that, because of the rapid pace of technological change in the networking industry, its technical expertise and ability to introduce new products on a timely basis will be more important in maintaining its competitive position than protection of its intellectual property. MMC Networks believes that patent, trade secret and copyright protection are important but must be supported by expanding the knowledge, ability and experience of MMC Networks' personnel and introducing and enhancing products. Although MMC Networks continues to implement protective measures and intends to defend vigorously its intellectual property rights, there can be no assurance that these measures will be successful.

Employees

   As of June 30, 2000, MMC Networks had a total of 214 full-time employees and 19 contractors. Of the full-time employees, 113 were in research and development, 33 in marketing and technical support, 14 in sales and 54 in operations and administration. MMC Networks' employees are not represented by any collective bargaining agreement, and MMC Networks has never experienced a work stoppage. MMC Networks believes its employee relations are good.

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

              MMC NETWORKS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with MMC Networks' financial statements and related notes and the other financial information included elsewhere in this prospectus/proxy solicitation statement. This discussion contains forward-looking statements that involve risks and uncertainties. MMC Networks' actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus/proxy solicitation statement, particularly under the heading "Risk Factors."

Results of Operations

Comparison of the Six Months Ended June 30, 2000 to the Six Months Ended June 30, 1999.

   Revenues. Revenues increased during the second quarter of 2000 by $4.4 million in comparison to revenues for the first quarter of 2000 of $12.6 million. Revenues decreased to $17.0 million for the three months ended June 30, 2000 from $19.3 million for the three months ended June 30, 1999. Revenues decreased to $29.7 million for the six months ended June 30, 2000 from $35.4 million for the same period in 1999.

   The decreases in second quarter revenues and first half revenues in 2000 compared to the same periods in 1999 are primarily due to two events. First, IBM, which accounted for 23% of revenues in the second quarter of 1999, announced during the third quarter of 1999 that it was closing down most of its network equipment business and informed MMC Networks that it was ceasing the manufacture and sale of its network equipment products, which use MMC Networks' products. Revenues to IBM were zero in the first and second quarters of 2000.

   Second, Cisco Systems, MMC Networks' largest customer in the six months ended June 30, 1999 at 52% of revenues, decreased its purchases from MMC Networks during the fourth quarter of 1999 and the first half of 2000, as it terminated a large program and decreased purchases while it consumed inventory already purchased. Revenues from Cisco were 45% of total revenues in the fourth quarter of 1999, 35% in the first quarter of 2000 and 25% in the second quarter of 2000. These revenues from Cisco exclude revenues from ArrowPoint Communications, which Cisco acquired on June 23, 2000.

   Decreases in revenues from IBM and Cisco were partially offset by increases in revenues from other customers. Revenues from ArrowPoint Communications increased to 8% of revenues in the first quarter of 2000 and 20% in the second quarter of 2000, up from under 5% in the fourth quarter of 1999. Revenues from Nortel Networks increased to 24% of revenues in the first quarter of 2000 and 23% of revenues in the second quarter of 2000, up from 18% in the fourth quarter of 1999. Revenues from Fujitsu increased to 11% of revenues in the first quarter of 2000 and 13% in the second quarter of 2000, up from under 5% in the fourth quarter of 1999. In 2000, MMC Networks expects that revenues from the AnyFlow product line will constitute most of its revenue, as the ATM and PS lines near the end of their life cycles.

   MMC Networks may experience substantial period-to-period fluctuations in future operating results due to changes in demand for its products or due to the continued average sales price erosion that characterizes the data networking and semiconductor industries.

   Cost of Revenues; Gross Profit. Cost of revenues decreased to $5.0 million for the three months ended June 30, 2000 from $5.7 million for the three months ended June 30, 1999. Cost of revenues also decreased to $8.9 million for the first half of 2000 from $10.5 million for the same period in 1999. Decreased cost of revenues in both periods resulted from decreased unit shipments.

   Gross margin was 70.6% for the three months ended June 30, 2000, compared to 70.7% for the three months ended June 30, 1999. Gross margin for the six months ended June 30, 2000 was 70.1%, compared to

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

70.4% for the same period in 1999. MMC Networks anticipates that gross margins will remain in the same range during the remainder of 2000.

   Research and Development Expense. Research and development expenses increased to $7.9 million for the three months ended June 30, 2000 from $5.3 million for the three months ended June 30, 1999. These expenses also increased to $15.1 million for the six months ended June 30, 2000 from $9.7 million during the same period in 1999. The increases in both 2000 periods are due primarily to increased new product development activity. As a percentage of total revenues, research and development expenses increased to 46.5% during the second quarter of 2000 from 27.2% during the same period in 1999, increased to 50.8% during the first half of 2000 from 27.4% in the same period in 1999 due to the continued increase in research and development activity and the decrease in revenue from period to period.

   In 2000, MMC Networks expects research and development expenses to continue to increase in absolute dollars, but to increase at a lower percentage rate than the expected rate of increase in revenues.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $3.7 million for the three months ended June 30, 2000 from $2.7 million for the three months ended June 30, 1999. These expenses also increased to $6.9 million for the six months ended June 30, 2000 from $5.1 million during the same period in 1999. The increases in both 2000 periods are due to increased headcount in selling, general and administrative functions and increased sales support functions.

   As a percentage of total revenues, selling, general and administrative expenses increased to 21.9% for the three months ended June 30, 2000 from 13.9% for the three months ended June 30, 1999. They also increased to 23.4% during the first half of 2000 from 14.3% in the same period in 1999. The increases in both 2000 periods are due to increased headcount in selling, general and administrative functions and increased sales support functions, and the decrease in revenue from period to period.

   In 2000, MMC Networks expects selling, general and administrative expenses to continue to increase in absolute dollars, but to increase at a lower percentage rate than the expected rate of increase in revenues.

   Interest income, net. Interest income, net increased to $1.1 million for the three months ended June 30, 2000 from $691,000 for the three months ended June 30, 1999. Interest income, net increased to $2.1 million for the six months ended June 30, 2000 from $1.3 million during the same period in 1999. Interest income, net consists of interest income, which is interest earned on average cash, cash equivalents and short-term investments, offset by interest expense. Interest income, net consisted primarily of interest income for the periods presented. The increases in interest income, net are due to increased cash and investment balances provided by cash flow from operations and the exercise of stock options.

   Provision for Income Taxes. The provision for income taxes decreased to $453,000 for the three months ended June 30, 2000 from $2.3 million for the three months ended June 30, 1999, reflecting effective tax rates of 32% and 36%, respectively. The provision for income taxes decreased to $264,000 for the first half of 2000 from $4.1 million during the same period in 1999. The decrease in the provision for income taxes during both periods is due to the decrease in income before taxes and the decrease in the effective tax rate. The decrease in the effective tax rate is due to increased research and development tax credits and an anticipated increase in operations in Israel, where MMC Networks has qualified for certain low rates of taxation. MMC Networks expects its effective tax rate to remain at about 32% during 2000.

Comparison of the Year Ended December 31, 1999 to the Year Ended December 31, 1998.

   Revenues. Revenues increased to $70.1 million for the year ended December 31, 1999 from $49.3 million for the year ended December 31, 1998. Despite the decline in average sales prices experienced in the data networking and semiconductor industries during 1999, increased unit shipments in 1999 compared to 1998 resulted in increased revenues. The increase in unit shipments was due to both an increase in the number

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

of customer designs in production and an increase in the volume of shipments of existing and new designs. MMC Networks may experience substantial period-to-period fluctuations in future operating results due to changes in demand for its product or continued average sales price erosion.

   The increase year to year was mainly due to an increase in sales of the AnyFlow product line. Sales of the ATM and PS product lines were approximately flat year to year. In 2000, MMC Networks expects that revenues from the AnyFlow product line will constitute most of its revenue, as the ATM and PS lines near the end of their life cycles.

   Cost of Revenues; Gross Profit. Cost of revenues increased to $21.5 million for the year ended December 31, 1999 from $14.4 million for the year ended December 31, 1998 as a result of increased unit shipments. Gross margins declined slightly to 69.3% from 70.9% for the years ended December 31, 1999 and 1998, respectively, due to the decline in average sales prices.

   Research and Development Expenses, Net. Net research and development expenses increased to $22.6 million for the year ended December 31, 1999 from $14.6 million for the year ended December 31, 1998. The increase is due primarily to increased new product development activity. Research and development expenses, net, include expenses incurred under a number of contracts with customers whereby MMC Networks receives partial or complete reimbursement for expenses incurred. These reimbursements are recorded as an offset against research and development expenses. For further discussion of funding received under MMC Networks' research and development contracts, see
Note 9 of MMC Networks, Inc. Notes to the Consolidated Financial Statements-- Research and Development Contracts.

   As a percentage of total revenues, research and development expenses net, increased to 32.3% during 1999 from 29.5% during 1998.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $11.2 million for the year ended December 31, 1999 from $9.2 million for the year ended December 31, 1998 due to several factors: increased sales commissions resulting from higher revenues, increased selling and marketing costs associated with new products, additional personnel, and additional costs incurred to provide customer support for new designs. As a percentage of total revenues, selling, general and administrative expenses decreased to 15.9% for the year ended December 31, 1999 from 18.6% for the year ended December 31, 1998 as revenue growth outpaced the increase in selling, general and administrative expenses required to support that growth.

   Interest income, net. Interest income, net consists of interest income offset by interest expense. Interest income reflects interest earned on average cash, cash equivalents and short-term investment balances. Interest income increased to $3.2 million for the year ended December 31, 1999 from $2.2 million for the year ended December 31, 1998. This increase is due to increased cash and investment balances provided by cash flow from operations. Interest expense reflects interest on borrowings against lease lines to finance the acquisition of capital equipment. Interest expense was $34,000 and $55,000 for the years ended December 31, 1999 and 1998, respectively.

   Provision for Income Taxes. The provision for income taxes increased to $6.1 million for the year ended December 31, 1999 from $3.7 million for the year ended December 31, 1998, reflecting effective rates of 34% and 30.7%, respectively. The increase in the provision and the increase in the effective tax rate are due to the increase in pretax income from period to period and the reduction of valuation allowances and resulting realizability of deferred tax benefits during 1998.

Comparison of the Year Ended December 31, 1998 to the Year Ended December 31,
1997

   Revenues. Revenues increased to $49.3 million for the year ended December 31, 1998 from $21.9 million for the year ended December 31, 1997. Despite a decline in average sales prices during 1998,

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

increased unit shipments in 1998 as compared to 1997 resulted in increased revenues across all MMC Networks's products. The increase in unit shipments was primarily due to the shift of the AF5500 into volume production and the continued success of the ATMS2000. Although PS1000 revenue grew year over year, PS1000 revenue as a percent of total revenue decreased year over year. This decline was due to the economic downturn in Japan and Asia and poor acceptance in the marketplace of the end products of equipment vendors using the PS1000.

   Cost of Revenues; Gross Profit. Cost of revenues increased to $14.4 million for the year ended December 31, 1998 from $6.5 million for the year ended December 31, 1997 as a result of increased unit shipments associated with increased sales of MMC Networks's network processors to new and existing customers. Gross margins remained relatively constant at 70.9% and 70.2% for the years ended December 31, 1998 and 1997, respectively. Higher margins from newer products offset declining margins from older products.

   Research and Development Expenses, Net. Net research and development expenses increased to $14.6 million for the year ended December 31, 1998 from $8.3 million for the year ended December 31, 1997. The increase is due primarily to increased new product development activity. As part of a plan to increase the number of new products under development, during the second quarter of 1998 MMC Networks established a wholly owned subsidiary in Israel, MMC Networks Israel Ltd., which functions as a design center. Research and development expenses net, include expenses incurred under a number of contracts with customers whereby MMC Networks receives partial or complete reimbursement for expenses incurred. These reimbursements are recorded as an offset against research and development expenses. For further discussion of funding received under MMC Networks's research and development contracts see Note 9 of MMC Networks, Inc. Notes to the Consolidated Financial Statements -- Research and Development Contracts.

   As a percentage of total revenues, research and development expenses, net decreased to 29.5% for the year ended December 31, 1998 from 37.9% for the year ended December 31, 1997. This percentage decrease resulted from revenues growing faster than research and development expenses, net.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $9.2 million for the year ended December 31, 1998 from $6.2 million for the year ended December 31, 1997 due to several factors: increased sales commissions resulting from higher revenues, increased selling and marketing costs associated with new products, additional personnel, additional costs incurred to provide customer support for new designs and additional costs associated with being a public company. As a percentage of total revenues, selling, general and administrative expenses decreased to 18.6% for the year ended December 31, 1998 from 28.5% for the year ended December 31, 1997 as revenue growth outpaced the increase in selling, general and administrative expenses required to support that growth.

   Litigation settlement. During the fourth quarter of 1997, FORE filed complaints alleging patent infringement and trade secret misappropriation against MMC Networks. MMC Networks entered into a settlement agreement with FORE in June 1998. In accordance with the settlement, MMC Networks agreed to pay a settlement fee and entered into a patent cross-licensing agreement pursuant to which MMC Networks and FORE granted each other perpetual, with certain exceptions, and fully-paid licenses to certain patents held by them. The settlement fee and related legal expenses totaling approximately $1.3 million were charged to operating income in the quarter ended June 30, 1998.

   Interest Income, net. Interest income, net consists of the difference between interest income and interest expense. Interest income reflects interest earned on average cash, cash equivalents and short-term investment balances. Interest income increased to $2.2 million for the year ended December 31, 1998 from $630,000 for the year ended December 31, 1997. This increase is due to increased cash and investment balances from period to period due to the receipt of net proceeds from MMC Networks's initial public offering in October 1997 and cash flow from operations. Interest expense reflects interest on borrowings against lease lines to finance the

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

acquisition of capital equipment. Interest expense was $55,000 and $126,000 for the years ended December 31, 1998 and 1997, respectively.

   Provision for Income Taxes. The provision for income taxes increased to $3.7 million for the year ended December 31, 1998 from $138,000 for the year ended December 31, 1997 reflecting effective tax rates of 30.7% and 10.3%, respectively. The increase in the provision is due to a significant increase in operating income from period to period coupled with an increase in MMC Networks' effective tax rate as compared to the prior year. The effective tax rate for 1998 is considerably higher than the effective tax rate for 1997 because MMC Networks utilized all of its net operating loss carryforwards during 1997 and all of its research and development credit carryforwards in 1998.

Liquidity and Capital Resources

   As of June 30, 2000, MMC Networks had cash, cash equivalents and short-term investments of $74.2 million compared to $72.0 million at December 31, 1999, an increase of $2.2 million. As of June 30, 2000, MMC Networks had cash and cash equivalents of $40.7 million, up from $13.5 million at December 31, 1999. This $27.3 million increase in cash and cash equivalents was due to cash flows from operating activities of $2.1 million, $19.6 million in investing activities primarily from the sale of short-term investments and $5.6 million in financing activities from the exercise of stock options. Cash was used to acquire property and equipment of $4.2 million during the first half of 2000. During April 2000, MMC Networks invested $1.0 million in a software development company in exchange for a debenture, convertible into common stock of that company.

   MMC Networks maintains a $10.0 million credit facility with a bank, which expires in May 2001. Borrowings bear interest at the bank's prime rate. MMC Networks' agreement with the bank requires compliance with certain financial covenants. In the event of default, all outstanding borrowings will accrue interest at a rate of five percentage points above the rate effective immediately prior to the default. The credit facility has not been used since its inception in 1998.

   MMC Networks anticipates that a significant portion of future capital expenditures will be devoted to investment in design tool software and computer equipment on which the design software tools run.

   MMC Networks believes that its existing cash balances together with the borrowing capacity under its credit facility and cash flow from future operations will be sufficient to meet its capital requirements through the next twelve months. It is possible that MMC Networks could be required, or could elect, to seek to raise additional capital before such time. This is a forward-looking statement, and the actual period of time for which MMC Networks' resources will be sufficient will depend on many factors, including:

  . the rate of revenue growth, if any

  . the timing and extent of spending to support product development efforts

  . the expansion of sales and marketing efforts

  . the timing and size of business or technology acquisitions

  . the timing of introductions of new products and enhancements to existing products

  . market acceptance of MMC Network's products

   There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all.

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

                           COMMON STOCK OWNERSHIP OF
            CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MMC NETWORKS

   Except as otherwise noted, the following table sets forth information that has been provided to AMCC with respect to the beneficial ownership of shares of MMC Networks' common stock as of August 31, 2000 for (i) each person who is known by MMC Networks to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director of MMC Networks, (iii) MMC Networks' CEO and four most highly compensated executive officers, and (iv) all directors and executive officers of MMC Networks as a group.

                                         Number of Shares  Percentage of Shares
         Name and Address(1)            Beneficially Owned    Outstanding(2)
         -------------------            ------------------ --------------------
Massachusetts Financial Services Co...      2,213,280               6.7%
 500 Boylston Street
 Boston, MA 02116
Alexander Joffe(4)....................      1,541,582               4.6%
Amos Wilnai(5)........................      1,305,176               3.9%
Douglas C. Spreng(6)..................        356,573               1.1%
Ari Birger............................        122,671                 *
John A. Teegan........................         73,219                 *
Andrew J. Gottlieb....................         73,198                 *
Frederick J. Berkowitz................         60,016                 *
Timothy M. Heenan.....................         18,831                 *
Yehuda Shaik..........................          4,208                 *
Jeffrey L. Cashen.....................            --                  *
Richard C. Yonker.....................            --                  *
Geoffrey Y. Yang(7)...................        161,084                 *
Andrew S. Rappaport...................        100,150                 *
Irwin Federman........................         79,207                 *
John G. Adler.........................         56,250                 *
All directors and executive officers
 as a group (15 persons) (9) (10).....      4,619,803              13.4%

--------
  * Less than 1%.

 (1) The address for MMC Networks' executive officers and directors is: c/o MMC Networks, 1144 East Arques Avenue, Sunnyvale, California 94085.

 (2) The persons named in this table have sole voting and investment power with respect to all shares of MMC Networks common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (3) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of MMC Networks common stock subject to options or warrants held by that person that are exercisable within 60 days after August 31, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 33,165,772 shares of MMC Networks common stock outstanding on August 31, 2000 together with applicable options for such stockholders.

 (4) Includes 9,000 shares held by Mr. Joffe's minor children, as to which Mr. Joffe disclaims beneficial ownership.

 (5) Represents shares held by Amos Wilnai and Ruth Wilnai, Trustees of the Wilnai Family Trust U/D/T dated June 10, 1997. Does not include 1,039,456 shares held by each of Nitzan Wilnai, Sigal Wilnai and Yael Wilnai, Mr. Wilnai's adult children. Also does not include 113,205 shares held by Miriam Wilnai, Mr. Wilnai's mother. Mr. Wilnai disclaims beneficial ownership of all these shares.

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

 (6) Includes 300 shares held by Mr. Spreng's son, as to which Mr. Spreng disclaims beneficial ownership.

 (7) Does not include 1,261,322 shares beneficially owned by Institutional Venture Partners VI, L.P., 18,114 shares held by Institutional Venture Management VI, L.P., and 36,226 shares held by IVP Founders Fund I, L.P. As a General Partner of Institutional Venture Management VI, L.P., which is the General Partner of each of such limited partnerships, Mr. Yang may be deemed to share voting and investment power with respect to these shares. However, Mr. Yang disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these partnerships.

 (8) Includes shares held by Institutional Venture Partners VI, L.P., Institutional Venture Management VI, L.P., IVP Founders Fund I, L.P.

 (9) Includes shares which certain executive officers and directors of the MMC Networks have the right to acquire within 60 days after the date of this table pursuant to outstanding options, as follows:

    Alexander Joffe, 477,082 shares;

    Amos Wilnai, 7,500 shares;

    Douglas C. Spreng, 354,999 shares;

    Timothy M. Heenan, 4,936 shares;

    Ari Birger, 24,687 shares;

    John A. Teegen, 68,124 shares;

    Frederick J. Berkowitz, 59,624 shares;

    Geoffrey Y. Yang, 27,500 shares;

    Andrew S. Rappaport, 27,500 shares;

    Irwin Federman, 27,500 shares;

    Yehuda Shaik, 4,208 shares;

    Andrew J. Gottlieb, 70,832 shares;

    John G. Adler, 56,250 shares; and

    All executive officers and directors as a group, 1,210,742 shares.

                       DESCRIPTION OF AMCC CAPITAL STOCK

   AMCC is authorized to issue 632,000,000 shares of its capital stock, which are divided into two classes known as common stock and preferred stock, respectively. The authorized number of shares of AMCC common stock consists of 630,000,000 shares, par value $0.01 per share, of which 125,768,295 shares were issued and outstanding on August 24, 2000. The authorized number of shares of AMCC preferred stock consists of 2,000,000 shares, par value $0.01 per share, of which none were issued and outstanding on August 24, 2000. AMCC common stock is listed on The Nasdaq National Market under the symbol "AMCC."

   AMCC's Board of Directors has the power to (i) provide for the issuance of preferred stock in one or more series; (ii) establish from time to time the number of shares to be included in each such series; (iii) fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof; and (iv) increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

Voting Rights

   Each AMCC stockholder is entitled to one vote for each share of capital stock held by such holder.

Dividends

   The directors of AMCC may declare and pay dividends upon the shares of its capital stock out of funds of AMCC legally available for the declaration of dividends.

Notice of Stockholders' Meetings

   Except as otherwise required by law, the holder of each share of AMCC capital stock is entitled to notice of any stockholders' meeting. Such notice shall be sent to each stockholder entitled to vote not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Transfer Agent and Registrar

   The stock transfer agent and registrar for AMCC's common stock is Computershare Investor Services, L.L.C.

                        COMPARISON OF STOCKHOLDER RIGHTS

General

   The rights of AMCC stockholders are governed by the AMCC Certificate of Incorporation, as amended (AMCC Certificate), its Bylaws, as amended (AMCC Bylaws) and the Delaware General Corporation Law. The rights of MMC Networks stockholders are governed by the MMC Networks Certificate of Incorporation, as amended (MMC Networks Certificate), its Bylaws (MMC Networks Bylaws) and the Delaware General Corporation Law.

   Upon consummation of the merger, the stockholders of MMC Networks will become stockholders of AMCC. The rights of the MMC Networks stockholders differ from the rights of the AMCC stockholders because the MMC Networks charter documents differ in certain material respects from the AMCC charter documents.

   The following is a summary of the principal differences between the rights of the MMC Networks stockholders and the rights of the AMCC stockholders. Such differences can be examined in full by reference to the respective charter documents of MMC Networks and AMCC.

Size of the Board of Directors

   Under the AMCC Bylaws, the number of directors constituting the entire board of directors may be changed by a resolution of the board of directors or a resolution of the stockholders. No reduction of the authorized number of directors shall have the effect of removing any director before such director's term of office expires. The number of directors of AMCC is currently fixed at eight.

   Under the MMC Networks Bylaws, the number of directors constituting the entire board of directors may be changed by a resolution of the board of directors. The number of directors of MMC Networks is currently fixed at six.

Classification of the Board of Directors

   The Delaware General Corporation Law permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively.

   MMC Networks' certificate of incorporation provides for a classified board of directors while AMCC's does not.

Cumulative Voting

   The MMC Networks Bylaws provide that a person entitled to vote at an election for directors may cumulate votes to which such person is entitled and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

   The AMCC Certificate and Bylaws are silent as to cumulative voting. However, stockholders will be entitled to cumulative voting as described above if the corporation is subject to Section 2115(b) of the California General Corporation Law.

Removal of Directors

   Under the AMCC Bylaws, unless otherwise restricted by statute, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that if the stockholders of AMCC are entitled to cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

   Under the MMC Networks Bylaws, the board of directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

Filling Vacancies on the Board of Directors

   Under the Delaware General Corporation Law, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The Delaware General Corporation Law further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior of any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board of directors to fill such vacancy.

   The AMCC Bylaws provide that when one or more directors resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. Unless otherwise provided in the AMCC Bylaws or the AMCC Certificate, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. If at any time AMCC should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee, fiduciary or guardian of a stockholder, may call a special meeting of stockholders, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in
Section 211 of the Delaware General Corporation Law.

   The MMC Certificate provides that any vacancies on the board of directors for any reason may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders and until such director's successor shall have been elected and qualified.

Right to Call Special Meetings of Stockholders

   Under the AMCC Bylaws, special meetings of the stockholders of AMCC may be called at any time by (i) the board of directors, (ii) the chairman of the board of directors or (iii) the president.

   Under the MMC Networks Bylaws, special meetings of the stockholders of MMC Networks may be called by (i) the chairman of the board of directors, and (ii) a committee of the board of directors whose express powers include the ability to call such a special meeting.

Indemnification

   The MMC Networks Certificate provides that the liability of directors for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent under applicable law.

   The AMCC Certificate provides that the liability of directors for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent under applicable law. The AMCC Certificate also provides that AMCC may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of AMCC or any predecessor of AMCC or serves or served at any other enterprise as a director, officer or employee at the request of AMCC or any predecessor to AMCC.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited AMCC's consolidated financial statements and schedule at March 31, 2000 and 1999, and for each of the three years in the period ended March 31, 2000, as set forth in their report. AMCC's consolidated financial statements and schedule are included in the prospectus/proxy statement and elsewhere in this Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   MMC Networks' financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and schedule are included in the prospectus/proxy statement and elsewhere in this Registration Statement in reliance on the report of PricewaterhouseCoopers llp, independent accountants, given on their authority as experts in auditing and accounting.

   Ernst & Young LLP, independent auditors, have audited YuniNetworks, Inc.'s financial statements at March 31, 2000 and for the period from October 8, 1999 (inception) through March 31, 2000 as set forth in their report. YuniNetworks, Inc.'s financial statements are included in the prospectus/proxy statement and elsewhere in this Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of AMCC common stock offered hereby and certain tax matters will be passed upon for AMCC by Cooley Godward LLP, San Diego and San Francisco, California. Certain tax matters will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to MMC Networks.

                         INDEX TO FINANCIAL STATEMENTS

                                    Page
                                    ----
Applied Micro Circuits Corporation

Consolidated Financial Statements
  Report of Ernst & Young LLP, Independent Auditors....................... F-2
  Consolidated Balance Sheets as of March 31, 1999 and 2000............... F-3
  Consolidated Statement of Income for the fiscal years ended March 31,
   1998, 1999 and 2000.................................................... F-4
  Consolidated Statements of Stockholders' Equity for the fiscal years ended March 31, 1998, 1999 and 2000.................................... F-5
  Consolidated Statements of Cash Flows for the fiscal years ended March
   31, 1998, 1999 and 2000................................................ F-6
  Notes to Consolidated Financial Statements.............................. F-7
  Schedule II - Valuation and Qualifying Accounts......................... F-19

Interim Condensed Consolidated Financial Statements
  Condensed Consolidated Balance Sheets at June 30, 2000 (unaudited) and
   March 31, 2000......................................................... F-20
  Condensed Consolidated Statements of Income (unaudited) for the three months ended June 30, 2000 and 1999.................................... F-21
  Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended June 30, 2000 and 1999.............................. F-22
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-23

MMC Networks, Inc.

Consolidated Financial Statements
  Report of PricewaterhouseCoopers LLP, Independent Accountants........... F-27
  Consolidated Balance Sheets as of December 31, 1998 and 1999............ F-28
  Consolidated Statements of Operations for the fiscal years ended
   December 31, 1997, 1998 and 1999....................................... F-29
  Consolidated Statements of Stockholders' Equity for the fiscal years ended December 31, 1997, 1998 and 1999................................. F-30
  Consolidated Statements of Cash Flows for the fiscal years ended
   December 31, 1997, 1998 and 1999....................................... F-31
  Notes to the Consolidated Financial Statements.......................... F-32
  Schedule II - Valuation and Qualifying Accounts......................... F-43

Interim Condensed Consolidated Financial Statements
  Condensed Consolidated Balance Sheets at June 30, 2000 (unaudited) and
   December 31, 1999...................................................... F-44
  Condensed Consolidated Statements of Operations (unaudited) for the three months ended June 30, 2000 and 1999 and the six months ended June
   30, 2000 and 1999...................................................... F-45
  Condensed Consolidated Statements of Cash Flow (unaudited) for the six months ended June 30, 2000 and 1999.................................... F-46
  Notes to the Condensed Consolidated Financial Statements (unaudited).... F-47

YuniNetworks, Inc.

Financial Statements
  Report of Ernst & Young LLP, Independent Auditors....................... F-49
  Balance Sheet as of March 31, 2000...................................... F-50
  Statement of Operations for the period from October 8, 1999 (inception)
   through March 31, 2000................................................. F-51
  Statement of Stockholders' Equity for the period ended March 31, 2000... F-52
  Statement of Cash Flows for the period from October 8, 1999 (inception)
   through March 31, 2000................................................. F-53
  Notes to the Consolidated Financial Statements.......................... F-54

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Applied Micro Circuits Corporation

   We have audited the accompanying consolidated balance sheets of Applied Micro Circuits Corporation as of March 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000. Our audits also included the financial statement schedule listed in the index at F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Micro Circuits Corporation at March 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

San Diego, California
April 19, 2000

                       APPLIED MICRO CIRCUITS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                        (in thousands, except par value)

                                                               March 31,
                                                          --------------------
                                                            1999       2000
                                                          --------  ----------
                         ASSETS
                         ------
Current assets:
  Cash and cash equivalents.............................. $ 13,530  $  170,102
  Short-term investments--available-for-sale.............   73,010     784,449
  Accounts receivable, net of allowance for doubtful
   accounts of $177 and $314 at March 31, 1999 and 2000,
   respectively .........................................   19,275      25,459
  Inventories............................................    9,813      10,925
  Deferred income taxes..................................    4,573       4,148
  Current portion of notes receivable from officer and
   employees.............................................      815          81
  Other current assets...................................    4,004      10,240
                                                          --------  ----------
    Total current assets.................................  125,020   1,005,404
  Property and equipment, net............................   23,128      37,842
  Notes receivable from officers and employees, less
   current portion.......................................      100          48
  Other assets...........................................    2,407       3,588
                                                          --------  ----------
    Total assets......................................... $150,655  $1,046,882
                                                          ========  ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

Current liabilities:
  Accounts payable....................................... $  5,131  $    8,818
  Accrued payroll and related expenses...................    4,689       7,618
  Other accrued liabilities..............................    7,207       6,448
  Deferred revenue.......................................    1,439       2,776
  Current portion of long-term debt......................    1,862       1,394
  Current portion of capital lease obligations...........    1,075         729
                                                          --------  ----------
    Total current liabilities............................   21,403      27,783
Long-term debt, less current portion.....................    4,995       3,599
Long-term capital lease obligations, less current
 portion.................................................    2,563       1,695
Commitments and contingencies (Notes 7 and 10)
Stockholders' equity:
  Preferred Stock, $0.01 par value:
   Authorized shares--2,000, none issued and
    outstanding..........................................      --          --
  Common Stock, $0.01 par value:
   Authorized shares--180,000 at March 31, 2000
   Issued and outstanding shares--106,448 and 121,842 at
    March 31, 1999 and 2000, respectively................    1,064       1,218
Additional paid-in capital...............................  101,727     944,512
Deferred compensation, net...............................   (2,123)     (1,443)
Accumulated other comprehensive income (loss)............      (33)       (166)
Retained earnings........................................   21,514      70,139
Notes receivable from stockholders.......................     (455)       (455)
                                                          --------  ----------
    Total stockholders' equity...........................  121,694   1,013,805
                                                          --------  ----------
    Total liabilities and stockholders' equity........... $150,655  $1,046,882
                                                          ========  ==========

                            See accompanying notes.

                       APPLIED MICRO CIRCUITS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                                                       Fiscal Year Ended March
                                                                 31,
                                                      -------------------------
                                                       1998     1999     2000
                                                      ------- -------- --------
Net revenues......................................... $76,618 $105,000 $172,352
Cost of revenues.....................................  34,321   37,937   50,218
                                                      ------- -------- --------
Gross profit.........................................  42,297   67,063  122,134
Operating expenses:
  Research and development...........................  13,268   22,472   32,815
  Selling, general and administrative................  14,278   18,325   28,199
  Merger-related costs...............................     --     2,350      --
                                                      ------- -------- --------
    Total operating expenses.........................  27,546   43,147   61,014
                                                      ------- -------- --------
Operating income.....................................  14,751   23,916   61,120
Interest income, net.................................     871    3,450   12,872
                                                      ------- -------- --------
Interest income, net.................................  15,622   27,366   73,992
Provision for income taxes...........................     406   10,233   25,367
                                                      ------- -------- --------
Net income........................................... $15,216 $ 17,133 $ 48,625
                                                      ======= ======== ========
Basic earnings per share:
  Earnings per share................................. $  0.36 $   0.17 $   0.45
                                                      ======= ======== ========
  Share used in calculating basic earnings per
   share.............................................  42,376   98,056  107,820
                                                      ======= ======== ========
Diluted earnings per share:
  Earnings per share................................. $  0.19 $   0.16 $   0.41
                                                      ======= ======== ========
  Shares used in calculating diluted earnings per
   share.............................................  81,176  109,720  119,152
                                                      ======= ======== ========


                            See accompanying notes.

                      APPLIED MICRO CIRCUITS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (in thousands)

                    Convertible
                     Preferred                                             Accumulated               Notes
                       Stock       Common Stock   Additional                  Other     Retained   Receivable      Total
                   -------------- ---------------  Paid-In     Deferred   Comprehensive Earnings      From     Stockholders'
                   Shares  Amount Shares   Amount  Capital   Compensation    (Loss)     (Deficit) Stockholders    Equity
                   ------  ------ -------  ------ ---------- ------------ ------------- --------- ------------ -------------
Balance, March
31, 1997.........   1,223   $ 12   20,100  $  201  $ 36,823    $   --         $ --       $(9,235)    $ (58)     $   27,743
Issuance of
common stock, net
of issuance
costs............     --      --   20,156     202    51,791        --           --           --        --           51,993
Conversion of
convertible
preferred stock
to common Stock..  (1,051)   (11)  42,868     429      (418)       --           --           --        --              --
Issuance of stock
pursuant to
exercise of stock
options..........     --      --    6,808      69       806        --           --           --       (455)            420
Net exercise of
warrants.........     --      --      212     --        --         --           --           --        --              --
Payments on
notes............     --      --      --      --        --         --           --           --         12              12
Repurchase of
convertible
preferred stock..    (172)    (1)     --      --     (3,617)       --           --          (259)      --           (3,877)
Deferred
compensation
related to stock
options..........     --      --      --      --        599       (599)         --           --        --              --
Amortization of
deferred
compensation.....     --      --      --      --        --         127          --           --        --              127
Net income.......     --      --      --      --        --         --           --        15,216       --           15,216
                   ------   ----  -------  ------  --------    -------        -----      -------     -----      ----------
Balance, March
31, 1998.........     --      --   90,144     901    85,984       (472)         --         5,722      (501)         91,634
Issuance of stock
upon formation of
Cimaron..........     --      --    9,376      93     4,571       (230)                      --        --            4,434
Issuance of
common stock
under employee
stock Purchase
plans............     --      --    1,668      17     3,162        --           --           --        --            3,179
Issuance of stock
pursuant to
exercise of stock
Options..........     --      --    5,260      53     2,484       (964)         --           --        --            1,573
Tax benefit of
disqualifying
dispositions.....     --      --      --      --      4,209        --           --           --        --            4,209
Payment on
notes............     --      --      --      --        --         --           --           --         46              46
Deferred
compensation
related to stock
options and
restricted
stock............     --      --      --      --      1,317     (1,317)         --           --        --              --
Amortization of
deferred
compensation.....     --      --      --      --        --         860          --           --        --              860
Adjustment for
change in
Cimaron's year
end..............     --      --      --      --        --         --           --        (1,341)      --           (1,341)
Comprehensive
income:
 Net income......     --      --      --      --        --         --           --        17,133       --           17,133
 Unrealized loss
 on short-term
 investments, net
 of tax benefit..     --      --      --      --        --         --           (33)         --        --              (33)
Total
comprehensive
income...........     --      --      --      --        --         --           --           --        --           17,100
                   ------   ----  -------  ------  --------    -------        -----      -------     -----      ----------
Balance, March
31, 1999.........     --      --  106,448   1,064   101,727     (2,123)         (33)      21,514      (455)        121,694
Issuance of
stock, net of
issuance costs...     --      --   12,005     120   814,860        --           --           --        --          814,980
Issuance of
common stock
under employee
stock purchase
plans............     --      --      262       3     2,501        --           --           --        --            2,504
Issuance of stock
pursuant to
exercise of stock
options..........     --      --    3,183      31    10,345        --           --           --        --           10,376
Repurchase of
restricted
stock............     --      --      (56)    --        (11)       --           --           --        --              (11)
Amortization of
deferred
compensation.....     --      --      --      --        --         611          --           --        --              611
Elimination of
deferred
compensation
related to stock
options
forfeited........     --      --      --      --        (69)        69          --           --        --              --
Tax benefit of
disqualifying
dispositions.....     --      --      --      --     15,159        --           --           --        --           15,159
Comprehensive
income:
 Net income......     --      --      --      --        --         --           --        48,625       --           48,625
 Unrealized loss
 on short-term
 investments, net
 of tax benefit..     --      --      --      --        --         --          (133)         --        --             (133)
                   ------   ----  -------  ------  --------    -------        -----      -------     -----      ----------
Total
comprehensive
income...........     --      --      --      --        --         --           --           --        --           48,492
                   ------   ----  -------  ------  --------    -------        -----      -------     -----      ----------
Balance, March
31, 2000.........     --    $ --  121,842  $1,218  $944,512    $(1,443)       $(166)     $70,139     $(455)     $1,013,805
                   ======   ====  =======  ======  ========    =======        =====      =======     =====      ==========

                            See accompanying notes.

                       APPLIED MICO CIRCUITS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Fiscal Year Ended March 31,
                                             ---------------------------------
                                               1998       1999        2000
                                             ---------  ---------  -----------
Operating Activities
  Net income................................ $  15,216  $  17,133  $    48,625
  Adjustment to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization............     5,174      7,045        8,039
   Write-offs of inventories................       600        180          701
   Amortization of deferred compensation....       127        860          611
   Tax benefit of disqualifying
    dispositions............................       --       4,209       15,159
   Loss on disposals of property............       --         221          --
   Adjustment for change in Cimaron year
    end.....................................       --      (1,341)         --
   Changes in operating assets and
    liabilities:
     Accounts receivables...................    (3,761)    (7,096)      (6,184)
     Inventories............................    (1,255)    (1,808)      (1,813)
     Other assets...........................    (1,607)      (678)      (7,417)
     Accounts payable.......................     2,787        (84)       3,687
     Accrued payroll and other accrued
      liabilities...........................     2,418      4,495        2,170
     Deferred income taxes..................    (3,882)      (691)         425
     Deferred revenue.......................     1,067       (434)       1,337
                                             ---------  ---------  -----------
       Net cash provided by operating
        activities..........................    16,884     22,011       65,340
Investing Activities
  Proceeds from sales and maturities of
   short-term investments...................    66,547    187,787    1,847,446
  Purchase of short-term investments........  (119,874)  (199,394)  (2,559,018)
  Repayments and (advances) on notes
   receivable from officers and employees...      (366)       262          786
  Purchase of property, equipment and other
   assets...................................   (11,342)   (16,490)     (22,753)
                                             ---------  ---------  -----------
       Net cash used for investing
        activities..........................   (65,035)   (27,835)    (733,539)
Financing Activities
  Proceeds from issuance of common stock,
   net......................................    52,413      9,062      827,860
  Repurchase of common stock................       --         --           (11)
  Repurchase of convertible preferred
   stock....................................    (3,877)       --           --
  Payments on notes receivable from
   stockholders.............................        12         46          --
  Payments on capital lease obligations.....    (2,691)    (2,110)      (1,214)
  Payments on long-term debt................       (37)      (792)      (1,864)
  Proceeds from equipment financed under
   capital leases...........................       --       2,342          --
  Issuance of long-term debt................     3,303      4,346          --
                                             ---------  ---------  -----------
       Net cash provided by financing
        activities..........................    49,123     12,894      824,771
                                             ---------  ---------  -----------
       Net increase in cash and cash
        equivalents.........................       972      7,070      156,572
Cash and cash equivalents at beginning of
 year.......................................     5,488      6,460       13,530
                                             ---------  ---------  -----------
Cash and cash equivalents at end of year.... $   6,460  $  13,530  $   170,102
                                             ---------  ---------  -----------
Supplemental disclosure of cash flow
 information:
Cash paid for:
  Interest.................................. $     380  $     542  $       634
                                             =========  =========  ===========
  Income taxes.............................. $   3,251  $   4,274  $    12,273
                                             =========  =========  ===========

   Supplemental schedule of non-cash investing and financing activities. Capital lease obligations of approximately $282,000 were incurred and notes were received for the exercise of stock options totaling $455,000 during fiscal year 1998.

                            See accompanying notes.

                       APPLIED MICRO CIRCUITS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Business

   The Company designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions for the world's optical networks.

 Basis of Presentation

   On September 9, 1999 and again on March 23, 2000, the Company effected a two-for-one stock split (in the form of a 100% stock dividend); accordingly, all prior share, per share, common stock, and stock option amounts in these financial statements have been restated to reflect the stock splits.

   The consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash, Cash Equivalents and Short-Term Investments

   Cash and cash equivalents consist of money market type funds and highly liquid debt instruments with original maturities of three months or less at the date of acquisition. Short-term investments consist of United States Treasury notes, obligations of U.S. government agencies, state, municipal and county governments notes and bonds and corporate bonds. The Company maintains its excess cash in financial institutions with strong credit ratings and has not experienced any significant losses on its investments.

   The Company classifies its short-term investments as "Available-for-Sale" and records such assets at the estimated fair value with unrealized gains and losses excluded from earnings and reported, net of tax, in comprehensive income
(loss). The basis for computing realized gains or losses is by specific identification.

   The following is a summary of available-for-sale securities (in thousands):

                                                       Gross Unrealized
                                               --------------------------------
                                                                      Estimated
                                               Amortized                Fair
                                                 Cost    Gains Losses   Value
                                               --------- ----- ------ ---------
   At March 31, 2000:
     U.S. treasury securities and obligations
      of U.S. government agencies............  $ 25,942   $--   $118  $ 25,824
     State, Municipal and County government
      notes and bonds........................   397,645    30     14   397,661
     U.S. corporate debt securities..........   361,132    26    194   360,964
                                               --------   ---   ----  --------
                                               $784,719   $56   $326  $784,449
                                               ========   ===   ====  ========
   At March 31, 1999:
     U.S. treasury securities and obligations
      of U.S. government agencies............  $ 21,740   $22   $ 72  $ 21,690
     U.S. corporate debt securities..........    51,321    16     17    51,320
                                               --------   ---   ----  --------
                                               $ 73,061   $38   $ 89  $ 73,010
                                               ========   ===   ====  ========

                       APPLIED MICRO CIRCUITS CORPORATION

   Available-for-sale securities by contractual maturity are as follows (in thousands):

                                                                        March
                                                                         31,
                                                                         2000
                                                                       --------
     Due in one year or less.......................................... $700,939
     Due after one year through two years.............................   35,582
     Greater than two years...........................................   47,928
                                                                       --------
                                                                       $784,449
                                                                       ========

 Fair Value of Financial Instruments

   The carrying value of cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities and long-term debt approximates fair value.

 Concentration of Credit Risk

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of available-for-sale securities and trade receivables. The Company believes that the credit risk in its trade receivables is mitigated by the Company's credit evaluation process, relatively short collection terms and dispersion of its customer base. The Company generally does not require collateral and has not experienced significant losses on trade receivables from any particular customer or geographic region for any period presented.

   The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash equivalents or short-term investments.

 Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. These estimates include assessing the collectability of accounts receivable, the use and recoverability of inventory, estimates to complete engineering contracts, costs of future product returns under warranty and provisions for contingencies expected to be incurred. Actual results could differ from those estimates.

 Inventories

   Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. The Company's inventory valuation process is done on a part-by-part basis. Lower of cost or market adjustments, specifically identified on a part-by-part basis, reduce the carrying value of the related inventory and take into consideration reductions in sales prices, excess inventory levels and obsolete inventory. Once established, these adjustments are considered permanent and are not reversed until the related inventory is sold or disposed.

 Property and Equipment

   Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (3 to 7 years) using the straight line method. Leasehold improvements are stated at cost and amortized over the

                       APPLIED MICRO CIRCUITS CORPORATION
useful life of the asset. Property and equipment under capital leases are recorded at the net present value of the minimum lease payments and are amortized over the useful life of the assets.

 Impairment of Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of", the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Through March 31, 2000, the Company has not experienced any such impairments.

 Advertising Cost

   Advertising costs are expensed as incurred.

 Revenues

   Revenues related to product sales are generally recognized when the products are shipped to the customer. Recognition of revenues and the related cost of revenues on shipments to distributors that are subject to terms of sale allowing for price protection and right of return on products unsold by the distributor are deferred until the distributor's ability to return the products or its rights to price protection lapse or have been limited. Revenues on engineering design contracts are recognized using the percentage-of-completion method based on actual cost incurred to date compared to total estimated costs of the project. Deferred revenue represents both the margin on shipments of products to distributors that will be recognized when the distributors ship the products to their customers or the right of return has lapsed and billings in excess and estimated earnings on uncompleted engineering design contracts.

 Warranty Reserves

   Estimated expenses for warranty obligations are accrued as revenue is recognized. Reserve estimates are adjusted periodically to reflect actual experience.

 Research and Development

   Research and development costs are expensed as incurred. Substantially all research and development expenses are related to new product development, designing significant improvements to existing products and new process development.

 Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee and director stock options because the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), requires the use of option valuation models that were not developed for use in valuing employee and director stock options. Under SFAS 123 compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in APB 25 to account for stock-based compensation and

                       APPLIED MICRO CIRCUITS CORPORATION
disclose in the footnotes to the financial statements the pro forma effect of using the fair value method for its stock based compensation.

 Recent Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not believe this will have a material effect on the Company's operations. Implementation of this standard has recently been delayed by the FASB for a 12-month period. The Company will now adopt SFAS 133 as required for its first quarterly filing of fiscal year 2002.

 Reclassification

   Certain prior period amounts have been reclassified to conform to the current period presentation.

 Earnings Per Share

   Shares used in basic earnings per share are computed using the weighted average number of common shares outstanding during each period. Shares used in diluted earnings per share include the dilutive effect of common shares potentially issuable upon the exercise of stock options. The reconciliation of shares used to calculate basic and diluted earnings per share consists of the following (in thousands):

                                                         Fiscal years ended
                                                             March 31,
                                                       ----------------------
                                                        1998   1999    2000
                                                       ------ ------- -------
   Shares used in basic earnings per share
    computations-weighted average common shares
    outstanding....................................... 42,376  98,056 107,820
   Effect of assumed conversion of preferred stock
    from date of issuance............................. 29,736     --      --
   Net effect of dilutive common share equivalents
    based on treasury stock method....................  9,064  11,664  11,332
                                                       ------ ------- -------
   Shares used in diluted earnings per share
    computations...................................... 81,176 109,720 119,152
                                                       ====== ======= =======

2. Acquisitions

   In March 1999, the Company acquired all of the outstanding common stock and common stock equivalents of Cimaron Communications Corporation ("Cimaron") in exchange for approximately 12 million shares of the Company's common stock. Cimaron also designs and develops high-bandwidth silicon solutions for the world's communications equipment manufacturers. The acquisition has been accounted for using the pooling-of-interests method of accounting. Prior to the combination, Cimaron had a fiscal year end of December 31. In recording the business combination, Cimaron's results of operations for the fiscal year ended December 31, 1998 were combined with AMCC's for the fiscal year ended March 31, 1999. Cimaron's net sales and net loss for the three month period ended March 31, 1999 were $110,000 and $(1,341,000), respectively. Cimaron's results of operations and cash flows for the three month period ended March 31, 1999 have been added directly to the retained earnings and cash flows of AMCC and excluded from reported fiscal 1999 results of operations.

                       APPLIED MICRO CIRCUITS CORPORATION

   In April 1998, the Company acquired Ten Mountains Design which designs and develops high bandwidth analog devices for communications equipment suppliers and optical module manufacturers. The purchase price was approximately $330,000 and resulted in recording intangible assets of approximately $280,000 which will be amortized over three years. The financial statements include the results of operation for Ten Mountains Design from the date of acquisition.

3. Certain Financial Statement Information

                                                                 March 31,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
   Inventories (in thousands):
     Finished goods......................................... $    975  $  2,666
     Work in process........................................    7,688     6,966
     Raw materials..........................................    1,150     1,293
                                                             --------  --------
                                                             $  9,813  $ 10,925
                                                             ========  ========
   Property and equipment (in thousands):
     Machinery and equipment................................ $ 33,280  $ 46,375
     Leasehold improvements.................................    7,641     8,352
     Computers, office furniture and equipment..............   16,654    20,743
     Land...................................................    1,133     4,808
                                                             --------  --------
                                                               58,708    80,278
     Less accumulated depreciation and amortization.........  (35,580)  (42,436)
                                                             --------  --------
                                                             $ 23,128  $ 37,842
                                                             ========  ========
   Other accrued liabilities (in thousands):
     Income taxes payable................................... $  3,329  $    839
     Accrued merger-related costs...........................    1,893       --
     Other..................................................    1,985     5,609
                                                             --------  --------
                                                             $  7,207  $  6,448
                                                             ========  ========

   The cost and accumulated amortization of machinery and equipment under capital leases at March 31, 2000 were approximately $10.5 million and $8.7 million, respectively ($10.5 million and $8.5 million, at March 31, 1999, respectively). Amortization of assets held under capital leases is included with depreciation expense.

   During the years ended March 31, 1998, 1999 and 2000, the Company earned interest income of $1,252,000, $3,992,000 and $13,506,000, respectively, and incurred interest expense of $381,000, $542,000 and $634,000, respectively.

4. Long-Term Debt

   During Fiscal 1999, the Company had an equipment line of credit with a bank which expired on March 31, 1999. Borrowings of $7.1 million under the line of credit were converted into term notes, with monthly payments totaling $141,000 including interest, payable over 53 to 60 months, at interest rates between 6.44% and 7.42%. At March 31, 2000, approximately $5.0 million was outstanding on the notes.

                       APPLIED MICRO CIRCUITS CORPORATION

   Principal maturities of the notes payable at March 31, 2000 are as follows (in thousands):

     Year ending March 31,
     ---------------------
        2001............................................................. $1,394
        2002.............................................................  1,495
        2003.............................................................  1,603
        2004.............................................................    501
                                                                          ------
                                                                          $4,993
                                                                          ======

5. Stockholders' Equity

 Authorized shares

   On September 1, 1999, the Company's stockholders approved an increase in the number of authorized shares of common stock to 180 million.

 Stock Offerings

   In December 1997, the Company completed its initial public offering of its common stock. The offering raised net proceeds to the Company of approximately $25.1 million. In March 1998, the Company completed a secondary public offering of common stock in which the Company raised net proceeds of approximately
$26.9 million. In January 2000, the Company raised an additional $815 million of net proceeds from the issuance of approximately 12 million shares of its common stock.

 Convertible Preferred Stock

   On April 24, 1997 the Board authorized the Company to repurchase up to $4.0 million of convertible preferred stock, with priority given to the holders of convertible preferred stock that submitted bids for the sale of their shares of convertible preferred stock at the lowest price per share. On June 20, 1997, the Company repurchased an aggregate of 172,300 shares of convertible preferred stock for approximately $3.9 million at prices between $1.20 and $2.61 per share on an as converted to common stock basis. In connection with the initial public offering, all then outstanding shares of convertible preferred stock immediately converted into 42.9 million shares of common stock.

 Preferred Stock

   In November 1997, the Certificate of Incorporation was amended to allow the issuance of up to 2.0 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restriction thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders.

 Stock Options and Other Stock Awards

   In March 2000, the Company adopted the 2000 Equity Incentive Plan ("the 2000 Plan") under which 4.0 million shares were reserved for future granting of nonqualified stock options to employees, directors and consultants of the Company and its affiliates. At March 31, 2000, 2.6 million non-qualified stock options were outstanding and 1.4 million shares were available for future grant.

                       APPLIED MICRO CIRCUITS CORPORATION

   The Company's 1992 Stock Option Plan ("1992 Plan") provides for the granting of incentive and nonqualified stock options to employees. During Fiscal 2000, the Board of Directors adopted, and the stockholders subsequently approved, an amendment to the 1992 Plan to increase the number of shares available for future grant by 15.2 million. At March 31, 2000, 17.3 million stock options were outstanding and 9.8 million shares were available for future grant. The Company's 1982 Employee Incentive Stock Option Plan expired in 1992.

   In connection with the Company's acquisition of Cimaron, the Company assumed options and other stock awards granted under Cimaron's 1998 Stock Incentive Plan ("The Incentive Plan") covering approximately 2.6 million shares of Common Stock at a weighted average exercise price of $.06 per share. The terms of the plan provides for the granting of options, restricted stock, or other stock based awards ("stock awards") to employees, officers, directors, consultants and advisors. Generally, the stock awards are granted at prices at least equal to the fair value of the Company's Common Stock on the date of grant. At March 31, 2000, approximately 250,000 stock options were outstanding and 1.6 million shares were available for future grant under the Incentive Plan.

   The Company's 1997 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors on October 6, 1997, and was subsequently approved by the stockholders. A total of 800,000 shares of Common Stock are reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of non-statutory options to nonemployee directors of the Company. At March 31, 2000, 100,000 stock options had been issued under the Directors' Plan and 700,000 were available for future grant.

   Options and other stock awards under the plans expire not more than ten years from the date of grant and are either, exercisable immediately after the date of grant and subject to certain repurchase rights by the Company until such ownership rights have vested, or exercisable upon vesting. Vesting generally occurs over four to five years. At March 31, 1999 and 2000, 3.5 million and 1.1 million shares of common stock were subject to repurchase, respectively. Options are granted at prices at least equal to fair value of the Company's common stock on the date of grant.

   Pursuant to an employment agreement entered into during January 1996, between the Company and an executive, the Company granted an option to purchase
3.2 million shares of the Company's common stock at $0.13 per share under the 1992 Stock Option Plan. The option vests ratably over four years. In the event the Company is acquired, the agreement stipulates that under certain circumstances the executive is eligible for certain additional compensation. These options as well as 266,668 additional options issued in April 1997 were exercised in July 1997. The exercise was paid for with various full-recourse notes, which aggregated $455,000 and bear interest at rates between 5.98% and 6.54%, and were due at the earlier of February 12, 2000 ($420,000) and April 9, 2001 ($35,000) or the termination of employment. In January 2000, the notes due on February 2000 were extended by the Board of Directors to become due in February 2002.

   Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of the options was estimated at the date of grant using the minimum value method for grants prior to the initial public offering and the Black Scholes method for grants after the initial public offering.

                       APPLIED MICRO CIRCUITS CORPORATION

   The fair value of options granted in 1998, 1999 and 2000 reported below has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions.

                                                               1998  1999  2000
                                                               ----  ----  ----
   Expected life (in years)................................... 4.0   4.5   4.0
   Risk-free interest rate.................................... 6.0%  6.0%  6.0%
   Volatility................................................. .92   .89   .82
   Dividend yield.............................................   0%    0%    0%

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated fair value of employee stock options granted during 1998, 1999 and 2000, including options assumed through acquired companies, was $1.71, $5.27 and $40.28 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information is as follows:

                                                         1998    1999    2000
                                                        ------- ------- -------
                                                         (In thousands, except
                                                          per share amounts)
   Pro forma net income................................ $14,856 $13,202 $19,385
   Pro forma basic earnings per share.................. $  0.35 $  0.13 $  0.18
   Pro forma diluted earnings per share................ $  0.18 $  0.12 $  0.16

   A summary of the Company's stock option activity, including those issued outside of the plans, and related information are as follows:

                                                 March 31,
                             -----------------------------------------------------
                                   1998              1999              2000
                             ----------------- ----------------- -----------------
                                      Weighted          Weighted          Weighted
                                      Average           Average           Average
                                      Exercise          Exercise          Exercise
                             Options   Price   Options   Price   Options   Price
                             -------  -------- -------  -------- -------  --------
                                           (shares in thousands)
   Outstanding at beginning
    of year................  11,369    $0.13   10,730    $1.72   10,694    $ 4.03
     Granted...............   7,196     2.50    6,081     4.62   13,798     63.51
     Exercised.............  (6,806)    0.13   (5,258)    0.30   (3,183)     3.26
     Forfeited.............  (1,029)    0.16     (859)    2.08   (1,026)     9.65
                             ------            ------            ------
   Outstanding at end of
    year...................  10,730    $1.72   10,694    $4.03   20,283    $44.31
                             ======    =====   ======    =====   ======    ======
   Vested at end of year...   2,540    $0.15    2,714    $1.81    3,899    $ 8.39
                             ======    =====   ======    =====   ======    ======

                      APPLIED MICRO CIRCUITS CORPORATION

   The following is a further breakdown of the options outstanding at March 31, 2000 (shares in thousands):

                                           Weighted
                                            Average   Weighted             Weighted
                                           Remaining  Average              Average
                                Number    Contractual Exercise   Number    Exercise
   Range of Exercise Prices   Outstanding    Life      Price   Exercisable  Price
   ------------------------   ----------- ----------- -------- ----------- --------
   $  0.09-$  2.00.........      2,304       6.86     $  0.38     1,288     $ 0.24
   $  2.00-$  6.75.........      3,024       8.02     $  5.64     1,125     $ 5.60
   $  6.75-$ 23.00.........      7,014       9.05     $ 12.96     1,329     $12.05
   $ 23.00-$ 42.25.........      1,451       9.55     $ 35.07        31     $27.93
   $ 42.25-$ 71.97.........      2,086       9.80     $ 71.00       126     $71.83
   $ 71.97-$140.53.........        691       9.87     $ 97.62       --      $  --
   $140.53-$154.81.........      3,713       9.94     $140.95       --      $  --
                                ------       ----     -------     -----     ------
   $  0.09-$154.81.........     20,283       8.95     $ 44.31     3,899     $ 8.39
                                ======       ====     =======     =====     ======

   From April 1, 1997 through September 30, 1997, the Company recorded deferred compensation expense for the difference between the exercise price and the fair value for financial statement presentation purposes of the Company's common stock, as determined by the Board of Directors, for all options granted in the period. This deferred compensation aggregates to $599,000, which is being amortized ratably over the four year vesting period of the related options. Additionally, during the year ended March 31, 1999, the Company recorded deferred compensation related to restricted stock and stock options granted to founders and employees of Cimaron of $2.5 million. Such amount is being amortized over the related vesting period, generally five years. Amortization of deferred compensation during fiscal years 1998, 1999 and 2000 was $127,000, $860,000 and $611,000, respectively.

 Employee Stock Purchase Plans

   The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors on October 6, 1997, and was subsequently approved by the stockholders. A total of 1.6 million shares of common stock are reserved for issuance under the 1997 Purchase Plan. At March 31, 2000, approximately 1.58 million shares had been issued under the 1997 Purchase Plan and approximately 20,000 shares were available for future grant.

   The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was approved by the stockholders on August 4, 1998. A total of 1.6 million shares are authorized for issuance under the 1998 Purchase Plan. At March 31, 2000, 355,144 shares had been issued under the 1998 Purchase Plan and approximately 1.2 million shares were available for future grant.

   Under the terms of the plans, purchases are made semiannually on January 31 and July 31 and the purchase price of the Common Stock is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower.

                       APPLIED MICRO CIRCUITS CORPORATION

 Common Shares Reserved for Future Issuance

   At March 31, 2000, the Company has the following shares of common stock reserved for issuance upon the exercise of equity instruments: (in thousands)

   Stock Options:
     Issued and outstanding.............................................. 20,283
     Authorized for future grants........................................ 13,500
   Stock purchase plans..................................................  1,269
                                                                          ------
                                                                          35,052
                                                                          ======

6. Income Taxes

   The provision for income taxes consists of the following (in thousands):

                                                   Fiscal Year Ended March
                                                             31,
                                                   -------------------------
                                                    1998     1999     2000
                                                   -------  -------  -------
   Current:
     Federal...................................... $ 3,606  $ 9,860  $21,966
     State........................................     682    1,064    2,976
                                                   -------  -------  -------
       Total current..............................   4,288   10,924   24,942
   Deferred:
     Federal......................................  (3,558)    (362)      65
     State........................................    (324)    (329)     360
                                                   -------  -------  -------
       Total deferred.............................  (3,882)    (691)     425
                                                   -------  -------  ------- ---
                                                   $   406  $10,233  $25,367
                                                   =======  =======  =======

   The provision for income taxes reconciles to the amount computed by applying the federal statutory rate (35%) to income before income taxes as follows (in thousands):

                                           Fiscal Year Ended March 31,
                                       ----------------------------------------
                                          1998          1999          2000
                                       ------------  ------------  ------------
                                          $      %      $      %      $      %
                                       -------  ---  -------  ---  -------  ---
Tax at federal statutory rate......... $ 5,468   35% $ 9,578   35% $25,897   35%
Increase (decrease) in valuation
 allowance of deferred tax assets.....  (5,094) (32)     --    --      --    --
Foreign sales corporation.............    (309)  (2)    (387)  (1)    (873)  (1)
Tax exempt interest...................     --    --      --    --     (312)  --
State taxes, net of federal benefit...     233    1      478    1    2,294    3
Federal tax credits...................    (281)  (2)  (1,216)  (5)  (2,122)  (3)
State tax credits.....................     --    --      --    --   (1,097)  (2)
Merger costs and deferred
 compensation.........................     --    --      763    3      213   --
Other.................................     389    3    1,017    4    1,367    2
                                       -------  ---  -------  ---  -------  ---
                                       $   406    3% $10,233   37% $25,367   34%
                                       =======  ===  =======  ===  =======  ===

                       APPLIED MICRO CIRCUITS CORPORATION

   Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of March 31, 1999 and 2000 are as shown below. At March 31, 1998, the effective tax rate is computed based on a full reduction of the valuation allowance and realization of the deferred tax asset.

                                                                   March 31,
                                                                 -------------
                                                                  1999   2000
                                                                 ------ ------
   Deferred tax assets (in thousands):
     Inventory write-downs and other reserves................... $1,850 $2,433
     Net operating loss carryforwards...........................  1,719    --
     Capitalization of inventory and research and development
      costs.....................................................    313    405
     Research and development credit carryforwards..............    298  1,364
     State income taxes.........................................     47    140
     Other credit carryforwards.................................    447    --
                                                                 ------ ------
     Total deferred tax assets..................................  4,674  4,342
   Deferred tax liabilities:
     Depreciation and amortization..............................    101    194
                                                                 ------ ------
     Net deferred tax assets.................................... $4,573 $4,148
                                                                 ====== ======

   At March 31, 2000, the Company has federal research and development tax credit carryforwards of approximately $1.4 million, which will begin to expire in 2020 unless previously utilized.

7. Commitments

   The Company leases certain of its facilities under long-term operating leases, which expire at various dates through 2011. In addition, the Company has committed to a long-term lease for a building beginning in October 2000, which also expires in 2011. The lease agreements frequently include renewal provisions, which require the Company to pay taxes, insurance and maintenance costs and contain escalation clauses based upon increases in the Consumer Price Index or defined rent increases. The Company also leases certain software under non-cancellable operating leases expiring through 2002.

   Annual future minimum lease payments, including machinery and equipment under capital leases as of March 31, 2000 are as follows:

                                                                 Operating Capital
   Fiscal Year Ending March 31,                                    Lease   Leases
   ----------------------------                                  --------- -------
     2001.......................................................  $ 4,591  $  879
     2002.......................................................    5,076     736
     2003.......................................................    4,485     449
     2004.......................................................    2,379     678
     2005.......................................................    2,261     --
     Thereafter.................................................    8,292     --
                                                                  -------  ------
       Total minimum lease payments.............................  $27,084   2,742
                                                                  =======
     Less amount representing interest..........................              318
                                                                           ------
     Present value of remaining minimum capital lease payments
      (including current portion of $729).......................           $2,424
                                                                           ======

   Rent expense (including short-term leases and net of sublease income) for the years ended March 31, 1998, 1999, and 2000 was $1.2 million, $1.4 million and $1.6 million, respectively.

                       APPLIED MICRO CIRCUITS CORPORATION

8. Employee Retirement Plan

   Effective January 1, 1986, the Company established a 401(k) defined contribution retirement plan (the "Retirement Plan") covering all full-time employees with greater than three months of service. The Retirement Plan provides for voluntary employee contributions from 1% to 20% of annual compensation, subject to a maximum limit allowed by Internal Revenue Service guidelines. The Company may contribute such amounts as determined by the Board of Directors. Employer contributions vest to participants at a rate of 20% per year of service, provided that after five years of service all past and subsequent employer contributions are 100% vested. The contributions charged to operations totaled $412,000, $573,000 and $677,000 for the years ended March 31, 1998, 1999 and 2000, respectively.

9. Significant Customer and Geographic Information

   During the years ended March 31, 1998, 1999, and 2000, 21%, 20% and 38%, respectively, of net revenues were from Nortel and their subcontract manufacturers. In 1998, 1999 and 2000, Insight Electronics, the Company's domestic distributor, accounted for 11%, 13% and 17% of net revenues, respectively. Additionally, in 1999, Raytheon Systems Co. accounted for 16% of net revenues. No other customer accounted for more than 10% of revenues in any period.

   Net revenues by geographic region were as follows (in thousands):

                                                        Fiscal Year Ended March
                                                                  31,
                                                       -------------------------
                                                        1998     1999     2000
                                                       ------- -------- --------
   Net revenues:
     United States.................................... $44,448 $ 61,760 $ 88,349
     Canada...........................................  14,204   18,011   43,770
     Europe and Israel................................  13,773   18,136   28,980
     Asia.............................................   4,193    7,093   11,253
                                                       ------- -------- --------
                                                       $76,618 $105,000 $172,352
                                                       ======= ======== ========

10. Contingencies

   The Company is party to various claims and legal actions arising in the normal course of business, including notification of possible infringement on the intellectual property rights of third parties. In addition, since 1993 the Company has been named as a potentially responsible party ("PRP") along with a large number of other companies that used Omega Chemical Corporation ("Omega") in Whittier, California to handle and dispose of certain hazardous waste material. The Company is a member of a large group of PRPs that has agreed to fund certain remediation efforts at the Omega site for which the Company has accrued approximately $50,000. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters, net of amounts accrued, will not have a material adverse affect on the Company's financial position or liquidity; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company's results of operations in any period.

11. Subsequent Event

   On April 19, 2000, the Company signed a definitive agreement to acquire YuniNetworks, Inc., a developer of scalable switch fabric silicon solutions for communication equipment. Under the terms of the agreement, AMCC will issue up to 2,250,000 shares of its common stock and options in exchange for all outstanding shares of YuniNetworks' preferred and common stock, including shares issuable upon exercise of employee stock options and other rights. The transaction will be accounted for as a purchase and is expected to close in June 2000.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

        COL. A            COL. B            COL. C              COL. D     COL. E
        ------          ---------- ------------------------- ------------ ---------
                                           Additions
                                   -------------------------
                                      (1)          (2)
                        Balance at Charged to   Charged to                 Balance
                        Beginning  Costs and  Other Accounts Deductions--  at End
      Description       of Period   Expenses     Describe      Describe   of Period
      -----------       ---------- ---------- -------------- ------------ ---------
Year ended March 31,
 2000: Allowance for
 doubtful Accounts.....    $177       $150         $ --          $ 13       $314
Year ended March 31,
 1999: Allowance for
 doubtful Accounts.....    $350       $ 50         $ --          $223       $177
Year ended March 31,
 1998: Allowance for
 doubtful Accounts.....    $200       $157         $ --          $  7       $350

                       APPLIED MICRO CIRCUITS CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except par value)

                                                         June 30,    March 31,
                                                           2000         2000
                                                        -----------  ----------
                                                        (unaudited)
                        ASSETS
                        ------

Current assets:
  Cash and cash equivalents............................ $  189,812   $  170,102
  Short-term investments--available-for-Sale...........    784,255      784,449
  Accounts receivable, net of allowance for doubtful
   accounts of $689 and $314 at June 30, 2000
   (unaudited) and March 31, 2000, respectively........     38,271       25,459
  Inventories..........................................     11,092       10,925
  Deferred income taxes................................      4,462        4,148
  Current portion of notes receivable from officer and
   employees...........................................         82           81
  Other current assets.................................     11,993       10,240
                                                        ----------   ----------
      Total current assets.............................  1,039,967    1,005,404
Property and equipment, net............................     44,913       37,842
Purchased intangibles, net of $2,284 of accumulated
 amortization at June 30, 2000.........................    193,601          --
Other assets...........................................      3,626        3,636
                                                        ----------   ----------
      Total assets..................................... $1,282,107   $1,046,882
                                                        ==========   ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

Current liabilities:
  Accounts payable..................................... $   12,291   $    8,818
  Accrued payroll and related expenses.................      7,934        7,618
  Other accrued liabilities............................     15,848        6,448
  Deferred revenue.....................................      3,552        2,776
  Current portion of long-term debt....................      1,418        1,394
  Current portion of capital lease obligations.........        704          729
                                                        ----------   ----------
      Total current liabilities........................     41,747       27,783
Long-term debt, less current portion...................      3,235        3,599
Long-term capital lease obligations, less current
 portion...............................................      1,533        1,695
Stockholders' equity:
  Preferred Stock, $0.01 par value:
    2,000 shares authorized, none issued and
     outstanding.......................................        --           --
  Common Stock, $0.01 par value:
    Authorized shares--180,000 Issued and outstanding
     shares--124,624 at June 30, 2000 (unaudited) and
     121,842 at March 31, 2000.........................      1,246        1,218
    Additional paid-in capital.........................  1,164,878      944,512
    Deferred compensation, net.........................     (3,762)      (1,443)
    Accumulated other comprehensive loss...............       (304)        (166)
    Retained earnings..................................     73,534       70,139
    Notes receivable from stockholders.................        --          (455)
                                                        ----------   ----------
      Total stockholders' equity.......................  1,235,592    1,013,805
                                                        ----------   ----------
      Total liabilities and stockholders' equity....... $1,282,107   $1,046,882
                                                        ==========   ==========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                       APPLIED MICRO CIRCUITS CORPORATION

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
                     (in thousands, except per share data)

                                                                 Three Months
                                                                Ended June 30,
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
Net revenues................................................... $74,188 $31,643
Cost of revenues...............................................  19,314  10,283
                                                                ------- -------
Gross profit...................................................  54,874  21,360
Operating expenses:
  Research and development.....................................  14,837   6,354
  Selling, general and administrative..........................  10,611   5,569
  Amortization of goodwill and purchased intangibles...........   2,284     --
  Acquired in-process research and development.................  21,800     --
                                                                ------- -------
    Total operating expenses...................................  49,532  11,923
                                                                ------- -------
Operating income...............................................   5,342   9,437
  Interest income, net.........................................  12,277     884
                                                                ------- -------
  Income before income taxes...................................  17,619  10,321
  Provision for income taxes...................................  14,224   3,535
                                                                ------- -------
  Net income................................................... $ 3,395 $ 6,786
                                                                ======= =======
Basic earnings per share:
  Earnings per share........................................... $  0.03 $  0.07
                                                                ------- -------
  Shares used in calculating basic earnings per share.......... 121,352 102,860
                                                                ------- -------
Diluted earnings per share:
  Earnings per share........................................... $  0.03 $  0.06
                                                                ======= =======
  Shares used in calculating diluted earnings per share........ 132,581 114,112
                                                                ======= =======


     See accompanying Notes to Condensed Consolidated Financial Statements.

                       APPLIED MICRO CIRCUITS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                           Three Months Ended
                                                                June 30,
                                                           -------------------
                                                             2000       1999
                                                           ---------  --------
Operating Activities
  Net income.............................................. $   3,395  $  6,786
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization.........................     2,418     1,916
    Amortization of purchased intangibles.................     2,284       --
    Acquired in-process research and development..........    21,800       --
    Amortization of deferred compensation.................       169       154
    Tax benefit of disqualifying dispositions.............     5,238       894
    Changes in assets and liabilities:
      Accounts receivable.................................   (12,723)   (1,975)
      Inventories.........................................      (167)     (596)
      Other current assets................................      (910)      342
      Accounts payable....................................     3,429       938
      Accrued payroll and other accrued Liabilities.......     7,591    (1,575)
      Deferred income taxes...............................       --        300
      Deferred revenue....................................       776       (64)
                                                           ---------  --------
        Net cash provided by operating activities.........    33,300     7,120
Investing Activities
  Proceeds from sales and maturities of short-term
   investments............................................   831,059    38,020
  Purchase of short-term investments......................  (830,993)  (40,025)
  Notes receivable from officers and employees............         9        90
  Payments for acquired businesses, less cash acquired....    (8,433)      --
  Purchase of property and equipment......................    (8,949)   (5,059)
                                                           ---------  --------
        Net cash used for investing activities financing
         activities.......................................   (17,307)   (6,974)
Financing Activities
  Proceeds from issuance of common stock, net.............     3,799     1,347
  Proceeds on notes receivable from stockholders..........       455       --
  Repurchase of restricted stock..........................       --         (8)
  Payments on capital lease obligations...................      (188)     (301)
  Payments on long-term debt..............................      (339)     (880)
  Other...................................................       (10)      --
                                                           ---------  --------
        Net cash provided by financing activities.........     3,717       158
                                                           ---------  --------
        Net increase in cash and cash equivalents.........    19,710       304
Cash and cash equivalents at beginning of period..........   170,102    13,530
                                                           ---------  --------
Cash and cash equivalents at end of period................ $ 189,812  $ 13,834
                                                           =========  ========
Supplemental disclosure of cash flow information:
  Cash paid for:
    Interest.............................................. $     128  $    224
                                                           =========  ========
    Income taxes.......................................... $     138  $  1,842
                                                           =========  ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                       APPLIED MICRO CIRCUITS CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1. BASIS OF PRESENTATION--INTERIM FINANCIAL INFORMATION (unaudited)

   The accompanying unaudited interim condensed financial statements of Applied Micro Circuits Corporation ("AMCC" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, considered necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year. The Company has experienced significant quarterly fluctuations in net revenues and operating results, and expects that these fluctuations in sales, expenses and net income or losses will continue.

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. These estimates include assessing the collectability of accounts receivable, the use and recoverability of inventory, estimates to complete engineering contracts, costs of future product returns under warranty and provisions for contingencies expected to be incurred. Actual results could differ from those estimates.

   The financial statements and related disclosures have been prepared with the presumption that users of the interim financial information have read or have access to the audited financial statements for the preceding fiscal year. Accordingly, these financial statements should be read in conjunction with the audited financial statements and the related notes thereto contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended March 31, 2000.

2. EARNINGS PER SHARE

   The reconciliation of shares used to calculate basic and diluted earnings per share consists of the following (in thousands):

                                                               Three Months
                                                              Ended June 30,
                                                              ---------------
                                                               2000    1999
                                                              ------- -------
   Shares used in basic earnings per share computations--
    weighted average common shares outstanding............... 121,352 102,860
   Net effect of dilutive common share equivalents...........  11,229  11,252
                                                              ------- -------
   Shares used in diluted earnings per share computations.... 132,581 114,112
                                                              ======= =======

3. CERTAIN FINANCIAL STATEMENT INFORMATION

                                                                June
                                                                 30,   March 31,
                                                                2000     2000
                                                               ------- ---------
   Inventories (in thousands):
     Finished goods........................................... $ 2,494  $ 2,666
     Work in process..........................................   7,301    6,966
     Raw materials............................................   1,297    1,293
                                                               -------  -------
                                                               $11,092  $10,925
                                                               =======  =======

                       APPLIED MICRO CIRCUITS CORPORATION

                                                            June 30,  March 31,
                                                              2000      2000
                                                            --------  ---------
   Property and equipment (in thousands):
     Machinery and equipment............................... $ 51,515  $ 46,375
     Leasehold improvements................................    8,440     8,352
     Computers, office furniture and equipment.............   24,960    20,743
     Land..................................................    4,808     4,808
                                                            --------  --------
                                                              89,723    80,278
   Less accumulated depreciation and amortization..........  (44,810)  (42,436)
                                                            --------  --------
                                                            $ 44,913  $ 37,842
                                                            ========  ========

4. COMPREHENSIVE INCOME

   The components of comprehensive income, net of tax, are as follows (in thousands):

                                                             June 30, June 30,
                                                               2000     1999
                                                             -------- --------
   Net income...............................................  $3,395   $6,786
   Change in net unrealized loss on available-for-sale
    investments.............................................    (128)    (174)
   Foreign currency translation adjustment..................     (10)     --
                                                              ------   ------
     Comprehensive income...................................  $3,257   $6,612
                                                              ======   ======

   Accumulated other comprehensive loss presented in the accompanying consolidated condensed balance sheets consists of the accumulated net unrealized loss on available-for-sale investments and foreign currency translation adjustments.

5. BUSINESS COMBINATIONS

   On June 8, 2000, the Company completed the acquisition of YuniNetworks, Inc., a developer of scalable switch fabric silicon solutions for communication equipment. The transaction was accounted for as a purchase. Under the terms of the merger agreement, in exchange for all YuniNetworks' shares of common and preferred stock, AMCC issued 2,024,323 shares of its common stock; the Company also assumed options to purchase 133,722 shares of its common stock. Pursuant to a separate agreement, AMCC purchased 10% of the YuniNetworks' shares held by the majority stockholder of YuniNetworks for $8.9 million cash. The accompanying financial statements include the results of operations of YuniNetworks from the date of acquisition.

                       APPLIED MICRO CIRCUITS CORPORATION

   Based on the consideration issued in the transaction, transaction costs and the liabilities assumed, the total purchase price was approximately $220 million. The Company conducted an independent valuation of the tangible and intangible assets acquired in order to allocate the purchase price in accordance with Accounting Principles Board Opinion No. 16. The purchase price was allocated as follows based upon management's best estimate of the tangible and intangible assets, including acquired technology and in-process research and development (in thousands):

   Current assets acquired............................................ $  2,177
   Property and equipment.............................................      482
   Assembled workforce................................................    1,200
   In-process research and development................................   21,800
   Goodwill...........................................................  191,165
   Liabilities assumed................................................     (542)
   Liabilities for merger-related costs...............................     (850)
   Deferred compensation..............................................    2,488
                                                                       --------
     Total consideration.............................................. $217,920
                                                                       ========

   A portion of the purchase price has been allocated to acquired in-process research and development ("IPR&D"). IPR&D was identified and valued through extensive interviews, analysis of data provided by YuniNetworks concerning products under development, their stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the IPR&D.

   At the date of acquisition, YuniNetworks had no developed products. The product under development consists of a unique switching chipset that consists of six individual integrated circuits, reference designs, and a simulation tool. Because the development project had not reached technological feasibility and had no future alternative use, it was classified as IPR&D and charged to expense upon closing of the merger. The Company estimates that a total investment of $3.1 million in research and development over the next seven months will be required to complete the IPR&D. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

   In valuing the IPR&D, the Company considered, among other factors, projected incremental cash flows from the projects when completed and any associated risks with achieving these cash flows. The projected incremental cash flows were discounted back to their present value using a 21% discount rate. The discount rate was determined after consideration of the Company's weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

   The acquired assembled workforce is comprised of 22 skilled employees across YuniNetworks' executive, research and development, and general and administrative groups. The Company is amortizing the value assigned to the assembled workforce of approximately $1.2 million on a straight-line basis over an estimated remaining useful life of four years.

   Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated remaining useful life of six years.

                       APPLIED MICRO CIRCUITS CORPORATION

   The following unaudited pro forma summary presents the consolidated results of operations of the Company, excluding the charge for acquired in-process research and development, as if the acquisition of YuniNetworks had occurred at the beginning of the earliest period presented and does not purport to be indicative of what would have occurred had the acquisition been made as of that date or of the results which may occur in the future. The pro forma results of operations combines the consolidated results of operations of the Company, excluding the charge for acquired in-process research and development attributable to YuniNetworks for the three months ended June 30, 2000 with the historical results of operations of YuniNetworks for the three months ended June 30, 2000.

   The pro forma combined results for the three months ended June 30, 1999 are the same as the reported results for that period because YuniNetworks did not commence its operations until October 8, 1999.

                                                                 Three Months
                                                                Ended June 30,
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
   Net sales................................................... $74,188 $31,643
                                                                ======= =======
   Net income..................................................  17,531   6,786
                                                                ======= =======
   Diluted earnings per share..................................    0.13    0.06
                                                                ======= =======

   During the three months ended June 30, 2000, the Company also completed the acquisitions of pBaud Logic, Inc. and Chameleon Technologies, which were also accounted for as purchases.

6. NEW ACCOUNTING PRONOUNCEMENTS

   In September 1999, the Financial Accounting Standards Board ("FASB") issued Emerging Issues Task Force Topic No. D-83 ("EITF D-83"), "Accounting for Payroll Taxes Associated with Stock Option Exercises." EITF D-83 requires that payroll taxes paid on the difference between the exercise price and the fair value of acquired stock in association with an employee's exercise of stock options be treated as operating expenses. Payroll taxes on stock option exercises were $388,000 for the quarter ended June 30, 2000.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not believe this will have a material effect on the Company's operations. Implementation of this standard has recently been delayed by the FASB for a 12-month period. The Company will now adopt SFAS 133 as required for its first quarterly filing of fiscal year 2002.

   In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The Company is required to adopt SAB 101 in the quarter ending March 31, 2001. The Company is in the process of assessing the impact of adopting SAB 101 on our financial position and results of operations, however, we do not expect the effect, if any, to be material.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of MMC Networks, Inc.

   In our opinion, the consolidated financial statements of MMC Networks, Inc. and financial statement schedule listed in the index at F-1 present fairly, in all material respects, the financial position of MMC Networks, Inc. and its subsidiary at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
January 19, 2000

                               MMC NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)

                                                               December 31,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                           ASSETS
                           ------

Current assets:
  Cash and cash equivalents.................................. $13,484  $31,452
  Short-term investments.....................................  58,511   21,726
  Accounts receivable, net of allowances of $422 and $172....   6,358   10,582
  Inventories................................................   3,216      630
  Prepaid expenses and other current assets..................   6,374    3,372
                                                              -------  -------
    Total current assets.....................................  87,943   67,762
Property and equipment, net..................................   8,222    5,487
Other assets.................................................     230      135
                                                              -------  -------
                                                              $96,395  $73,384
                                                              =======  =======

            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------

Current liabilities:
  Accounts payable........................................... $ 4,725  $ 4,400
  Accrued expenses...........................................   3,710    5,753
  Capital lease obligations..................................     --       286
                                                              -------  -------
    Total current liabilities................................   8,435   10,439
                                                              -------  -------
Commitments and contingencies (Note 10)

Stockholders' equity:
  Preferred Stock: $0.001 par value; 10,000 shares
   authorized; no shares issued or outstanding...............     --       --
  Common Stock: $0.001 par value; 100,000 shares authorized;
   31,871 and 30,135 shares issued and outstanding...........      28       26
  Additional paid-in capital.................................  68,771   55,520
  Notes receivable from stockholders.........................     (47)    (107)
  Retained earnings..........................................  19,343    7,506
  Accumulated other comprehensive loss.......................    (135)     --
                                                              -------  -------
    Total stockholders' equity...............................  87,960   62,945
                                                              -------  -------
                                                              $96,395  $73,384
                                                              =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                               MMC NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
Revenues............................................ $70,149  $49,279  $21,930
Cost of revenues....................................  21,524   14,353    6,542
                                                     -------  -------  -------
  Gross profit......................................  48,625   34,926   15,388
                                                     -------  -------  -------
Operating expenses:
 Research and development, net......................  22,645   14,552    8,318
 Selling, general and administrative................  11,182    9,162    6,240
 Litigation settlement..............................     --     1,250      --
                                                     -------  -------  -------
  Total operating expenses..........................  33,827   24,964   14,558
                                                     -------  -------  -------
Operating income....................................  14,798    9,962      830
                                                     -------  -------  -------
Other income (expense):
 Interest income....................................   3,172    2,234      630
 Interest expense...................................     (34)     (55)    (126)
                                                     -------  -------  -------
  Total other income................................   3,138    2,179      504
                                                     -------  -------  -------
Income before income taxes..........................  17,936   12,141    1,334
Provision for income taxes..........................   6,099    3,730      138
                                                     -------  -------  -------
Net income.......................................... $11,837  $ 8,411  $ 1,196
                                                     =======  =======  =======
Basic income per share.............................. $  0.38  $  0.28  $  0.08
                                                     =======  =======  =======
Shares used to compute basic income per share.......  31,065   29,693   14,432
                                                     =======  =======  =======
Diluted income per share............................ $  0.35  $  0.25  $  0.04
                                                     =======  =======  =======
Shares used to compute diluted income per share.....  33,791   33,611   29,113
                                                     =======  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                               MMC NETWORKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                            Convertible                                   Notes                Accumulated
                          Preferred Stock    Common Stock   Additional  Receivable                Other
                          -----------------  --------------  Paid-In       from     Retained  Comprehensive
                           Shares   Amount   Shares  Amount  Capital   Stockholders Earnings      Loss       Total
                          --------  -------  ------  ------ ---------- ------------ --------  ------------- -------
Balance at December 31,
 1996...................    13,342  $10,247  11,121   $ 7    $   249      $(225)    $(2,101)      $ --      $ 8,177
Conversion of Preferred
 Stock upon the
 completion of the
 initial public
 offering...............   (13,342) (10,247) 13,342    13     10,234        --          --          --          --
Issuance of Common
 Stock, net of issue
 costs of $1,104........       --       --    4,025     4     40,068        --          --          --       40,072
Repurchase of Common
 Stock and reduction of
 loan receivable from
 stockholder............       --       --     (170)   --       (114)       114         --          --          --
Exercise of warrant.....       --       --      121    --        --         --          --          --          --
Exercise of stock
 options and other......       --       --      744     1        311        (70)        --          --          242
Issuance of Common Stock
 in exchange for
 services...............       --       --       15    --         30        --          --          --           30
Net income..............       --       --      --     --        --         --        1,196         --        1,196
                          --------  -------  ------   ---    -------      -----     -------       -----     -------
Balance at December 31,
 1997...................       --       --   29,198    25     50,778       (181)       (905)        --       49,717
Exercise of stock
 options and other......       --       --      859     1      1,218        --          --          --        1,219
Shares issued under the
 Employee Stock Purchase
 Plan...................       --       --       78    --        716        --          --          --          716
Repayment of notes
 receivable from
 stockholders...........       --       --      --     --        --          74         --          --           74
Tax benefit from the
 exercise of stock
 options................       --       --      --     --      2,808        --          --          --        2,808
Net income..............       --       --      --     --        --         --        8,411         --        8,411
                          --------  -------  ------   ---    -------      -----     -------       -----     -------
Balance at December 31,
 1998...................       --       --   30,135    26     55,520       (107)      7,506         --       62,945
Exercise of stock
 options and other......       --       --    1,639     2      5,218        --          --          --        5,220
Shares issued under the
 Employee Stock Purchase
 Plan...................       --       --       97    --      1,003        --          --          --        1,003
Repayment of notes
 receivable from
 stockholders...........       --       --      --     --        --          60         --          --           60
Tax benefit from the
 exercise of stock
 options................       --       --      --     --      7,030        --          --          --        7,030
Net income..............       --       --      --     --        --         --       11,837         --       11,837
Unrealized loss on
 short-term
 investments............       --       --      --     --        --         --          --         (135)       (135)
                          --------  -------  ------   ---    -------      -----     -------       -----     -------
Balance at December 31,
 1999...................       --   $   --   31,871   $28    $68,771      $ (47)    $19,343       $(135)    $87,960
                          ========  =======  ======   ===    =======      =====     =======       =====     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                               MMC NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Year Ended December 31,
                                                   ---------------------------
                                                     1999      1998     1997
                                                   --------  --------  -------
Cash flows from operating activities:
  Net income...................................... $ 11,837  $  8,411  $ 1,196
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization.................    3,309     2,224    1,186
    Issuance of Common Stock in exchange for
     services.....................................      --        --        30
    Tax benefit from the exercise of stock
     options......................................    7,030     2,808      --
    Changes in assets and liabilities:
     Accounts receivable..........................    4,224    (6,056)  (2,501)
     Inventories..................................   (2,586)      (60)     (59)
     Prepaid expenses and other assets............   (3,097)   (2,912)    (389)
     Accounts payable.............................      325     1,774    2,040
     Accrued expenses.............................   (2,043)    4,009      955
     Deferred revenue and customer deposits.......      --        --      (100)
                                                   --------  --------  -------
      Net cash provided by operating activities...   18,999    10,198    2,358
                                                   --------  --------  -------
Cash flows from investing activities:
  Sale (purchase) of short-term investments.......  (36,920)  (21,726)   1,509
  Acquisition of property and equipment...........   (6,044)   (4,080)  (3,201)
                                                   --------  --------  -------
      Net cash used in investing activities.......  (42,964)  (25,806)  (1,692)
                                                   --------  --------  -------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock, net.....    6,223     1,935   40,314
  Proceeds from the repayment of notes receivable
   from stockholders..............................       60        74      --
  Principal payments on capital lease
   obligations....................................     (286)     (350)    (388)
                                                   --------  --------  -------
      Net cash provided by financing activities...    5,997     1,659   39,926
                                                   --------  --------  -------
Net increase (decrease) in cash and cash
 equivalents......................................  (17,968)  (13,949)  40,592
Cash and cash equivalents at beginning of year....   31,452    45,401    4,809
                                                   --------  --------  -------
Cash and cash equivalents at end of year.......... $ 13,484  $ 31,452  $45,401
                                                   ========  ========  =======
Supplemental disclosure:
  Cash paid for interest.......................... $     34  $     55  $   126
  Cash paid for income taxes...................... $  4,664  $  1,517  $    13


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                               MMC NETWORKS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

   MMC Networks is a leading developer and supplier of Network Processors, which are high-performance, open-architecture, software-programmable processors optimized for network applications. MMC was incorporated in California in September 1992 as a Subchapter S corporation and became a Subchapter
C corporation effective July 1994. MMC was reincorporated in Delaware in October 1997. In May 1998, the Company established a wholly owned subsidiary in Israel, MMC Networks Israel, LTD, ("MMCIL"), which functions as an engineering design center. MMC sells its products primarily in the United States.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation. The consolidated financial statements include the accounts of MMC and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated.

   Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting period. They also affect disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

   Cash, cash equivalents and short-term investments. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. Short-term investments have maturities of more than three months when purchased and consist primarily of commercial paper and securities issued or guaranteed by the U.S. government. Short-term investments have been categorized as available-for-sale. At December 31, 1999, the fair market value of the Company's short-term investments was less than cost by $135,000 and the Company recorded the unrealized loss in Other Accumulated Comprehensive Loss in Stockholders' Equity. At December 31, 1998, the fair market value of the Company's short-term investments approximated cost.

   Inventories. Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

   Property and equipment. Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally three years.

   Long-lived assets. The Company evaluates the recoverability of long-lived assets based on a gross cash flow basis whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. If the net book value of our long-lived assets exceeds the future undiscounted cash flows of those assets, then impairment of those assets is recognized. No such impairments have been identified to date.

   Revenue recognition. Revenues are recognized upon shipment of product to customers. Funds received in advance of product shipment are deferred and recognized upon shipment of the product. The Company's normal policy is to not accept returns except for defective products. Anticipated costs related to product warranties are charged to operations as revenues are recognized. The Company has not experienced significant warranty claims to date.

   Research and development. Research and development expenses are charged to operations as incurred. Occasionally the Company receives non-recurring engineering funding for development projects to apply or enhance the Company's technology to a particular customer's needs. This funding is recognized over the term of the respective contract using the percentage-of-completion method. At the time of recognition, amounts

                               MMC NETWORKS, INC.

received under research and development contracts are offset against research and development expenses. (See Note 9.)

   Software development expenses. Software development expenses are included in research and development. The Company's policy is to capitalize certain software development expenses once technological feasibility is established, which the Company defines as the completion of a working model. The capitalized expense is then amortized on a straight-line basis over the estimated product life, or on the ratio of current sales to total projected product sales, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short.

   Income taxes. The Company accounts for income taxes using an asset and liability approach. It requires the recognition of taxes payable or refundable for the current year. It also requires the recognition of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on the provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

   Stock-based compensation. Our policy is to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." (See Note 6.)

   Concentrations of credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company places its cash, cash equivalents and short-term investments primarily in market rate accounts, commercial paper, state and municipal securities and securities issued by or guaranteed by the U.S. government. The Company performs ongoing credit evaluations of our customers' financial condition and generally does not require collateral from our customers. The Company provides an allowance for doubtful accounts receivable based upon the expected collectibility of the receivables and to date has not experienced any material losses.

   Net income per share. Basic EPS is computed by dividing net income available to common stockholders (numerator) by the weighted average shares of common stock outstanding (denominator) during the period. Basic EPS excludes the dilutive effect of potential common stock. Diluted EPS gives effect to all dilutive potential common stock outstanding during the period. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of potential common stock.

                               MMC NETWORKS, INC.

   The following table reconciles the numerators and denominators of the basic and diluted EPS computations for the years ended December 31, 1997 and 1998 and 1999.

                                                                       Per Share
                                                     Net Income Shares  Amount
                                                     ---------- ------ ---------
                                                           (in thousands,
                                                       except per share data)
   For the Year Ended December 31, 1997:
   Earning per share of Common Stock--basic........   $ 1,196   14,432   $0.08
                                                                         =====
   Effect of dilutive securities:
     Convertible Preferred Stock...................       --    11,118
     Warrants......................................       --       114
     Stock options.................................       --     3,449
                                                      -------   ------
   Earnings per share of Common Stock--diluted.....   $ 1,196   29,113   $0.04
                                                      =======   ======   =====

   For the Year Ended December 31, 1998:
   Earning per share of Common Stock--basic........   $ 8,411   29,693   $0.28
                                                                         =====
   Effect of dilutive securities:
     Warrants......................................       --        30
     Stock options.................................       --     3,888
                                                      -------   ------
   Earnings per share of Common Stock--diluted.....   $ 8,411   33,611   $0.25
                                                      =======   ======   =====

   For the Year Ended December 31, 1999:
   Earning per share of Common Stock--basic........   $11,837   31,065   $0.38
                                                                         =====
   Effect of dilutive securities:
     Stock options.................................       --     2,726
                                                      -------   ------
   Earnings per share of Common Stock--diluted.....   $11,837   33,791   $0.35
                                                      =======   ======   =====

   Options to purchase Common Stock are considered anti-dilutive if the options' exercise price is greater than the average fair market value of the Company's Common Stock. Anti-dilutive options are excluded from the calculation of diluted net income per share. The anti-dilutive options excluded from diluted net income per share were as follows:

                                                                  Options Price
                                                                  ------- ------
     December 31, 1997...........................................  29,500 $15.94
     December 31, 1998........................................... 354,500 $24.52
     December 31, 1999........................................... 663,850 $35.21

   Comprehensive Income. Comprehensive income is recorded in accordance with the standards of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Comprehensive gains or losses are reflected in Stockholders' Equity. During 1999, the Company recorded a comprehensive loss of $135,000 related to unrecognized losses on Short Term Investments. Items of comprehensive income were not recorded during 1998 and 1997 because they were immaterial. If the comprehensive loss of $135,000 had been recorded in the Consolidated Statements of Operations during 1999, net income would have been $11,702,000.

   Segment Information. The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") in 1998. This

                               MMC NETWORKS, INC.

statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

   Operating Segments. While the Company has more than one product family, it operates in one segment. All of the products are sold to network equipment vendors for inclusion in their enterprise and service provider products.

   Geographic Areas. The Company reports its sales in geographic areas according to the location the product is shipped. In the case that a customer regularly directs product to be shipped to a manufacturing subcontractor located in a different geographic area, sales are reported in the geographic area of the customer and not the subcontractor. Revenues by geographic area were:

                                                               Year Ended
                                                               December 31,
                                                              ----------------
                                                              1999  1998  1997
                                                              ----  ----  ----
   North America.............................................  92%   84%   69%
   Asia (including Japan)....................................   5%   13%   29%
   Europe....................................................   3%    3%    2%
                                                              ---   ---   ---
                                                              100%  100%  100%
                                                              ===   ===   ===

   Major Customers. Significant customers are those customers accounting for more than 10% of the Company's total revenues. Revenues as a percentage of total revenues for significant customers are as follows:

                                                                   Year ended
                                                                  December 31,
                                                                 ----------------
                                                                 1999  1998  1997
                                                                 ----  ----  ----
   Cisco Systems, Inc. ........................................   52%   50%   28%
   International Business Machines Corporation.................   19%    *     *
   Mitsui Comtek Corp., a non-stocking sales representative for
    Japan......................................................    *    12%   28%
   Hitachi.....................................................    *     *    12%

--------
*Less than 10% during year

   Cisco Systems Inc. and Nortel Networks Corp. represented 41% and 19% of trade receivables at December 31, 1999, and Cisco Systems Inc. and Mitsui Comtek Corp. represented 55% and 18% of trade receivables at December 31, 1998.

                               MMC NETWORKS, INC.

NOTE 3--COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                               (in thousands)
   Inventories:
     Work in process.......................................... $ 1,541  $   244
     Finished goods...........................................   1,675      386
                                                               -------  -------
                                                               $ 3,216  $   630
                                                               =======  =======
   Property and equipment:
     Computers and equipment.................................. $ 5,732  $ 2,964
     Purchased software.......................................   8,556    6,010
     Furniture and fixtures...................................     934      430
                                                               -------  -------
                                                                15,222    9,404
     Less accumulated depreciation and amortization...........  (7,000)  (3,917)
                                                               -------  -------
                                                               $ 8,222  $ 5,487
                                                               =======  =======
   Accrued liabilities:
     Accrued compensation and benefits........................ $ 1,639  $ 1,844
     Income taxes payable.....................................     --     1,802
     Accrued warranty.........................................   1,894    1,899
     Other accrued liabilities................................     177      208
                                                               -------  -------
                                                               $ 3,710  $ 5,753
                                                               =======  =======

NOTE 4--FINANCING AGREEMENTS

   During the first half of 1998, the Company established two credit facilities with a bank: 1) a loan agreement and 2) a non-recourse receivables purchase agreement. The loan agreement allows borrowings up to $8.0 million. Borrowings bear interest at the bank's prime interest rate, which was 8.5% at December 31, 1999. The agreement requires that we comply with certain financial covenants. In the event of default, all outstanding borrowings will accrue interest at a rate of five percentage points above the rate effective immediately prior to a default. The loan agreement expired in May 1999 and was renewed for one year on the same terms. The non-recourse receivables purchase agreement expired in February 1999 and was not renewed. The loan agreement has not been utilized since its inception and the receivables purchase agreement was also not utilized prior to its expiration.

                               MMC NETWORKS, INC.

NOTE 5--INCOME TAXES

   The Company's income before taxes is primarily composed of domestic income. The provision for income taxes for the years ended December 31, 1999 and 1998 consists of the following:

                                                                  Year Ended
                                                                 December 31,
                                                                 --------------
                                                                  1999    1998
                                                                 ------  ------
                                                                      (in
                                                                  thousands)
   Current tax expense
    United States............................................... $6,259  $5,212
    State.......................................................    513     760
    Foreign.....................................................    --       29
                                                                 ------  ------
     Total current tax expense..................................  6,772   6,001
    Deferred income tax.........................................   (673) (2,271)
                                                                 ------  ------
     Total provision for income taxes........................... $6,099  $3,730
                                                                 ======  ======

    Deferred tax assets consist of the following:

                                                                   Year Ended
                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                       (in
                                                                   thousands)
    Reserve and basis differences................................ $  840 $  758
    Accrued expenses.............................................  1,863  1,312
    Other........................................................    241    201
                                                                  ------ ------
     Total deferred tax assets................................... $2,944 $2,271
                                                                  ====== ======

   The tax benefit of $7.0 million associated with the exercise of employee stock options was recorded in Stockholders' Equity in 1999.

   The effective tax rate for the years ended December 31, 1999 and 1998 reconciles to the statutory tax rates as follows:

                                                                       December
                                                                          31,
                                                                       ----------
                                                                       1999  1998
                                                                       ----  ----
   Federal statutory rate.............................................  35%   35%
   State taxes, net of federal benefit................................   3     2
   Foreign income taxes...............................................  (1)    2
   Permanent differences..............................................  --     2
   Research and development credit carryforwards......................  (8)   (3)
   Release of valuation allowance.....................................  --    (9)
   Other..............................................................   5     2
                                                                       ---   ---
     Effective tax rate...............................................  34%   31%
                                                                       ===   ===

                               MMC NETWORKS, INC.

NOTE 6--CAPITAL STOCK

   Common Stock. The Company is authorized to issue 100,000,000 shares of Common Stock with a par value of $0.001 per share and 10,000,00 shares of undesignated Preferred Stock with a par value of $0.001 per share. Holders of Common Stock are entitled to one vote per share on all matters voted on by the Company's stockholders. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series. It may also fix the rights, preferences, privileges and restrictions of any undesignated Preferred Stock that is issued.

   In October 1997, the Company completed its initial public offering (the "IPO") of 4,025,000 shares of Common Stock at a price of $11.00 per share. The Company received proceeds of approximately $40.1 million of cash, net of issue costs. In conjunction with the IPO, all outstanding shares of Convertible Preferred Stock were converted into shares of Common Stock on a one-for-one basis. The Company converted 9,255,000 shares of Series A Convertible Preferred Stock and 4,086,780 shares of Series B Convertible Preferred Stock.

   Stock Option Repricing. On September 18, 1998, the Board of Directors extended an offer to employees holding certain outstanding stock options the opportunity to receive repriced options. The offer was made for options with grant dates after October 28, 1997. The exercise price for repriced options was $16.38, the closing sales price of the Company's Common Stock on the effective date, which was September 25, 1998. No other terms or conditions of the original option agreements were changed except that the repriced option was not exercisable for a period of six months from the effective date of the repricing. A total of 424,000 options with original exercise prices ranging from $16.75 to $32.13 were repriced. Members of the Board of Directors and the Company's officers were excluded from the repricing.

   1997 Stock Plan. In August 1997, the Company's Board of Directors adopted, and the stockholders subsequently approved, the 1997 Stock Plan (the "1997 Plan"), which replaced the 1993 Plan. The following shares have been reserved for issuance under the 1997 Plan:

  (a) 1,500,000 shares of Common Stock plus any shares which were reserved but unissued under the 1993 Plan

  (b) any shares returned to the 1993 Plan as a result of termination of the options

  (c) shares added to the 1997 Plan for automatic annual increases on the date of each annual meeting of the stockholders beginning with the 1999 annual meeting

   The automatic annual increases are limited to the lesser of:

  (a) 1,000,000 shares,

  (b) 5% of all outstanding shares of Common Stock

  (c) an amount determined by the Board of Directors

   Unless terminated sooner, the 1997 Plan will terminate automatically in August 2007.

   The 1997 Plan provides for the grant of incentive stock options ("ISOs") to employees, officers and employee directors. It also provides for the grant of nonstatutory stock options ("NSOs") and stock purchase rights ("SPRs") to employees, directors and consultants. ISOs granted to participants owning stock possessing more than 10% of the voting power of all classes of stock must have an exercise price at least equal to 110% of the fair market value on the date of grant and are for periods not to exceed five years. All other options granted under the plan must have an exercise price at least equal to the fair market value on the date of grant and are for periods not to exceed ten years. Options granted under the 1997 Plan generally vest at a rate of 25% on the first anniversary of the date of grant and 1/48 of the underlying shares per month after the first anniversary.

                               MMC NETWORKS, INC.

   Stock purchase rights ("SPRs") are for periods and prices determined by the Board. Shares purchased through the exercise of SPRs are subject to repurchase by the Company at the original price paid by the purchaser in the event that the purchaser's employment with the Company terminates. The repurchase right lapses at a rate determined by the Board. No stock purchase rights have been granted to date under either the 1997 Plan or the Predecessor Plan.

   1997 Director Option Plan. In August 1997, the Company's Board of Directors adopted, and the stockholders subsequently approved, the 1997 Director Option Plan (the "Director Plan"). The Director Plan provides for the grant of NSOs to non-employee directors. Options granted under the Director Plan are for periods not to exceed ten years and are granted at exercise prices not less than the fair market value on the date of grant. The Director Plan provides that each non-employee director will automatically be granted an NSO to purchase 40,000 shares of Common Stock (the "First Option") on the date that the Director first becomes a non-employee director, unless immediately prior to becoming a non-employee director, they were an employee director of the Company. In addition to the First Option, each non-employee director will automatically be granted an option to purchase 10,000 shares (a "Subsequent Option") two days after the announcement of the Company's fiscal year-end earnings of each year, if on that date they will have served on the Board of Directors for at least the preceding six months.

   Each First Option and each Subsequent Option will have a term of 10 years. The First Options generally vest at a rate of 25% on the first anniversary of the date of grant and 1/48 of the underlying shares per month after the first anniversary, as long as the person continues to serve as a Director. Each Subsequent Option will vest at a rate of 1/12 of the underlying shares per month. At December 31, 1999, a total of 190,000 shares of Common Stock have been reserved for issuance since inception of the Director Plan.

   A total of 19,415,000 shares have been reserved for issuance under all stock option plans since inception of the plans as of December 31, 1999. Activity under the stock option plans is as follows:

                                                                        Weighted
                                                 Shares                 Average
                                               Available     Options    Exercise
                                               For Grant   Outstanding   Price
                                               ----------  -----------  --------
   Balance at December 31, 1996...............  2,521,311   3,193,905    $ 0.71
   Authorized.................................  7,650,000         --        --
   Granted.................................... (3,213,500)  3,213,500      3.53
   Exercised..................................        --     (743,830)     0.36
   Canceled...................................    431,688    (431,688)     0.97
                                               ----------  ----------
   Balance at December 31, 1997...............  7,389,499   5,231,887      2.47
   Granted.................................... (1,638,000)  1,638,000     17.15
   Exercised..................................        --     (859,445)     1.47
   Canceled...................................    782,783    (782,783)    15.95
                                               ----------  ----------
   Balance at December 31, 1998...............  6,534,282   5,227,659      5.22
   Authorized.................................  1,040,000         --        --
   Granted.................................... (3,189,467)  3,189,467     21.64
   Exercised..................................        --   (1,608,777)     3.15
   Canceled...................................    673,914    (673,914)     8.89
                                               ----------  ----------
   Balance at December 31, 1999...............  5,058,729   6,134,435    $13.88
                                               ==========  ==========

                               MMC NETWORKS, INC.

   The Company adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock Based Compensation". The fair value of stock options granted prior to the filing of the Company's initial registration statement on August 19, 1997 were calculated using the minimum value model. Options granted after that date were calculated based on the Black-Scholes model utilizing the following weighted average assumptions:

                                       Year Ended      October 28   January 1
                                      December 31,         to          to
                                      --------------  December 31, October 27,
                                       1999    1998       1997        1997
                                      ------  ------  ------------ -----------
   Stock Option Plans:
     Expected dividend yield.........      0%      0%        0%           0%
     Expected stock price
      volatility.....................    .90     .80       .70            0
     Risk free interest rate.........   6.66%   4.85%     6.03%        6.33%
     Expected life of the options
      (years)........................   5.18    4.53      4.00         4.00
     Weighted-average fair value..... $16.08  $11.10     $1.16        $1.16

   Summary information concerning outstanding and exercisable options as of December 31, 1999 is as follows (Remaining Contractual Life is expressed in years):

                                 Options Outstanding           Options Exercisable
                          --------------------------------- -------------------------
                                       Weighted-
                                        Average   Weighted-             Weighted-
                                       Remaining   Average               Average
                            Number    Contractual Exercise    Number    Exercise
Range of Exercise Prices  Outstanding    Life       Price   Outstanding   Price
------------------------  ----------- ----------- --------- ----------- ---------
$ 0.03- 2.00............   1,231,146     6.58      $ 1.24      820,608   $ 1.05
  2.17-12.63............   1,606,038     8.09        7.81      457,334     5.20
 12.75-16.75............   1,797,388     8.92       16.33      248,660    16.20
 16.94-54.25............   1,499,863     9.55       27.82       40,000    17.16
                           ---------                         ---------
$ 0.03-54.25............   6,134,435     8.39      $13.88    1,566,602   $ 5.08
                           =========                         =========

   1997 Employee Stock Purchase Plan. In August 1997, MMC's Board of Directors adopted the 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"). The 1997 Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. It contains 24-month offering periods, with four six-month purchase periods included in each offering period. The 1997 Purchase Plan permits employees to purchase MMC Common Stock through payroll deductions of up to 10% of the participant's compensation. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the purchase period. At December 31, 1999 a total of 545,102 shares of Common Stock have been reserved for issuance since inception under the 1997 Purchase Plan. Shares reserved for issuance under the 1997 Purchase Plan are subject to automatic annual increases equal to the lesser of (i) 400,000 shares, (ii) 0.8% of all then outstanding shares of Common Stock of the Company or (iii) a lesser amount determined by the Board.

                               MMC NETWORKS, INC.

   The fair value of shares granted under the 1997 Purchase Plan was calculated utilizing the Black-Scholes model and the following weighted-average assumptions:

                                                      Year Ended
                                                       December      October 28
                                                          31,            to
                                                      ------------  December 31,
                                                      1999   1998       1997
                                                      -----  -----  ------------
   Stock Purchase Plan:
     Expected dividend yield.........................     0%     0%        0%
     Expected stock price volatility.................   .81    .77       .70
     Risk free interest rate.........................  4.94%  4.92%     5.58%
     Expected life of the options (years)............  1.22   1.16      1.3
     Weighted-average fair values.................... $6.32  $5.50     $4.63

     The following table summarizes SFAS 123 pro forma information.

                                                           Year Ended December
                                                                   31,
                                                          ---------------------
                                                           1999    1998   1997
                                                          ------- ------ ------
                                                             (in thousands,
                                                            except per share
                                                                  data)
   Net income as reported................................ $11,837 $8,411 $1,196
   Pro forma net income..................................   4,103  5,741    619
   Basic income per share as reported.................... $  0.38 $ 0.28 $ 0.08
   Pro forma basic income per share......................    0.13   0.19   0.04
   Diluted income per share as reported.................. $  0.35 $ 0.25 $ 0.04
   Pro forma diluted income per share....................    0.12   0.17   0.02

   The pro forma amounts reflect compensation expense related to 1999, 1998 and 1997 stock option grants and shares issued under the 1997 Purchase Plan. Because the pro forma compensation cost for the stock options is recognized over the stock option vesting period, the pro forma reductions in net income shown above are not representative of the pro forma reduction in net income in future periods.

NOTE 7--OTHER EMPLOYEE BENEFITS

   Effective January 1994, the Company adopted a 401(k) plan for its employees whereby eligible employees may contribute up to 20% of their earnings, on a pre-tax basis, subject to the maximum amount permitted by the Internal Revenue Code. At the discretion of the Board of Directors, the Company may make contributions under the 401(k) plan. To date, the Company has not made any such contributions.

NOTE 8--NOTES RECEIVABLE FROM STOCKHOLDERS

   In October and November 1995, the Company made full recourse loans with principal amounts totaling $125,000 to certain employees pursuant to the Company's 1993 Plan. The loans are non-interest bearing and are due in October and November 2000 or earlier in the event of the borrower's termination of employment with the Company. At December 31, 1999 the outstanding balance under these loans of $47,400 is secured by 85,500 shares of the Company's Common Stock.

NOTE 9--RESEARCH AND DEVELOPMENT CONTRACTS

   During the years ended December 31, 1999, 1998 and 1997 the Company performed research and development, which was funded under a number of contracts with certain customers. The Company recognized $200,000, $811,000, and $716,000, respectively, as offsets against research and development expenses.

                              MMC NETWORKS, INC.

Additionally during 1999, $625,000 of 1998 funding was repaid in exchange for certain rights to use the technology in the Company's products. One customer represented 100% of the 1999 funding, and one customer represented 77% of the 1998 funding as well as the repayment in 1999. Funding received under any of the research and development contracts was not individually significant during 1997.

   The contracts vary in term and provide for the development of technologies that will enhance products to meet the customer's specific needs. The funding is generally non-refundable, except under conditions specific to each contract.

NOTE 10--COMMITMENTS AND CONTINGENCIES

   Leases. The Company leases its facilities under noncancelable lease agreements, which expire from May 2000 through May 2005. Rent expense under noncancelable operating leases was $1.2 million, $687,000 and $612,000 during the years ended December 31, 1999, 1998 and 1997, respectively.

   Future minimum lease payments under all non-cancelable operating leases are as follows (in thousands):

   For the Year Ended December 31,
     2000.............................................................. $ 1,450
     2001..............................................................   1,698
     2002..............................................................   2,444
     2003..............................................................   2,722
     2004..............................................................   2,722
     2005..............................................................   1,009
                                                                        -------
       Total minimum payments.......................................... $12,045
                                                                        =======

   Through 1996, the Company leased property and equipment of $1.4 million under master lease agreements with leasing companies. These capital leases terminated during 1999.

   During 1999, the Company entered into an agreement with a software vendor. Under this agreement, the Company committed to pay $2.9 million over 3 years beginning April 1999 in exchange for the use of certain design software. During the year the commitment increased to $3.8 million in exchange for the use of additional design software. As of December 31, 1999, $3.1 million remains outstanding under this commitment.

   Other. From time to time, third parties, including competitors of the Company, may assert patent, copyright and other intellectual property rights to technologies that are important to the Company. Management is not aware of any such matters that are currently pending.

                               MMC NETWORKS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                  Years Ended December 31, 1997, 1998 and 1999
                                 (in thousands)

                                                Additions   Deduction
                                    Balance at  Charged to     from     Balance
                                    Beginning  Statement of Allowance/  at End
                                    of Period   Operations   Reserve   of Period
                                    ---------- ------------ ---------- ---------
Allowance for Doubtful Accounts
  Year ended December 31, 1997.....    $133       $  48        $ --      $181
                                       ====       =====        ====      ====
  Year ended December 31, 1998.....    $181       $ --         $  9      $172
                                       ====       =====        ====      ====
  Year ended December 31, 1999.....    $172       $ 250        $ --      $422
                                       ====       =====        ====      ====

                               MMC NETWORKS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)
                                  (unaudited)

                                                         June 30,  December 31,
                                                           2000        1999
                                                         --------  ------------
                         ASSETS
                         ------

Current assets:
  Cash and cash equivalents............................. $ 40,744    $13,484
  Short-term investments................................   33,412     58,511
  Accounts receivable, net of allowances of $422, at
   June and December....................................   10,189      6,358
  Inventories...........................................    4,722      3,216
  Prepaid expenses and other current assets.............    4,587      6,374
                                                         --------    -------
    Total current assets................................   93,654     87,943
Property and equipment, net.............................   10,100      8,222
Other assets............................................    1,521        230
                                                         --------    -------
                                                         $105,275    $96,395
                                                         ========    =======

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

Current liabilities:
  Accounts payable...................................... $  6,591    $ 4,725
  Accrued expenses......................................    4,525      3,710
                                                         --------    -------
    Total current liabilities...........................   11,116      8,435
                                                         --------    -------
Stockholder's equity:
  Preferred Stock: $0.001 par value; 10,000 shares
   authorized; no shares issued or outstanding..........      --         --
  Common Stock: $0.001 par value; 100,000 shares
   authorized; 32,848 and 31,871 shares issued and
   outstanding..........................................       29         28
  Additional paid-in capital............................   74,372     68,771
  Notes receivable from stockholders....................      (47)       (47)
  Retained earnings.....................................   19,907     19,343
  Accumulated other comprehensive loss..................     (102)      (135)
                                                         --------    -------
    Total stockholders' equity..........................   94,159     87,960
                                                         --------    -------
                                                         $105,275    $96,395
                                                         ========    =======


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                               MMC NETWORKS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                  (unaudited)

                                               Three Months     Six Months
                                              Ended June 30,  Ended June 30,
                                              --------------- ----------------
                                               2000    1999    2000     1999
                                              ------- ------- -------  -------
Revenues..................................... $17,030 $19,323 $29,669  $35,433
Cost of revenues.............................   5,013   5,667   8,860   10,468
                                              ------- ------- -------  -------
    Gross profit.............................  12,017  13,656  20,809   24,965
                                              ------- ------- -------  -------
Operating expenses:
  Research and development................... $ 7,913   5,256  15,082    9,710
  Selling, general and administrative........   3,737   2,683   6,949    5,075
                                              ------- ------- -------  -------
    Total operating expenses.................  11,650   7,939  22,031   14,785
Operating income (loss)......................     367   5,717  (1,222)  10,180
Interest income, net.........................   1,050     691   2,050    1,345
                                              ------- ------- -------  -------
Income before income taxes...................   1,417   6,408     828   11,525
Provision for income taxes...................     453   2,305     264    4,145
                                              ------- ------- -------  -------
Net income................................... $   964 $ 4,103 $   564  $ 7,380
                                              ======= ======= =======  =======
Basic income per share....................... $  0.03 $  0.13 $  0.02  $  0.24
                                              ======= ======= =======  =======
Shares used to compute basic income per
 share.......................................  32,738  30,716  32,472   30,523
                                              ======= ======= =======  =======
Diluted income per share..................... $  0.03 $  0.12 $  0.02  $  0.22
                                              ======= ======= =======  =======
Shares used to compute diluted income per
 share.......................................  35,310  34,587  35,386   34,043
                                              ======= ======= =======  =======


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                               MMC NETWORKS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (in thousands)
                                  (unaudited)

                                                        Six Months Ended June
                                                        ----------------------
                                                           2000        1999
                                                        ----------  ----------
Cash flows from operating activities:
  Net income........................................... $      564  $    7,380
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization......................      2,358       1,448
    Changes in assets and liabilities:
      Accounts receivable..............................     (3,831)          9
      Inventories......................................     (1,506)       (856)
      Prepaid expenses and other current assets........      1,787         308
      Accounts payable.................................      1,866       1,094
      Accrued expenses.................................        815        (559)
                                                        ----------  ----------
        Net cash provided by operating activities......      2,053       8,824
                                                        ----------  ----------
Cash flows from investing activities:
  Sale of short-term investments.......................     25,132       3,196
  Acquisition of property and equipment................     (4,236)     (1,814)
  Investment in convertible debenture..................     (1,000)        --
  Other assets.........................................       (291)        (99)
                                                        ----------  ----------
        Net cash provided by investing activities......     19,605       1,283
                                                        ----------  ----------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock, net..........      5,602       2,175
  Principal payments on capital lease obligations......        --         (156)
                                                        ----------  ----------
        Net cash provided by financing activities......      5,602       2,019
                                                        ----------  ----------
Net increase in cash and cash equivalents..............     27,260      12,126
Cash and cash equivalents at beginning of period.......     13,484      31,452
                                                        ----------  ----------
Cash and cash equivalents at end of period............. $   40,744  $   43,578
                                                        ==========  ==========
Supplemental disclosure:
Cash paid for interest................................. $      --   $       21
Cash paid for income taxes............................. $       50  $    4,664

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                               MMC NETWORKS, INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

   The accompanying condensed consolidated financial statements and notes to the condensed consolidated financial statements of MMC Networks, Inc. ("MMC") are unaudited. In the opinion of management, these statements and notes have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position, results of operations and cash flows for MMC for the periods presented. Results for the interim periods presented are not necessarily indicative of results for the entire year. The words "we", "us" and "our" used in this report refer to MMC Networks, Inc.

   The accompanying condensed consolidated financial statements and notes do not include certain information and footnote disclosures normally required under generally accepted accounting principles. Therefore, these condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999.

NOTE 2--EARNINGS PER SHARE

   The computations of basic and diluted earnings per share for the periods presented are as follows:

                                                  Three              Six
                                              Months Ended      Months Ended
                                            ----------------- -----------------
                                            June 30, June 30, June 30, June 30,
                                              2000     1999     2000     1999
                                            -------- -------- -------- --------
                                              (in thousands, except per share
                                                           data)
   Net income available to common
    stockholders..........................   $  964   $4,103   $  564   $7,380
                                             ======   ======   ======   ======
   Shares used to compute basic income per
    share.................................   32,738   30,716   32,472   30,523
   Effect of dilutive securities:
     Stock options........................    2,572    3,871    2,914    3,520
                                             ------   ------   ------   ------
   Shares used to compute basic income per
    share.................................   35,310   34,587   35,386   34,043
                                             ======   ======   ======   ======
   Basic income per share.................   $ 0.03   $ 0.13   $ 0.02   $ 0.24
                                             ======   ======   ======   ======
   Diluted income per share...............   $ 0.03   $ 0.12   $ 0.02   $ 0.22
                                             ======   ======   ======   ======

NOTE 3--COMPOSITION OF INVENTORIES

                                                           June 30, December 31,
                                                             2000       1999
                                                           -------- ------------
                                                              (in thousands)
   Inventories:
     Work in process......................................  $2,951     $1,541
     Finished goods.......................................   1,771      1,675
                                                            ------     ------
                                                            $4,722     $3,216
                                                            ======     ======

                               MMC NETWORKS, INC.

NOTE 4--FINANCING AGREEMENTS AND OTHER COMMITMENTS

   The Company maintains a loan agreement with a bank that allows the Company to borrow up to $10.0 million. Borrowings bear interest at the bank's prime interest rate, which was 9.5% at June 30, 2000. The agreement requires that we comply with certain financial covenants. In the event of default, all outstanding borrowings will accrue interest at a rate of five percentage points above the rate effective immediately prior to a default. There have been no borrowings against the loan agreement since its inception in 1998. The loan agreement expires in May 2001.

   During 1999, the Company entered into an agreement with a software vendor. Under this agreement, the Company committed to pay $3.8 million over 3 years beginning April 1999 in exchange for the use of certain design software. As of June 30, 2000, $2.4 million remains outstanding under this commitment.

NOTE 5--RECENT ACCOUNTING PRONOUNCEMENTS

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133,"Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. It requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income (loss), depending on the type of hedging relationship that exists. In July 1999, the FASB issued SFAS 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. Management does not believe that the adoption of SFAS 133 will have a material impact on its reported operations or financial position.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB) No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. On June 26, 2000, the SEC issued SAB 101B to provide registrants with additional time to implement guidance contained in SAB 101. SAB 101B delays the implementation date of SAB 101 until no later than the Company's fourth fiscal quarter of fiscal 2000. In various areas, including revenue recognition, accounting standards and practices continue to evolve. Additionally, the SEC is preparing to issue interpretative guidance relating to SAB 101, and the FASB's Emerging Issues Task Force continues to address revenue related accounting issues. The management of the Company believes it is in compliance with all of the rules and related guidance as they currently exist. However, any changes to generally accepted accounting principles in these areas could impact the Company's future accounting for its operations.

   In March 2000, the Financial Accounting Standard Board issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB Opinion No. 25 ("APB 25"). FIN 44 clarifies the application of APB 25 for:

  a) the definition of "employee" for the purposes of applying APB 25,

  b) the criteria for determining whether a plan qualifies as a non-compensatory plan,

  c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and

  d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. We believe that the impact of FIN 44 will not have a material effect on our financial position or results of operations of the Company.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
YuniNetworks, Inc.

   We have audited the accompanying balance sheet of YuniNetworks, Inc. (a development stage company) as of March 31, 2000 and the related statements of operations, stockholders' equity, and cash flows for the period from October 8, 1999 (inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of YuniNetworks, Inc. (a development stage company) at March 31, 2000, and the results of its operations and its cash flows for the period from October 8, 1999 (inception) to March 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Diego, California
April 19, 2000

                               YUNINETWORKS, INC.
                         (a development stage company)

                                 BALANCE SHEET

                                 March 31, 2000

                                 ASSETS
                                 ------
Current assets:
  Cash and cash equivalents............................................. $ 4,482,172
  Prepaid expenses......................................................       5,367
                                                                         -----------
      Total current assets..............................................   4,487,539
Property and equipment, net.............................................     739,015
Other assets............................................................     130,254
                                                                         -----------
      Total assets...................................................... $ 5,356,808
                                                                         ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------

Current liabilities:
  Accounts payable...................................................... $   536,729
  Other accrued liabilities.............................................      47,466
                                                                         -----------
      Total current liabilities.........................................     584,195

Commitments (Note 3)

Stockholders' equity:
  Preferred stock, $.001 par value: 15,000,000 shares authorized;
   Series A preferred stock:
    Issued and outstanding--11,000,000 at March 31, 2000;
    Liquidation preference--$5,500,000..................................      11,000
  Common stock, $0.001 par value: 35,000,000 shares authorized;
    Issued and outstanding--11,503,333 shares at March 31, 2000.........      11,504
  Additional paid in capital............................................   8,826,807
  Deferred compensation.................................................  (3,137,681)
  Deficit accumulated during development stage..........................    (939,017)
                                                                         -----------
      Total stockholders' equity........................................   4,772,613
                                                                         -----------
      Total liabilities and stockholders' equity........................ $ 5,356,808
                                                                         ===========

                            See accompanying notes.

                               YUNINETWORKS, INC.
                         (a development stage company)

                            STATEMENT OF OPERATIONS

     For the period from October 8, 1999 (inception) through March 31, 2000

Operating expenses:
  Research and development.......................................  $   757,751
  General and administrative.....................................      252,583
                                                                   -----------
Loss from operations.............................................   (1,010,334)
Interest income..................................................       71,317
                                                                   -----------
Net loss.........................................................  $  (939,017)
                                                                   ===========
Basic and diluted and net loss per share.........................  $      (.10)
                                                                   ===========
Weighted average shares used in computations of basic and diluted
 net loss per share..............................................    9,526,487
                                                                   ===========



                            See accompanying notes.

                              YUNINETWORKS, INC.
                         (a development stage company)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                           Deficit
                                                                                         accumulated
                           Preferred stock      Common stock    Additional                 during        Total
                          ------------------ ------------------  paid-in     Deferred    development stockholders'
                            Shares   Amount    Shares   Amount   capital   compensation     stage       equity
                          ---------- ------- ---------- ------- ---------- ------------  ----------- -------------
Issuance of founders
 common stock at $0.001
 per share for cash on
 October 8, 1999........         --  $   --  10,612,500 $10,613 $      --  $       --     $     --    $   10,613
Issuance of Series A
 preferred stock at
 $0.50 per share for
 cash, net of issuance
 costs of $19,311 on
 December 21, 1999......  11,000,000  11,000        --      --   5,469,689         --           --     5,480,689
Issuance of common stock
 at $0.05 per share for
 cash on February 15,
 2000...................         --      --     125,000     125      6,125         --           --         6,250
Issuance of common stock
 at $0.05 per share for
 cash on March 31,
 2000...................         --      --      50,000      50      2,450         --           --         2,500
Exercise of stock
 options................                        715,833     716     35,076         --           --        35,792
Deferred compensation
 related to stock
 options................         --      --         --      --   3,313,467  (3,313,467)         --           --
Amortization of deferred
 compensation...........         --      --         --      --         --      175,786          --       175,786
Net loss................                                                                   (939,017)    (939,017)
                          ---------- ------- ---------- ------- ---------- -----------    ---------   ----------
Balance at March 31,
 2000...................  11,000,000 $11,000 11,503,333 $11,504 $8,826,807 $(3,137,681)   $(939,017)  $4,772,613
                          ========== ======= ========== ======= ========== ===========    =========   ==========

                            See accompanying notes.

                               YUNINETWORKS, INC.
                         (a development stage company)

                            STATEMENT OF CASH FLOWS

     For the period from October 8, 1999 (inception) through March 31, 2000

Operating activities
Net loss........................................................... $ (939,017)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..................................    120,824
    Amortization of deferred compensation..........................    175,786
    Changes in operating assets and liabilities:
  Prepaid expenses and other current assets........................     (5,367)
  Other assets.....................................................   (130,254)
  Accounts payable.................................................    536,729
  Other accrued liabilities........................................     47,466
                                                                    ----------
        Net cash used in operating activities......................   (193,833)

Investing activities
Purchases of property and equipment................................   (859,839)
                                                                    ----------
Net cash used in investing activities..............................   (859,839)

Financing activities
Issuance of common stock for exercise of stock options.............     35,792
Issuance of preferred stock........................................  5,480,689
Issuance of common stock...........................................     19,363
                                                                    ----------
Net cash provided by financing activities..........................  5,535,844
                                                                    ----------
Net increase in cash and cash equivalents..........................  4,482,172
Cash and cash equivalents at beginning of period...................        --
                                                                    ----------
Cash and cash equivalents at end of period......................... $4,482,172
                                                                    ==========


                            See accompanying notes.

                               YUNINETWORKS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of Business

   YuniNetworks, Inc. (the "Company") was organized under the laws of the state of Delaware. The Company specializes in providing scalable terabit switching fabric technology.

   As of March 31, 2000, the Company has not initiated its commercial operations, accordingly, the Company is considered to be in the development stage.

 Basis of Presentation

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has been engaged in organizational activities, including recruiting personnel, establishing office facilities, research and development and obtaining financing. Through March 31, 2000, the Company has incurred accumulated losses of $939,017. Successful completion of the Company's development program and its transition to attaining profitable operations is dependent upon obtaining financing adequate to complete its product development and the successful market introduction of its products and services. In December 1999, the Company raised proceeds of $5,500,000 from the sale of shares of Series A preferred stock. Management believes that these funds will be adequate to meet the Company's working capital requirements through March 31, 2001.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less from the date of purchase. As of March 31, 2000, the Company has not experienced any losses on its cash and cash equivalents.

 Fair Value of Financial Instruments

   The carrying value of cash, cash equivalents, accounts payable and accrued liabilities approximates fair value.

 Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (one to five years).

 Long-Lived Assets

   The Company investigates potential impairments of its long-lived assets when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss

                               YUNINETWORKS, INC.

is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company has not identified any such losses.

 Research and Development

   Research and development costs are expensed as incurred.

 Stock Options

   SFAS No. 123, Accounting for Stock-Based Compensation, and EITF 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of the stock determined as of the grant date, and is recognized over the periods in which the related services are rendered. Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest. SFAS No. 123 also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Board (APB) Opinion No. 25 to account for stock-based compensation. The Company has decided to retain the intrinsic value based method, and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

   Deferred compensation for options and warrants granted to non-employees has been determined at the grant date in accordance with SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, and has been recorded at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Such deferred compensation is recognized over the period the related services are rendered.

 Comprehensive Income

   The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income (loss). Comprehensive loss for the period ended March 31, 2000 did not differ from reported net loss.

 Net Loss Per Share

   The Company computes net loss per share in accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (or SAB) No. 98. Under the provisions of SFAS No. 128, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. For purpose of this calculation, common stock subject to repurchase by the Company and options are considered common stock equivalents. As the Company reported a loss for the

                               YUNINETWORKS, INC.

period ended March 31, 2000, all common stock equivalents have been excluded from the computation since the effect would be antidilutive.

   Under the provision of SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

 Income Taxes

   Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

 Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. The Statement will require the recognition of all derivatives on the Company's balance sheet at fair value. The Financing Accounting Standards Board has subsequently delayed implementation of the standard for the financial years beginning after June 15, 2000. The Company expects to adopt the new Statement effective April 1, 2001. The impact on the Company's financial statements is not expected to be material.

2. Property and Equipment

   Property and equipment is summarized as follows at March 31, 2000:

   Purchased software................................................ $ 669,447
   Furniture and fixtures............................................    46,854
   Computer equipment................................................   143,538
                                                                      ---------
                                                                        859,839
   Less accumulated depreciation and amortization....................  (120,824)
                                                                      ---------
                                                                      $ 739,015
                                                                      =========

3. Commitments

   The Company leases its facilities under operating leases that expire in December 2002. Rent expense was $48,856 for the period from October 8, 1999 (inception) through March 31, 2000. At March 31, 2000 annual minimum future payments under the operating leases are as follows:

                                                                       Operating
                                                                         Lease
                                                                       ---------
   2000............................................................... $176,893
   2001...............................................................  200,481
   2002...............................................................  154,543
                                                                       --------
     Total future lease payments...................................... $531,917
                                                                       ========

                               YUNINETWORKS, INC.

   The Company licensed certain patent rights from the University of California. Under the terms of the agreement, the Company paid an initial license fee of $75,000 and to maintain the rights must make annual payments of $10,000 on each March 14, 2001 and 2002 and $40,000 on each March 14 thereafter for the life of the patents. Additionally, the Company must pay to the University of California a stated portion of any sublicense revenues or royalties earned by the Company from the patented technology.

4. Stockholders' Equity

 Common Stock

   Founders and employees have purchased 11,090,833 shares (including 590,833 from option exercises of common stock at prices ranging from $.001 and $.05 per share, 9,997,083 of which are subject to repurchase as of March 31, 2000). The Company has the option to repurchase, at the original price, unvested shares in the event of termination of employment. Shares issued under these agreements generally vest over four years. In March 2000, the Company entered into new employment agreements with two of its founders whereby 10,500,000 shares of common stock purchased by such founders upon the formation of the Company became subject to vesting restrictions. The Company has entered into an employment agreement with one of the founders whereby a portion of the unvested founder's stock will automatically become vested upon a change in control, as defined. A total of 2,750,000 shares are subject to the acceleration provisions. The actual percent that is accelerated is dependent upon the sales price of the Company and the date of sale and can range from a minimum of 50% to a maximum of 100%.

 Stock Options

   The Company adopted the 1999 Equity Incentive Plan (the "Plan") and reserved 3,387,500 shares of common stock for grants under the Plan. The Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase restricted stock to employees, directors, or consultants of the Company. The Plan provides that incentive stock options will be granted only to employees at no less than the fair value of the Company's common stock (no less than 85% of the fair value for nonstatutory stock options), as determined by the Board of Directors at the date of the grant. Options generally vest 25% one year from date of grant and ratably each month thereafter for a period of 36 months and expire up to ten years from date of grant.

   Certain option grants under the Plan are subject to an early exercise provision. Common shares obtained on early exercise of unvested options are subject to repurchase by the Company at the original issue price and will vest according to the respective option agreement. At March 31, 2000 there were 590,833 exercised shares outstanding due to early exercise of the options that are subject to repurchase by the Company.

   A summary of the Company's stock option activity, and related information for the period ended March 31, 2000 follows:

                                                      Weighted-
                                                       Average
                                                       Options    Exercise Price
                                                      ----------  --------------
   Outstanding at October 8, 1999.................... $      --       $ --
   Granted...........................................  2,437,300      $0.05
   Exercised.........................................   (715,833)     $0.05
   Cancelled.........................................        --         --
                                                      ----------      -----
   Outstanding at March 31, 2000..................... $1,721,467      $0.05
                                                      ==========      =====

                               YUNINETWORKS, INC.

   The weighted-average fair value of options granted during the period ended March 31, 2000 was $0.05 and the weighted-average remaining contractual life of these options is 9.5 years.

   Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the dates of grant using the minimum value option pricing model with the following weighted-average assumptions: (a) weighted average risk-free interest rate of 6.25%, (b) expected dividend yield of 0%, and (c) five year estimated life of the options.

   The effect of applying the minimum value of SFAS 123 to the stock options for the period ended March 31, 2000, was not materially different from the reported amount. Therefore, such pro forma information is not presented herein. The effects of applying Statement 123 for pro forma disclosure is not likely to be representative of the pro forma effect on net income in future years.

 Deferred Compensation

   Through March 31, 2000, the Company recorded deferred compensation for the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the deemed fair value for financial statement presentation purposes of the Company's common stock at the date of issuance or grant. The deferred compensation will be amortized over the vesting period of the related restricted stock or options, which is generally four years.

 Convertible Preferred Stock

   In December 1999, the Company issued an aggregate of 11,000,000 shares of Series A preferred stock with net proceeds of $5,480,689. The holders of the Series A preferred stock are entitled to receive cash dividends at a rate of seven percent of the original purchase price per annum. The dividends on preferred stock are noncumulative and payable when and if declared by the Board of Directors.

   The holders of the Series A preferred stock may at any time elect to convert any or all shares into common shares of the Company at the then applicable conversion rate, subject to certain antidilutive adjustments. Each share is automatically converted into common stock, at the then applicable conversion rate, upon the closing of a firmly underwritten public offering of shares of common stock of the Company at a total offering not less than $20,000,000. As of March 31, 2000 each share of preferred stock is convertible into one share of common stock. Each holder of Series A preferred stock is entitled to one vote for each share of common stock into which such convertible preferred share would convert.

   The holders of Series A preferred stock are entitled to receive liquidation preferences in an amount equal to such shares original purchase price plus all declared and unpaid dividends, prior and in preference to any distribution of assets to the holders of common stock.

                               YUNINETWORKS, INC.

 Shares Reserved for Future Issuance

   The following common stock is reserved for future issuance as of March 31:

                                                                         2000
                                                                      ----------
   Conversion of preferred stock..................................... 11,000,000
   Stock options issued and outstanding..............................  1,721,467
   Authorized for future grants......................................    950,200
   Common stock authorized for sale, not issued......................    240,000
                                                                      ----------
                                                                      13,911,667
                                                                      ==========

5. Income Taxes

   At March 31, 2000, the Company has federal and state tax net operating loss carryforwards of approximately $686,000 and $343,000, respectively. The federal and state tax loss carryforwards will begin expiring in 2019 and 2007, respectively, unless previously utilized.

   Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited in the event of a cumulative change in ownership of more than 50% within a three year period; however, the Company does not believe that this will significantly impact the utilization of the tax carryforwards.

   Significant components of the Company's deferred tax assets as of March 31, 2000 are shown below. A valuation allowance has been recognized to offset the deferred tax assets, as realization of such assets is uncertain.

                                                                      March 31,
                                                                        2000
                                                                      ---------
   Deferred tax assets:
   Net operating loss carryforwards.................................. $ 260,000
                                                                      ---------
   Total deferred tax assets.........................................   260,000
   Valuation allowance for deferred tax assets.......................  (260,000)
                                                                      ---------
   Net deferred taxes................................................ $     --
                                                                      =========

6. Subsequent Events

   On April 18, 2000, the Company entered into a definitive agreement to be acquired by Applied Micro Circuits Corporation (AMCC). Under the terms of the agreement, AMCC will issue up to 2,250,000 shares of its common stock for all outstanding shares of the Company's preferred stock and common stock, including shares issuable upon exercise of outstanding options.

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                       Applied Micro Circuits Corporation
                            a Delaware corporation;

                           Mercury Acquisition Corp.,
                          a Delaware corporation; and

                              MMC Networks, Inc.,
                             a Delaware corporation

                           -------------------------

                          Dated as of August 28, 2000

                           -------------------------

                               Table Of Contents

                                                                            Page
                                                                            ----

 SECTION 1. Description of Transaction..................................... A- 1

    1.1  Merger of Merger Sub into the Company............................  A- 1

    1.2  Effect of the Merger.............................................  A- 1

    1.3  Closing; Effective Time..........................................  A- 1

    1.4  Certificate of Incorporation and Bylaws; Directors...............  A- 2

    1.5  Conversion of Shares.............................................  A- 2

    1.6  Closing of the Company's Transfer Books..........................  A- 3

    1.7  Exchange of Certificates.........................................  A- 3

    1.8  No Appraisal Rights..............................................  A- 4

    1.9  Tax Consequences.................................................  A- 4

    1.10 Further Action...................................................  A- 4

 SECTION 2. Representations and Warranties of the Company.................. A- 4

    2.1  Due Organization; Subsidiaries...................................  A- 4

    2.2  Authority; Binding Nature of Agreement...........................  A- 5

    2.3  Capitalization, Etc. ............................................  A- 5

    2.4  SEC Filings; Financial Statements................................  A- 6

    2.5  Absence of Changes...............................................  A- 7

    2.6  Proprietary Assets...............................................  A- 8

    2.7  Contracts........................................................  A- 9

    2.8  Sale of Products; Performance of Services........................  A-10

    2.9  Liabilities......................................................  A-10

    2.10 Compliance with Legal Requirements...............................  A-10

    2.11 Governmental Authorizations......................................  A-10

    2.12 Tax Matters......................................................  A-11

    2.13 Employee and Labor Matters; Benefit Plans........................  A-11

    2.14 Environmental Matters............................................  A-14

    2.15 Legal Proceedings; Orders........................................  A-14

    2.16 Vote Required....................................................  A-14

    2.17 Non-Contravention; Consents......................................  A-14

    2.18 Fairness Opinion.................................................  A-15

    2.19 Financial Advisor................................................  A-15

    2.20 Takeover Statutes................................................  A-15

    2.21 Full Disclosure..................................................  A-15

 SECTION 3. Representations and Warranties of Parent and Merger Sub........ A-16

    3.1  Due Organization; Subsidiaries...................................  A-16

    3.2  Authority; Binding Nature of Agreement...........................  A-16

                               Table Of Contents
                                  (continued)

                                                                            Page
                                                                            ----

    3.3  Capitalization, Etc. ............................................  A-16

    3.4  SEC Filings; Financial Statements................................  A-17

    3.5  Absence of Changes...............................................  A-17

    3.6  Non-Contravention; Consents......................................  A-18

    3.7  Liabilities......................................................  A-18

    3.8  Compliance with Legal Requirements...............................  A-18

    3.9  Governmental Authorizations......................................  A-18

    3.10 Environmental Matters............................................  A-18

    3.11 Legal Proceedings; Orders........................................  A-19

    3.12 Full Disclosure..................................................  A-19

 SECTION 4. Certain Covenants of the Company............................... A-19

    4.1  Operation of the Company's Business..............................  A-19

    4.2  No Solicitation..................................................  A-21

 SECTION 5. Additional Covenants of the Parties............................ A-22

    5.1  Registration Statement; Proxy Statement..........................  A-22

    5.2  Company Stockholders' Meeting....................................  A-22

    5.3  Regulatory Approvals.............................................  A-23

    5.4  Stock Options....................................................  A-24

    5.5  Employee Benefits................................................  A-24

    5.6  Indemnification of Officers and Directors........................  A-25

    5.7  Additional Agreements............................................  A-25

    5.8  Disclosure.......................................................  A-27

    5.9  Tax Matters......................................................  A-27

    5.10 Listing..........................................................  A-27

    5.11 Access and Investigation.........................................  A-27

    5.12 Exemption from Liability Under Section 16(b).....................  A-27

    5.13 Board of Directors of Parent.....................................  A-28

 SECTION 6. Conditions Precedent to Obligations of Parent and Merger Sub... A-28

    6.1  Accuracy of Representations......................................  A-28

    6.2  Performance of Covenants.........................................  A-28

    6.3  Effectiveness of Registration Statement..........................  A-29

    6.4  Stockholder Approval.............................................  A-29

    6.5  Agreements and Documents.........................................  A-29

    6.6  No Material Adverse Effect.......................................  A-29

    6.7  HSR Act..........................................................  A-29

    6.8  No Restraints....................................................  A-29

    6.9  No Governmental Litigation.......................................  A-29

                               Table Of Contents
                                  (continued)

                                                                            Page
                                                                            ----

 SECTION 7. Conditions Precedent to Obligation of the Company.............. A-29

    7.1  Accuracy of Representations......................................  A-29

    7.2  Performance of Covenants.........................................  A-30

    7.3  Effectiveness of Registration Statement..........................  A-30

    7.4  Stockholder Approval.............................................  A-30

    7.5  Documents........................................................  A-30

    7.6  No Material Adverse Effect.......................................  A-30

    7.7  HSR Act..........................................................  A-30

    7.8  Listing..........................................................  A-30

    7.9  No Restraints....................................................  A-30

    7.10 No Governmental Litigation.......................................  A-30

 SECTION 8. Termination.................................................... A-31

    8.1  Termination......................................................  A-31

    8.2  Effect of Termination............................................  A-32

    8.3  Expenses; Termination Fees.......................................  A-32

 SECTION 9. Miscellaneous Provisions....................................... A-33

    9.1  Amendment........................................................  A-33

    9.2  Waiver...........................................................  A-33

    9.3  No Survival of Representations and Warranties....................  A-33

    9.4  Entire Agreement; Counterparts...................................  A-33

    9.5  Applicable Law; Jurisdiction.....................................  A-33

    9.6  Attorneys' Fees..................................................  A-34

    9.7  Assignability....................................................  A-34

    9.8  Notices..........................................................  A-34

    9.9  Construction.....................................................  A-35

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

   This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of August 28, 2000, by and among Applied Micro Circuits Corporation, a Delaware corporation ("Parent"); Mercury Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and MMC Networks, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    Recitals

   A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

   B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

   D. In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement: (i) certain stockholders of the Company are executing voting agreements in favor of Parent (the "Company Stockholder Voting Agreements"); and (ii) certain key employees of the Company are executing employment and noncompetition agreements with Parent and Merger Sub.

                                   Agreement

   The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. Description of Transaction

   1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

   1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

   1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the second business day after the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 shall have been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the "Certificate of Merger") shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the "Effective Time").

   1.4 Certificate of Incorporation and Bylaws; Directors. Unless otherwise determined by Parent prior to the Effective Time:

   (a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time;

   (b) the Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect immediately prior to the Effective Time; and

   (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time.

   1.5 Conversion of Shares.

   (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the
Company:

       (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the treasury of the Company) shall cease to exist, and no consideration shall be delivered in exchange therefor;

       (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall cease to exist, and no consideration shall be delivered in exchange therefor;

       (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(c), 1.5(d) and 1.5(e), each share of Company Common Stock then outstanding shall be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Exchange Ratio (as defined in Section 1.5(b)); and

       (iv) each share of the Common Stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of Common Stock of the Surviving Corporation.

   (b) For purposes of this Agreement the "Exchange Ratio" (as such Exchange Ratio may be adjusted in accordance with Section 1.5(c)) shall be .619; provided however, the maximum number of shares of Common Stock which Parent shall be obligated to issue in connection with the Merger shall be no more than 20% of the number of shares of Parent Common Stock outstanding as of the Effective Time.

   (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into, or there is a record date for a transaction in which the outstanding shares of Company Common Stock or Parent Common Stock will be changed into, a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

   (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

   (e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on The Nasdaq National Market on the date the Merger becomes effective.

   1.6 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

   1.7 Exchange of Certificates.

   (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time and in any event within three (3) business days, Parent shall deposit with the Exchange Agent (i) a sufficient number of certificates to cover the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(e). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

   (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

   (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

   (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

   (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

   (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

   1.8 No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders of shares of Company Common Stock in connection with the Merger.

   1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company

   The Company represents and warrants to Parent and Merger Sub (subject to such exceptions or qualifications as are disclosed in writing in the disclosure schedule supplied by the Company to Parent dated as of the date hereof (the "Company Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify only those representations and warranties of the Company contained in the section of this Agreement corresponding to the part or section reference of the Company Disclosure Schedule where such disclosure appears and such exceptions or qualifications shall not be deemed to be an exception to, or qualify, any other representation or warranty) as follows:

   2.1 Due Organization; Subsidiaries. Each of the Acquired Corporations (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on any of the Acquired Corporations. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Corporations, including all amendments thereto. The Company has no Subsidiaries, except for the corporations identified in Part 2.1 of the Company Disclosure Schedule. (The Company and each of its Subsidiaries are collectively referred to herein as the "Acquired Corporations"). None of the Acquired Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than (i) the Company's interest in its Subsidiaries identified in Part 2.1 of the Company Disclosure Schedule, or
(ii) any interest in any publicly traded company held for investment and comprising less than five percent of the outstanding capital stock of such company. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

   2.2 Authority; Binding Nature of Agreement. Subject to obtaining the requisite approval of the Company's stockholders in accordance with the DGCL, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Company Stockholder Voting Agreements, the Board of Directors of the Company approved the Company Stockholder Voting Agreements and the transactions contemplated thereby. As a result of the approval of this Agreement and the Merger by the Board of Directors of the Company, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

   2.3 Capitalization, Etc.

   (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Preferred Stock, par value $.001 per share. As of August 24, 2000, 33,109,850 shares of Company Common Stock have been issued and are outstanding and no shares of the Company's Preferred Stock have been issued or are outstanding. No shares of capital stock of the Company are held in the Company's treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company and there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

   (b) As of August 24, 2000: (i) 931,137 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1993 Stock Plan; (ii) 5,621,826 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1997 Stock Plan; (iii) 130,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's Director Option Plan; and
(iv) 577,664 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1997 Employee Stock Purchase Plan (the "Company ESPP"), 52,670 of which are subject to issuance pursuant to stock options granted and outstanding under the Company ESPP. (Stock options granted by the Company pursuant to the 1993 Stock Plan, the 1997 Stock Plan and the 1997 Director Stock Plan are referred to collectively herein as "Company Options.")
Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted;
(vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options to the extent such plans or agreements have not been filed as exhibits to the Company SEC Documents (as defined in Section 2.4(a)).

   (c) Except as set forth in Sections 2.3(a) or 2.3(b), as of the date hereof there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

   (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

   2.4 SEC Filings; Financial Statements.

   (a) The Company has made available to Parent all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 1999 (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since December 31, 1999 have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The financial statements (including any related notes) contained in the Company SEC Documents (the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, "Company Balance Sheet" means that consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2000 set forth in the Company's Quarterly Report on Form 10-Q filed with the SEC and the "Company Balance Sheet Date" means June 30, 2000.

   2.5 Absence of Changes. Since the Company Balance Sheet Date:

   (a) each of the Acquired Corporations has operated its respective business in the ordinary course and consistent with past practices;

   (b) there has not been any event that has had a Material Adverse Effect on the Acquired Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

   (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options),
(B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(c) of the Company Disclosure Schedule), or (C) any instrument convertible into or exchangeable for any capital stock or other security; (iv) received any Acquisition Proposal from any Person (other than Parent); (v) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Company Balance Sheet Date exceeds $250,000 in the aggregate; (vi) changed any of its methods of accounting or accounting practices, except as required by generally accepted accounting principles;
(vii) made any material Tax election; or (viii) commenced or settled any material Legal Proceeding;

   (d) none of the Acquired Corporations has (i) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Employee Plans (as defined in Section 2.13(a)) or any material provision of any agreement evidencing any outstanding Company Option; (ii) established or adopted any Company Employee Plan; (iii) caused or permitted any Company Employee Plan to be amended in any material respect; or
(iv) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

   (e) there has been no amendment to the certificate of incorporation or bylaws of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

   (f) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it which are material to the Acquired Corporations to become bound by any Contract, or (ii) amended or terminated, or waived any right or remedy under, any Material Contract (as defined in Section 2.7); and

   (g) none of the Acquired Corporations has (i) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished, any right which is material to the Acquired Corporations or other asset which is material to the Acquired Corporations to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business and consistent with past practices; (ii) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business or (iii) guaranteed any indebtedness for borrowed money.

   2.6 Proprietary Assets.

   (a) As of the date hereof, Part 2.6(a)(i) of the Company Disclosure Schedule sets forth all U.S. and foreign patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications owned by any of the Acquired Corporations. As of the date hereof,
Part 2.6(a)(ii) of the Company Disclosure Schedule identifies any ongoing royalty or payment obligations in excess of $100,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to any of the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to any Acquired Corporation under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Assets identified or required to be identified in Part 2.6(a)(i) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Acquired Corporation Proprietary Asset subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.6(a)(ii) of the Company Disclosure Schedule. None of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations and with respect to which such other Person has any rights. There is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations.

   (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) each current or former employee of any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any Acquired Corporation Proprietary Asset has executed and delivered to such Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant and independent contractor to any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any Acquired Corporation Proprietary Asset has executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

   (c) To the best of the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products, systems, software, computer, source code, models, algorithm, formula, inventions, designs or technology that has been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, or has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (iv) none of the Acquired Corporations has received any notice or other communication (in writing) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset. The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its business in the manner in which such business has been and is being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Asset to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

   2.7 Contracts.

   (a) Part 2.7 of the Company Disclosure Schedule identifies each Acquired Corporation Contract not filed as an exhibit to the Company SEC Documents that, as of the date hereof, constitutes a "Material Contract". For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

      (i) any Contract that is required by the rules and regulations of the SEC to be described in the Company SEC Documents or to be filed as an exhibit thereto;

      (ii) any Contract relating to the employment of any employee, and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $50,000, to any current or former employee or director or any Contract which provides for the acceleration of vesting of any options or acceleration of other rights to acquire shares of Company Common Stock;

      (iii) any Acquired Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Acquired Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public at a cost of no more than $50,000, or (B) any material Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

      (iv) any Contract which provides for indemnification of any officer, director, employee or agent;

      (v) any Contract imposing any restriction on the right or ability of any Acquired Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (C) develop or distribute any material technology, (D) make, have made, use or sell any current products or products under development, or (E) acquire any capital stock or other security of any Person;

      (vi) any contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

      (vii) any other Contract, if a breach of such Acquired Corporation Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and

      (viii) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction.

   (b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company, and to the Company's knowledge, against the other party thereto, subject to

(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has delivered to Parent an accurate and complete copy of each Material Contract. The Company is not a party to any "standstill" or similar agreement prohibiting any Person from acquiring any equity securities of the Company.

   (c) None of the Acquired Corporations has violated or breached, or committed any default under, any Material Contract, and, to the Company's knowledge, no other Person has violated or breached, or committed any default under, any Material Contract.

   (d) To the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) give any Person the right to declare a default or exercise any remedy under any Material Contract; (ii) give any person the right to receive or require a significant rebate, significant chargeback, significant penalty or significant change in delivery schedule under any Material Contract;
(iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract in each case, in a manner that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

   2.8 Sale of Products; Performance of Services. Each product sold or licensed by any of the Acquired Corporations to any Person conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements at the time it was sold except to the extent that any nonconformance or noncompliance would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations.

   2.9 Liabilities. As of the date of this Agreement, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Company Balance Sheet; and (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices which have not resulted in any material increase in the Company's liabilities from those disclosed or provided for in the Company Balance Sheet or in the related notes.

   2.10 Compliance with Legal Requirements. Each of the Acquired Corporations is, and at all times since December 31, 1999 has been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since December 31, 1999, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except where such violation or noncompliance would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

   2.11 Governmental Authorizations. Each of the Acquired Corporations holds all material Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since December 31, 1999 has been, in compliance with the terms and requirements of such Governmental Authorizations except where the failure to comply with such terms and requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, since December 31, 1999, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

   2.12 Tax Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations, all Tax Returns required to be filed by or on behalf of any of the Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (a) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (b) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation other than an extension resulting from the filing of a Tax Return after its due date in the ordinary course of business. No claim or Legal Proceeding is pending or, to the Company's knowledge, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162m of the Code. There is no agreement, plan, arrangement or Contract whereby the Company would be obligated to pay any excise taxes due from any employee of the Company. None of the Acquired Corporations is a party to any Contract to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract, including any obligation arising by reason of Treasury Regulations
Section 1.1502-6, and none of the Acquired Corporations has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Acquired Corporations have made any distribution of stock of any "controlled corporation," as that term is defined by Section 355(a)(1) of the Code.

   2.13 Employee and Labor Matters; Benefit Plans.

   (a) Part 2.13(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, perquisites, fringe benefits and other similar benefit plans, programs or arrangements (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any foreign or domestic former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries) of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the

Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA, as well as each plan with respect to which any of the Acquired Corporations could incur liability under Title IV of ERISA or Section 412 of the Code (collectively, the "Company Employee Plans"). The Company has made available to Parent, in a reasonable time, place and manner, copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Employee Plan required to make such filing, (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under
Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (vi) financial and other information regarding current and projected liabilities with respect to each Company Employee Plan for which the filings described in (ii), (iii) or
(iv) above are not required under ERISA.

   (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject any of the Acquired Corporations, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to have a Material Adverse Effect on any of the Acquired Corporations; (iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with all applicable Legal Requirements, and may by their terms be amended and/or terminated at any time subject to applicable Legal Requirements and the terms of each Company Employee Plan, and each of the Acquired Corporations has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Company Employee Plan, and none of the Acquired Corporations has any knowledge of any default or violation by any other Person with respect to, any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), and, to the Company's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to any Acquired Corporation nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day notice requirement has not been waived; and (viii) none of the Acquired Corporations has incurred or reasonably expects to incur any material liability under Title IV of ERISA including, without limitation, any material liability arising out of or resulting from an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course).

   (c) (i) The PBGC has not instituted proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "Company Defined Benefit Plan"); (ii) the Company Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto; (iii) as of January 1, 1999, the present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Company Defined Benefit Plans, determined on an ongoing basis using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan's most recently completed fiscal year, does not exceed by more than $1,000,000 the value of the Company Defined Benefit Plans' assets and to the knowledge of the Company, nothing has occurred since the end of the most recently completed fiscal year that would adversely affect the funding status of such plans; (iv) all applicable premiums required to be paid to the PBGC with respect to the Company Defined Benefit Plans have been paid;
(v) no facts or circumstances exist with respect to any Company Defined Benefit Plan which would give rise to a lien on the assets of any Acquired Corporation under Section 4068 of ERISA or otherwise; and (vi) as of the date hereof, substantially all of the assets of the Company Defined Benefit Plans are readily marketable securities or insurance contracts.

   (d) (i) None of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock; (ii) since December 31, 1998, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; (iv) no person will be entitled to any severance benefits under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement; and (v) none of the Acquired Corporations will be denied an income tax deduction pursuant to Section 162(m) or 280G of the Code.

   (e) Each Company Employee Plan covering non-U.S. employees (a "Company International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Legal Requirements (including any special provisions relating to registered or qualified plans where such Company International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded Company International Plan, if any, (or the liability of each funded Company International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Company International Plan.

   (f) The fiduciary liability insurance policies in effect covering the fiduciaries of the Company Employee Plans (including the Acquired Corporations) are set forth on Part 2.13(f) of the Company Disclosure Schedule.

   (g) (i) there are no controversies pending or, to the knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective employees, which controversies have had, or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations; (ii) none of the Acquired Corporations is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by any of the Acquired Corporations which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations, nor does the Company know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) none of the Acquired Corporations is in breach of any material collective bargaining agreement or other labor union contract, nor has any knowledge of any activities or proceedings of any labor unions to organize employees, or of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees (foreign or domestic) of any of the

Acquired Corporations which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations. The Company is not obligated to make any payments or provide any benefits to any Person under the Worker Adjustment and Retraining Notification Act of 1988, as amended.

   2.14 Environmental Matters. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Company's knowledge, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. Except as to the Company, to the Company's knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. To the Company's knowledge, all property that is or has been leased to, controlled by or used by the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature and none of the Acquired Corporations has any liability for any clean-up or remediation under any Environmental Law or the exposure of any individual to Materials of Environmental Concern. All property that is leased to, controlled by or used by any of the Acquired Corporations is free of any asbestos or asbestos-containing material.

   2.15 Legal Proceedings; Orders. Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations or to materially delay or interfere with the consummation of the Merger: (i) there is no pending Legal Proceeding and, to the Company's knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; and
(ii) there is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject.

   2.16 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and otherwise approve the Merger and the other transactions contemplated by this Agreement.

   2.17 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger by the Company or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

   (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of any of the Acquired Corporations or any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

   (b) result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

   (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations, except where the contravention of, conflict with or violation of, any such terms or requirements would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations; or

   (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any Material Contract, or (iv) cancel, terminate or modify any term of any Material Contract, except in each case where the contravention of, conflict with, or violation or breach of any such provision would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

   Except as may be required by the Exchange Act, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Proxy Statement) none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case, where the failure to make any filing, give any notice or obtain any Consent would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

   2.18 Fairness Opinion. The Company's board of directors has received the opinion of Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), financial advisor to the Company, to the effect that, as of the date of this Agreement, the exchange ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. The Company will furnish an accurate and complete copy of the written confirmation of such opinion to Parent as soon as reasonably practicable after the date hereof.

   2.19 Financial Advisor. Except for the amounts payable to Credit Suisse First Boston ("CSFB") under that certain agreement dated June 6, 2000 by and between the Company and CSFB, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Credit Suisse First Boston.

   2.20 Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement.

   2.21 Full Disclosure.

   (a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 3. Representations and Warranties of Parent and Merger Sub

   Parent and Merger Sub represent and warrant to the Company (subject to such exceptions or qualifications as are disclosed in writing in the disclosure schedule supplied by Parent to the Company dated as of the date hereof (the "Parent Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify only those representations and warranties of Parent and Merger Sub contained in the section of this Agreement corresponding to the part or section reference of the Parent Disclosure Schedule where such disclosure appears, and such exceptions or qualifications shall not be deemed to be an exception to, or qualify, any other representation or warranty) as follows:

   3.1 Due Organization; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Contracts by which it is bound. Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub, taken as a whole.

   3.2 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement (except that Parent will need to amend its certificate of incorporation to increase the authorized member of shares of Parent Common Stock prior to the Effective Time). The Board of Directors of Parent (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub, as the case may be, in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.3 Capitalization, Etc.

   (a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 180,000,000 shares of Parent Common Stock; and (ii) 2,000,000 shares of Preferred Stock, $.01 par value per share. As of August 24, 2000, 125,768,295 shares of Parent Common Stock have been issued and are outstanding and no shares of Parent's Preferred Stock have been issued or are outstanding. As of the date hereof, no shares of capital stock of Parent are held in Parent's treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

   (b) As of August 24, 2000: (i) 15,482,750 shares of Parent Common Stock are subject to issuance pursuant to stock options granted and outstanding under Parent's 1992 Stock Option Plan; (ii) 391,666 shares of Parent Common Stock are subject to issuance pursuant to stock options granted and outstanding under Parent's 1997 Directors' Stock Option Plan; (iii) 2,664 shares of Parent Common Stock are subject to issuance pursuant to stock options granted and outstanding Parent's 1982 Employee Incentive Stock Option Plan; (iv) 225,201 shares of Parent Common Stock are subject to issuance pursuant to Parent's Cimaron 1998 Stock Incentive Plan; (v) 3,697,029 shares of Parent Common Stock are subject to issuance pursuant to stock options granted and outstanding Parent's 2000 Equity Incentive Plan; (vi) 133,722 shares of Parent Common Stock are subject to stock options granted and outstanding under Parent's YuniNetwork's 1999 Equity Incentive Plan; and (vii) 53,328 shares of Parent Common Stock are subject to issuance under various other outstanding stock option agreements. In addition as of August 24, 2000, (i) 24,504 shares of Parent Common Stock are reserved for issuance pursuant to Parent's 1997 Employee Stock Purchase Plan, and (ii) 1,163,858 shares are reserved for issuance under Parent's 1998 Employee Stock Purchase Plan. (Stock options granted by Parent pursuant to the 1992 Stock Option Plan, 1997 Directors' Stock Option Plan, 1982 Employee Incentive Stock Option Plan, Parent's Cimaron 1998 Stock Incentive Plan, Parent's 2000 Equity Incentive Plan and other options outstanding to purchase Parent Common Stock are referred to collectively herein as "Parent Options").

   (c) Except as set forth in Sections 3.3(a) or 3.3(b), as of August 24, 2000, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

   (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

   3.4 SEC Filings; Financial Statements.

   (a) Parent has made available to the Company all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 1999 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since December 31, 1999 have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The financial statements (including any related notes) contained in the Parent SEC Documents (the "Parent Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and
(iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, "Parent Balance Sheet" means that consolidated balance sheet of Parent as of December 31, 1999 set forth in Parent's Annual Report on Form 10-K filed with the SEC and the "Parent Balance Sheet Date" means December 31, 1999.

   3.5 Absence of Changes. Since the Parent Balance Sheet Date:

   (a) there has not been any event that has had a Material Adverse Effect on Parent, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on Parent;

   (b) Parent has operated its business in the ordinary course and consistent with past practices; and

   (c) there has been no amendment to the certificate of incorporation or bylaws of Parent (other than an amendment to Parent's certificate of incorporation increasing the authorized number of shares of Parent Common Stock to 630,000,000).

   3.6 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub by Parent nor the consummation by Parent and Merger Sub of the Merger will directly or indirectly (with or without notice or lapse of time) (a) conflict with or result in any breach of any provision of the certificate of incorporation (assuming such certificate of incorporation is amended to increase the number of shares of Parent Common Stock reserved thereunder sufficient to consummate the Merger) or bylaws of Parent or Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

   3.7 Liabilities. As of the date of this Agreement, Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Parent Balance Sheet; and (b) normal and recurring liabilities that have been incurred by Parent since the Parent Balance Sheet Date in the ordinary course of business and consistent with past practices which have not resulted, in the aggregate, in any material increase in Parent's liabilities from those disclosed or provided for in the Parent Balance Sheet or in the related notes.

   3.8 Compliance with Legal Requirements. Parent is, and at all times since December 31, 1999 has been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Since December 31, 1999, Parent not has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except where such violation or noncompliance would not reasonably be expected to have a Material Adverse Effect on Parent.

   3.9 Governmental Authorizations. Parent holds all material Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted. All such Governmental Authorizations are valid and in full force and effect. Parent is, and at all times since December 31, 1999 has been, in compliance with the terms and requirements of such Governmental Authorizations except where the failure to comply with such terms and requirements has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, since December 31, 1999, Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

   3.10 Environmental Matters. Parent is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Parent has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to Parent's knowledge, there are no circumstances that may prevent or interfere with the compliance by Parent with any Environmental Law in the future. To Parent's knowledge, no current or prior owner of any property leased or controlled by Parent has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of Parent is not in compliance with any

Environmental Law. To Parent's knowledge, all property that is or has been leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature and Parent has no liability for any clean-up or remediation under any Environmental Law or the exposure of any individual to Materials of Environmental Concern. All property that is leased to, controlled by or used by Parent is free of any asbestos or asbestos-containing material.

   3.11 Legal Proceedings; Orders. Except as would not reasonably be expected to have a Material Adverse Effect on Parent or to materially delay or interfere with the consummation of the Merger: (i) there is no pending Legal Proceeding and, to Parent's knowledge, no Person has threatened to commence any Legal Proceeding, that involves Parent or any of the assets owned or used by Parent; and (ii) there is no order, writ, injunction, judgment or decree to which Parent, or any of the material assets owned or used by Parent, is subject.

   3.12 Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 4. Certain Covenants of the Company

   4.1 Operation of the Company's Business.

   (a) During the Period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall: (i) ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts;
(ii) use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) provide all notices, assurances and support required by any Contract relating to any Proprietary Asset in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Corporation of any Proprietary Asset; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations and (v) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Acquired Corporations' respective businesses.

   (b) Except as disclosed in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent which consent, or refusal to consent, will not be unreasonably delayed), and shall not permit any of the other Acquired Corporations to:

       (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

       (ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that (A) the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement or pursuant to the Company's 1997 Employee Stock Purchase Plan as in effect on the date hereof, and (B) the Company may grant options under its 1997 Stock Plan to purchase no more than 20,000 shares of Company Common Stock to any single current or prospective employee of the Company, and no more than an aggregate of 600,000 plus the number of shares of Company Common Stock subject to options that are cancelled during such period shares of Company Common Stock pursuant to all such grants);

       (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

       (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

       (v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

       (vi) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $75,000; provided however, that the maximum amount of all capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period shall not exceed $250,000 in the aggregate;

       (vii) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

       (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $50,000 individually, or $250,000 in the aggregate), or waive or relinquish any material right;

       (ix) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under the Company's credit facilities outstanding as of the date hereof (without any amendment or modification thereto));

       (x) establish, adopt or amend any Company Employee Plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers; provided, however, that the Company may make regularly scheduled bonus payments and increase the amount of wages paid to employees in the ordinary course of business and consistent with past practices;

       (xi) hire any new employee having an annual salary in excess of $150,000;

       (xii) change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

       (xiii) make any material Tax election;

       (xiv) commence or settle any material Legal Proceeding;

       (xv) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

       (xvi) take or agree to take any action which would result in the failure to satisfy the condition provided for in Section 6.1 or 6.2; or

       (xvii) agree or commit to take any of the actions described in clauses "(i)" through "(xvi)" of this Section 4.1(b).

   4.2 No Solicitation.

   (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, or knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal or knowingly take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) such Superior Offer shall not have been received as the result of a breach of any of the provisions set forth in this Section 4.2,
(2) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least 48 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions no less favorable in the aggregate to the Company than those contained in the Mutual Nondisclosure Agreement dated March 16, 2000 between Parent and the Company (the "Nondisclosure Agreement"), and (4) contemporaneously with furnishing any additional nonpublic information to such Person, the Company furnishes such additional nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) provided, that this Section 4.2(a) shall not prohibit the Company's board of directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or making any disclosure to the Company's stockholders that is required by law. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.2 by the Company.

   (b) The Company shall promptly (and in no event later than one business day after receipt by any officer or director of the Company or by any employee of the Company's financial advisors or outside legal counsel of any Acquisition Proposal or any request for nonpublic information from a Person that could reasonably be expected to make an Acquisition Proposal) advise Parent in writing of any Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall promptly notify Parent in writing of any material modification to any such Acquisition Proposal or request.

   (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

   (d) The Company will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

SECTION 5. Additional Covenants of the Parties

   5.1 Registration Statement; Proxy Statement.

   (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause, and Parent shall cooperate with the Company in causing, the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company and Parent shall promptly furnish to the other party all information concerning such party and, with respect to the Company, the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations or Parent occurs, or if the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement, then the Company or Parent, as the case my be, shall promptly inform the other party thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

   (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting.

   5.2 Company Stockholders' Meeting.

   (a) The Company shall call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the Company and Parent shall ensure that all proxies solicited by or on behalf of the Company or Parent in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

   (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

   (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and such recommendation may be included in the Proxy Statement (or the withdrawal of the Company Board Recommendation may be noted therein), or (ii) the Company may terminate this Agreement pursuant to Section 8.1(h), if, and only if: (A) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (B) the Company provides Parent with at least two business days prior notice of any meeting of the Company's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (C) the Company's board of directors determines in good faith (after consultation with the Company's financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (D) the Company's board of directors determines in good faith, after consultation with the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation or the termination of this Agreement is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (E) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent or this Agreement is not terminated pursuant to Section 8.1(h), in each case, at any time within one business day after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such offer is a Superior Offer; (F) the Company shall have released Parent from the provisions of any standstill or similar agreement restricting Parent from acquiring securities of the Company; and (G) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in
Section 4.2 in connection with the receipt of such Superior Offer.

   (d) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

   5.3 Regulatory Approvals. The Company and Parent shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger and such action when taken together with any similar action by Parent would not have a Material Adverse Effect on Parent at and after the Effective Time.

   5.4 Stock Options.

   (a) Subject to Section 5.4(b), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. Parent shall file with the SEC, no later than 10 business days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options and the Company ESPP Options assumed by Parent in accordance with this Section 5.4(a).

   (b) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this
Section 5.4.

   (c) At the Effective Time all outstanding rights to purchase shares of Company Common Stock under the ESPP ("Purchase Rights") shall be converted (in accordance with the Exchange Ratio) into rights to purchase shares of Parent Common Stock (with the number of shares rounded down to the nearest whole share and the purchase price as of the offering date for each offering period in effect as of the Effective Time rounded up to the nearest whole cent). All such converted Purchase Rights shall be assumed by Parent, and each offering period in effect under the ESPP immediately prior to the Effective Time shall be continued in accordance with the terms of the ESPP until the end of such offering period. No additional offering periods will be granted under the ESPP following the Effective Time, provided that references to the Company in the ESPP and related documents shall mean Parent (except that the purchase price as of the enrollment date for a relevant period shall be determined with respect to the fair market value of the Company Common Stock on such date, as adjusted hereby). Parent agrees that, from and after the Effective Time, the Company's employees not participating in an offering which has been continued under the Company's ESPP may participate in the employee stock purchase plan sponsored by Parent (the "Parent ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent for purposes of determining eligibility of the Company's employees under the Parent ESPP.

   5.5 Employee Benefits. Parent agrees that all employees of the Company who continue employment with Parent or the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's retirement, health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time, and
(b) if Parent or the Surviving Corporation terminates any such retirement, health, vacation or other employee benefit plan, then, the Continuing Employees shall be eligible to participate in Parent's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Parent in similar positions and at similar grade levels. With respect to such benefits and to the extent permitted under the applicable employee benefit plans of Parent, credit for service accrued by Continuing Employees (and eligible dependents) for employment with any Acquired Corporation prior to the Effective Time shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a similar or corresponding Company Employee Plan) and eligibility waiting periods applicable to any Continuing employee of an Acquired Corporation under any group health plan shall be waived, and employees shall be given credit for amounts paid under any Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Company Employee Plan. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any other binding written agreement between an employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment.

   5.6 Indemnification of Officers and Directors.

   (a) All rights to indemnification existing in favor of those Persons who are or were directors and officers of the Company (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation, and Parent shall take all action necessary to cause the Surviving Corporation to observe such rights, to the fullest extent permitted by Delaware law.

   (b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) Parent may substitute for the Existing Policy a policy or policies of no less favorable coverage, and (ii) Parent shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 175% of the annual premium payable under the Existing Policy as of the date hereof (which the Company has represented to Parent is $217,373 per annum). In the event any future annual premiums for the Existing Policy (or any substitute policies) exceed 175% of such current annual premium, Parent shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 175% of such current annual premium.

   5.7 Additional Agreements.

   (a) Subject to Section 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

   (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

   (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of the Company that, in each case of clauses (i) and (ii), would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. No notification given to Parent pursuant to this
Section 5.7(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

   (d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of Parent that, in each case of clauses (i) and (ii), would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent. No notification given to the Company pursuant to this Section 5.7(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

   (e) During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company, which consent, or refusal to consent, will not be unreasonably delayed):

       (i) declare, accrue, set aside or pay any extraordinary dividends or make any other extraordinary distribution in respect of any shares of Parent Common Stock;

       (ii) amend or permit the adoption of any amendment to its certificate of incorporation (other than an amendment to increase the authorized shares of Parent Common Stock) in a manner adverse to the stockholders of the Company;

       (iii) commence or consummate any merger (other than the Merger), share exchange, exchange offer or other business combination or series of mergers, share exchanges, exchange offers, which in the aggregate (i) would result in the issuance of more than 25,000,000 shares of Parent Common Stock, or (ii) which would reasonably be expected to delay the consummation of the Merger;

       (iv) take or agree to take any action which would result in the failure to satisfy the condition provided for in Section 7.1 or Section 7.2; or

       (v) agree or commit to take any of the actions described in clauses "(i)" through "(iii)" of this Section 5.7(e).

   5.8 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of their respective Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure, or (b) the other party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law; provided, however, that no such consultation or agreement shall be required by either party if, prior to the date of such release or public statement, the Company shall have withheld, withdrawn, modified or refrained from making its recommendation in favor of adoption of this Agreement in compliance with Section 5.2(c).

   5.9 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Wilson Sonsini Goodrich & Rosati, Professional Corporation, tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Wilson Sonsini Goodrich & Rosati, Professional Corporation, the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.9, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, to deliver to it a tax opinion satisfying the requirements of
Item 601 of Regulation S-K promulgated under the Securities Act which tax opinion will be included as an exhibit to the Form S-4 Registration Statement. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

   5.10 Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The Nasdaq National Market.

   5.11 Access and Investigation.

   (a) During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations (including the status of product development efforts); and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.

   (b) During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

   5.12 Exemption from Liability Under Section 16(b). Assuming that the Company delivers to Parent the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the

Effective Time adopt a resolution providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock in the Merger, and of options to purchase Parent Common Stock upon conversion of options to purchase shares of Company Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of the options to purchase shares of Company Common Stock held by each such Company Insider and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of the Company who will be subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of their service as a director or executive officer of Parent after the Effective Time and who are listed in the Section 16 Information.

   5.13 Board of Directors of Parent. Parent's board of directors shall adopt resolutions providing that, effective immediately after the Effective Time, Douglas Spreng shall be appointed as a member of Parent's board of directors to serve until the next meeting of stockholders of Parent.

SECTION 6. Conditions Precedent to Obligations of Parent and Merger Sub

   The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

   6.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement, other than those contained in Section 2.8, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on the Acquired Corporations determined as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The representations and warranties of the Company contained in Section 2.8 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties contained in Section 2.8 as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on the Acquired Corporations determined as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

   6.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

   6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

   6.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

   6.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

   (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.9, and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation renders such opinion to Parent); and

   (b) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.6, 6.7, 6.8 and 6.9 have been duly satisfied.

   6.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations.

   6.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

   6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

   6.9 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

SECTION 7. Conditions Precedent to Obligation of the Company

   The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

   7.1 Accuracy of Representations. The representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on Parent determined as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

   7.2 Performance of Covenants. Each covenant and obligation that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

   7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

   7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

   7.5 Documents. The Company shall have received the following documents:

   (a) a legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon the tax representation letters referred to in Section 5.9, and (ii) if Wilson Sonsini Goodrich & Rosati, Professional Corporation does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward llp renders such opinion to the Company); and

   (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2, 7.6, 7.8 and
7.9 have been duly satisfied.

   7.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent.

   7.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

   7.8 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on The Nasdaq National Market.

   7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

   7.10 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

SECTION 8. Termination

   8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

   (a) by mutual written consent of Parent and the Company;

   (b) by either Parent or the Company if the Merger shall not have been consummated by February 28, 2001; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by February 28, 2001 is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

   (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

   (d) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

   (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

   (f) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 6.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach until 30 days subsequent to the date of such inaccuracy or breach;

   (g) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 7.2 would not be satisfied as of the time of such breach (assuming the Closing Date were was of such time); provided, however, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach until 30 days subsequent to the date of such inaccuracy or breach; or

   (h) by the Company, in accordance with the terms of Section 5.2(c), provided that Parent has received the termination fee pursuant to Section 8.3(c).

   8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement.

   8.3 Expenses; Termination Fees.

   (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the pre-merger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

   (b) In the case of termination of this Agreement by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), the Termination Fee (as defined in Section 8.3(c)) shall be paid by the Company at or prior to the consummation of any Acquisition Transaction referred to in Section 8.3(c)(i) or 8.3(c)(ii), as the case may be; in the case of termination of this Agreement by Parent pursuant to Section 8.1(e), the Termination Fee shall be paid by the Company within two (2) business days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the Termination Fee shall be paid by the Company at or prior to such termination.

   (c) If (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (B) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made, (C) such Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Acquisition Proposal at least five (5) business days prior to the date of the Company Stockholders' Meeting; provided however, that in the event such Acquisition Proposal is not withdrawn at least five (5) business days prior to the Company Stockholders' Meeting, the Company shall, at Parent's request, postpone the Company Stockholders' Meeting for five (5) business days, and (D) within nine (9) months after such termination the Company consummates any Acquisition Transaction, (ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), (B) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made (C) such Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Acquisition Proposal at least five (5) business days prior to February 28, 2001, (D) within nine (9) months after such termination the Company consummates any Acquisition Transaction, and (E) Parent shall not have taken or failed to take any action, which action or failure to act constitutes a material breach of the covenants and agreements set forth in this Agreement, that can be shown to be a significant contributing factor to the Merger failing to be consummated by February 28, 2001, and (F) the Company shall have taken or failed to take any action, which action or failure to act constitutes a breach of the covenants and agreements set forth in this Agreement, that can be shown to be a significant contributing factor to the Merger failing to be consummated by February 28, 2001, (iii) this Agreement is terminated by Parent pursuant to
Section 8.1(e), or (iv) this Agreement is terminated by the Company pursuant to Section 8.1(h), then, in each case of clauses (i) through (iv) above, the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount equal to $135,000,000. Notwithstanding anything to the contrary contained herein, solely for purposes of determining whether any fee shall be payable under clauses (i) or (ii) of this Section 8.3(c), the reference to "15%" in each place it appears in the definition of "Acquisition Transaction" set forth in Exhibit A hereto shall be replaced with "50%".

   (d) If the Company fails to pay when due any amount payable under this
Section 8.3, then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

SECTION 9. Miscellaneous Provisions

   9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the stockholders of the Company); provided, however, that after any such adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.2 Waiver.

   (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

   (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

   9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Nondisclosure Agreement shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

   9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware;
(c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

   9.6 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

   9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as provided in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   9.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given on the day of delivery if delivered by hand or facsimile (with confirmation of delivery), or on the second business day after being sent by registered overnight mail, return receipt requested, by overnight courier or overnight express delivery service or by facsimile (in each case, with confirmation of delivery) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

       if to Parent or Merger Sub:

       Applied Micro Circuits Corporation
       6290 Sequence Drive
       San Diego, CA 92121
       Facsimile No. (858) 535-6800
       Attn: General Counsel

       with a copy to (which copy shall not constitute notice):

       Cooley Godward LLP
       4365 Executive Drive
       Suite 1100
       San Diego, CA 92121-2128
       Facsimile No. (858) 453-3555
       Attn: Frederick T. Muto, Esq.

       if to the Company:

       MMC Networks, Inc.
       1144 E. Arques Avenue
       Sunnyvale, CA 94085
       Facsimile No. (408) 731-1502
       Attn: President and Chief Executive Officer

       with copies to (which copies shall not constitute notice):

       Wilson Sonsini Goodrich & Rosati, Professional Corporation
       One Market
       Spear Tower, Suite 3300
       San Francisco, CA 94105
       Facsimile No. (415) 947-2099
       Attn: Aaron J. Alter, Esq.
               Steve L. Camahort, Esq.

   9.9 Construction.

   (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

   (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

   (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

   (d) Execept as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

   In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

                                          Applied Micro Circuits Corporation

                                          By:  /s/ Stephen Smith
                                             ----------------------------------

                                          Name:  Stephen Smith

                                          Title:  Vice President

                                          Mercury Acquisition Corp.

                                          By:  /s/ Stephen Smith
                                             ----------------------------------

                                          Name:  Stephen Smith

                                          Title: ______________________________

                                          MMC Networks, Inc.

                                          By:  /s/ Douglas Spreng
                                             ----------------------------------

                                          Name:  Douglas Spreng

                                          Title:  President & CEO



      [Signature Page to Agreement and Plan of Merger and Reorganization]

                                    EXHIBITS

 Exhibit A Certain Definitions

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

   For purposes of the Agreement (including this Exhibit A):

   Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is bound or under which any of the Acquired Corporations has any obligation; or (c) under which any of the Acquired Corporations has any right or interest.

   Acquired Corporation Proprietary Asset. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

   Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

   Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

   (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Corporations is a constituent corporation, (ii) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

   (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Acquired Corporations; or

   (c) any liquidation or dissolution of any of the Acquired Corporations.

   Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

   Company Common Stock. "Company Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

   Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

   Company ESPP Options. "Company ESPP Options" mean all outstanding options under the Company's 1997 Employee Stock Purchase Plan.

   Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

   Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

   Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

   Environmental Law. "Environmental Law" means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of or exposure of any individual to Materials of Environmental Concern;

   Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

   Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended.

   Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

   Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

   HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

   Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD).

   Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Acquired Corporations: (a) any change in the market price or trading volume of the Company's stock after the date hereof; (b) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (c) any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where an Acquired Corporation has material operations or sales; (d) any adverse change, effect, occurrence, state of facts or development resulting from compliance with the terms of, or the taking of any action required by, this Agreement (other than compliance with the terms of, or any action required by Section 4.1(a)), or (e) any of the following adverse changes, effects, occurrences, state of facts or developments to the extent the affected party successfully bears the burden of proving by clear and convincing evidence they are directly and primarily attributable to the announcement or pendency of the Merger: (i) cancellations of or delays in customer orders, (ii) reductions in sales, (iii) disruptions in supplier, distributor or partner relationships, and (iv) nongovernmental litigation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on Parent: (a) any change in the market price or trading volume of Parent's stock after the date hereof; (b) any failure by Parent to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (c) any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which Parent participates, the U.S. economy as a whole or foreign economies in any locations where Parent has material operations or sales; (d) any adverse change, effect, occurrence, state of facts or development resulting from compliance with the terms of, or the taking of any action required by, this Agreement; or (e) any of the following adverse changes, effects, occurrences, state of facts or developments to the extent the affected party successfully bears the burden of proving by clear and convincing evidence they are directly and primarily attributable to the announcement or pendency of the
Merger: (i) cancellations of or delays in customer orders, (ii) reductions in sales, (iii) disruptions in supplier, distributor or partner relationships, and
(iv) nongovernmental litigation.

   Materials of Environmental Concern. "Materials of Environmental Concern" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

   NASD. "NASD" shall mean the National Association of Securities Dealers, Inc.

   Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $0.01 par value per share, of Parent.

   Parent Contract. "Parent Contract" shall mean any Contract: (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or
(c) under which Parent has or may acquire any right or interest.

   Person. "Person" shall mean any individual, Entity or Governmental Body.

   Proprietary Asset. "Proprietary Asset" shall mean any: (a) registered patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), registered service mark application, registered copyright, copyright application, registered maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

   Proxy Statement. "Proxy Statement" shall mean the proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

   Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

   SEC. "SEC" shall mean the United States Securities and Exchange Commission.

   Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

   Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or at least 50% of the outstanding equity or financial interests of such Entity.

   Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase at least a majority of the outstanding Company Common Stock on terms that the board of directors of the Company determines, in its good faith judgment, after consultation with its financial advisor of nationally recognized reputation to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party on a timely basis.

   Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

   Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

   Triggering Event. A "Triggering Event" shall be deemed to have occurred if:
(i) the board of directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal;
(iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal or fails to reaffirm the Company Board Recommendation at the request of Parent within ten business days after such Acquisition Proposal is announced; or (vii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in Sections 4.2(a)(i) or 4.2(a)(ii) and such breach shall have resulted in the submission, commencement, announcement or the making of an Acquisition Proposal.

                                                                      APPENDIX B

                                VOTING AGREEMENT

   This Voting Agreement is entered into as of August 27, 2000, by and between Applied Micro Circuits Corporation, a Delaware corporation ("Parent"), and
           ("Stockholder").

                                    Recitals

   A. Parent, Mercury Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and MMC Networks, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "Reorganization Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "Merger"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

   B. In order to induce Parent and Merger Sub to enter into the Reorganization Agreement, Stockholder, in its capacity as a Stockholder of the Company, is entering into this Voting Agreement.

                                   Agreement

   The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. Certain Definitions

   For purposes of this Voting Agreement:

   (a) "Company Common Stock" shall mean the common stock, par value $.001 per share, of the Company.

   (b) "Expiration Date" shall mean the earlier of (i) the date upon which the Reorganization Agreement is validly terminated, or (ii) the Effective Time (as defined in the Reorganization Agreement).

   (c) Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder is the: (i) record owner of such security; or (ii) "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security; provided, however, that Stockholder shall not be deemed to Own a security solely because of Stockholder's status as an executive officer, director, partner or member of a Person that owns such security.

   (d) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

   (e) "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date; provided, however, that securities sold by the Stockholder pursuant to the proviso in the definition of "Transfer" below shall not be Subject Securities for purposes of this Agreement.

   (f) A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person's beneficial ownership of interest in or risk relating to any such security; provided, however, that, notwithstanding anything in this Agreement to the contrary, a sale by the Stockholder of up to an aggregate of five percent (5%) of the Subject Securities Owned by Stockholder as of the date hereof shall not constitute a Transfer.

SECTION 2. Transfer Of Subject Securities

   2.1 Transferee of Subject Securities to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not (i) cause or permit any Transfer of any of the Subject Securities to be effected; or (ii) create or permit to exist any Encumbrance with respect to any Subject Securities (other than Encumbrances which do not affect the right to vote such securities that may exist with respect to such Subject Securities as of the date of this Voting Agreement and Encumbrances which do not affect, directly or indirectly, the right of Parent to vote the Subject Securities as provided herein) unless each Person, in either (i) or (ii) above, to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be transferred shall have: (a) executed a counterpart of this Voting Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (b) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Voting Agreement.

   2.2 Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities (other than such proxy, voting agreement or similar agreement which does not affect, impair or impede, directly or indirectly, the right of Parent to vote the Subject Securities as provided herein).

SECTION 3. Voting Of Shares

   3.1 Voting Agreement. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, at any meeting of stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall, unless otherwise directed in writing by Parent, vote the Subject Securities or cause the Subject Securities to be voted (to the extent such securities are entitled to be voted):

   (a) in favor of the adoption of the Reorganization Agreement and in favor of any other matter proposed to be approved by the holders of the Subject Securities pursuant to the terms of the Reorganization Agreement;

   (b) against any action or agreement that would cause any provision contained in Sections 6 or 7 of the Reorganization Agreement to not be satisfied; and

   (c) against the following actions (other than the Merger and the transactions contemplated by the Reorganization Agreement): (i) any Acquisition Proposal; (ii) any change in a majority of the members of the board of directors of the Company; or (iii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Reorganization Agreement, the Stock Option Agreement or this Voting Agreement.

   3.2 Proxy; Further Assurances.

   Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall execute and deliver to Parent a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the "Proxy"); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are Owned.

SECTION 4. Representations And Warranties Of Stockholder

   Stockholder hereby represents and warrants to Parent as follows:

   4.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform its obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   4.2 No Conflicts or Consents

   (a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected.

   (b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

   4.3 Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions except as specifically disclosed on the signature page hereof) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances or restrictions except as specifically disclosed on the signature page hereof) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options, Warrants and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of Company Common Stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Company Common Stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

SECTION 5. Miscellaneous

   5.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Voting Agreement shall survive until the Expiration Date.

   5.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid solely by the party incurring such costs and expenses.

   5.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile, in each case with confirmation of delivery) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

   if to Parent:

     David Mersten
     Applied Micro Circuits Corporation
     6290 Sequence Drive
     San Diego, CA 92121
     Facsimilie: (858) 535-6800

     with a copy to (which copy shall not constitute notice):

     Frederick T. Muto, Esq.
     Cooley Godward LLP
     4365 Executive Drive
     Suite 1100
     San Diego, CA 92121-2128
     Facsimile No. (858) 453-3555

   if to the Stockholder:

     at the address set forth below Stockholder's signature on the signature page hereof with copies to (which copies shall not constitute notice):

     Aaron J. Alter, Esq.
     Steve L. Camahort, Esq.
     Wilson Sonsini Goodrich & Rosati, Professional Corporation
     One Market
     Spear Tower, Suite 3300
     San Francisco, CA 94105
     Facsimile No. (415) 947-2099

   5.4 Severability. If any provision of this Voting Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Voting Agreement. Each provision of this Voting Agreement is separable from every other provision of this Voting Agreement, and each part of each provision of this Voting Agreement is separable from every other part of such provision.

   5.5 Entire Agreement. This Voting Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Voting Agreement shall be binding upon either party unless made in writing and signed by both parties.

   5.6 Assignment; Binding Effect. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder or Parent without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon, and inure to the benefit of, Stockholder and its heirs, estate, executors, personal representatives, successors and assigns (as the case may be), and shall be binding upon, and inure to the benefit of, Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

   5.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Voting Agreement or the Proxy was, or is, not performed in accordance with its specific terms or was, or is, otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to
(a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

   5.8 Non-Exclusivity. The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Voting Agreement, and the obligations and liabilities of Stockholder under this Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Voting Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any agreement between Parent and Stockholder; and nothing in any such agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Voting Agreement.

   5.9 Governing Law; Venue.

   (a) This Voting Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

   (b) Any legal action or other legal proceeding relating to this Voting Agreement or the Proxy or the enforcement of any provision of this Voting Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder and Parent each:

     (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the in the State of Delaware), in connection with any such legal proceeding;

     (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 5.3 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

     (iii) agrees that each state and federal court located in the State of Delaware, shall be deemed to be a convenient forum; and

     (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim by either Stockholder or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

   Nothing contained in this Section 5.9 shall be deemed to limit or otherwise affect the right of either party to commence any legal proceeding or otherwise proceed against the other party in any other forum or jurisdiction.

   (c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

   5.10 Counterparts. This Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

   5.11 Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

   5.12 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   5.13 Construction.

   (a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

   (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

   (c) As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

   (d) Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

   5.14 Stockholder Capacity. No person executing this Voting Agreement who is a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Without limiting the generality of the foregoing, Stockholder executes this Voting Agreement solely in its capacity as Owner of Subject Securities and nothing herein shall limit or affect any actions taken by Stockholder in its capacity as an officer or director of the Company in exercising the Company's rights under the Reorganization

Agreement, provided, that no obligation of Stockholder to the Company as an officer or director of the Company shall affect, impair or impede Stockholder's obligations under this Voting Agreement including the obligation to vote the Subject Securities in accordance with Section 3 hereof.

   5.15 No Obligation to Exercise Options. Notwithstanding any provisions of this Voting Agreement to the contrary, nothing in this Voting Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Company Common stock.

                           [signature page to follow]

   In Witness Whereof, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

                                          Applied Micro Circuits Corporation


                                          By___________________________________
                                          Name:

                                          [STOCKHOLDER]

                                          _____________________________________
                                          Name:

                                          Address: ____________________________

                                          Facsimile: __________________________

Shares Held of Record  Options Warrants and Other Rights Additional Securities Beneficially Owned
---------------------  --------------------------------- ----------------------------------------

                                   Exhibit A

                           Form Of Irrevocable Proxy

   The undersigned stockholder of MMC Network, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes David Rickey, David Mersten and Applied Micro Circuits Corporation, a Delaware corporation ("Parent"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to
(i) the outstanding shares of Company Common Stock or other securities owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of Company Common Stock or other securities which the undersigned may acquire on or after the date hereof. (The shares of the Company Common Stock or other securities referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence, except for shares which are not Subject Securities (as defined in the Voting Agreement), are collectively referred to in this proxy as the "Shares"). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

   This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the "Voting Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Mercury Acquisition Corp., a Delaware Corporation and a wholly owned subsidiary of Parent, and the Company (the "Reorganization Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Reorganization Agreement.

   The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Reorganization Agreement or the Effective Time and at any meeting of the stockholders of the Company, however called, and in any action by written consent of the Stockholders of the Company:

     (i) in favor of the adoption of the Reorganization Agreement and in favor of any other matter proposed to be approved by the holders of the Subject Securities pursuant to the terms of the Reorganization Agreement;

     (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Reorganization Agreement; and

     (iii) against the following actions (other than the Merger and the transactions contemplated by the Reorganization Agreement): (A) any Acquisition Proposal (B) any change in a majority of the members of the board of directors of the Company; or (C) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement or this Voting Agreement.

   The undersigned may vote the Shares on all other matters.

   This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

   If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

   This proxy shall terminate upon the earlier of the valid termination of the Reorganization Agreement or the effective time of the Merger.

Dated: August 27, 2000.

                                          _____________________________________
                                          Name:

                                          Number of shares of common stock of
                                          the Company owned of record or
                                          beneficially as of the date of this
                                          irrevocable proxy:

                                          _____________________________________

                                                                      APPENDIX C

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

August 28, 2000

Board of Directors
MMC Networks, Inc.
1134 East Arques Avenue
Sunnyvale, California 94086

Members of the Board:

   You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share ("MMC Common Stock"), of MMC Networks, Inc. ("MMC") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger and Reorganization, dated as of August 28, 2000 (the "Agreement"), by and among Applied Micro Circuits Corporation ("AMCC"), Mercury Acquisition Corp., a wholly owned subsidiary of AMCC ("Merger Sub"), and MMC. The Agreement provides for, among other things, the merger of Merger Sub with MMC (the "Merger") pursuant to which MMC will become a wholly owned subsidiary of AMCC and each outstanding share of MMC Common Stock will be converted into the right to receive 0.6190 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share ("AMCC Common Stock"), of AMCC.

   In arriving at our opinion, we have reviewed the Agreement and certain related documents, as well as certain publicly available business and financial information relating to MMC and AMCC. We also have reviewed certain other information relating to MMC and AMCC, including publicly available financial forecasts, provided to or discussed with us by MMC and AMCC, and have discussed with the managements of MMC and AMCC the businesses and prospects of MMC and AMCC. We also have considered certain financial and stock market data of MMC and AMCC, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of MMC and AMCC, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to publicly available financial forecasts relating to MMC and AMCC which we have reviewed and discussed with the managements of MMC and AMCC, we have assumed, at the direction of the managements of MMC and AMCC, that such forecasts represent reasonable estimates and judgments as to the future financial performance of MMC and AMCC. In addition, we have relied, without independent verification, upon the assessments of the managements of MMC and AMCC as to (i) the existing and future technology and products of MMC and AMCC and the risks associated with such technology and products, (ii) their ability to integrate the businesses of MMC and AMCC and (iii) their ability to retain key employees of MMC and AMCC. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MMC or AMCC, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of AMCC Common Stock actually will be when issued pursuant to the Merger or the prices at which AMCC Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of MMC.

Board of Directors
MMC Networks, Inc.
August 28, 2000
Page 2

   We have acted as financial advisor to MMC in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. We and our affiliates in the past have provided, and currently are providing, financial services to AMCC unrelated to the proposed Merger, for which services we have received and will receive compensation. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of MMC and AMCC for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors of MMC in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of MMC Common Stock.

                                     Very truly yours,

                                     CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

   Under Section 145 of the Delaware General Corporation Law, AMCC has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

   The AMCC Bylaws provide that AMCC will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. AMCC believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and may require AMCC to advance litigation expenses in the case of stockholder derivative actions or other actions, against and undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

   In addition, the AMCC Certificate provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to AMCC and its stockholders. This provision in the AMCC Certificate does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to AMCC for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   AMCC has entered into separate indemnification agreements with its officers and directors. These agreements may require AMCC, among other things, to indemnify the directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. AMCC maintains director and officer liability insurance.

ITEM 21. Exhibits and Financial Statements Schedule

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 2.1**   Agreement and Plan of Merger and Reorganization by and among the
          Registrant, Mercury Acquisition Corp. and MMC Networks, Inc. dated as of August 28, 2000. Reference is made to Appendix A to the prospectus/proxy statement which is included in this Registration
          Statement.

 3.1(1) Registrant's Amended and Restated Certificate of Incorporation, as currently in effect.

 3.2     Certificate of Amendment of Amended and Restated Certificate of
          Incorporation dated September 1, 1999.

 3.3     Certificate of Amendment of Amended and Restated Certificate of
          Incorporation dated August 30, 2000.

 3.4(2)  Registrant's Bylaws, as amended, as currently in effect.

 4.1(3)  Form of Common Stock Certificate of Registrant.

 5.1     Opinion of Cooley Godward llp.

 8.1     Tax opinion of Cooley Godward llp.

 8.2     Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.1    Form of Voting Agreement, dated as of August 28, 2000 by and between
          Registrant and certain stockholders of MMC Networks, Inc. Reference is made to Appendix B of the prospectus/proxy statement which is included in this Registration Statement.

 21.1    Subsidiaries of Registrant.

 23.1 Consent of Ernst & Young llp, Independent Auditors with respect to the financial statements of Applied Micro Circuits Corporation.

 23.2 Consent of Ernst & Young llp, Independent Auditors with respect to the financial statements of YuniNetworks, Inc.

 23.3    Consent of Pricewaterhouse Coopers llp, Independent Acountants.

 23.4    Consent of Cooley Godward llp. Reference is made to Exhibits 5.1 and
          8.1.

 23.5    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
          Reference is made to Exhibit 8.2.

 24.1    Power of Attorney. Reference is made to page II-4.

 99.1    Form of proxy card.

 99.2    Consent of Credit Suisse First Boston Corporation.

--------
(1) Incorporated by reference to Exhibit 3.2 filed with the Company's Registration Statement (No. 333-37609) filed October 10, 1997, or with any Amendment thereto, which registration statement became effective November 24, 1997.

(2) Incorporated by reference to Exhibit 3.4 filed with the Company's Registration Statement (No. 333-37609) filed October 10, 1997, or with any Amendment thereto, which registration statement became effective November 24, 1997.

(3) Incorporated by reference to Exhibit 4.1 filed with the Company's Registration Statement (No. 333-37609) filed October 10, 1997, or with any Amendment thereto, which registration statement became effective November 24, 1997.

** Schedules omitted pursuant to Regulation S-K, Item 601(b)(2) of the
   Securities Act. Registrant undertakes to furnish such schedules to the Commission supplementally upon request.

ITEM 22. Undertakings

   (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 ("The Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Consent Solicitation pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 11, 2000.

                                          Applied Micro Circuits Corporation

                                                 /s/ William E. Bendush
                                          By:__________________________________
                                                    William E. Bendush
                                                Vice President, Finance and
                                                      Administration,
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Rickey and William E. Bendush and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ David M. Rickey            President and Chief            September 11, 2000
____________________________________  Executive Officer, Director
          David M. Rickey

     /s/ William E. Bendush          Vice President, Finance and    September 11, 2000
____________________________________  Administration, and Chief
         William E. Bendush           Financial Officer
                                      (Principal Financial and
                                      Accounting Officer)

   /s/ Roger A. Smullen, Sr.         Chairman of the Board of       September 11, 2000
____________________________________  Directors
       Roger A. Smullen, Sr.

   /s/ William K. Bowes, Jr.         Director                       September 11, 2000
____________________________________
       William K. Bowes, Jr.


             Signature                           Title                    Date
             ---------                           -----                    ----

       /s/ R. Clive Ghest            Director                       September 11, 2000
____________________________________
           R. Clive Ghest

 /s/ Franklin P. Johnson, Jr.        Director                       September 11, 2000
____________________________________
      Franklin P. Johnson, Jr.

        /s/ S. Atiq Raza             Director                       September 11, 2000
____________________________________
            S. Atiq Raza

    /s/ Arthur B. Stabenow           Director                       September 11, 2000
____________________________________
         Arthur B. Stabenow

      /s/ Harvey P. White            Director                       September 11, 2000
____________________________________
          Harvey P. White

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  2.1**  Agreement and Plan of Merger and Reorganization by and among the
          Registrant, Mercury Acquisition Corp. and MMC Networks, Inc. dated as of August 28, 2000. Reference is made to Appendix A to the prospectus/proxy statement which is included in this Registration
          Statement.

  3.1(1) Registrant's Amended and Restated Certificate of Incorporation, as currently in effect.

  3.2    Certificate of Amendment of Amended and Restated Certificate of
          Incorporation dated September 1, 1999.

  3.3    Certificate of Amendment of Amended and Restated Certificate of
          Incorporation dated August 30, 2000.

  3.4(2) Registrant's Bylaws, as amended, as currently in effect.

  4.1(3) Form of Common Stock Certificate of Registrant.

  5.1    Opinion of Cooley Godward llp.

  8.1    Tax opinion of Cooley Godward llp.

  8.2    Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.

 10.1 Form of Voting Agreement, dated as of August 28, 2000 by and between Registrant and certain stockholders of MMC Networks, Inc. Reference is made to Appendix B of the prospectus/proxy statement which is included in this Registration Statement.

 21.1    Subsidiaries of Registrant.

 23.1 Consent of Ernst & Young llp, Independent Auditors with respect to the financial statements of Applied Micro Circuits Corporation.

 23.2 Consent of Ernst & Young llp, Independent Auditors with respect to the financial statements of YuniNetworks, Inc.

 23.3    Consent of Pricewaterhouse Coopers llp, Independent Accountants.

 23.4    Consent of Cooley Godward llp. Reference is made to Exhibits 5.1 and
          8.1.

 23.5    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
          Reference is made to Exhibit 8.2.

 24.1    Power of Attorney. Reference is made to page II-4.

 99.1    Form of proxy card.

 99.2    Consent of Credit Suisse First Boston Corporation.

--------
(1) Incorporated by reference to Exhibit 3.2 filed with the Company's Registration Statement (No. 333-37609) filed October 10, 1997, or with any Amendment thereto, which registration statement became effective November 24, 1997.

(2) Incorporated by reference to Exhibit 3.4 filed with the Company's Registration Statement (No. 333-37609) filed October 10, 1997, or with any Amendment thereto, which registration statement became effective November 24, 1997.

(3) Incorporated by reference to Exhibit 4.1 filed with the Company's Registration Statement (No. 333-37609) filed October 10, 1997, or with any Amendment thereto, which registration statement became effective November 24, 1997.

** Schedules omitted pursuant to Regulation S-K, Item 601(b)(2) of the
   Securities Act. Registrant undertakes to furnish such schedules to the Commission supplementally upon request.